As filed with the Securities and Exchange Commission on July 2, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Talkspace, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	8000	84-4636604
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Oren Frank, Chief Executive Officer

Talkspace, Inc.

(212) 284-7206

Address Not Applicable1

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

C T Corporation System

28 Liberty Street

New York, New York 10005

(877) 467-3525

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc D. Jaffe, Esq.

Rachel W. Sheridan, Esq.

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

(212) 906-1200

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee
Common stock(1)(2)	118,770,425	$8.30(3)	$985,200,675.38(3)	$107,485.39
Warrants(1)	12,780,000	$1.35(4)	$17,189,100.00(4)	$1,875.33
Common stock(1)(6)	33,480,000	$11.50(5)	$385,020,000.00(5)	$42,005.68
Total			$1,387,409,775.38	$151,366.41

(1)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The number of shares of common stock being registered represents the sum of (a) 67,082,670 shares of common stock issued in connection with the Business Combination described herein, (b) 28,700,000 shares of common stock issued to certain qualified institutional buyers and accredited investors in private placements consummated in connection with the Business Combination, (c) 5,000,000 shares of common stock originally issued and sold as part of the units in the HEC Forward Purchase described herein and (d) 17,987,755 shares of common stock reserved for issuance upon the exercise of options to purchase common stock.

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock of Talkspace, Inc. on the Nasdaq Stock Market ( “Nasdaq”) on June 30, 2021 (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(c) of the Securities Act.

(4)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the warrants of Talkspace, Inc. on Nasdaq on June 30, 2021 (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(c) of the Securities Act.

(5)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.
(6)

Reflects the shares of common stock that may be issued upon exercise of outstanding warrants, with each warrant exercisable for one share of common stock, subject to adjustment, for an exercise price of $11.50 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

[1]	In August 2020, we became a remote-first company. Accordingly, we do not currently maintain a headquarters.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 2, 2021

PROSPECTUS FOR

118,770,425 SHARES OF COMMON STOCK AND

12,780,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

AND

33,480,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS

OF

TALKSPACE, INC.

This prospectus relates to (i) the resale of 67,082,670 shares of common stock, par value $0.0001 per share (the “common stock” or “Talkspace common stock”) issued in connection with the Business Combination (as defined below) by certain of the selling securityholders named in this prospectus, (ii) the resale of 28,700,000 shares of common stock issued in the PIPE Investment (as defined below) by certain of the selling securityholders, (iii) the resale of 5,000,000 shares of common stock originally sold as part of the units in the HEC Forward Purchase (as defined below), (iv) the issuance by us and resale of 17,987,755 shares of common stock reserved for issuance upon the exercise of options to purchase common stock, and (v) the issuance by us and resale of up to 33,480,000 shares of common stock upon the exercise of outstanding warrants. This prospectus also relates to the resale of up to 12,780,000 of our outstanding warrants, consisting of 10,280,000 warrants originally issued in a private placement concurrent with the initial public offering of Hudson Executive Investment Corp., a Delaware corporation (“HEC”) and 2,500,000 warrants originally sold as part of the units in the HEC Forward Purchase. We collectively refer to the selling securityholders covered by this prospectus as the “Selling Securityholders.”

On June 22, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among HEC, Groop Internet Platform, Inc. (d/b/a “Talkspace”), a Delaware corporation (“Old Talkspace”), Tailwind Merger Sub I, Inc., a Delaware corporation and subsidiary of HEC (“First Merger Sub”), and Tailwind Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of HEC (“Second Merger Sub”). As contemplated by the Merger Agreement, (x) First Merger Sub merged with and into Old Talkspace (the “First Merger”), with Old Talkspace surviving the First Merger, and (y) immediately following the First Merger and as part of the same overall transaction as the First Merger, Old Talkspace merged with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of HEC (the “Second Merger”, and together with the First Merger, the “Business Combination”). In connection with the Business Combination, HEC changed its name to “Talkspace, Inc.”

We are registering the resale of shares of common stock and warrants as required by (i) an amended and restated registration rights agreement, dated as of June 22, 2021 (the “Registration Rights Agreement”), entered into by and among Talkspace, Inc., Sponsor and certain former stockholders of Old Talkspace and (ii) the subscription agreements entered into by and between HEC and certain qualified institutional buyers and accredited investors relating to the purchase of shares of common stock in private placements consummated in connection with the Business Combination.

We are also registering (i) the resale of other shares of common stock held by certain of our shareholders and (ii) the issuance and resale of shares of common stock reserved for issuance upon the exercise of options to purchase shares of common stock held by certain of our current and former employees.

We will receive the proceeds from any exercise of the warrants or options for cash, but not from the resale of the shares of common stock or warrants registered hereby by the Selling Securityholders.

We will bear all costs, expenses and fees in connection with the registration of the shares of common stock and warrants. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of common stock and warrants.

Our common stock trades on the Nasdaq Stock Exchange (the “Nasdaq”) under the ticker symbol “TALK” and our warrants trade on the Nasdaq under the ticker symbol “TALKW”. On July 1, 2021, the closing sale price of our common stock as reported by Nasdaq was $8.18 per share and the closing price of our warrants was $1.38 per warrant.

Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     .

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of shares of common stock issuable upon the exercise of stock options and warrants. We will receive proceeds from any exercise of the warrants and stock options for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Securityholders and their permitted transferees may use this shelf registration statement to sell securities from time to time through any means described in the section titled “Plan of Distribution”. More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information”.

Unless the context indicates otherwise, references in this prospectus to “Talkspace,” “Company,” “we,” “us” or “our” refer to the business of Groop Internet Platform, Inc. (d/b/a “Talkspace”), which became the business of Talkspace, Inc. and its subsidiaries following the closing of the Business Combination.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information”.

MARKET, INDUSTRY AND OTHER DATA

This prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms or other independent sources and our own estimates based on our management’s knowledge of and experience in the market sectors in which we compete.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

TRADEMARKS

This prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by any other companies. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

SELECTED DEFINITIONS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

•	“2021 Plan” are to the Talkspace, Inc. 2021 Incentive Award Plan;

•	“Business Combination” are to, together, (i) the First Merger and (ii) the Second Merger;

•	“Bylaws” are to our bylaws dated June 22, 2021;

•	“Certificate of Incorporation” are to the second amended and restated certificate of incorporation of Talkspace, Inc. dated June 22, 2021;

•	“Closing” are to the consummation of the Business Combination;

•	“Code” are to the Internal Revenue Code of 1986, as amended;

•	“DGCL” are to the Delaware General Corporation Law, as amended;

•	“ESPP” are to the Talkspace, Inc. 2021 Employee Stock Purchase Plan;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“First Merger” are to the merger of First Merger Sub with and into Old Talkspace;

•	“First Merger Sub” are to Tailwind Merger Sub I, Inc.;

•	“founder shares” are to shares of HEC’s Class B common stock and Talkspace’s common stock issued upon the automatic conversion thereof at Closing;

•	“HEC” are to Hudson Executive Investment Corp., a Delaware corporation;

•

“HEC Forward Purchase” are to the purchase by HEC Fund from HEC pursuant to the HEC Forward Purchase Agreement of 5,000,000 forward purchase units (the “Forward Purchase Units”), consisting of one share of Talkspace common stock and one-half of one warrant to purchase one share of Talkspace common stock, for $10.00 per unit, or an aggregate amount of $50,000,000, in a private placement closed concurrently with the Closing;

•

“HEC Forward Purchase Agreement” are to the forward purchase agreement, entered into as of June 8, 2020, by and between HEC and HEC Fund, as amended by that certain First Amendment to Forward Purchase Agreement, dated January 12, 2021;

•	“HEC Fund” are to HEC Master Fund LP, a Delaware limited partnership;

•	“HEC Insiders” are to, collectively, the Sponsor, Douglas Braunstein, Douglas Bergeron, Jonathan Dobres, Robert Greifeld, Amy Schulman and Thelma Duggin;

•	“HEC IPO” are to the initial public offering by HEC which closed on June 11, 2020;

•	“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of January 12, 2021, by and among HEC, Old Talkspace, First Merger Sub and Second Merger Sub;

•	“Old Talkspace” are to Groop Internet Platform, Inc. (d/b/a “Talkspace”), a Delaware corporation;

•	“PIPE Investment” are to the purchase of shares of Talkspace common stock pursuant to the Subscription Agreements;

•	“PIPE Investors” are to the investors participating in the PIPE Investment;

•

“private placement warrants” are to the warrants issued by HEC to the Sponsor in a private placement simultaneously with the closing of the HEC IPO and the warrants originally sold as part of the units in the HEC Forward Purchase;

•	“public shares” are to shares of HEC’s Class A common stock sold as part of the units in the HEC IPO (whether they were purchased in the HEC IPO or thereafter in the open market);

•	“public warrants” are to the warrants originally sold as part of the units in the HEC IPO (whether they were purchased in the HEC IPO or thereafter in the open market);

•

“Registration Rights Agreement” are to that certain Amended and Restated Registration Rights Agreement entered into at Closing by and among Talkspace, Inc., Sponsor and certain former stockholders of Old Talkspace;

•	“SEC” are to the United States Securities and Exchange Commission;

•	“Second Merger Sub” are to Tailwind Merger Sub II, LLC;

•	“Sponsor” are to HEC Sponsor LLC, a Delaware limited liability company;

•	“Sponsor Support Agreement” are to that certain Support Agreement, dated as of January 12, 2021, by and among HEC, the HEC Insiders and Old Talkspace;

•

“Subscription Agreements” are to the subscription agreements entered into by and between HEC and the PIPE Investors, in each case, dated as of January 12, 2021 and entered into in connection with the PIPE Investment;

•	“Talkspace” are to HEC following the consummation of the Transactions and its name change from Hudson Executive Investment Corp. to Talkspace, Inc.;

•	“Talkspace Holders Support Agreement” are to that certain Support Agreement, dated as of January 12, 2021, by and among HEC, Old Talkspace and certain stockholders of Old Talkspace party thereto;

•	“Transactions” are to, collectively, the business combination and the other transactions contemplated by the Merger Agreement;

•	“Warrant Agreement” are to that certain Warrant Agreement, dated as of June 8, 2020, by and between HEC and Continental Stock Transfer & Trust Company; and

•	“warrants” are to the public warrants and the private placement warrants.

v

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for our future operations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, for example, statements about:

•	our future capital needs following the Business Combination;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the business combination;

•	anticipated growth and volatility in the virtual behavioral health market;

•	our history of losses and the risk we may not achieve profitability;

•	our ability to adapt to rapid technological changes in the telehealth and teletherapy markets;

•	our limited number of significant clients and the risk that we may lose their business;

•	increased competition from existing and potential new participants in the healthcare industry;

•	changes in healthcare laws, regulations or trends and our ability to operate in the heavily regulated healthcare industry;

•	compliance with regulations concerning personally identifiable information and personal health industry;

•	risks related to slower than expected growth in patient adoption of telehealth and teletherapy and in platform usage by either clients or members;

•	our ability to recruit and retain a network of qualified providers sufficient to serve client and member demand;

•	our ability to comply with federal and state privacy regulations and the significant liability that could result from a cybersecurity breach or our failure to comply with such regulations;

•	our ability to establish and maintain strategic relationships with third parties;

•	the impact of the COVID-19 pandemic on our business or on our ability to forecast our business’s financial outlook;

•	the risk that the insurance we maintain may not fully cover all potential exposures;

•	risks associated with international expansion; and

•	other factors detailed under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find Additional Information.”

Unless context otherwise requires, references in this prospectus to the “Talkspace,” “Company,” “we,” “us” or “our” refer to the business of Groop Internet Platform, Inc. (d/b/a “Talkspace”), which became the business of Talkspace, Inc. following the Closing.

Our Company

Our Mission

Our mission is to democratize access to high quality behavioral healthcare, so that those in need live a happier and healthier life.

Overview

As a healthcare company enabled by a purpose-built technology platform, Talkspace offers convenient and affordable access to a fully-credentialed network of highly qualified providers. We are a leading virtual behavioral health company and, since Talkspace’s founding in 2012, we have connected millions of patients, who we refer to as our members, with licensed mental health providers across a wide and growing spectrum of care through virtual counseling, psychotherapy and psychiatry. We created a purpose-built platform to address the vast, unmet and growing demand for mental health services of our members, serving our business-to-consumer (“B2C”) channel, comprised of individual consumers who subscribe directly to our platform, and our business-to-business (“B2B”) channel, comprised of large enterprise clients such as Google and Expedia and large health plans and employee assistance programs (collectively, “health plan clients”) such as Aetna, Cigna, Premera, Humana and Optum (collectively, our “clients”), who offer their employees and insured members access to our platform for free or at in-network reimbursement rates, respectively.

For the year ended December 31, 2020, we provided therapy to approximately 200,000 members on our platform, as compared to approximately 92,000 members for the year ended December 31, 2019. As of March 31, 2021, we had over 65,000 active members receiving care through our B2C and B2B channels, including approximately 35,000 B2C active members, and nearly 42 million B2B eligible lives. As of May 1, 2021, our B2B eligible lives grew to over 55 million. We consider members “active” (i) in the case of our B2C members, commencing on the date such member initiates contact with a provider on our platform until the term of their monthly, quarterly or bi-annual subscription plan expires, unless terminated early, and (ii) in the case of our B2B members, if such members have engaged on our platform during the preceding 25 days, such as sending a text, video or audio message to, or participating in a video call with, a provider, completing a satisfaction or progress report survey or signing up for our platform. We consider B2B lives “eligible” if such persons are eligible to receive treatment on the Talkspace platform, in the case of our enterprise clients, for free when their employer is under an active contract with Talkspace, or, in the case of health plan clients, at an agreed upon reimbursement rate through insurance under an employee assistance program or other network behavioral health paid benefit program. For the years ended December 31, 2019 and 2020, approximately 66% and 62% of our B2C members, respectively, and for the three months ended March 31, 2020 and 2021, approximately 60% and 58% of our B2C members, respectively, remained active on our platform beyond the initial term of their subscription.

The behavioral health market has traditionally been underserved for a number of reasons, including as a result of inadequate access, a limited universe of qualified providers, high cost and social stigma. We believe virtual is the ideal modality for mental health treatment because it removes or reduces these burdens associated with traditional face-to-face mental health services by improving convenience through 24/7 access to our platform, providing more accessible entry level price points, and reducing associated stigmas by promoting transparency, increasing ease of access and preserving privacy. Our platform connects consumers in need, including many of whom have never had an opportunity to benefit from high-quality behavioral healthcare, with experienced providers across all 50 U.S. states.

Through our psychotherapy offerings, our licensed therapists and counselors treat mental health conditions in over 21 specializations, such as depression, anxiety, trauma and other human challenges. Through our psychiatry offerings, our board-certified psychiatrists and prescription-eligible nurse practitioners treat a higher acuity patient demographic, including those who may have pharmacological needs. Like the traditional face-to-face models, Talkspace providers are able to treat a wide range of mental health conditions, such as schizophrenia-spectrum disorders, bipolar disorders and depression, including through prescription medication and management from psychiatrists, up and until the point that the provider, in their discretion, feels it prudent to refer the member to a face- to-face psychiatrist to address potential needs for “controlled substances” under the federal Controlled Substances Act, which generally prohibits the prescribing and dispensing of controlled substances via telehealth without performing an in-person examination.

While optimizing consumers’ access to care, we believe our platform also provides benefits to providers through expanded reach, steady access to member leads, reduced administrative burdens, more efficient time utilization and data-driven insights. These features, together with continuous training and professional growth opportunities we offer, empower providers to deliver what we believe will enable an enhanced care journey, higher member lifetime engagement, meaningful outcomes and greater margins when compared to face-to-face treatment. During the years ended December 31, 2019 and 2020, our monthly provider retention rate generally ranged from 95% to 97%, resulting in an annual provider retention rate of approximately 64% and 63% for the same periods, respectively.

Talkspace revenues were $76.2 million and $38.2 million for the years ended December 31, 2020 and 2019, respectively, representing a period-over-period increase of 99.6%, and $27.2 million and $11.1 million for the three months ended March 31, 2021 and 2020, respectively, representing a period-over-period increase of 144.2%.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our common stock or warrants and result in a loss of all or a portion of your investment:

•	We have a history of losses, which we expect to continue, and we may never achieve or sustain profitability.

•	Our business and the markets we operate in are new and rapidly evolving which makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

•	We may not grow at the rates we historically have achieved or at all, even if our key metrics may indicate growth, which could have a material adverse effect on the market price of our common stock.

•

The virtual behavioral health market is immature and volatile, and if it does not develop, if it develops more slowly than we expect, if we encounter negative publicity or if our services are not competitive, the growth of our business will be harmed.

•

The outbreak of the novel coronavirus (COVID-19) and its impact on business and economic conditions could adversely affect our business, results of operations and financial condition, and the extent and duration of those effects will be uncertain.

•	We operate in a competitive industry, and if we are not able to compete effectively, our business, financial condition and results of operations will be harmed.

•

If growth in the number of clients and members or providers on our platform decreases, or the number of products or services that we are able to sell to our clients and members decreases, due to legal, economic or business developments, our business, financial condition and results of operations will be harmed.

•	We may be unsuccessful in achieving broad market education and changing consumer purchasing habits.

•	Our growth depends in part on the success of our strategic relationships with third parties that we provide services to.

•

Our virtual behavioral healthcare strategies depend on our ability to maintain and expand our network of therapists, psychiatrists and other providers. If we are unable to do so, our future growth would be limited and our business, financial condition and results of operations would be harmed.

•	Developments affecting spending by the healthcare industry could adversely affect our business.

•	Our business could be adversely affected by legal challenges to our business model or by actions restricting our ability to provide the full range of our services in certain jurisdictions.

•

We are dependent on our relationships with affiliated professional entities, which we do not own, to provide physician and other professional services, and our business, financial condition and our ability to operate in certain jurisdictions would be adversely affected if those relationships were disrupted or if our arrangements with our providers or clients are found to violate state laws prohibiting the corporate practice of medicine or fee splitting.

•

The impact on us of recent healthcare legislation and other changes in the healthcare industry and in healthcare spending is currently unknown, but may adversely affect our business, financial condition and results of operations.

•

Changes in consumer sentiment or laws, rules or regulations regarding the use of cookies and other tracking technologies and other privacy matters could have a material adverse effect on our ability to generate net revenues and could adversely affect our ability to collect proprietary data on consumer behavior.

•

Our use and disclosure of personally identifiable information, including PHI, personal data, and other health information, is subject to state, federal or other privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information it holds could result in significant liability or reputational harm and, in turn, a material adverse effect on our client base and member bases and revenue.

•	Any failure to protect, enforce or defend our intellectual property rights could impair our ability to protect our technology and our brand.

•	We may be subject to securities litigation, which is expensive and could divert management attention.

Accounting Treatment

The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, HEC is treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Old Talkspace’s stockholders comprising a relative majority of the voting power of Talkspace and having the ability to nominate the members of the board of directors of Talkspace, Old Talkspace’s operations prior to the acquisition comprising the only ongoing operations of Talkspace, and Old Talkspace’s senior management comprising a majority of the senior management of Talkspace. Accordingly, the Business Combination is treated as the equivalent of Old Talkspace issuing stock for the net assets of HEC, accompanied by a recapitalization. The net assets of HEC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Old Talkspace in future reports of Talkspace.

Corporate Information

We were incorporated under the name “Hudson Executive Investment Corp.” on February 6, 2020 under the laws of Delaware as a blank check company formed for purposes of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On June 22, 2021, we changed our name to “Talkspace, Inc.” in connection with the Business Combination.

In August 2020, following the global pandemic resulting from the coronavirus known as COVID-19, we became a remote-first company, with all Talkspace employees currently working remotely. Due to this, we do not currently have a principal executive office. Our telephone number is (212) 284-7206. Our website address is www.talkspace.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

In the course of conducting our business operations, we are exposed to a variety of risks. Any of the risk factors we describe below have affected or could materially adversely affect our business, financial condition and results of operations. The market price of our securities could decline, possibly significantly or permanently, if one or more of these risks and uncertainties occurs. Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Operating Results and Early Stage of Growth

We have a history of losses, which we expect to continue, and we may never achieve or sustain profitability.

We have incurred significant losses in each period since our inception. We incurred net losses of $22.3 million and $29.1 million for the years ended December 31, 2020 and 2019, respectively, and $12.7 million and $7.9 million for the three months ended March 31, 2021 and 2020, respectively. As of March 31, 2021, we had an accumulated deficit of $121.5 million. These losses and accumulated deficit reflect the substantial investments we made to acquire new clients and members and to develop our technology platform. To date, we have derived a substantial majority of our revenue from clients and members who pay for access to our virtual behavioral health platform, and our longer-term results of operations and continued growth will depend on our ability to successfully develop and market new virtual behavioral health products and services that our clients and members want and are willing to purchase. We intend to continue scaling our business to increase our client, member and provider bases, broaden the scope of services we offer, invest in research and development and expand the applications of our technology through which clients and members can access our services. Accordingly, we anticipate that cost of revenue and operating expenses will increase substantially in the foreseeable future. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. In addition, our results of operations would also suffer if our innovations are not responsive to the needs of our clients and members, appropriately timed with market opportunity, effectively brought to market or do not achieve market acceptance. We cannot assure you that we will achieve profitability in the future or that, if we do become profitable, we will be able to sustain or increase profitability. Our prior losses, combined with our expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital. As a result of these factors, we may need to raise additional capital through debt or equity financings in order to fund our operations, and such capital may not be available on reasonable terms, if at all.

Our business and the markets we operate in are new and rapidly evolving, which makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

Our business and the markets we operate in are new and rapidly evolving which make it difficult to evaluate and assess the success of our business to date, our future prospects and the risks and challenges that we may encounter. These risks and challenges include our ability to:

•	attract new clients and members to our platform and position our platform as a convenient and accepted way to access therapy and psychiatry;

•	retain our clients and members and encourage them to continue to utilize our platform and services;

•	attract new and existing clients and members to rapidly adopt new offerings on our platform;

•	increase the number of clients and members that use our subscription offerings or the number of subscription programs that we manage;

•	retain our clients and members that subscribe to our subscription offerings;

•	gain market acceptance of our services and products with clients and members and maintain and expand such relationships;

•	attract and retain providers for inclusion in our platform;

•	comply with existing and new laws and regulations applicable to our business and in our industry;

•	anticipate and respond to macroeconomic changes, and industry pricing benchmarks and changes in the markets in which we operate;

•	react to challenges from existing and new competitors;

•	maintain and enhance the value of our reputation and brand;

•	effectively manage our growth and business operations;

•	forecast our revenue and budget for, and manage, our expenses and capital expenditures;

•	hire, integrate and retain talented people at all levels of our organization;

•	maintain and improve the infrastructure underlying our platform, including our apps and websites and with respect to data protection, intellectual property and cybersecurity; and

•

successfully update our platform, including expanding our platform and offerings into different healthcare products and services, develop and update our software, apps, features, offerings and services to benefit our clients and members and enhance their experience.

If we fail to understand fully or adequately address the challenges that we are currently encountering or that we may encounter in the future, including those challenges described here and elsewhere in this “Risk Factors” section, our business, financial condition and results of operations could be adversely affected. If the risks and uncertainties that we plan for when operating our business are incorrect or change, or if we fail to manage these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

We may not grow at the rates we historically have achieved or at all, even if our key metrics may indicate growth, which could have a material adverse effect on the market price of our common stock.

We have experienced significant growth in the last several years, and therefore our recent revenue growth rate and financial performance should not be considered indicative of our future performance. For the year ended December 31, 2019 and 2020, our revenue was $38.2 million and $76.2 million, respectively, representing a 99.6% growth rate, and for the three months ended March 31, 2021 and 2020, our revenue was $27.2 million and $11.1 million, respectively, representing a 144.2% growth rate. In addition, with the COVID-19 pandemic, we have experienced a significant increase in revenue. The circumstances that have accelerated the growth of our business stemming from the effects of the COVID-19 pandemic may not continue in the future, and future revenues may not grow at these same rates or may decline. You should not rely on our revenue or key business metrics for any previous quarterly or annual period as any indication of our revenue, revenue growth, key business metrics, or key business metrics growth in future periods. In particular, our revenue growth rate has fluctuated in prior periods. Our future growth will depend, in part, on our ability to grow our revenue from existing clients and members, to acquire potential future clients and members, to expand our client, member and provider bases, to develop new products and services and to expand internationally. We can provide no assurances that we will be successful in executing on these growth strategies or that, even if our key metrics would indicate future growth, we will continue to grow our revenue or to generate net income. Our ability to execute on our existing sales pipeline, create additional sales pipelines, and expand our client and member bases depends on, among other things, the attractiveness of our services relative to those offered by our competitors, our ability to demonstrate the value of our existing and future services, and our ability to attract and retain a sufficient number of qualified sales and marketing leadership and support personnel. In addition, our existing clients and members may be slower to adopt our services than we currently anticipate, which could adversely affect our results of operations and growth prospects.

We may experience difficulties in managing our growth and expanding our operations.

We expect to experience significant growth in the scope of our operations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, compliance programs and reporting systems. We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on our business, reputation and financial results. Additionally, rapid growth in our business may place a strain on our human and capital resources.

Risks Related to Our Business and Industry

The virtual behavioral health market is immature and volatile, and if it does not develop, if it develops more slowly than we expect, if it encounters negative publicity or if our services are not competitive, the growth of our business will be harmed.

The virtual behavioral health market is relatively new and unproven, and it is uncertain whether it will achieve and sustain high levels of demand, consumer acceptance and market adoption. Our success will depend to a substantial extent on the willingness of our clients and members to use, and to increase the frequency and extent of their utilization of, our services and products, as well as on our ability to demonstrate the value of virtual behavioral healthcare to employers, health plans, government agencies and other purchasers of healthcare for beneficiaries. Our market may depend on our clients and members’ ability to obtain reimbursement from third-party payors, such as health plans and government agencies, as well as our ability to expand our B2B business and contract for direct reimbursement of our services from employers and health plan clients. Third-party payors in the United States may decline or reduce reimbursement for telehealth and teletherapy services, especially those provided through text messaging or other means via technology, and compliance with administrative procedures or requirements of third-party payors may result in delays in processing approvals by those payors for members to obtain coverage for our services. Failure by our members to obtain or maintain coverage or our inability to secure adequate reimbursement for our services could have an adverse effect on our business, results of operations, and financial conditions. We derive a portion of our revenues from third-party payors, and we expect that this amount will continue to increase, so any reductions in reimbursement by third-party payors could have a material and adverse impact on our projected growth. In addition, negative publicity concerning our services or the virtual behavioral health market as a whole could limit market acceptance of our services. If our clients and members do not perceive the benefits of our services and drive member engagement, or if our services are not competitive, then our market may not develop at all, or it may develop more slowly than we expect. Similarly, individual and healthcare industry concerns or negative publicity regarding patient confidentiality and privacy in the context of virtual behavioral healthcare could limit market acceptance of our services. If any of these events occurs, it could have a material adverse effect on our business, financial condition or results of operations.

Rapid technological change in our industry presents us with significant risks and challenges.

The virtual behavioral health market is characterized by rapid technological change, changing consumer requirements, short product lifecycles and evolving industry standards. Our success will depend on our ability to enhance our solution with next-generation technologies and to develop or to acquire and market new services to access new client and member populations. There is no guarantee that we will possess the resources, either financial or personnel, for the research, design and development of new applications or services, or that we will be able to utilize these resources successfully and avoid technological or market obsolescence. Further, there can be no assurance that technological advances by one or more of our competitors or future competitors will not result in our present or future software-based products and services becoming uncompetitive or obsolete.

We operate in a competitive industry, and if we are not able to compete effectively, our business, financial condition and results of operations will be harmed.

While the virtual behavioral health market is in an early stage of development, it is competitive and we expect it to attract increased competition, which could make it difficult for us to succeed. We currently face competition from a range of companies, including specialized software and solution providers that offer similar solutions and that are continuing to develop additional products and becoming more sophisticated and effective. These competitors include American Well Corporation, Teladoc, Doctor On Demand, MDLive, BetterHelp, Lyra Health and Ginger. In addition, large, well-financed health systems and health plans have in some cases developed their own telehealth and teletherapy tools and may provide these solutions to their consumer at discounted prices. Competition may also increase from large technology companies, such as Apple, Amazon, Facebook, Google, Verizon, or Microsoft, who may wish to develop their own virtual behavioral health solutions, as well as from large retailers like Amazon or Walmart. The surge in interest in virtual behavioral healthcare, including as a result of the COVID-19 pandemic, and in particular the relaxation of HIPAA privacy and security requirements, has also attracted new competition from providers who utilize consumer-grade video conferencing platforms such as Zoom and Twilio. Competition from large software companies or other specialized solution providers, health systems and health plans, communication tools and other parties could result in continued pricing pressures, which is likely to lead to price declines in certain product segments, which could negatively impact our sales, profitability and market share.

Some of our competitors may have greater name recognition, longer operating histories and significantly greater resources than we do. Further, our current or potential competitors may be acquired by third parties with greater available resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or consumer requirements and may have the ability to initiate or withstand substantial price competition. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. Accordingly, new competitors or alliances may emerge that have greater market share, a larger consumer base, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources and larger sales forces than we have, which could put us at a competitive disadvantage.

Our competitors could also be better positioned to serve certain segments of the virtual behavioral health market, which could create additional price pressure. In addition, many healthcare provider organizations are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, thus decreasing the number of market participants, competition to provide products and services like ours could become more intense, and the importance of establishing and maintaining relationships with key industry participants could increase. These industry participants may try to use their market power to negotiate price reductions for our products and services. In light of these factors, even if our solution is more effective than those of our competitors, current or potential clients and members may accept competitive solutions in lieu of purchasing our solution. If we are unable to successfully compete in the virtual behavioral health market, our business, financial condition and results of operations could be materially adversely affected.

If growth in the number of clients and members or providers on our platform decreases, or the number of products or services that we are able to sell to our clients and members decreases, due to legal, economic or business developments, our business, financial condition and results of operations will be harmed.

We currently generate most of our revenues from members who purchase subscription access to our platform. These subscriptions generally have stated initial terms of one-to-six months. We also generate revenues from our enterprise clients, which contracts generally have stated initial terms of one year, unless earlier terminated subject to notice and other requirements. Most of our clients and members have no obligation to renew their subscriptions for our services after the initial term expires. In addition, our clients may negotiate terms less advantageous to us upon renewal, which may reduce our revenue from these clients. Additionally, as we grow our client and member bases, we will need to maintain and grow our network of providers. Certain of our providers are permitted to provide services on other platforms, and therefore, our success will be dependent on our ability to retain and recruit highly trained and licensed therapists, psychiatrists and other providers to our platform. Additionally, our future results of operations depend, in part, on our ability to expand our services and offerings, including broadening our continuum of care. If our clients and members fail to renew their contracts, renew their contracts upon less favorable terms or at lower fee levels or fail to purchase new products and services from us, our revenue may decline or our future revenue growth may be constrained.

Additional factors that could affect our ability to sell products and services include, but are not limited to:

•	price, performance and functionality of our solution;

•	availability, price, performance and functionality of competing solutions;

•	our ability to develop and sell complementary products and services;

•	stability, performance and security of our hosting infrastructure and hosting services; and

•	changes in healthcare laws, regulations or trends.

Any of these consequences could lower retention and have a material adverse effect on our business, financial condition and results of operations.

Our future growth and profitability of our business will depend in large part upon the effectiveness and efficiency of our marketing efforts, and our ability to develop brand awareness cost-effectively.

Our business success depends on our ability to attract and retain clients and members, which significantly depends on our marketing practices. Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing efforts, including our ability to:

•	create greater awareness of our brand;

•	identify the most effective and efficient levels of spending in each market, media and specific media vehicle;

•	determine the appropriate creative messages and media mix for advertising, marketing and promotional expenditures;

•	effectively manage marketing costs (including creative and media) to maintain acceptable consumer acquisition costs;

•	select the most effective markets, media and specific media vehicles in which to advertise; and

•	convert consumer inquiries into clients and members.

We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread adoption of our solution and attracting new clients and members. Our brand promotion activities may not generate consumer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses in doing so, we may fail to attract or retain clients and members necessary to realize a sufficient return on our brand-building efforts or to achieve the widespread brand awareness that is critical for broad adoption of our brands.

We may be unsuccessful in achieving broad market education and changing consumer purchasing habits.

Our success and future growth largely depend on our ability to increase consumer awareness of our platform and offerings, and on the willingness of current and potential clients and members to utilize our platform to access information and behavioral health services. We believe the vast majority of consumers make purchasing decisions for behavioral health services on the basis of traditional factors, such as insurance coverage. This traditional decision-making process does not always account for restrictive and complex insurance plans, high deductibles, expensive co-pays and other factors, such as discounts or savings available at alternative therapists or practices. To effectively market our platform, we must educate consumers about the various purchase options and the benefits of using Talkspace for behavioral healthcare, including when such services may not be covered by their health insurance benefits. We focus our marketing and education efforts on potential clients, members and other consumers, but also aim to educate and inform healthcare providers and other participants that interact with consumers, including at the point of purchase. However, we cannot assure you that we will be successful in changing consumer purchasing habits or that we will achieve broad market education or awareness among consumers. Even if we are able to raise awareness among consumers, they may be slow in changing their habits and may be hesitant to use our platform for a variety of reasons, including:

•	lack of experience with our company and platform, and concerns that we are relatively new to the industry;

•	perceived health, safety or quality risks associated with the use of a new platform and applications for therapy and psychiatry;

•	traditional or existing relationships with therapists, psychiatrists or other providers;

•	concerns about the privacy and security of the data that consumers and providers share with or through our platform;

•	competition and negative selling efforts from competitors, including competing platforms and price matching programs; and

•	perception regarding the time and complexity of using our platform.

If we fail to achieve broad market education of our platform and/or the options for purchasing healthcare products and services, or if we are unsuccessful in changing consumer purchasing habits, our business, financial condition and results of operations would be adversely affected.

Our growth depends in part on the success of our strategic relationships with third parties that we provide services to.

In order to grow our business, we anticipate that we will continue to depend on our existing and future relationships with third parties, such as third-party payors, including health plans and government agencies, as well as our ability to expand our B2B business with employers and health plan clients that we provide services to. Identifying potential clients, and negotiating and documenting relationships with them, requires significant time and resources. Our competitors may be effective in providing incentives to third parties to favor their products or services or to prevent or reduce subscriptions to, or utilization of, our products and services. In addition, acquisitions of our clients by our competitors could result in a decrease in the number of our current and potential clients and members, as our clients may no longer facilitate the adoption of our applications by potential members. If we are unsuccessful in establishing or maintaining our relationships with third parties that we provide services to, our ability to compete in the marketplace or to grow our revenue could be impaired and our results of operations may suffer. Even if we are successful, we cannot assure you that these relationships will result in increased client use of our services or increased revenue.

Our virtual behavioral healthcare strategies depend on our ability to maintain and expand our network of therapists, psychiatrists and other providers. If we are unable to do so, our future growth would be limited and our business, financial condition and results of operations would be harmed.

Our success is dependent upon our continued ability to maintain a network of highly trained and qualified therapists, psychiatrists and other providers. If we are unable to recruit and retain licensed therapists, psychiatrists and other providers, it would have a material adverse effect on our business and ability to grow and would adversely affect our results of operations. In any particular market, providers could demand higher payments or take other actions that could result in higher medical costs, less attractive service for our clients or members or difficulty meeting regulatory or accreditation requirements. The ability to develop and maintain satisfactory relationships with providers also may be negatively impacted by other factors not associated with us, such as changes in Medicare and/or Medicaid reimbursement levels, state therapist or psychiatrist licensing laws and standard of care requirements, and other pressures on healthcare providers and consolidation activity among hospitals, physician groups and healthcare providers. Our failure to maintain or to secure new cost-effective provider contracts may result in a loss of or inability to grow our client and member bases, higher costs, less attractive services for our clients and members and/or difficulty in meeting regulatory or accreditation requirements, any of which could have a material adverse effect on our business, financial condition and results of operations.

Developments affecting spending by the healthcare industry could adversely affect our business.

The U.S. healthcare industry has changed significantly in recent years, and we expect that significant changes will continue to occur. General reductions in expenditures by healthcare industry participants could result from, among other things:

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government regulations or private initiatives that affect the manner in which healthcare providers interact with patients, payors or other healthcare industry participants, including changes in pricing or means of delivery of healthcare products and services;

•	consolidation of healthcare industry participants;

•

federal amendments to, lack of enforcement or development of applicable regulations for, or repeal of The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (the “Affordable Care Act” or the “ACA”);

•	reductions in government funding for healthcare; and

•	adverse changes in business or economic conditions affecting healthcare payors or providers or other healthcare industry participants.

Any of these changes in healthcare spending could adversely affect our revenue. Even if general expenditures by industry participants remain the same or increase, developments in the healthcare industry may result in reduced spending in some or all of the specific market segments that we serve now or in the future. However, the timing and impact of developments in the healthcare industry are difficult to predict. We cannot assure you that the demand for our solutions and services will continue to exist at current levels or that we will have adequate technical, financial, and marketing resources to react to changes in the healthcare industry.

Our estimated addressable market is subject to inherent challenges and uncertainties. If we have overestimated the size of our addressable market or the various markets in which we operate, our future growth opportunities may be limited.

Our total addressable market (“TAM”) is based on internal estimates and third-party estimates regarding the size of each of the U.S. and international behavioral health markets and is subject to significant uncertainty and is based on assumptions that may not prove to be accurate. These estimates, as well as the estimates and forecasts in this prospectus relating to the size and expected growth of the markets in which we operate, may change or prove to be inaccurate. While we believe the information on which we base our TAM is generally reliable, such information is inherently imprecise. In addition, our expectations, assumptions and estimates of future opportunities are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described herein. If third-party or internally generated data prove to be inaccurate or we make errors in our assumptions based on that data, our future growth opportunities may be affected. If our TAM, or the size of any of the various markets in which we operate, proves to be inaccurate, our future growth opportunities may be limited and there could be a material adverse effect on our prospects, business, financial condition and results of operations.

Negative media coverage could adversely affect our business.

We receive a substantial amount of media coverage in the United States. Unfavorable publicity regarding, among others, the healthcare industry, litigation or regulatory activity, the actions of the entities included or otherwise involved in our platform, virtual behavioral health services included on our platform or by other industry participants, our data privacy or data security practices, our platform or our revenue could materially adversely affect our reputation. For example, prior to the COVID-19 pandemic and the resulting shift towards the acceptance of telehealth solutions, therapists advocacy groups have lobbied the American Psychological Association to reexamine its stance on telemental health, including challenging our contracts with healthcare providers and the efficacy of telemental health, including the use of text messaging. Therapy services are subject to state law requirements, and some states may prohibit the use of text messaging or other forms of technological modalities in delivering telemental health services. With advice of regulatory counsel, we aim to structure our contracts with healthcare providers and deliver telemental health services in compliance with applicable state laws. However, in response to the COVID-19 pandemic and the limitations it created in delivering behavioral health services through in-person interactions, state and federal regulatory authorities loosened or removed a number of regulatory requirements in order to increase the availability of telehealth and teletherapy services, and both providers and patients have increasingly accepted telemental health as an alternative means of delivering and receiving behavioral health services. For more information on increased acceptance of telehealth and teletherapy services, see “Business—U.S. Government Regulation.” In addition, from time to time, news media outlets have provided negative coverage regarding our platform and privacy practices and any such negative media coverage, regardless of the accuracy of such reporting, may have an adverse impact on our business and reputation, as well as have an adverse effect on our ability to attract and retain clients, members, other consumers, or employees, and result in decreased revenue, which would materially adversely affect our business, financial condition and results of operations.

Use of social media may adversely impact our reputation, subject us to fines or other penalties or be an ineffective source to market our offerings.

We have in the past, and may in the future, use social media as part of our omnichannel approach to marketing and outreach to clients, members and other consumers. Changes to these social networking services’ terms of use or terms of service that limit promotional communications, restrictions that would limit our ability or our clients’ ability to send communications through their services, disruptions or downtime experienced by these social networking services or reductions in the use of or engagement with social networking services by current and potential clients and members could also harm our business. As laws and regulations rapidly evolve to govern the use of these channels, the failure by us, our employees or third parties acting at our direction to abide by applicable laws and regulations in the use of these channels could adversely affect our reputation or subject us to fines or other penalties. In addition, our employees or third parties acting at our direction may knowingly or inadvertently make use of social media in ways that could lead to the loss or infringement of intellectual property, as well as the public disclosure of proprietary, confidential or sensitive personal information of our business, employees, clients, members or others. Any such inappropriate use of social media could also cause reputational damage and adversely affect our business.

Our clients and members may engage with us online through our social media pages, including, for example, our presence on Facebook, Instagram and Twitter, by providing feedback and public commentary about all aspects of our business. Information concerning us or our platform and offerings, whether accurate or not, may be posted on social media pages at any time and may have a disproportionately adverse impact on our brand, reputation or business. The harm may be immediate without affording us an opportunity for redress or correction and could have a material adverse effect on our business, financial condition, results of operations and prospects.

With respect to our plans for expansion of international operations, we may face political, legal and compliance, operational, regulatory, economic and other risks that we do not face or that are more significant than in our domestic operations.

With respect to our plans for expansion of international operations, we may face political, legal and compliance, operational, regulatory, economic and other risks that we do not face or that are more significant than in our domestic operations. These risks may vary widely by country and include varying regional and geopolitical business conditions and demands, government intervention and censorship, discriminatory regulation, nationalization or expropriation of assets and pricing constraints. Our future international services and products may need to meet country-specific client and member preferences as well as country-specific legal requirements, including those related to healthcare regulatory laws governing telemedicine and teletherapy services, licensing, privacy, data storage, location, protection and security. The interpretation of these laws is evolving and varies significantly from country to county and are enforced by governmental, judicial and regulatory authorities with broad discretion. We cannot be certain that our interpretation of such laws and regulations will be correct in how we plan to structure our international operations, and our arrangements with locally-licensed therapists, psychiatrists or other providers, as well as our international services agreements and client arrangements.

Our plans to expand our international operations will require us to overcome logistical and other challenges based on differing languages, cultures, legal and regulatory schemes and time zones. Our international operations may encounter labor laws, customs and employee relationships that can be difficult, less flexible than in our domestic operations and expensive to modify or terminate. In some countries we are required to, or choose to, operate with local business partners, which will require us to manage our partner relationships and may reduce our operational flexibility and ability to quickly respond to business challenges.

Our planned international operations may be subject to particular risks in addition to those faced by our domestic operations, including:

•	the need to localize and adapt our solution for specific countries, including translation into foreign languages and associated expenses;

•	potential loss of proprietary information due to misappropriation or laws that may be less protective of our intellectual property rights than U.S. laws or that may not be adequately enforced;

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requirements of foreign laws and other governmental controls, including cross-border compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, healthcare, tax, privacy and data protection laws and regulations;

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requirements of foreign laws and other governmental controls applicable to our ability to conduct telehealth and teletherapy services internationally, specifically laws governing remote care and the practice of medicine in such locations;

•	data privacy laws that require that client data be stored and processed in a designated territory;

•	new and different sources of competition and laws and business practices favoring local competitors;

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local business and cultural factors that differ from our normal standards and practices, including business practices that we are prohibited from engaging in by the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and other anti-corruption laws and regulations;

•	changes to export controls and economic sanctions laws and regulations;

•	central bank and other restrictions on our ability to repatriate cash from international subsidiaries;

•	adverse tax consequences;

•	fluctuations in currency exchange rates, economic instability and inflationary conditions, which could make our solution more expensive or increase our costs of doing business in certain countries;

•	limitations on future growth or inability to maintain current levels of revenues from international sales if we do not invest sufficiently in our international operations;

•	different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

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difficulties in staffing, managing and operating our international operations, including difficulties related to administering our stock plans in some foreign countries and increased financial accounting and reporting requirements and complexities;

•	difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations; and

•	political unrest, war, terrorism or regional natural disasters, particularly in areas in which we have facilities.

Our overall success regarding our planned expansion in international markets will depend, in part, on our ability to anticipate and effectively manage these risks and there can be no assurance that we will be able to do so without incurring unexpected costs. If we are not able to manage the risks related to expansion of our international operations, we may not achieve the expected benefits of this expansion and our business, financial condition and results of operations may be harmed.

We may become subject to medical liability claims, which could cause us to incur significant expenses and may require us to pay significant damages if not covered by insurance.

Our overall business entails the risk of medical liability claims. Although TPN and our affiliated professionals carry insurance covering medical malpractice claims in amounts that we believe are appropriate in light of the risks attendant to the services rendered, successful medical liability claims could result in substantial damage awards that exceed the limits of TPN’s and those affiliated professionals’ insurance coverage. TPN carries or will carry professional liability insurance for itself and each of its healthcare professionals (our providers). Additionally, all of our network providers that contract or will contract with TPN separately carry or will carry professional liability insurance for itself and its healthcare professionals. Professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as we expand our services through TPN and our affiliated professionals. As a result, adequate professional liability insurance may not be available to TPN and our affiliated professionals in the future at acceptable costs or at all, which may negatively impact TPN and our affiliated professionals to provide services to our members, and thereby adversely affect our overall business and operations.

Any claims made against TPN or our affiliated professionals that are not fully covered by insurance could be costly to defend against, result in substantial damage awards, and divert the attention of our management and our affiliated professional entities from our operations, which could have a material adverse effect on our business, financial condition and results of operations. In addition, any claims may adversely affect our business or reputation.

A decline in the prevalence of employer-sponsored healthcare or the emergence of new technologies may adversely impact our business-to-business segment or require us to expend significant resources in order to remain competitive.

The U.S. healthcare industry is massive, with a number of large market participants with conflicting agendas, and it is subject to significant government regulation and is currently undergoing significant change. Changes in our industry, for example, such as the emergence of new technologies as more competitors enter our market, could adversely impact our business-to business segment where companies provide Talkspace to their employees as a benefit.

Some experts have predicted that future healthcare reform will encourage employer-sponsored health insurance to become significantly less prevalent as employees migrate to obtaining their own insurance over the state-sponsored insurance marketplaces. Were this to occur, there is no guarantee that we would be able to compensate for the loss in revenue from employers by increasing sales of our solution to health insurance companies or to individuals or government agencies. In such a case, our results of operations would be adversely impacted.

If healthcare benefits trends shift or entirely new technologies are developed that replace existing solutions, our existing or future solutions could be adversely impacted and our business could be adversely affected. In addition, we may experience difficulties with industry standards, design or marketing that could delay or prevent our development, introduction or implementation of new applications and enhancements.

We rely on third-party platforms such as the Apple App Store and Google Play App Store, to distribute our platform and offerings.

Our apps are accessed and operate through third-party platforms or marketplaces, including the Apple App Store and Google Play App Store, which also serve as significant online distribution platforms for our apps. As a result, the expansion and prospects of our business and our apps depend on our continued relationships with these providers and any other emerging platform providers that are widely adopted by consumers. We are subject to the standard terms and conditions that these providers have for application developers, which govern the content, promotion, distribution and operation of apps on their platforms or marketplaces, and which the providers can change unilaterally on short or no notice. Thus, our business could suffer materially if platform providers change their standard terms and conditions, interpretations or other policies and practices in a way that is detrimental to us or if platform providers determine that we are in violation of their standard terms and conditions and prohibit us from distributing our apps on their platforms. In addition, our business would be harmed if the providers discontinue or limit our access to their platforms or marketplaces; the platforms or marketplaces decline in popularity; the platforms modify their algorithms, communication channels available to developers, respective terms of service or other policies, including fees; the providers adopt changes or updates to their technology that impede integration with other software systems or otherwise require us to modify our technology or update our apps in order to ensure that consumers can continue to access and use our virtual behavioral health services.

If alternative providers increase in popularity, we could be adversely impacted if we fail to create compatible versions of our apps in a timely manner, or if we fail to establish a relationship with such alternative providers. Likewise, if our current providers alter their operating platforms, we could be adversely impacted as our offerings may not be compatible with the altered platforms or may require significant and costly modifications in order to become compatible. If our providers do not perform their obligations in accordance with our platform agreements, we could be adversely impacted.

In the past, some of these platforms or marketplaces have been unavailable for short periods of time. If this or a similar event were to occur on a short- or long-term basis, or if these platforms or marketplaces otherwise experience issues that impact the ability of consumers to download or access our apps and other information, it could have a material adverse effect on our brand and reputation, as well as our business, financial condition and operating results.

We rely on data center providers, Internet infrastructure, bandwidth providers, third-party computer hardware and software, other third parties and our own systems for providing services to our clients and members, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with clients and members, adversely affecting our brand and our business.

We serve all of our clients and members from third party interconnection and data centers, such as Amazon Web Services. While we control and have access to our servers, we do not control the operation of these facilities. The cloud vendors and the owners of our data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our cloud vendors or data center operators is acquired, we may be required to transfer our servers and other infrastructure to a new vendor or a new data center facility, and we may incur significant costs and possible service interruption in connection with doing so. Problems faced by our cloud vendors or third-party data center locations with the telecommunications network providers with whom we or they contract, or with the systems by which our telecommunications providers allocate capacity among their clients, including us, could adversely affect the experience of our clients and members. Our third-party data center operators could decide to close their facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy faced by our cloud vendors or third-party data centers operators or any of the service providers with whom we or they contract may have negative effects on our business, the nature and extent of which are difficult to predict.

Additionally, if our cloud or data center vendors are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. For example, a rapid expansion of our business could affect the service levels at our cloud vendors or data centers or cause such data centers and systems to fail. Any changes in third-party service levels at our data centers or any disruptions or other performance problems with our solution could adversely affect our reputation and may damage our clients and members’ stored files or result in lengthy interruptions in our services. Interruptions in our services may reduce our revenue, cause us to issue refunds to clients and members for prepaid and unused subscriptions, as well as loss of revenue related to service level credits and uptime, subject us to potential liability or adversely affect client retention.

In addition, our ability to deliver our Internet-based services depends on the development and maintenance of the infrastructure of the Internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, bandwidth capacity and security. Our services are designed to operate without interruption in accordance with our service level commitments. However, we have experienced, including during the period immediately following the beginning of the COVID-19 pandemic, and expect that we may experience in the future, interruptions and delays in services and availability from time to time. In the event of a catastrophic event with respect to one or more of our systems, we may experience an extended period of system unavailability, which could negatively impact our relationship with clients and members. To operate without interruption, both we and our service providers must guard against:

•	damage from fire, power loss, natural disasters and other force majeure events outside our control;

•	communications failures;

•	software and hardware errors, failures and crashes;

•	security breaches, computer viruses, hacking, denial-of-service attacks and similar disruptive problems; and

•	other potential interruptions.

We also rely on computer hardware purchased and software licensed from third parties in order to offer our services. These licenses are generally commercially available on varying terms. However, it is possible that this hardware and software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this hardware or software could result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available from third parties, is identified, obtained and integrated.

We exercise limited control over third-party vendors, which increases our vulnerability to problems with technology and information services they provide. Interruptions in our network access and services may in connection with third-party technology and information services reduce our revenue, cause us to issue refunds to clients and members, subject us to potential liability or adversely affect client retention. Although we maintain a security and privacy damages insurance policy, the coverage under our policies may not be adequate to compensate us for all losses that may occur related to the services provided by our third-party vendors. In addition, we may not be able to continue to obtain adequate insurance coverage at an acceptable cost, if at all.

Our ability to rely on these services of third-party vendors could be impaired as a result of the failure of such providers to comply with applicable laws, regulations and contractual covenants, or as a result of events affecting such providers, such as power loss, telecommunication failures, software or hardware errors, computer viruses, cyber incidents and similar disruptive problems, fire, flood and natural disasters. Any such failure or event could adversely affect our relationships with our clients and members and damage our reputation. This could materially and adversely impact our business, financial condition and operating results.

If our or our vendors’ security measures fail or are breached and unauthorized access to a client’s data or information systems is obtained, our services may be perceived as insecure, we may incur significant liabilities, our reputation may be harmed, and we could lose sales, clients and members.

Our services involve the storage and transmission of clients’ and our clients and members’ proprietary information, sensitive or confidential data, including valuable intellectual property and personal information of employees, clients, members and others, as well as the protected health information (“PHI”), of our clients and members. We are subject to laws and regulations relating to the collection, use, retention, security and transfer of this information. Because of the extreme sensitivity of the information we store and transmit, the security features of our and our third-party vendors’ computer, network, and communications systems infrastructure are critical to the success of our business. A breach or failure of our or our third-party vendors’ network, hosted service providers or vendor systems could result from a variety of circumstances and events, including third-party action, employee negligence or error, malfeasance, computer viruses, cyber-attacks by computer hackers such as denial-of-service and phishing attacks, failures during the process of upgrading or replacing software and databases, power outages, hardware failures, telecommunication failures, user errors, or catastrophic events. Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber-attacks. Hackers and data thieves are increasingly sophisticated and operating large-scale and complex automated attacks, including on companies within the healthcare industry. As cyber threats continue to evolve, we may be required to expend additional resources to further enhance our information security measures and/or to investigate and remediate any information security vulnerabilities. If our or our third-party vendors’ security measures fail or are breached, it could result in unauthorized persons accessing sensitive client or member data (including PHI), a loss of or damage to our data, an inability to access data sources, or process data or provide our services to our clients and members. Such failures or breaches of our or our third-party vendors’ security measures, or our or our third-party vendors’ inability to effectively resolve such failures or breaches in a timely manner, could severely damage our reputation, adversely affect client, patient, member or investor confidence in us, and reduce the demand for our services from existing and potential clients and members. In addition, we could face litigation, damages for contract breach, monetary penalties, or regulatory actions for violation of applicable laws or regulations and incur significant costs for remedial measures to prevent future occurrences and mitigate past violations. Although we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

Data privacy is also subject to frequently changing laws, rules and regulations in the various jurisdictions in which we operate. Such initiatives around the country could increase the cost of developing, implementing or securing our servers and require us to allocate more resources to improved technologies, adding to our IT and compliance costs. Our Board of Directors is briefed periodically on cybersecurity and risk management issues and we have implemented a number of processes to avoid cyber threats and to protect privacy. However, the processes we have implemented in connection with such initiatives may be insufficient to prevent or detect improper access to confidential, proprietary or sensitive data, including personal data. In addition, the competition for talent in the data privacy and cybersecurity space is intense, and we may be unable to hire, develop or retain suitable talent capable of adequately detecting, mitigating or remediating these risks. Our failure to adhere to, or successfully implement processes in response to, changing legal or regulatory requirements in this area could result in legal liability or damage to our reputation in the marketplace.

Should an attacker gain access to our network, including by way of example, using compromised credentials of an authorized user, we are at risk that the attacker might successfully leverage that access to compromise additional systems and data. Certain measures that we currently have in place in order to increase the security of our systems, such as data encryption (including data at rest encryption), heightened monitoring and logging, scanning for source code errors or deployment of multi-factor authentication, take significant time and resources to deploy broadly, and such measures may not be deployed in a timely manner or be effective against an attack. As cybersecurity threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities. The inability to implement, maintain and upgrade adequate safeguards could have a material adverse effect on our business.

Our information systems must be continually updated, patched and upgraded to protect against known vulnerabilities. The volume of new vulnerabilities has increased markedly, as has the criticality of patches and other remedial measures. In addition to remediating newly identified vulnerabilities, previously identified vulnerabilities must also be continuously addressed. Accordingly, we are at risk that cyber-attackers exploit these known vulnerabilities before they have been addressed. Any failure related to these activities and any breach of our information systems could result in significant liability and/or have a material adverse effect on our business, reputation and financial condition.

We could experience losses or liability not covered by insurance.

Our business exposes us to risks that are inherent in the provision of virtual behavioral healthcare and access to remote, virtual healthcare and therapy. If clients, members or other individuals assert liability claims against us, any ensuing litigation, regardless of outcome, could result in a substantial cost to us, divert management’s attention from operations, and decrease market acceptance of our solution. We attempt to limit our liability to clients and members by contract; however, the limitations of liability set forth in the contracts may not be enforceable or may not otherwise protect us from liability for damages. Additionally, we may be subject to claims that are not explicitly covered by contract. We also maintain general liability coverage; however, this coverage may not continue to be available on acceptable terms, may not be available in sufficient amounts to cover one or more large claims against us, and may include larger self-insured retentions or exclusions for certain products. In addition, the insurer might disclaim coverage as to any future claim. A successful claim not fully covered by our insurance could have a material adverse impact on our liquidity, financial condition, and results of operations.

There may be adverse tax , legal and other consequences if the employment status of providers on our platform is challenged.

There is often uncertainty in the application of worker classification laws, especially in the medical field where individuals are required to hold professional licenses, and, consequently, there is risk that providers could be deemed to be misclassified under applicable law. We and TPN structure our relationships with the majority of our respective providers in a manner that we believe results in an independent contractor relationship, not an employee relationship. The tests governing whether a service provider is an independent contractor, or an employee are typically highly fact sensitive and vary by governing law. An independent contractor is generally distinguished from an employee by his or her degree of autonomy and independence in providing services. A high degree of autonomy and independence is generally indicative of a contractor relationship, while a high degree of control is generally indicative of an employment relationship. Although we believe that our and TPN’s providers are properly characterized as independent contractors, tax or other regulatory authorities may in the future challenge our characterization of these relationships. A misclassification determination or allegation creates potential exposure for us, including but not limited to: monetary exposure arising from or relating to failure to withhold and remit taxes, unpaid wages and wage and hour laws and requirements (such as those pertaining to minimum wage and overtime); claims for employee benefits, social security, Medicare, workers’ compensation and unemployment; claims of discrimination, harassment and retaliation under civil rights laws; claims under laws pertaining to unionizing, collective bargaining and other concerted activity; and other claims, charges, or other proceedings under laws and regulations applicable to employers and employees, including risks relating to allegations of joint employer liability. Such claims could result in monetary damages or other liability, and any adverse determination, including potentially the requirement for us to indemnify a user, could also harm our brand, which could materially and adversely affect our business, prospects, financial condition and results of operations. While these risks are mitigated, in part, by our contractual rights of indemnification against third-party claims, such indemnification agreements could be determined to be unenforceable or costly to enforce and indemnification under such agreements may otherwise prove inadequate. As a result, any determination that our and/or TPN’s providers are employees could have a material adverse effect on our business, financial condition and results of operations.

Any future litigation against us could be costly and time-consuming to defend.

We may become subject, from time to time, to legal proceedings, payer audits, investigations, and claims that arise in the ordinary course of business such as claims brought by our clients in connection with commercial disputes or employment claims made by our current or former associates. Litigation and audits may result in substantial costs and may divert management’s attention and resources, which may substantially harm our business, financial condition and results of operations. Insurance may not cover such claims, may not provide sufficient payments to cover all of the costs to resolve one or more such claims and may not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our earnings and leading analysts or potential investors to reduce their expectations of our performance, which could reduce the market price of our stock.

Changes in consumer sentiment or laws, rules or regulations regarding the use of cookies and other tracking technologies and other privacy matters could have a material adverse effect on our ability to generate net revenues and could adversely affect our ability to collect proprietary data on consumer behavior.

Consumers may become increasingly resistant to the collection, use and sharing of information online, including information used to deliver and optimize advertising, and take steps to prevent such collection, use and sharing of information. For example, consumer complaints and/or lawsuits regarding online advertising or the use of cookies or other tracking technologies in general and our practices specifically could adversely impact our business.

Consumers can currently opt out of the placement or use of most cookies for online advertising purposes by either deleting or disabling cookies on their browsers, visiting websites that allow consumers to place an opt-out cookie on their browsers, which instructs participating entities not to use certain data about consumers’ online activity for the delivery of targeted advertising, or by downloading browser plug-ins and other tools that can be set to: identify cookies and other tracking technologies used on websites; prevent websites from placing third-party cookies and other tracking technologies on the consumer’s browser; or block the delivery of online advertisements on apps and websites.

We are also subject to evolving EU and UK privacy laws on cookies and e-marketing. In the European Union and the United Kingdom, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and current national laws that implement the ePrivacy Directive are highly likely to be replaced by an EU regulation known as the ePrivacy Regulation which will significantly increase fines for non-compliance. In the European Union and the United Kingdom, informed consent is required for the placement of a cookie or similar technologies on a user’s device and for direct electronic marketing. The General Data Protection Regulation (“GDPR”) also imposes conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. While the text of the ePrivacy Regulation is still under development, a recent European court decision and regulators’ recent guidance are driving increased attention to cookies and tracking technologies. If regulators start to enforce the strict approach in recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities.

Regulation of cookies and similar technologies, and any decline of cookies or similar online tracking technologies as a means to identify and potentially target users, may lead to broader restrictions and impairments on our marketing and personalization activities and may negatively impact our efforts to understand users.

Various software tools and applications have been developed that can block advertisements from a consumer’s screen or allow consumers to shift the location in which advertising appears on webpages or opt out of display, search and internet-based advertising entirely. In particular, Apple’s mobile operating system permits these technologies to work in its mobile Safari browser. In addition, changes in device and software features could make it easier for internet users to prevent the placement of cookies or to block other tracking technologies. In particular, the default settings of consumer devices and software may be set to prevent the placement of cookies unless the user actively elects to allow them. For example, Apple’s Safari browser currently has a default setting under which third-party cookies are not accepted and users must activate a browser setting to enable cookies to be set, and Apple has announced that its new mobile operating system will require consumers to opt in to the use of Apple’s resettable device identifier for advertising purposes. Various industry participants have worked to develop and finalize standards relating to a mechanism in which consumers choose whether to allow the tracking of their online search and browsing activities, and such standards may be implemented and adopted by industry participants at any time.

If consumer sentiment regarding privacy issues or the development and deployment of new browser solutions or other Do Not Track mechanisms result in a material increase in the number of consumers who choose to opt out or block cookies and other tracking technologies or who are otherwise using browsers where they need to, and fail to, allow the browser to accept cookies, or otherwise result in cookies or other tracking technologies not functioning properly, our ability to advertise effectively and conduct our business, and our results of operations and financial condition would be adversely affected.

Changes in U.S. tax laws could adversely affect our operating results and financial condition.

The United States enacted tax reform legislation in 2017 (the “Tax Cuts and Jobs Act of 2017”) that, among other things, reduces the U.S. federal corporate income tax rate to 21%, imposes significant limitations on the deductibility of interest and executive compensation, allows for the expensing of capital expenditures, limits the deduction for net operating losses (“NOLs”) to 80% of current year taxable income in respect of losses arising in taxable years beginning after 2017, and modifies or repeals many business deductions and credits. The reduction in the U.S. federal corporate income tax rate is expected to be beneficial to us in future years in which we have net income subject to U.S. tax. The reduction in the U.S. federal corporate income tax rate also resulted in a remeasurement of our deferred tax assets and liabilities. There was no net impact on our deferred tax assets as we maintain a full valuation allowance. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted in response to the COVID-19 pandemic. The CARES Act contains certain tax provisions, including provisions that retroactively and/or temporarily suspend or relax in certain respects the application of certain provisions, such as the limitations on the deduction of NOLs and interest, in the Tax Cuts and Jobs Act of 2017.

There are a number of uncertainties and ambiguities as to the interpretation and application of many of the provisions in the Tax Cuts and Jobs Act of 2017 and the CARES Act. In the absence of guidance on these issues, we will use what we believe are reasonable interpretations and assumptions in interpreting and applying the Tax Cuts and Jobs Act of 2017 and the CARES Act, which may change as we receive additional clarification and implementation guidance. It is also possible that the Internal Revenue Service could issue subsequent guidance or take positions on audit that differ from the interpretations and assumptions that we previously made, which could have a material adverse effect on our cash tax liabilities, results of operations and financial condition.

Certain U.S. state and local tax authorities may assert that we have a nexus with such states or localities and may seek to impose state and local income taxes on our income allocated to such state and localities.

There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states or localities. States and localities are becoming increasingly aggressive in asserting nexus for state and local income tax purposes. We could be subject to additional state and local income taxation, including penalties and interest attributable to prior periods, if a state or local tax authority in a state or locality where we do not currently file an income tax return successfully asserts that our activities give rise to nexus for state income tax purposes. Such tax assessments, penalties and interest may adversely affect our cash tax liabilities, results of operations and financial condition.

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use or similar taxes for virtual behavioral health services which could adversely affect our results of operations.

State taxing authorities may assert that we had economic nexus with their state and were required to collect sales and use or similar taxes with respect to past or future services that we have provided or will provide, which could result in tax assessments and penalties and interest. The assertion of such taxes against us for past services, or any requirement that we collect sales taxes on its provision of future services, could have a material adverse effect on our business, cash tax liabilities, results of operations, and financial condition.

Our ability to use our net operating losses and certain other attributes may be subject to certain limitations.

As of December 31, 2020, we had $97 million of U.S. federal and $105 million of state net operating loss. Certain of our U.S. federal and state net operating loss carryforwards may be carried forward indefinitely, while other of these loss carryforwards are subject to expiration (beginning in 2032). It is possible that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration (or that we will not generate taxable income at all). Under the Tax Cuts and Jobs Act of 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to these in federal tax laws. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Internal Revenue Code, respectively, and similar provisions of state law, including limitations that may result from the consummation of the Transactions. Under those sections of the Internal Revenue Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have not yet undertaken an analysis of whether the Transactions will give rise to an “ownership change” for purposes of Section 382 and Section 383 of the Internal Revenue Code or whether there are any existing limitations on use with respect to our net operating losses and other tax attributes.

Our quarterly results may fluctuate significantly, which could adversely impact the value of our common stock.

Our quarterly results of operations, including our revenue, net loss and cash flows, has varied and may vary significantly in the future, and period-to-period comparisons of our results of operations may not be meaningful. Accordingly, our quarterly results should not be relied upon as an indication of future performance. Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control, including, without limitation, the following:

•	our ability to maintain and grow the number of clients and members on our platform;

•	the demand for and types of services that are offered on our platform by providers;

•	the timing of recognition of revenue, including possible delays in the recognition of revenue due to sometimes unpredictable implementation timelines;

•	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure;

•	our ability to effectively manage the size and composition of our network of healthcare providers relative to the level of demand for services from our members and our clients’ members and patients;

•	our ability to respond to competitive developments, including pricing changes and the introduction of new products and services by our competitors;

•	client and member retention and the timing and terms of client and member renewals;

•	changes to our pricing model;

•	our ability to introduce new features and services and enhance our existing platform and our ability to generate significant revenue from new features and services;

•	the mix of products and services sold during a period;

•	the impact of outages of our platform and associated reputational harm;

•	security or data privacy breaches and associated remediation costs;

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired companies;

•	changes in the fair values of our financial instruments (including, but not limited to, certain warrants assumed in connection with the Business Combination); and

•	the COVID-19 pandemic.

Most of our revenue in any given quarter is derived from contracts entered into with our clients during previous quarters. Consequently, a decline in new or renewed contracts in any one quarter may not be fully reflected in our revenue for that quarter. Such declines, however, would negatively affect our revenue in future periods and the effect of significant downturns in sales of and market demand for our solution, and potential changes in our renewals or renewal terms, may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to rapidly increase our total revenue through additional sales in any period, as revenue from new clients must be recognized over the applicable term of the contract. Accordingly, the effect of changes in the industry impacting our business or changes we experience in our new sales may not be reflected in our short-term results of operations. Any fluctuation in our quarterly results may not accurately reflect the underlying performance of our business and could cause a decline in the trading price of our securities.

We depend on our senior management team, and the loss of one or more of our executive officers or key employees or an inability to attract and retain highly skilled, very large and diverse employees could adversely affect our business.

Our success depends largely upon the continued services of our key members of senior management. These members of senior management are at-will employees and therefore they may terminate employment with us at any time with no advance notice. We also rely on our leadership team in the areas of research and development, marketing, services and general and administrative functions. From time to time, there may be changes in our management team resulting from the hiring or departure of executives, which could disrupt our business. The replacement of one or more of our executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives. Our business would also be adversely affected if we fail to adequately plan for succession of our executives and senior management; or if we fail to effectively recruit, integrate, retain and develop key talent and/or align our talent with our business needs, in light of the current rapidly changing environment. While we have succession plans in place and we have employment arrangements with a limited number of key executives, these do not guarantee that the services of these or suitable successor executives will continue to be available to us.

Our success is dependent on our ability to align our talent with our business needs, engage our employees and inspire our employees to be open to change, to innovate and to maintain member- and client-focus when delivering our services. To continue to execute our growth strategy, we also must attract and retain highly skilled personnel. Competition is intense for qualified professionals. We may not be successful in continuing to attract and retain qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled personnel with appropriate qualifications. The pool of qualified personnel with experience working in the healthcare market is limited overall. In addition, many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, as we expand internationally, we face the challenge of recruiting, integrating, educating, managing, retaining and developing a more culturally diverse workforce.

In addition, in making employment decisions, particularly in high-technology industries, job candidates often consider the value of the stock options or other equity instruments they are to receive in connection with their employment. Volatility in the price of our stock may, therefore, adversely affect our ability to attract or retain highly skilled personnel. Further, the requirement to expense stock options and other equity instruments may discourage us from granting the size or type of stock option or equity awards that job candidates require to join our company. Failure to attract new personnel or failure to retain and motivate our current personnel, could have a material adverse effect on our business, financial condition and results of operations.

We may acquire other companies or technologies, which could divert our management’s attention, result in dilution to our stockholders and otherwise disrupt our operations and we may have difficulty integrating any such acquisitions successfully or realizing the anticipated benefits therefrom, any of which could have a material adverse effect on our business, financial condition and results of operations.

We intend to seek to acquire or invest in businesses, software-based products and services or technologies that we believe could complement or expand our solution, enhance our technical capabilities or otherwise offer growth opportunities. To pursue this strategy successfully, we must identify attractive acquisition or investment opportunities and successfully complete transactions, some of which may be large and complex. We may not be able to identify or complete attractive acquisition or investment opportunities due to, among other things, the intense competition for these transactions. If we are not able to identify and complete such acquisition or investment opportunities, our future results of operations and financial condition may be adversely affected. Additionally, the pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

If we acquire additional businesses, we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including, but not limited to:

•	inability to integrate or benefit from acquired technologies or services in a profitable manner;

•	unanticipated costs or liabilities associated with the acquisition;

•	difficulty integrating the accounting systems, operations and personnel of the acquired business;

•	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

•

difficulty converting the clients of the acquired business onto our platform and contract terms, including disparities in the revenue, licensing, support or professional services model of the acquired company;

•	diversion of management’s attention from other business concerns;

•	adverse effects to our existing business relationships with business partners and clients as a result of the acquisition;

•	the potential loss of key employees;

•	use of resources that are needed in other parts of our business; and

•	use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which generally must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our results of operations based on this impairment assessment process, which could adversely affect our results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations. In addition, if an acquired business fails to meet our expectations, our business, financial condition and results of operations may suffer.

Economic uncertainties or downturns in the general economy or the industries in which our clients operate could disproportionately affect the demand for our solution and negatively impact our results of operations.

General worldwide economic conditions have experienced significant downturns during the last ten years, and market volatility and uncertainty remain widespread, making it potentially very difficult for our clients and us to accurately forecast and plan future business activities. During challenging economic times, our clients may have difficulty gaining timely access to sufficient credit or obtaining credit on reasonable terms, which could impair their ability to make timely payments to us and adversely affect our revenue. If that were to occur, our financial results could be harmed. Further, challenging economic conditions may impair the ability of our clients to pay for the software-based products and services they already have purchased from us and, as a result, our write-offs of accounts receivable could increase. We cannot predict the timing, strength or duration of any economic slowdown or recovery. If the condition of the general economy or markets in which we operate worsens, our business could be harmed.

Risks Related to Our Legal and Regulatory Environment

Our business could be adversely affected by legal challenges to our business model or by actions restricting our ability to provide the full range of our services in certain jurisdictions.

Our ability to conduct telehealth and teletherapy services in a particular jurisdiction is directly dependent upon the applicable laws governing remote care, the practice of medicine and healthcare delivery in general in such location, which are subject to changing political, regulatory and other influences. With respect to telehealth and teletherapy services, in the past, state medical boards have established new rules or interpreted existing rules in a manner that has limited or restricted our ability to conduct our business as it was conducted in other states. Some of these actions have resulted in the suspension or modification of our telehealth and teletherapy operations in certain states. However, the extent to which a jurisdiction considers particular actions or relationships to comply with the applicable standard of care is subject to change and to evolving interpretations by (in the case of U.S. states) medical boards and state attorneys general, among others, each with broad discretion. Accordingly, we must monitor our compliance with the law in every jurisdiction in which we operate, on an ongoing basis, and we cannot provide assurance that our activities and arrangements, if challenged, will be found to be in compliance with the law. Although the COVID-19 pandemic has led to the relaxation of certain Medicare, Medicaid and state licensure restrictions on the delivery of telehealth and teletherapy services, it is uncertain how long the relaxed policies will remain in effect, and, there can be no guarantee that once the COVID-19 pandemic is over that such restrictions will not be reinstated or changed in a way that adversely affects our business.

Additionally, it is possible that the laws and rules governing the practice of medicine and the practice of pharmacy, including remote care, in one or more jurisdictions may change in a manner deleterious to our business. For instance, a few states have imposed different, and, in some cases, additional, standards regarding the provision of services via telehealth and teletherapy. Some states impose strict standards on using telehealth and teletherapy to prescribe certain classes of controlled substances that can be commonly used to treat behavioral health disorders. The unpredictability of this regulatory landscape means that sudden changes in policy regarding standards of care and reimbursement are possible. If a successful legal challenge or an adverse change in the relevant laws were to occur, and we or our affiliated medical group were unable to adapt our business model accordingly, our operations in the affected jurisdictions would be disrupted, which could have a material adverse effect on our business, financial condition and results of operations.

Evolving government regulations may result in increased costs or adversely affect our results of operations.

In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion or reinterpretation of various laws and regulations. Compliance with these future laws and regulations may require us to change our practices at an undeterminable and possibly significant initial monetary and recurring expense. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our results of operations. We have identified what we believe are the areas of government regulation that, if changed, would be costly to us. These include rules governing the practice of medicine by physicians; laws relating to licensure requirements for physicians and other licensed health professionals; laws limiting the corporate practice of medicine and professional fee-splitting; laws governing the issuances of prescriptions in an online setting; cybersecurity and privacy laws; and laws and rules relating to the distinction between independent contractors and employees. There could be laws and regulations applicable to our business that we have not identified or that, if changed, may be costly to us, and we cannot predict all the ways in which implementation of such laws and regulations may affect us.

In the jurisdictions in which we operate, even where we believe we are in compliance with all applicable laws, due to the uncertain regulatory environment, certain jurisdictions may determine that we are in violation of their laws. In the event that we must remedy such violations, we may be required to modify our services and products in a manner that undermines our solution’s attractiveness to our clients, members or providers or experts, we may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such jurisdictions are overly burdensome, we may elect to terminate our operations in such places. In each case, our revenue may decline and our business, financial condition and results of operations could be materially adversely affected.

Additionally, the introduction of new services may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require obtaining appropriate licenses or certificates, increasing our security measures and expending additional resources to monitor developments in applicable rules and ensure compliance. The failure to adequately comply with these future laws and regulations may delay or possibly prevent some of our products or services from being offered to members and clients, or their members and patients, which could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on our relationships with affiliated professional entities, which we do not own, to provide physician and other professional services, and our business, financial condition and our ability to operate in certain jurisdictions would be adversely affected if those relationships were disrupted or if our arrangements with our providers or clients are found to violate state laws prohibiting the corporate practice of medicine or fee splitting.

We are in the process of transitioning to a structure where we will enter into various agreements with a Texas professional association entity, TPN, which in turn will contract with our affiliated professional entities and physicians, therapists, and other licensed professionals for clinical and professional services provided to our members. Once this structure is implemented, there is a risk that U.S. state authorities in some jurisdictions may find that these contractual relationships with professional entities, physicians and other healthcare providers providing telehealth and teletherapy violate laws prohibiting the corporate practice of medicine and professional fee splitting. These laws generally prohibit the practice of medicine by lay persons or entities and prohibit us from employing physicians and certain licensed professionals, directing the clinical practice of physicians and certain licensed professionals, holding an ownership interest in an entity that employs physicians and certain licensed professionals or from engaging in certain financial arrangements, such as splitting professional fees with physicians and certain licensed professionals. The laws are intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing a healthcare provider’s professional judgment. The extent to which each state considers particular actions or contractual relationships to constitute improper influence of professional judgment varies across the states and is subject to change and to evolving interpretations by state boards of medicine and professional counselors and therapists, and state attorneys general, among others. As such, we must monitor our compliance with applicable laws in every jurisdiction in which we operate on an ongoing basis and we cannot guarantee that subsequent interpretation of the corporate practice of medicine or fee splitting laws will not circumscribe our business operations.

TPN will contract with therapists and other licensed professionals or enter into agreements with our affiliated professional entities, physicians, therapists and other licensed professionals for the clinical and professional services provided to our members. We do not own TPN or the professional entities with which it will contract. TPN is owned by an independent Texas-licensed physician, and the other professional entities will be owned by physicians qualified to own such professional entities in the respective states. Once fully implemented, we expect that these relationships will continue, however, we cannot guarantee that they will. A material change in our relationship with TPN or among TPN and the contracted professional entities, whether resulting from a dispute among the entities, a change in government regulation, or the loss of these affiliations, could impair our ability to provide services to members as we intend under the transitioned structure and could have a material adverse effect on our business, financial condition, and results of operations.

State corporate practice of medicine doctrines also often impose penalties on physicians themselves for aiding the corporate practice of medicine, which could discourage physicians from participating in our network of providers. Due to the prevalence of the corporate practice of medicine doctrine, including in states where we conduct our business, we are in the process of finalizing certain agreements with TPN, which is a 100% physician-owned independent entity. One such agreement is a management services agreement with TPN, pursuant to which TPN reserves exclusive control and responsibility for all aspects of the practice of medicine and the delivery of medical services and we provide non-clinical management and administrative services in exchange for a fee. The other professional entities, physicians, therapists and other licensed professionals who will provide clinical and professional services to our members through contracts with TPN will also retain exclusive control and responsibility for all aspects of medical services provided to our members. Although we seek to substantially comply with applicable state prohibitions on the corporate practice of medicine and fee splitting, state officials who administer these laws or other third parties may successfully challenge our organization and contractual arrangements with our providers once implemented. If such a claim were successful, we could be subject to civil and criminal penalties and could be required to restructure or terminate the applicable contractual arrangements. A determination that these arrangements violate state statutes, or our inability to successfully restructure our relationships with our providers to comply with these statutes, could eliminate clients located in certain states from the market for our services. Furthermore, the arrangements we are in the process of finalizing or will enter into to comply with state corporate practice of medicine doctrines and fee splitting laws could subject us to additional scrutiny by federal and state regulatory bodies regarding federal and state fraud and abuse laws. Any scrutiny, investigation, adverse determination or litigation with regard to our arrangements with TPN and our affiliated professional entities could have a material adverse effect on our business, financial condition, and results of operations.

The impact on us of recent healthcare legislation and other changes in the healthcare industry and in healthcare spending is currently unknown, but may adversely affect our business, financial condition and results of operations.

The impact on us of healthcare reform legislation and other changes in the healthcare industry and in healthcare spending is currently unknown, but may adversely affect our business, financial condition and results of operations. Our revenue is dependent on the healthcare industry and could be affected by changes in healthcare spending, reimbursement and policy. The healthcare industry is subject to changing political, regulatory and other influences. The Affordable Care Act in 2010 made major changes in how healthcare is delivered and reimbursed, and it increased access to health insurance benefits to the uninsured and underinsured population of the United States.

Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA as well as recent efforts by the Trump administration to repeal or replace certain aspects of the ACA. For example, the Tax Cuts and Jobs Act of 2017 was enacted, which includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Since the enactment of the Tax Cuts and Jobs Act of 2017, there have been additional amendments to certain provisions of the ACA. We expect with the anticipated changes to the U.S. presidency and Congress, there will likely be additional changes to the ACA and/or repeal or replacement of certain changes implemented by the Trump administration. It is uncertain the extent to which any such changes may impact our business or financial condition. President Joe Biden and Congress may consider other legislation to change elements of the ACA. In December 2019, a federal appeals court held that the individual mandate portion of the ACA was unconstitutional and left open the question whether the remaining provisions of the ACA would be valid without the individual mandate. On November 10, 2020, the U.S. Supreme Court heard oral arguments and is in the process of reviewing this case. A decision is expected in 2021. We continue to evaluate the effect that the ACA and its possible modification or repeal and replacement has on our business. It is uncertain the extent to which any such changes may impact our business or financial condition.

Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011 and subsequent laws, which began in 2013 and will remain in effect through 2029, with the exception of a temporary suspension from May 1, 2020 through March 31, 2021, unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. New laws may result in additional reductions in Medicare and other healthcare funding, which may materially adversely affect consumer demand and affordability for our products and services and, accordingly, the results of our financial operations. Additional changes that may affect our business include the expansion of new programs such as Medicare payment for performance initiatives for physicians under the Medicare Access and CHIP Reauthorization Act of 2015 (MACRA) which first affected physician payment in 2019. At this time, it is unclear how the introduction of the Medicare quality payment program will impact overall physician reimbursement.

Such changes in the regulatory environment may also result in changes to our payer mix that may affect our operations and revenue. In addition, certain provisions of the ACA authorize voluntary demonstration projects, which include the development of bundling payments for acute, inpatient hospital services, physician services and post-acute services for episodes of hospital care. Further, the ACA may adversely affect payers by increasing medical costs generally, which could have an effect on the industry and potentially impact our business and revenue as payers seek to offset these increases by reducing costs in other areas. Certain of these provisions are still being implemented and the full impact of these changes on us cannot be determined at this time.

Uncertainty regarding future amendments to the ACA as well as new legislative proposals to reform healthcare and government insurance programs, along with the trend toward managed healthcare in the United States, could result in reduced demand and prices for our services. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments and other third party payers will pay for healthcare products and services, which could adversely affect our business, financial condition and results of operations.

We conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations or experience adverse publicity, which could have a material adverse effect on our business, financial condition, and results of operations.

Although our services are not currently reimbursed by government healthcare programs such as Medicare or Medicaid, any future reimbursement from federal and/or state healthcare programs could expose our business to broadly applicable fraud and abuse laws and other healthcare laws and regulations that would regulate the business. The U.S. healthcare industry is heavily regulated and closely scrutinized by federal and state governments. Comprehensive statutes and regulations govern the manner in which we and our affiliated professional entities may provide and bill for services and collect reimbursement from governmental programs and private payers, our contractual relationships with TPN and its corresponding relationship with its contracted providers, vendors and clients, our marketing activities and other aspects of our operations. Applicable and potentially applicable U.S. federal and state healthcare laws and regulations include, but are not limited, to the following:

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the federal physician self-referral law, commonly referred to as the Stark Law, that, unless one of the statutory or regulatory exceptions apply, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibit the entity from billing Medicare or Medicaid for such designated health services. Sanctions for violating the Stark Law include denial of payment, civil monetary penalties of up to $25,820 per claim submitted and exclusion from the federal health care programs. Failure to refund amounts received as a result of a prohibited referral on a timely basis may constitute a false or fraudulent claim and may result in civil penalties and additional penalties under the FCA. The statute also provides for a penalty of up to $172,137 for a circumvention scheme;

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the federal Anti-Kickback Statute that prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. Remuneration has been interpreted broadly to be anything of value, and could include compensation, discounts, or free marketing services. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. Violations of the federal Anti-Kickback Statute may result in civil monetary penalties up to $104,330 for each violation, plus up to three times the remuneration involved. Civil penalties for such conduct can further be assessed under the federal False Claims Act. Violations can also result in criminal penalties, including criminal fines of up to $100,000 and imprisonment of up to 10 years. Similarly, violations can result in exclusion from participation in government healthcare programs, including Medicare and Medicaid;

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the criminal healthcare fraud provisions of the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their implementing regulations, which we collectively refer to as HIPAA, and related rules that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

•	HIPAA, which also imposes certain regulatory and contractual requirements regarding the privacy, security and transmission of PHI;

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the federal False Claims Act that imposes civil and criminal liability, including treble damages and mandatory minimum penalties of $11,665 to $23,331 per false claim or statement, on individuals or entities that knowingly submit false or fraudulent claims for payment to the government or knowingly making, or causing to be made, a false statement in order to have a false claim paid, including qui tam or whistleblower suits. A claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

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the federal Civil Monetary Law prohibits, among other things, the offering or transfer of remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state healthcare program, unless an exception applies;

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similar state law provisions pertaining to Anti-Kickback, self-referral and false claims issues, some of which may apply to items or services reimbursed by any third party payer, including commercial insurers or services paid out-of-pocket by patients;

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state laws that prohibit general business corporations, such as us, from practicing medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting fees with physicians;

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the Federal Trade Commission Act and federal and state consumer protection, advertisement and unfair competition laws, which broadly regulate marketplace activities and activities that could potentially harm consumers, including information practices;

•	laws that regulate debt collection practices as applied to our debt collection practices;

•	a provision of the Social Security Act that imposes criminal penalties on healthcare providers who fail to disclose or refund known overpayments; and

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federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to provide physician and other professional services, to enroll and participate in the Medicare and Medicaid programs, to report certain changes in their operations to the agencies that administer these programs, as well as state insurance laws.

Because of the breadth of these laws and the need to fit certain activities within one of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Achieving and sustaining compliance with these laws may prove costly. Failure to comply with these laws and other laws can result in civil and criminal penalties such as fines, damages, overpayment recoupment, loss of enrollment status and, if in the future we provide services reimbursable by government healthcare programs, exclusion from the Medicare and Medicaid programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity.

The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our business. We cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations.

Our use and disclosure of personally identifiable information, including PHI, personal data, and other health information, is subject to state, federal or other privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our client base and member bases and revenue.

The privacy and security of personally identifiable information (“PII”) stored, maintained, received or transmitted electronically is an enforcement priority in the United States and abroad. While we strive to comply with all applicable privacy and security laws and regulations, as well as our own posted privacy policies, legal standards for privacy, including but not limited to “unfairness” and “deception,” as enforced by the FTC and state attorneys general, any failure or perceived failure to comply with such requirements may result in proceedings or actions against us by government entities or private parties, or could cause us to lose clients or members, any of which could have a material adverse effect on our business. Recently, there has been an increase in public awareness of privacy issues in the wake of revelations about the activities of various government agencies and in the number of private privacy-related lawsuits filed against companies. Any allegations about our practices with regard to the collection, use, disclosure, or security of personally identifiable information or other privacy-related matters, even if unfounded and even if we are in compliance with applicable laws, could damage our reputation and harm our business.

We also publish statements to our clients and members that describe how we handle and protect personal information. If federal or state regulatory authorities or private litigants consider any portion of these statements to be inaccurate, incomplete, or not fully implemented, we may be subject to claims of deceptive practices or other violation of law, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims and complying with regulatory or court orders.

Numerous federal and state laws and regulations govern collection, storage, dissemination, use, retention, transfer, disposal, security and confidentiality of personally identifiable health information, including HIPAA; U.S. state privacy, security and breach notification and healthcare information laws; the California Consumer Protection Act (“CCPA”); and other data protection laws.

HIPAA establishes a set of basic national privacy and security standards for the protection of PHI, to covered entities, including certain types of health care providers and their service providers that access PHI, known as business associates. HIPAA requires covered entities and business associates to maintain policies and procedures governing PHI that is used or disclosed, and to implement administrative, physical and technical safeguards to protect PHI, including PHI maintained, used and disclosed in electronic form. These safeguards include employee training, identifying business associates with whom covered entities need to enter into HIPAA-compliant contractual arrangements and various other measures. Ongoing implementation and oversight of these measures involves significant time, effort and expense. While we undertake substantial efforts to secure the PHI we maintain, use and disclose in electronic form, a cyber-attack or other intrusion that bypasses our information security systems causing an information security breach, loss of PHI, confidential member information, or other data subject to privacy laws or a material disruption of our operational systems could result in a material adverse impact on our business, along with potentially substantial fines and penalties. When acting as a service provider to licensed therapists or employee assistance programs (group health plans), we are considered a business associate under HIPAA. In some instances we may be considered a covered entity under HIPAA where our own employees are providing direct therapeutic care.

HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims. Additionally, HIPAA imposes mandatory penalties for certain violations. Penalties for such violations of HIPAA and its implementing regulations include civil monetary penalties of up to $59,522 per violation, not to exceed approximately $1.8 million for violations of the same standard in a single calendar year (as of 2020, and subject to periodic adjustments for inflation). However, a single breach incident can result in violations of multiple standards, which could result in significant fines. A person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal penalty of up to $50,000 and up to one-year of imprisonment. The criminal penalties increase if the wrongful conduct involves false pretenses or the intent to sell, transfer, or use identifiable health information for commercial advantage, personal gain, or malicious harm. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI. Any such penalties or lawsuits could harm our business, financial condition, results of operations and prospects. In addition, HIPAA mandates that the Secretary of the U.S. Department of Health and Human Services (“HHS”) conduct periodic compliance audits of HIPAA covered entities or business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator.

HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

Further, the U.S. federal government and various states and governmental agencies have adopted or are considering adopting various laws, regulations and standards regarding the collection, use, retention, security, disclosure, transfer and other processing of sensitive and personal information. For example, California implemented the California Consumer Privacy Act, or CCPA, which came into effect on January 1, 2020, and to which we are subject. The CCPA imposes obligations and restrictions on businesses regarding their collection, use, processing, retaining and sharing of personal information and provides new and enhanced data privacy rights to California residents. Specifically, the CCPA mandates that covered companies provide new disclosures to California consumers and afford such consumers new data privacy rights that include, among other things, the right to request a copy from a covered company of the personal information collected about them, the right to request deletion of such personal information, and the right to request to opt-out of certain sales of such personal information. The CCPA provides for civil penalties for violations, which could result in statutory penalties of up to $2,500 per violation, or up to $7,500 per violation if the violation is intentional. The CCPA also provides a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. Protected health information that is subject to HIPAA is excluded from the CCPA; however, information we hold about individual residents of California that is not subject to HIPAA would be subject to the CCPA. Because the CCPA is relatively new, there is still some uncertainty about how HIPAA and other exceptions may be applied under the CCPA. Furthermore, California voters approved the California Privacy Rights Act (“CPRA”) on November 3, 2020, which will amend and expand the CCPA, including by providing consumers with additional rights with respect to their personal information. The CPRA will come into effect on January 1, 2023, applying to information collected by businesses on or after January 1, 2022.

With laws and regulations such as HIPAA, the CCPA, and the CPRA imposing relatively burdensome obligations, and with substantial uncertainty over the interpretation and application of these and other laws and regulations to our business, we may face challenges in addressing their requirements and making necessary changes to our policies and practices, and may incur significant costs and expenses in an effort to do so.

Moreover, California implemented the California Confidentiality of Medical Information Act, which imposes restrictive requirements regulating the use and disclosure of health information and other personally identifiable information. These laws and regulations are not necessarily preempted by HIPAA, particularly if a state affords greater protection to individuals than HIPAA. Where state laws are more protective, we have to comply with the stricter provisions. In addition to fines and penalties imposed upon violators, some of these state laws also afford private rights of action to individuals who believe their personal information has been misused, such as the CCPA.

There are many other state-based data privacy and security laws and regulations that may impact our business. All of these evolving compliance and operational requirements impose significant costs that are likely to increase over time, may require us to modify our data processing practices and policies, divert resources from other initiatives and projects and could restrict the way services involving data are offered, all of which may adversely affect our results of operations. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts. State laws are changing rapidly and there is discussion in Congress of a new federal data protection and privacy law to which we may be subject.

The interplay of federal and state laws may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our clients and potentially exposing us to additional expense, adverse publicity and liability. Further, as regulatory focus on privacy issues continues to increase and laws and regulations concerning the protection of personal information expand and become more complex, these potential risks to our business could intensify. Changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as PHI or PII, along with increased customer demands for enhanced data security infrastructure, could greatly increase our cost of providing our services, decrease demand for our services, reduce our revenue and/or subject us to additional liabilities.

There are numerous foreign laws, regulations and directives regarding privacy and the collection, storage, transmission, use, processing, disclosure and protection of PII and other personal or customer data, the scope of which is continually evolving and subject to differing interpretations. If we provide services to members outside the United States, we may be subject to such laws, regulations, directives and obligations in relation to processing of personal data in our customer contracts, and we may be subject to significant consequences, including penalties, fines and contractual liability, for our failure to comply. While we have not undertaken a comprehensive review of the GDPR applicability to our business given we only have very small number of users from that region, the GDPR imposes stringent data protection requirements, with enhanced obligations on the processing of sensitive data, including information that relates to mental health, and provides for severe penalties for breach, which could be imposed directly in connection with future European operations. EU Member States are also able to legislate separately on sensitive data (i.e. mental health), and we must comply with these local laws where we operate. European data protection law also imposes strict rules on the transfer of personal data out of the EEA to the United States that are currently the subject of draft guidance. Following its departure from the EU, the United Kingdom has its own national legislation that imposes similar obligations and penalties to the GDPR. These obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other requirements or our practices. The relationship between the UK and the EU in relation to certain aspects of data protection law, particularly transfers of personal data (on expiry of the current grace period on June 30, 2021, unless terminated earlier), remains unsettled following the Brexit Trade and Cooperation Agreement and regulatory changes in both the EU and UK may lead to additional compliance costs and could increase our overall risk. Failure to comply with the requirements of the GDPR and the applicable national data protection laws of the EU and European Economic Area (“EEA”) member states or the UK may result in fines of up to €20,000,000 (or £17.5 million in the UK) or up to 4% of the total worldwide annual revenue of the preceding financial year under each regime, whichever is higher, and other administrative penalties. If we provide services outside the United States, we must may need to comply with such laws, regulations and directives and we may be subject to significant consequences, including penalties and fines, for our failure to comply. For example, the European Commission has enacted the General Data Protection Regulation (“GDPR”), that became effective in May 2018 for controllers and processors of personal data, which imposes more stringent data protection requirements and provides for severe penalties for breach, which could be imposed directly in connection with future European operations. Failure to comply with the requirements of GDPR and the applicable national data protection laws of the EU and European Economic Area (“EEA”) member states may result in fines of up to €20,000,000 or up to 4% of the total worldwide annual revenue of the preceding financial year, whichever is higher, and other administrative penalties. To comply with the GDPR we may be required to put in place additional mechanisms policies and procedures ensuring compliance. European data protection law also imposes strict rules on the transfer of personal data out of the EEA to the United States that are currently the subject of draft guidance. These obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other requirements or our practices. Moreover, following the United Kingdom’s (“UK”) withdrawal from the EU, we have to comply with the GDPR and separately the GDPR as implemented in the UK, each regime having the ability to fine up to the greater of

€20 million (£17 million) or 4% of global turnover. The relationship between the UK and the EU in relation to certain aspects of data protection law remains unclear, e.g. how data transfers between EU member states and the UK will be treated. These changes may lead to additional compliance costs and could increase our overall risk. Furthermore, any failure, or perceived failure, by us to comply with or make effective modifications to our policies, or to comply with any federal, state, or international privacy, data-retention or data-protection-related laws, regulations, orders or industry self-regulatory principles could result in proceedings or actions against us by governmental entities or others, a loss of client and member confidence, damage to our brand and reputation, and a loss of clients and/or members, any of which could have an adverse effect on our business.

Because of the breadth of these laws and the narrowness of their exceptions and safe harbors, it is possible that our business activities can be subject to challenge under one or more of such laws. The applicability, scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform. Federal, state and foreign enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers and of processing of health data generally, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Any such investigations, prosecutions, convictions or settlements could result in significant financial penalties, damage to our brand and reputation, and a loss of clients and/or members, any of which could have an adverse effect on our business.

In addition, any significant change to applicable laws, regulations or industry practices regarding the collection, use, retention, security or disclosure of our users’ content, or regarding the manner in which the express or implied consent of users for the collection, use, retention or disclosure of such content is obtained, could increase our costs and require us to modify our services and features, possibly in a material manner, which we may be unable to complete and may limit our ability to store and process user data or develop new services and features. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

Because of the extreme sensitivity of the information which we receive, store and transmit on behalf of therapists, clients, and others, the security features of our technology platform are very important. Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber-attacks. Hackers and data thieves are increasingly sophisticated and operating large-scale and complex automated attacks. As cyber threats continue to evolve, we may be required to expend additional resources to further enhance our information security measures, develop additional protocols and/or to investigate and remediate any information security vulnerabilities.

If our security measures, some of which are managed by third parties, are breached or fail, unauthorized persons may be able to obtain access to sensitive client and member data, including PHI and PII. As a result, our reputation could be severely damaged, adversely affecting client and member confidence. Members may curtail their use of or stop using our services or our client base could decrease, which would cause our business to suffer. In addition, we could face litigation, damages for contract breach, penalties and regulatory actions for violation of HIPAA and other applicable laws or regulations and significant costs for remediation, notification to individuals and for measures to prevent future occurrences. Any potential security breach could also result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to clients or other business partners in an effort to maintain our business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. While we maintain insurance covering certain security and privacy damages and claim expenses, we cannot be certain that our insurance coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against us relating to any incident, will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation, business, financial condition and results of operations..

We outsource important aspects of the storage and transmission of client and member information, and thus rely on third parties to manage functions that have material cyber-security risks. We attempt to address these risks by requiring outsourcing subcontractors who handle client and member information to sign agreements contractually requiring those subcontractors to adequately safeguard PII and PHI to the same extent that applies to us and in some cases by requiring such outsourcing subcontractors to undergo third-party security examinations. In addition, we periodically hire third-party security experts to assess and test our security posture. However, we cannot assure you that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of client and members’ proprietary and protected health information.

Due to applicable laws and regulations or contractual obligations, we may be held responsible for any information security failure or cyber-attack attributed to our vendors as they relate to the information we share with them. In addition, because we do not control our vendors and our ability to monitor their data security is limited, we cannot ensure the security measures they take will be sufficient to protect confidential, proprietary, or sensitive data, including personal data. We are at risk of a cyber-attack involving a vendor or other third party, which could result in a breakdown of such third party’s data protection processes or the cyber-attackers gaining access to our information systems or data through the third party. Regardless of whether an actual or perceived cyber-attack is attributable to us or our vendors, such an incident could, among other things, result in improper disclosure of information, harm our reputation and brand, reduce the demand for our products and services, lead to loss of client confidence in the effectiveness of our security measures, disrupt normal business operations or result in our systems or products and services being unavailable. In addition, it may require us to spend material resources to investigate or correct the breach and to prevent future security breaches and incidents, expose us to uninsured liability, increase our risk of regulatory scrutiny, expose us to legal liabilities, including litigation, regulatory enforcement, indemnity obligations or damages for contract breach, divert the attention of management from the operation of our business and cause us to incur significant costs, any of which could affect our financial condition, operating results and our reputation. Moreover, there could be public announcements regarding any such incidents and any steps we take to respond to or remediate such incidents, and if securities analysts or investors perceive these announcements to be negative, it could, among other things, have a substantial adverse effect on the price of our common stock. In addition, our remediation efforts may not be successful and any failure related to these activities could result in significant liability and/or have a material adverse effect on our business, reputation and financial condition.

We may be exposed to compliance obligations and risks under anti-corruption, export controls and economic sanctions laws and regulations of the United States and applicable non-U.S. jurisdictions, and any instances of noncompliance could have a material adverse effect on our reputation and the results of our operations.

Expansion of our operations into markets outside the United States is one of our strategies for the future growth of our business. In connection with those plans, we may be or may become subject to compliance obligations under anti-corruption laws and regulations imposed by governmental authorities around the world with jurisdiction over our operations, which may include the FCPA, as well as the anti-corruption laws and regulations of other jurisdictions where we conduct business. These laws and regulations apply to companies, directors, officers, employees and agents, and may impact the way we conduct our operations, trade practices, investment decisions and partnering activities. Where they apply, the FCPA and the U.K. Bribery Act of 2010 (the “UK Bribery Act”) prohibit us and our officers, directors and employees, as well as any third parties acting on our behalf, including joint venture partners and agents, from corruptly offering, promising, authorizing or providing anything of value to public officials or other persons for the purpose of influencing official decisions or obtaining or retaining business or otherwise obtaining an improper business benefit. As part of our business, we may deal with non-U.S. governments and state-owned business enterprises, the employees and representatives of which may be considered foreign officials for purposes of the FCPA.

In connection with our planned expansion of our international operations, we will become subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and agents into contact with public officials responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations. Our business also will need to be conducted in compliance with applicable export controls and economic sanctions laws and regulations, including those of the U.S. government, the governments of other countries in which we operate or plan to operate in or conduct business and various multilateral organizations. Such laws and regulations include, without limitation, those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant sanctions authorities. Our provision of services to persons located outside the United States may be subject to certain regulatory prohibitions, restrictions or other requirements, including certain licensing or reporting requirements pursuant to export controls and economic sanctions laws and regulations. Our provision of services outside of the United States exposes us to the risk of violating, or being accused of violating, anti-corruption, exports controls and economic sanctions laws and regulations. Though we have implemented an anti-corruption policy, as well as formal training and monitoring programs, we cannot ensure that our policies and procedures will always protect us from risks associated with any unlawful acts carried out by our employees or agents. Violations of anti-corruption, exports controls or economic sanctions laws and regulations may expose us to reputational harm, as well as significant civil and criminal penalties, including monetary fines, imprisonment, disgorgement of profits, injunctions, suspension or debarment from government contracts, and other remedial measures. Investigations of alleged violations can be expensive and disruptive to our operations. Violations could have a material adverse effect on our reputation, business, financial condition and results of operations.

Risks Related to Our Intellectual Property

Any failure to protect, enforce or defend our intellectual property rights could impair our ability to protect our technology and our brand.

Our success depends in part on our ability to maintain, protect and enforce our intellectual property and other proprietary rights. We rely upon a combination of trademark, patent and trade secret laws, as well as license and access agreements and other contractual provisions, to protect our intellectual property rights. These laws, procedures and agreements provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed, diluted or misappropriated.

We attempt to protect our intellectual property and proprietary information by requiring our employees, consultants and certain of our contractors to execute confidentiality and assignment of inventions agreements. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. The assignment of intellectual property rights under these agreements may not be self-executing or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. In addition, we may not be able to prevent the unauthorized disclosure or use of our technical know-how or other trade secrets by the parties to these agreements despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures is difficult and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. Additionally, if a competitor lawfully obtains or independently develops the technology we maintain as a trade secret, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position.

Despite our efforts to protect our trade secrets and proprietary technologies, third parties may gain access to our proprietary information. They may also develop and market solutions similar to ours or use trademarks similar to ours, each of which could materially harm our business. Unauthorized parties may also attempt to copy or obtain and use our technology to develop applications with the same functionality as our solutions, and policing unauthorized use of our technology and intellectual property rights is difficult and may not be effective. The failure to adequately protect our intellectual property and other proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

In addition, we use open-source software in connection with our proprietary software and expect to continue to use open-source software in the future. Some open-source licenses require licensors to provide source code to licensees upon request or prohibit licensors from charging a fee to licensees. While we try to insulate our proprietary code from the effects of such open-source license provisions, we cannot guarantee we will be successful. Accordingly, we may face claims from others claiming ownership of, or seeking to enforce the license terms applicable to such open-source software, including by demanding release of the open-source software, derivative works or our proprietary source code that was developed or distributed with such software. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and results of operations. In addition, if the license terms for the open-source code change, we may be forced to re-engineer our software or incur additional costs. We cannot assure you that we have not incorporated open-source software into our proprietary software in a manner that may subject our proprietary software to an open-source license that requires disclosure, to clients or members or the public, of the source code to such proprietary software. Any such disclosure would have a negative effect on our business and the value of our proprietary software.

Third parties may challenge the validity of our trademarks and patents or oppose trademark and patent applications. We may not be able to obtain and enforce additional patents to protect our proprietary rights from use by potential competitors. Companies with other patents could require us to stop using or pay to use required technology.

Our commercial success depends in large part on our ability to obtain and maintain intellectual property protection through trademarks, patents, trade secrets and contracts in the United States and other countries with respect to our software and technology. If we do not adequately protect our intellectual property rights, competitors may be able to erode, negate or preempt any competitive advantage we may have, which could harm our business.

We rely on our trademarks, trade name and brand names to distinguish our products and services from the products and services of our competitors, and we have registered or applied to register many of these trademarks. We cannot assure you that any future trademark applications will be approved. Third parties may also oppose our future trademark applications, or otherwise challenge our use of our trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand products or services, which could result in time and expense to re-program our software and websites, loss of brand recognition, and could require us to devote resources to advertising and marketing new brands.

We have applied for, and intend to continue to apply for, patents relating to our software and technology. Such applications may not result in the issuance of any patents, and any patents that may be issued may not provide adequate protection from competition. Furthermore, because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, it is possible that patents issued to us may be challenged successfully and found to be invalid or unenforceable in the future. In that event, any competitive advantage that such patents might provide would be lost. If we are unable to secure or maintain patent coverage, our technology could become subject to competition from the sale of similar competing products.

Competitors may also be able to design around our now held or later issued patents. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of such patents or narrow the scope of our patent protection. If these developments were to occur, we could face increased competition. In addition, filing, prosecuting, maintaining, defending and enforcing patents on our software and technology in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States.

From time to time, patents issued to us relating to our software and technology may be infringed by the products or processes of others. The cost of enforcing patent rights against infringers, if such enforcement is required, could be significant and the time demands could interfere with our normal operations. Efforts to defend our intellectual property rights could incur significant costs and may or may not be resolved in our favor. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Regardless of the outcome, the cost and distraction associated with any such enforcement efforts could harm our business.

We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

We could become a party to intellectual property litigation and other infringement proceedings. The cost to us of any intellectual property litigation or other infringement or misappropriation proceeding, even if resolved in our favor, could be substantial. Some of our would-be competitors may sustain the costs of such litigation more effectively than we can because of their greater financial resources.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Companies in the Internet and technology industries are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, and our competitors and other third parties may hold patents or have pending patent applications, which could be related to our business. These risks have been amplified by the increase in third parties, which we refer to as non-practicing entities, whose sole or primary business is to assert such claims. Regardless of the merits of any intellectual property litigation, we may be required to expend significant management time and financial resources on the defense of such claims, and any adverse outcome of any such claim or the above referenced review could have a material adverse effect on our business, financial condition or results of operations. We expect that we may receive in the future notices that claim we or our clients using our solution have misappropriated, misused or otherwise infringed other parties’ intellectual property rights, particularly as the number of competitors in our market grows and the functionality of applications amongst competitors overlaps. Our existing, or any future, litigation, whether or not successful, could be extremely costly to defend, divert our management’s time, attention and resources, damage our reputation and brand and substantially harm our business.

We employ individuals who were previously employed at other companies in our field, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Additionally, in connection with such litigation, our use of such intellectual property could be temporarily or permanently enjoined forcing us to stop using such intellectual property altogether. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

In addition, in most instances, we have agreed to indemnify our clients against certain third-party claims, which may include claims that our solution infringes the intellectual property rights of such third parties. Our business could be adversely affected by any significant disputes between us and our clients as to the applicability or scope of our indemnification obligations to them. The results of any intellectual property litigation to which we may become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

•	cease offering or using technologies that incorporate the challenged intellectual property;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms, to sell or use the relevant technology; or

•	redesign technology to avoid infringement.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us or any obligation to indemnify our clients for such claims, such payments or costs could have a material adverse effect on our business, financial condition and results of operations.

Our proprietary software may not operate properly, which could damage our reputation, give rise to claims against us or divert application of our resources from other purposes, any of which could harm our business, financial condition and results of operations.

Proprietary software development is time-consuming, expensive and complex, and may involve unforeseen difficulties. We encounter technical obstacles from time to time, and it is possible that we may discover additional problems that prevent our proprietary applications from operating properly. If our solution does not function reliably or fails to achieve client expectations in terms of performance, clients could assert liability claims against us or attempt to cancel their contracts with us. This could damage our reputation and impair our ability to attract or maintain clients.

Moreover, data services are complex and those we offer have in the past contained, and may in the future develop or contain, undetected defects or errors. Material performance problems, defects or errors in our existing or new software-based products and services may arise in the future and may result from interface of our solution with systems and data that we did not develop and the function of which is outside of our control or undetected in our testing. These defects and errors, and any failure by us to identify and address them, could result in loss of revenue or market share, diversion of development resources, harm to our reputation and increased service and maintenance costs. Defects or errors may discourage existing or potential clients from purchasing our solution from us. Correction of defects or errors could prove to be impossible or impracticable. The costs incurred in correcting any defects or errors may be substantial and could have a material adverse effect on our business, financial condition and results of operations.

If we cannot resolve any technical issues in a timely manner, we may lose clients and our reputation may be harmed.

Our clients depend on our support services to resolve any technical issues relating to our solution and services, and we may be unable to respond quickly enough to accommodate short-term increases in member demand for support services, particularly as we increase the size of our client, member and patient bases. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors. It is difficult to predict member demand for technical support services, and if member demand increases significantly, we may be unable to provide satisfactory support services to our clients. Further, if we are unable to address clients’ needs in a timely fashion or further develop and enhance our solution, or if a client or member is not satisfied with the quality of work performed by us or with the technical support services rendered, then we could incur additional costs to address the situation or be required to issue credits or refunds for amounts related to unused services, and our profitability may be impaired and clients’ dissatisfaction with our solution could damage our ability to expand the number of software-based products and services purchased by such clients. These clients may not renew their contracts, seek to terminate their relationship with us or renew on less favorable terms. Moreover, negative publicity related to our client relationships, regardless of its accuracy, may further damage our business by affecting our reputation or ability to compete for new business with current and prospective clients. If any of these were to occur, our revenue may decline and our business, financial condition and results of operations could be adversely affected.

We may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships with third-parties that may not result in the development of commercially viable solutions or the generation of significant future revenues.

In the ordinary course of our business, we may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances, partnerships or other arrangements to develop products and to pursue new markets. Proposing, negotiating and implementing collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure, or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all. We have limited institutional knowledge and experience with respect to these business development activities, and we may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenues and could be terminated prior to developing any products. Additionally, we may not own, or may jointly own with a third party, the intellectual property rights in products and other works developed under our collaborations, joint ventures, strategic alliances or partnerships.

Additionally, we may not be in a position to exercise sole decision making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our future collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with any future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we may have limited control over the amount and timing of resources that any future collaborators devote to our or their future products. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements will be contractual in nature and will generally be terminable under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.

General Risk Factors

The price of our securities may be volatile.

The price of our securities may fluctuate due to a variety of factors, including:

•	the success of competitive services or technologies;

•	developments related to our existing or any future collaborations;

•	regulatory or legal developments in the United States and other countries;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	the recruitment or departure of key personnel;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	changes in the structure of healthcare payment systems;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	speculation in the press or investment community;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of our securities available for public sale;

•	changes in our board of directors or management;

•	general economic, industry and market conditions; and

•	the other factors described in this “Risk Factors” section.

These market and industry factors may materially reduce the market price of our common stock and warrants regardless of our operating performance.

The outbreak of the novel coronavirus (COVID-19) and its impact on business and economic conditions could adversely affect our business, results of operations and financial condition, and the extent and duration of those effects will be uncertain.

In March 2020, the World Health Organization declared COVID-19 a global pandemic. This contagious outbreak, which has continued to spread, and the related adverse public health developments, including orders to shelter-in-place, travel restrictions and mandated business closures, have adversely affected workforces, organizations, consumers, economies and financial markets globally, leading to an economic downturn and increased market volatility. It has also disrupted the normal operations of many businesses, including ours.

As a result of the COVID-19 pandemic, our personnel are working remotely, and it is possible that this could have a negative impact on the execution of our business plans and operations. If a natural disaster, power outage, connectivity issue, or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The increase in remote working may also result in consumer privacy, IT security and fraud concerns as well as increase our exposure to potential wage and hour issues.

We cannot predict with any certainty whether and to what degree the impact caused by the COVID-19 pandemic and reactions thereto will continue and expect to face difficulty accurately predicting our internal financial forecasts. The outbreak also presents challenges as our workforce is working remotely in helping new and existing clients, members and other consumers, many of whom are also generally working remotely.

It is not possible for us to accurately predict the duration or magnitude of the results of the COVID-19 and its effects on our business, results of operations or financial condition at this time, but such effects may be material. The COVID-19 pandemic may also have the effect of heightening many of the other risks identified elsewhere in this section.

We may need to raise additional capital in the future in order to execute our business plans, which may not be available on terms acceptable to us, or at all.

We have experienced recurring losses from operations, and negative cash flows at operations, and we expect our operating expenses will increase in the foreseeable future. We believe our cash and cash equivalents on hand, together with cash we expect to generate from future operations, will be sufficient to meet our working capital and capital expenditure requirements in the near future. However, in the future we may still require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and we may determine to engage in equity or debt financings or enter into credit facilities for other reasons. We may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If we raise additional funds through the issuance of equity or convertible debt or other equity-linked securities, our existing stockholders could experience significant dilution. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our securities may be volatile and, in the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common stock.

Securities research analysts may establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our securities price or trading volume could decline. While we expect research analyst coverage, if no analysts commence coverage of us, the market price and volume for our securities could be adversely affected.

Risks Related to Ownership of Our Common Stock and Our Warrants and Operating as a Public Company

We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.

As a public company, we will incur significant legal, accounting and other expenses that we do not incur as a private company. For example, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations of the SEC and Nasdaq, including the establishment and maintenance of effective disclosure and financial controls, changes in corporate governance practices and required filing of annual, quarterly and current reports with respect to our business and results of operations. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an emerging growth company. We are in the process of hiring additional accounting personnel and, as a public company, may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to establish an internal audit function.

We also expect that operating as a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This could also make it more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

If we fail to establish and maintain proper and effective internal control over financial reporting as a public company, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.

Pursuant to Section 404 of the Sarbanes-Oxley Act, following completion of the Business Combination, the report by management on internal control over financial reporting will be on Talkspace’s financial reporting and internal controls (as accounting acquirer), and an attestation of the independent registered public accounting firm will also be required. As a private company, Talkspace has not previously been required to conduct an internal control evaluation and assessment. The rules governing the standards that must be met for management to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

To comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, we may need to upgrade Old Talkspace’s legacy information technology systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff. If we are unable to hire the additional accounting and finance staff necessary to comply with these requirements,we may need to retain additional outside consultants. We or, if required, our independent registered public accounting firm, are unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in our financial reporting, which could negatively impact the price of our securities.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Warrant Agreement governing our warrants and the HEC Forward Purchase Agreement. Following the issuance of the SEC Statement, on May 4, 2021, HEC concluded that it was appropriate to restate its previously issued audited financial statements as of December 31, 2020 and for the period from February 6, 2020 (inception) through December 31, 2020, as well as its financial data as of June 11, 2020 (the “restatement”), and as part of such process, HEC identified a material weakness in its internal control over financial reporting. As the accounting acquirer in the Business Combination, we inherited this material weakness and the warrants.

HEC reevaluated the accounting treatment of 20,700,000 public warrants, 10,280,000 private placement warrants and the HEC Forward Purchase Agreement, and determined to classify the warrants and the HEC Forward Purchase Agreement as liabilities measured at fair value, with changes in fair value each period reported in earnings. As a result, these liabilities are subject to re-measurement at each balance sheet date, and any change in fair value is recognized in our statement of operations. As a result of the recurring fair value measurement, our consolidated financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Following the Business Combination, the recurring fair value measurement will apply only to the private placement warrants, and we expect that we will continue to recognize non-cash gains or losses on our private placement warrants each reporting period and that the amount of such gains or losses could be material.

As a result of such material weakness, the restatement, the change in accounting for the warrants and HEC Forward Purchase Agreement, and other matters raised or that may in the future be raised by the SEC, we may face potential litigation or other disputes, which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition.

We cannot assure you that there will not be additional material weaknesses in our internal control over financial reporting now or in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines that we have a material weakness in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our securities could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Delaware law and our organizational documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our organizational documents and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of our common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our board of directors or taking other corporate actions, including effecting changes in our management. Among other things, our organizational documents include provisions regarding:

•	providing for a classified board of directors with staggered, three-year terms;

•

the ability of our board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the Certificate of Incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the limitation of the liability of, and the indemnification of, our directors and officers;

•

provide that certain transactions are not “corporate opportunities” and that the Identified Persons (as defined in the Certificate of Incorporation) are not subject to the doctrine of corporate opportunity and such Identified Persons do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us;

•

provide that we are not governed by Section 203 of the DGCL and, instead, include a provision in the Certificate of Incorporation that is substantially similar to Section 203 of the DGCL, and acknowledge that certain stockholders cannot be “interested stockholders” (as defined in the Certificate of Incorporation);

•

the ability of our board of directors to amend the Bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our board of directors or management.

The provision of our Certificate of Incorporation requiring exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our Bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought in a state court located within the state of Delaware (or if no state court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The foregoing provisions do not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.

Additionally, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; provided, however, that our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable.

Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds either exclusive forum provision contained in our Certificate of Incorporation to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Future resales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Pursuant to the Sponsor Support Agreement and the Bylaws, the Sponsor and the Talkspace Holders are contractually restricted from selling or transferring any of our shares of common stock (not including the shares of our common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements). Such restrictions began at Closing and end on the date that is 180 days after the Closing.

However, following the expiration of such lockup, the Sponsor and the Talkspace Holders will not be restricted from selling shares of our stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. The shares held by Sponsor and the Talkspace Holders may be sold after the expiration of the applicable lock-up period under the Sponsor Support Agreement and Bylaws. As restrictions on resale end and registration statements (to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

In addition, we may issue additional common stock or other equity securities without the approval of investors, which would dilute investors’ ownership interests and may depress the market price of our common stock.

Our warrants are exercisable for common stock, which could increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 33,480,000 shares of common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing 30 days after the completion of the Business Combination. To the extent such warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “—Even if HEC consummates the business combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless.”

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take and will continue to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and this prospectus. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following June 11, 2025, the fifth anniversary of the HEC IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our common stock less attractive because we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We do not intend to pay cash dividends for the foreseeable future.

We currently intend to retain our future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.

You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash.

The Warrant Agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the common stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; (ii) if we have so elected and the common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering the warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our common stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash.

We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of common stock purchasable upon exercise of a warrant could be decreased, all without your approval.

The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the Warrant Agreement, (ii) adjusting the provisions relating to cash dividends on common stock as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder of public warrants if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period or decrease the number of common stock purchasable upon exercise of a warrant.

The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrants holders and provided certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

USE OF PROCEEDS

All of the shares of common stock and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the exercise of all outstanding warrants for cash, we will receive an aggregate of approximately $147.0 million, but will not receive any proceeds from the sale of the shares of common stock issuable upon such exercise. Assuming the exercise of all outstanding stock options for cash, we will receive an aggregate of approximately $20.0 million, but will not receive any proceeds from the sale of the shares of common stock issuable upon exercise. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise for cash any or all of such warrants. To the extent that any warrants are exercised on a “cashless basis”, the amount of cash we would receive from the exercise of the warrants will decrease.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of common stock and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date and, prior to the Business Combination, HEC had not paid any dividends on its common stock. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors. Our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the recently completed Business Combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical unaudited condensed consolidated balance sheet of HEC as of March 31, 2021 with the historical unaudited condensed consolidated balance sheet of Old Talkspace as of March 31, 2021, giving effect to the Business Combination, the PIPE Investment with an aggregate commitment amount of $300.0 million and the transactions contemplated by the HEC Forward Purchase Agreement, as if they had been consummated as of that date.

The following unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 combine the historical condensed consolidated statement of operations of HEC and the historical consolidated statement of operations of Old Talkspace for such periods on a pro forma basis as if the Business Combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement had been consummated on January 1, 2020, the beginning of the earliest period presented.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the Business Combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the results of operations of the combined company.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the (i) historical audited financial statements of HEC as of December 31, 2020 (As Restated) and for the period from February 6, 2020 (inception) through December 31, 2020 (As Restated) and (ii) historical unaudited condensed consolidated financial statements of HEC as of and for the three months ended March 31, 2021 and, in each case, the related notes included elsewhere in this prospectus;

•

the (i) historical audited consolidated financial statements of Old Talkspace as of and for the year ended December 31, 2020 and (ii) historical unaudited condensed consolidated financial statements of Old Talkspace as of and for the three months ended March 31, 2021 and, in each case, the related notes included elsewhere in this prospectus; and

•

the section entitled “Talkspace’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” and other financial information relating to HEC and Old Talkspace contained in this prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2021

(in thousands, except share and per share data)

	As of March 31,2021		Actual Redemptions into Cash
	(A) HEC	(B) Old Talkspace	Pro-Forma Adjustments			Pro-Forma Combined
Assets
Current assets:
Cash and cash equivalents	$377	$9,772	$124,944	(6a	)	$263,652
			(22,100)	(6b	)
			300,000	(6c	)
			(199,341)	(6l	)
			50,000	(6f	)
Accounts receivable	—	7,580	—			7,580
Other current assets	151	2,766	—			2,917

Total Current assets	528	20,118	253,503			274,149
Property and equipment, net	—	472	—			472
Deferred issuance cost	—	3,440	(3,440)	(6b	)	—
Intangible assets, net	—	4,755				4,755
Goodwill	—	6,134	—			6,134
Cash and marketable securities held in trust account	414,276	—	(124,944)	(6a	)	—
			(14,490)	(6d	)	—
			(15,030)	(6e	)
			(259,812)	(6j	)	—

Total assets	$414,804	$34,919	$(164,213)			$285,510

Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$—	$16,830	$—			$16,830
Deferred revenues	—	8,050	—			8,050
Income taxes payable	10	—	—			10
Accrued expenses and other current liabilities	1,592	7,958	(609)	(6h	)	8,941

Total current liabilities	1,602	32,838	(609)			33,831
FPA liability	1,650	—	(1,650)	(6f	)	—
Warrant liability	45,126	—	(30,015)	(6m	)	15,111
Deferred underwriting fee payable	14,490	—	(14,490)	(6d	)	—

Total liabilities	$62,868	$32,838	$(46,764)			$48,942

Old Talkspace convertible preferred stock (Series Seed, Seed-1, Seed-2, A, B, C and D) of 0.001 par value – Authorized: 84,389,164 shares at March 31, 2021; Issued and outstanding: 83,395,815 shares at March 31, 2021	—	111,282	(111,282)	(6g	)	—
HEC’s Class A common stock subject to possible redemption, 34,693,585 shares at $10.00 per share redemption value	346,936	—	(346,936)	(6j	)	—

	As of March 31,2021		Actual Redemptions into Cash
	(A) HEC	(B) Old Talkspace	Pro-Forma Adjustments			Pro-Forma Combined
Stockholders’ equity (deficit):
Old Talkspace common stock of 0.001 par value – Authorized: 114,092,838 shares at March 31, 2021; Issued and outstanding: 12,430,874 shares at March 31, 2021	—	$12	(12)	(6k	)	—
HEC Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—		—
HEC’s Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 6,706,415 shares issued and outstanding (excluding 34,693,585 shares subject to possible redemption)	1	—	(1)	(6j	)	—
HEC’s Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,350,000 shares issued and outstanding	1	—	(1)	(6i	)	—
Talkspace, Inc. common stock, $0.0001	—	—	8	(6g	)	17
			1	(6i	)
			3	(6f	)
			1	(6j	)
			3	(6c	)
			1	(6k	)
Additional paid-in capital	21,873	12,313	111,274	(6g	)	376,472
			609	(6h	)
			87,124	(6j	)
			(24,020)	(6b	)
			299,997	(6c	)
			(199,341)	(6l	)
			(15,030)	(6e	)
			51,647	(6f	)
			11	(6k	)
			30,015	(6m	)
Accumulated deficit	(16,875)	(121,526)	(1,520)	(6b	)	(139,921)

Total stockholders’ equity (deficit)	5,000	(109,201)	340,769			236,568

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$414,804	$34,919	$(164,213)			$285,510

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Three Months Ended March 31, 2021

(in thousands, except share and per share amounts)

	Three Months Ended March 31, 2021		Actual Redemptions into Cash
	(A) HEC	(B) Old Talkspace	Pro-Forma Adjustments			Pro-Forma Combined
Revenues	$—	$27,157	$—			$27,157
Cost of Revenues:	—	9,814	—			9,814

Gross profit	—	17,343	—			17,343
Operating Expenses
Research and development	—	2,964	—			2,964
Clinical operations	—	2,077	—			2,077
Sales and marketing	—	22,251	—			22,251
General and administrative	728	2,608	(728)	(7a	)	2,608

Total operating expenses	728	29,900	(728)			29,900

Operating income (loss)	(728)	(12,557)	728			(12,557)
Other income (expense):
Change in fair value of warrants	8,467	(165)	165	(7b	)	8,467
Change in fair value of FPA	2,575	—	(2,575)	(7c	)	—
Interest earned on marketable securities held in trust account	47	—	(47)	(7d	)	—
Other financial expenses	—	(8)	—			(8)

Income (loss) before taxes on income	10,361	(12,730)	(1,729)			(4,098)
Taxes on income	—	8	—			8

Net Income (loss)	$10,361	$(12,738)	$(1,729)			$(4,106)
Other comprehensive income (loss)	—	—	—			—

Comprehensive income (loss)	10,361	(12,738)	(1,729)			(4,106)

Basic and diluted net income per share of HEC’s Class A common stock	$0.27
Basic and diluted net loss per common share		$(1.05)
Net loss per share (1)						$(0.02)
Weighted average Class A common stock of HEC	41,400,000
Weighted average common shares outstanding of Old Talkspace		12,134,482
Weighted average shares outstanding on a fully diluted exercise basis				(7e	)	167,138,491

(1)	Calculated based on weighted average shares outstanding on a fully diluted net exercise basis

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2020

(in thousands, except share and per share amounts)

	For the Period from February 6, 2020 (inception) to December 31, 2020	Year Ended December 31, 2020	Actual Redemptions into Cash
	(C) HEC (restated)	(D) Old Talkspace	Pro-Forma Adjustments			Pro-Forma Combined
Revenues	$—	$76,190	$—			$76,190
Cost of Revenues	—	26,353	—			26,353

Gross profit	—	49,837	—			49,837
Operating Expenses
Research and development	—	9,583	—			9,583
Clinical operations	—	4,332	—			4,332
Sales and marketing	—	47,705	—			47,705
General and Administrative	1,776	10,199	(1,776)	(7a	)	11,719
			1,520	(6b	)

Total operating expenses	1,776	71,819	(256)			73,339

Operating loss	(1,776)	(21,982)	256			(23,502)
Other income (expense):
Change in fair value of warrants	(18,896)	(346)	346	(7b	)	(18,896)
Change in fair value of FPA	(3,875)	—	3,875	(7c	)	—
Compensation expense in connection with issuance of Private Placement Warrants	(1,234)	—	—			(1,234)
Initial classification of FPA	(350)	—	—			(350)
Transaction costs attributable to Warrants	(1,323)	—	—			(1,323)
Interest earned on marketable securities Held in trust account	228	—	(228)	(7d	)	—
Other financial expenses	—	(18)	—			(18)

Income (loss) before taxes on income	(27,226)	(22,346)	4,249			(45,323)
Taxes on income	10	24	—			34

Net Income (loss)	$(27,236)	$(22,370)	$4,249			$(45,357)

Other comprehensive income (loss)	—	—	—			—
Comprehensive income (loss)	(27,236)	(22,370)	4,249			(45,357)
Basic and diluted net loss per share of HEC’s Class A common stock	$0.00
Basic and diluted net loss per common share		$1.90
Net loss per share (1)						$0.27
Weighted average Class A common stock of HEC	41,400,000
Weighted average common shares outstanding of Old Talkspace		11,779,604
Weighted average shares outstanding on a fully diluted exercise basis				(7e	)	167,138,491

(1)	Calculated based on weighted average shares outstanding on a fully diluted net exercise basis

See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Description of the Merger

On January 12, 2021, HEC entered into the Merger Agreement with Old Talkspace, First Merger Sub and Second Merger Sub pursuant to which (i) First Merger Sub merged with and into Old Talkspace, with Old Talkspace being the surviving company in the merger (the “First Merger”) and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Old Talkspace merged with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of HEC (the “Second Merger”). As a result of the First Merger, HEC owned 100% of the outstanding Old Talkspace common stock as the surviving corporation in the First Merger and each outstanding share of Old Talkspace common stock and Old Talkspace preferred stock (other than treasury shares or shares owned by HEC, First Merger Sub or Old Talkspace) were cancelled and converted into the right to receive the merger consideration in accordance with the Merger Agreement. Following the Second Merger, HEC owned 100% of the outstanding interests of Second Merger Sub. Following the Closing, HEC owned, directly or indirectly, all of the outstanding equity interests of the surviving company and the stockholders of Old Talkspace owned a portion of HEC’s Class A common stock. In connection with the Business Combination, HEC changed its name to “Talkspace, Inc.”

Old Talkspace affected the below steps set forth in the Merger Agreement (referring as “Pre-Closing Restructuring Plan”):

•	All outstanding Old Talkspace convertible preferred stock was treated as having converted into a number of shares of Old Talkspace common stock on a 1:1 basis.

•	All outstanding Old Talkspace warrants converted into shares of Old Talkspace common stock.

As a result of and upon the Closing , among other things, all shares of Old Talkspace’s Common Stock, par value $0.001 per share (the “Old Talkspace Common Stock”), all shares of Old Talkspace’s Series Seed Preferred Stock, par value $0.001 per share, Series Seed-1 Preferred Stock, par value $0.001 per share, Series Seed-2 Preferred Stock, par value $0.001 per share, Series A Preferred Stock, par value $0.001 per share, Series B Preferred Stock, par value $0.001 per share, Series C Preferred Stock, par value $0.001 per share and Series D Preferred Stock, par value $0.001 per share (collectively, the “Old Talkspace Preferred Stock” and, together with the Old Talkspace Common Stock, the “Old Talkspace Capital Stock”) and all vested options exercisable for Old Talkspace Common Stock (“Old Talkspace Vested Options”) outstanding as of immediately prior to Closing were cancelled or assumed, as applicable, and converted into the right to receive, at the election of the holders thereof, a number of shares of Talkspace, Inc.’s Common Stock, par value $0.0001 per share (the “Talkspace common stock”) (or, with respect to holders of Old Talkspace Vested Options, a number of vested options exercisable for Talkspace common stock “Talkspace Vested Options”) or a combination of shares of Talkspace common stock and cash (or, with respect to holders of Old Talkspace Vested Options, a combination of Talkspace Vested Options and cash), in each case, as adjusted pursuant to the Merger Agreement, which, in the aggregate with the unvested options exercisable for Old Talkspace Common Stock assumed by Talkspace and converted into unvested options exercisable for Talkspace common stock, equaled in the aggregate approximately $199.3 million in cash and 109,461,534 shares of Talkspace common stock (at a deemed value of $10.00 per share).

Concurrently with the execution of the Merger Agreement, HEC entered into Subscription Agreements with the PIPE Investors. At Closing, the PIPE Investors collectively subscribed for 30,000,000 shares of HEC common stock for an aggregate purchase price equal to $300.0 million.

In addition, in connection with the execution of the Merger Agreement, HEC entered into an amendment to the forward purchase agreement (as amended, the “HEC Forward Purchase Agreement”) with HEC Master Fund LP, a Delaware limited partnership and affiliate of the Sponsor (“HEC Fund”), dated June 8, 2020. At Closing, pursuant to the HEC Forward Purchase Agreement, HEC Fund purchased 5,000,000 forward purchase units, consisting of one share of HEC’s Class A common stock and one-half of one warrant to purchase one share of HEC’s Class A common stock, for $10.00 per unit, or an aggregate amount of $50.0 million.

2. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 was prepared using the historical audited condensed consolidated balance sheets of HEC and Old Talkspace as of March 31, 2021 and gives effect to the Business Combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement as if they occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 combines the historical unaudited condensed consolidated statement of operations of HEC for the three months ended March 31, 2021 and the historical unaudited condensed consolidated statement of comprehensive loss of Old Talkspace for the three months ended March 31, 2021 and give effect to the Business Combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement as if they occurred on January 1, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical audited condensed statement of operations of HEC for the period from February 6, 2020 (inception) to December 31, 2020 and the historical audited condensed consolidated statement of comprehensive loss of Old Talkspace for the year ended December 31, 2020 and give effect to the Business Combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement as if they occurred on January 1, 2020.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:

•	the historical unaudited condensed consolidated financial statements of HEC as of and for the three months ended March 31, 2021;

•	the historical audited financial statements of HEC as of December 31, 2020 (As Restated) and for the period from February 6, 2020 (inception) to December 31, 2020 (As Restated);

•	the historical audited consolidated financial statements of Old Talkspace for the year ended December 31, 2020; and

•	the historical unaudited condensed financial statements of Old Talkspace as of and for the three months ended March 31, 2021.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. HEC and Old Talkspace have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared using actual redemptions of 25,968,043 shares of HEC’s Class A common stock for an aggregate redemption payment of $259.8 million out of the trust account on the closing date of the Business Combination.

3. Items Not Included in the Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

4. Accounting for the Merger

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, HEC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Old Talkspace issuing stock for the net assets of HEC, accompanied by a recapitalization. The net assets of HEC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Old Talkspace. See the accounting treatment discussed elsewhere in this prospectus.

5. Shares of Talkspace Common Stock

Talkspace issued 109,461,534 shares of Talkspace common stock (inclusive of 17,987,755 shares of Talkspace common stock underlying Talkspace options on a cash exercise basis) in the Business Combination and paid an aggregate of $199.3 million of cash to those holders of Old Talkspace Capital Stock and Old Talkspace Vested Options eligible to make a cash election on a pro rata basis, which was determined based on the exchange ratio as follows:

Exchange Ratio	1.134140
Shares of Talkspace common stock issued to holders of Old Talkspace Capital Stock	91,473,779
Shares of Talkspace common stock issued to holders of Old Talkspace options (on a cash exercise basis) outstanding prior to the Closing	17,987,755
Cash consideration paid in respect of Old Talkspace Capital Stock and Old Talkspace Vested Options	$199,341,839.48

6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 includes pro forma adjustments that are: (i) directly attributable to the Business Combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement, and (ii) factually supportable. HEC and Old Talkspace did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma notes and adjustments, included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021, are as follows:

Pro forma notes

(A)	Derived from the unaudited condensed consolidated balance sheet of HEC as of March 31, 2021.

(B)	Derived from the unaudited condensed consolidated balance sheet of Old Talkspace as of March 31, 2021.

Pro forma adjustments

(a)	To reflect the release of $124.9 million of cash from the cash and cash equivalents held in the trust account after adjustment for the payment of transaction-related fees.

(b)

To reflect Old Talkspace’s payment of $19.5 million for advisory fees, $5.7 million of legal fees, and $0.3 million of accounting and auditing fees and other professional fees related to the Business Combination. An amount of $24 million is recognized as decrease of additional paid in capital as this is the amount attributed to the issuance of the shares and $1.5 million is recognized as G&A expenses as this is the amount attributed to the issuance of warrants.

(c)

To reflect the issuance and sale of 30,000,000 shares of Talkspace common stock to the PIPE investors pursuant to subscription agreements for an aggregate commitment amount of $300.0 million concurrent with the Closing.

(d)	To reflect the settlement of $14.5 million of deferred underwriters’ fees incurred during the HEC IPO paid at the Closing.

(e)	To reflect HEC’s payment for $15 million of professional fees and other transaction costs related to the Business Combination and the PIPE Investment.

(f)	To reflect $50.0 million received pursuant to the HEC Forward Purchase Agreement.

(g)

To reflect the conversion, on a one to one basis, of all outstanding shares of Old Talkspace’s preferred stock, with a carrying amount of $111 million, into 83,395,815 shares of Old Talkspace common stock as a part of the Pre-Closing Restructuring Plan. Old Talkspace’s preferred stock outstanding shares are comprised of the following:

Preferred Stock classes	Shares
Seed Preferred Stock	3,434,999
Seed-1 Preferred Stock	7,812,248
Seed-2 Preferred Stock	3,311,260
Series A Preferred Stock	16,014,920
Series B Preferred Stock	14,405,065
Series C Preferred Stock	19,761,349
Series D Preferred Stock	18,655,974

Total Preferred Stock issued and outstanding	83,395,815

(h)	To reflect the conversion of liability-classified warrants into an aggregate of 98,871 shares of Talkspace common stock upon the Closing.

(i)	To reflect the automatic conversion of all issued and outstanding shares of HEC Class B common stock into an aggregate of 7,245,000 shares of Old Talkspace common stock upon the Closing.

(j)

To reflect the redemption of 25,968,043 shares of HEC Class A common stock for an aggregate redemption payment of $259.8 million and the transfer of $87 million of remaining HEC Class A common stock to permanent equity.

(k)	To reflect the recapitalization of Old Talkspace through the contribution of all the share capital of Old Talkspace to Talkspace.

(l)	To reflect an aggregate of $199.3 million of cash consideration to those holders of Old Talkspace Capital Stock and Old Talkspace Vested Options eligible to make a cash election on a pro rata basis.

(m)	To reflect the reclassification of HEC public warrants into equity

7. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Three Months Ended March 31, 2021 and the Year Ended December 31, 2020

The unaudited pro forma condensed combined statements of operations include pro forma adjustments that are: (i) directly attributable to the transactions described above, (ii) factually supportable, and (iii) expected to have a continuing impact on the results of the post-combination company, Talkspace. HEC and Old Talkspace did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. HEC recognized $562,643 of transaction costs during the three months ended March 31, 2021 and $1.4 million of transaction costs during the period from February 6, 2020 (inception) through December 31, 2020. Old Talkspace recognized $2.7 million of transaction costs during the three months ended March 31, 2021 and $0.7 million during the year ended December 31, 2020.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Talkspace common stock outstanding at the Closing, assuming the Closing occurred on January 1, 2020. As the unaudited pro forma condensed combined statements of operations are in a loss position, anti-dilutive instruments were not included in the calculation of diluted weighted average number of common shares outstanding.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)	Derived from the unaudited condensed consolidated statement of operations of HEC for the three months ended March 31, 2021.

(B)	Derived from the unaudited condensed consolidated statement of comprehensive loss of Old Talkspace for the three months ended March 31, 2021.

(C)	Derived from the audited statement of operations of HEC for the period from inception through December 31, 2020 (As Restated).

(D)	Derived from the audited condensed consolidated statement of comprehensive loss of Old Talkspace for the year ended December 31, 2020.

Pro forma adjustments

(a)	To reflect an adjustment to eliminate $1.8 million for administrative and support services to the Sponsor that terminates upon the Closing.

(b)

To reflect an adjustment to eliminate the impact of the change in the fair value of warrant liability for warrants issued by Old Talkspace as it is assumed that all warrants would have been exercised for Old Talkspace common stock pursuant to the Merger Agreement. As a result, such warrants would no longer be subject to fair value accounting following the assumed closing of the Business Combination on January 1, 2020.

(c)	To reflect an adjustment to eliminate the impact of the change in the fair value of FPA liability issued by HEC for the period from inception through December 31, 2020.

(d)	To reflect an adjustment to eliminate interest income on cash and marketable securities held in the trust account as of the beginning of the period.

(e)

As the Business Combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination, the PIPE Investment and the transactions contemplated by the HEC Forward Purchase Agreement have been outstanding for the entirety of the period presented. The 25,968,043 shares redeemed by HEC’s public shareholders have been retroactively adjusted to eliminate such shares for the entire period. Weighted average common shares outstanding on a fully diluted net exercise basis—for the three months ended March 31, 2021 and year ended December 31, 2020 is calculated as follows:

Weighted average shares calculation
Shares held by public shareholders	15,431,957
Issuance pursuant to the HEC Forward Purchase Agreement	5,000,000
Founder shares (excluding shares subject to vesting)	7,245,000
Issuance of Talkspace common stock in connection with closing of the PIPE Investment	30,000,000
Issuance of Talkspace common stock to holders of Old Talkspace Capital Stock and options in connection with the Business Combination	109,461,534

Weighted average shares outstanding on a fully diluted net exercise basis	167,138,491

BUSINESS

Our Mission

Our mission is to democratize access to high quality behavioral healthcare, so that those in need live a happier and healthier life.

Overview

As a healthcare company enabled by a purpose-built technology platform, Talkspace offers convenient and affordable access to a fully-credentialed network of highly qualified providers. We are a leading virtual behavioral health company and, since Talkspace’s founding in 2012, we have connected millions of patients, who we refer to as our members, with licensed mental health providers across a wide and growing spectrum of care through virtual counseling, psychotherapy and psychiatry. We created a purpose-built platform to address the vast, unmet and growing demand for mental health services of our members, serving our B2C channel, comprised of individual consumers who subscribe directly to our platform, and our B2B channel, comprised of large enterprise clients such as Google and Expedia and large health plans and employee assistance programs (collectively, “health plan clients”) such as Aetna, Cigna, Premera, Humana and Optum (collectively, our “clients”), who offer their employees and insured members access to our platform for free or at in-network reimbursement rates, respectively.

For the year ended December 31, 2020, we provided therapy to approximately 200,000 members on our platform, as compared to approximately 92,000 members for the year ended December 31, 2019, and for the three months ended March 31, 2021, we provided therapy to approximately 65,000 members on our platform, as compared to approximately 39,000 members for the three months ended March 31, 2020. As of March 31, 2021, we had over 60,000 active members receiving care through our B2C and B2B channels, including approximately 35,000 B2C active members, and nearly 42 million B2B eligible lives. As of May 1, 2021, our B2B eligible lives grew to over 55 million. We consider members “active” (i) in the case of our B2C members, commencing on the date such member initiates contact with a provider on our platform until the term of their monthly, quarterly or bi-annual subscription plan expires, unless terminated early, and (ii) in the case of our B2B members, if such members have engaged on our platform during the preceding 25 days, such as sending a text, video or audio message to, or participating in a video call with, a provider, completing a satisfaction or progress report survey or signing up for our platform. We consider B2B lives “eligible” if such persons are eligible to receive treatment on the Talkspace platform, in the case of our enterprise clients, for free when their employer is under an active contract with Talkspace, or, in the case of health plan clients, at an agreed upon reimbursement rate through insurance under an employee assistance program or other network behavioral health paid benefit program. For the years ended December 31, 2019 and 2020, approximately 66% and 62% of our B2C members, respectively, and for the three months ended March 31, 2020 and 2021, approximately 60% and 58% of our B2C members, respectively, remained active on our platform beyond the initial term of their subscription.

The behavioral health market has traditionally been underserved for a number of reasons, including as a result of inadequate access, a limited universe of qualified providers, high cost and social stigma. We believe virtual is the ideal modality for mental health treatment because it removes or reduces these burdens associated with traditional face-to-face mental health services by improving convenience through 24/7 access to our platform, providing more accessible entry level price points, and reducing associated stigmas by promoting transparency, increasing ease of access and preserving privacy. Our platform connects consumers in need, including many of whom have never had an opportunity to benefit from high-quality behavioral healthcare, with experienced providers across all 50 U.S. states.

Through our psychotherapy offerings, our licensed therapists and counselors treat mental health conditions in over 21 specializations, such as depression, anxiety, trauma and other human challenges. Through our psychiatry offerings, our board-certified psychiatrists and prescription-eligible nurse practitioners treat a higher acuity patient demographic, including those who may have pharmacological needs. Like the traditional face-to-face models, Talkspace providers are able to treat a wide range of mental health conditions, such schizophrenia-spectrum disorders, bipolar disorders and depression, including through prescription medication and management from psychiatrists, up and until the point that the provider, in their discretion, feels it prudent to refer the member to a face-to-face psychiatrist to address potential needs for “controlled substances” under the federal Controlled Substances Act, which generally prohibits the prescribing and dispensing of controlled substances via telehealth without performing an in-person examination.

While optimizing consumers’ access to care, we believe our platform also provides benefits to providers through expanded reach, steady access to member leads, reduced administrative burdens, more efficient time utilization and data-driven insights. These features, together with continuous training and professional growth opportunities we offer, empower providers to deliver what we believe will enable an enhanced care journey, higher member lifetime engagement, meaningful outcomes and greater margins when compared to face-to-face treatment.

The current state of behavioral health is characterized by the following key factors:

•	Growing incidence: There are rapidly rising occurrences of behavioral health conditions across the entire global population.

•

Limited access due to factors such as stigma, physical hurdles and prohibitive cost: According to the National Alliance on Mental Illness, only approximately 43% of adults with a mental illness receive treatment in a given year. Moreover, approximately 60% of our members have indicated they are in therapy for the first time.

•

Inability to match demand for mental health services with therapists’ supply: Patients face difficulties accessing providers, despite there being approximately 600,000 licensed providers in the United States.

•

Poor clinical outcomes and lack of care continuity: According to a 2017 study, only 44% of patients return for a second in-person visits. Further, approximately 76% of patients relapse when medications are withdrawn, according to a 2005 study.

•

Enormous societal cost: According to a 2008 study by the National Institute of Mental Health, major mental disorders cost society approximately $192 billion annually in estimated lost earnings in the United States as a result of reduced productivity.

•

Elevated healthcare system spend: There is increased healthcare spending associated with behavioral health issues, with costs of patients with mental health disorders more than 70% higher than those without, according to a 2019 study.

We believe virtual is the ideal modality for mental health treatment, and our platform is purpose-built to address the traditional constraints through a full range of virtual services exclusively focused on behavioral health. Our offering is highly differentiated, and we believe we are well-positioned to address the unmet needs in behavioral health, delivering significantly enhanced access at attractive price points and delivering meaningful clinical outcomes.

We believe the total global addressable market opportunity for our services is approximately $480 billion, driven in part by the access we believe our model provides to unlock unaddressed patient populations. In the United States alone, it is estimated that approximately 70 million Americans suffer from mental illness every year, spread across all ethnic, socio-economic and age ranges, and that less than half of those in need receive care. This mental health pandemic has only been exacerbated by the COVID-19 pandemic, with a 2020 study finding that the prevalence of depression symptoms grew three-fold since the COVID-19 pandemic began.

We believe this market opportunity exists due in part to structural limitations in the traditional behavioral healthcare model such as slow adoption of technology to treat and monitor patients, reactive-to-care delivery which can lead to inconsistent outcomes, difficulties quantifying outcomes, and lack of reimbursement and insurance coverage leading to misaligned incentives.

To overcome these hurdles and achieve our mission of providing more people with convenient access to quality, affordable behavioral healthcare, we built a technology platform with the belief that the right solution can make care more personalized and effective. Our position as innovators in behavioral health is demonstrated by a series of major achievements since our formation in 2012:

•	A leading consumer brand in behavioral healthcare: Our brand awareness continues to be instrumental in driving patient penetration and engagement.

•	Addressing a wide spectrum of care: We offer virtual psychotherapy and psychiatry services at scale across B2C and B2B channels.

•	Cost-effective solution: We offer affordable care with a transparent pricing model and a clear commitment to high-quality service, providing behavioral care access to underserved populations.

•	Integrated technology platform: Our proprietary matching algorithm and machine-learning tools provide real-time engagement insights, inform treatment and track clinical progress.

•	Machine-learning powered clinicians’ sourcing and credentialing: This process has allowed us to build a national network of high-quality licensed providers.

•

No overhead and administrative costs for clinicians: Our platform enables providers to spend less time in administrative tasks associated with scheduling, invoicing and taking notes, vis-a-vis private practices, and spend more time treating patients.

•	Privacy and stigma-free access: Talkspace data is fully encrypted, consistent with HIPAA and other state regulatory requirements and assessed annually by external privacy and security advisors.

•	Collaborations with mental health champions: Our collaborations with Demi Lovato and Michael Phelps draw awareness and seek to humanize the day-to-day battle with mental illness.

Our platform is purpose-built to personalize treatment and drive outcomes with technology encompassing every step of our members’ treatment journey, which we believe is critical to drive care continuity and impact. Beginning with our secure mobile app, members are able to seamlessly provide information so that we can assess their condition and incorporate their preferences. We then leverage our proprietary algorithm to match members and providers, allowing for an optimized start of the relationship, which we believe is a key factor in delivering care continuity. Communication then occurs via live video and private messaging in a fully-encrypted virtual chat room. If deemed necessary, providers can decide to administer standardized tests to diagnose the disease and identify the best treatment plan. Throughout these patient interactions, our providers have access to our exclusive care delivery platform built for improving outcomes, featuring provider tools for case management, enhanced diagnosis, treatment planning, stress and resilience programming, risk mitigation, and clinical progress tracking. Providing multilayer insights through our data dashboards, providers can make informed, outcome-driven decisions to enhance the quality of care. In addition, since inception, we have expanded to support medication management and a variety of behavioral conditions for adults, adolescents, and couples.

We believe that, through our platform, our providers are empowered with unique insights and capabilities that enable meaningful clinical outcomes. Additionally, our technology analyzes and manages our scaled provider network through a host of outcomes and satisfaction-focused metrics, providing an opportunity to chart both the patient and provider simultaneously in order to drive meaningful outcomes. Our platform capabilities also enable and continuously enhance evidence of care, care continuity, outcomes metrics and data-based learnings, built into a robust electronic health record (“EHR”) network. The depth of capabilities of this EHR network are only possible in part because of our virtual delivery model, whereas we believe much of this would be unachievable in traditional behavioral care settings.

We have a vast nationwide network of approximately 3,000 fully-credentialed providers, consisting of both psychotherapists and psychiatrists, across all 50 U.S. states. We have high and consistent standards for our providers, with 100% currently having a Master’s degree or higher, and an average of eight years of experience. To ensure a high degree of success with our initial provider and member matching, we have built a diverse network inclusive of 21 clinical specialties, over 25 languages spoken, approximately 25% people of color, and approximately 35% at or under the age of 35. Our network is sustained and enhanced by an attractive value proposition to our providers, including flexibility, convenience, efficiency, professional development opportunities and income. We designed our provider network to be scalable and to leverage a hybrid model of both employee providers and independently contracted providers to support multiple growth scenarios. While we currently contract with most of our providers on an independent contractor basis, we plan to increase the number of employee providers going forward.

We believe another differentiating feature of our value proposition is that it aligns the incentives of all stakeholders across members, providers, plans and employers by simultaneously delivering (1) meaningful clinical outcomes and improved access to care; (2) affordable treatment with a platform designed to elevate member experience and engagement; (3) expanded reach to patients, providing lower administrative costs and flexibility to providers; (4) enhanced productivity of employees and higher retention and (5) lower overall public healthcare costs through improved chronic-disease and co-morbidity incidence. According to a Journal of Telemedicine and e-Health 2017 study of 57 adults receiving treatment through SMS text messaging on Talkspace’s platform, 80% of our members viewed our offering as more effective than traditional, face-to-face therapy. In addition, according to the same study, 98% of our members viewed our offering as more convenient than traditional therapy and 68% of our members saw improvement in their symptoms. We believe these results, coupled with our model that drives benefits to all, is instrumental in achieving our growth objectives.

Our revenues were $76.2 million and $38.2 million for the years ended December 31, 2020 and 2019, respectively, representing a period-over-period increase of 99.6%, and $27.1 million and $11.1 million for the three months ended March 31, 2021 and 2020, respectively, representing a period-over-period increase of 144.2%. In recent periods, we have seen an improvement in our utilization rates for our services and expect this trend to continue post-COVID-19. We incurred net losses of $21.8 million for the year ended December 31, 2020 and $12.7 million for the three months ended March 31, 2021, primarily due to our investments in growth initiatives.

Our Industry

The outpatient behavioral health market is large and underserved, with growth driven by secular trends primarily including increased incidence and higher penetration of utilization. We believe that mental illness is the next global pandemic: today, it is estimated that approximately 70 million Americans suffer from mental illness every year, spread across all ethnic, socio-economic and age ranges, and that less than half of those in need receive some form of care. In addition, 17 million U.S. adults have had at least one major depressive episode in the past year, according to a 2017 study. We believe legacy behavioral health treatment has failed, as evidenced by a 30% increase in annual U.S. suicide rates since 2001, $4.6 billion annual spend in the United States on emergency room visits for mental illness, which we believe could be effectively targeted through convenient access to behavioral healthcare, and an estimated $192 billion of annual lost earnings and productivity in the United States as a result of major mental disorders. Despite this gap in effective treatment, conventional behavioral healthcare has been slow to evolve, with traditional inpatient face-to-face therapy and treatment practices still widely accepted as the standard of care, since their establishment nearly a century ago.

Our virtual care offerings, powered by safe and effective technology, effectively respond to many of the challenges historically faced in behavioral health. We believe the increased public acceptance and utilization of virtual care, including as result of the COVID-19 pandemic, coupled with the heightened awareness of behavioral issues, will persist, creating strong tailwinds and lasting changes to further increase our addressable market opportunity. This has been evidenced by the massive increase of virtual healthcare visits delivered in the United

States in 2020. Although growing widespread adoption has pushed traditional providers to supplement in-person visits with virtual sessions, we believe there has been limited attempts or success in expanding the offerings of these platforms beyond clinicians’ aggregation and connectivity. Through our artificial intelligence and machine learning technology built from datasets of millions of interactions, we are well-positioned to augment providers’ training and experience in order to better understand patients and provide more personalized treatment protocols. As a result, unlike other forms of healthcare delivery that offer virtual care as a secondary alternative, we believe virtual care is the primary and optimal course of treatment for many behavioral health patients.

(1)

Assuming one-week on our platform is equivalent to one session per week in the traditional face-to-face model, approximately 80% of B2C members return for a second visit on our platform, whereas only 44% of patients return for second in-person visits according to a 2015 study.

We believe that our strong brand identity, which promotes therapy as a stigma-free lifestyle choice and not as a one-time event, will continue to drive further awareness and frequency of access to virtual behavioral care. We believe the convenient, on-demand 24/7 access to our platform will also continue to highlight and reinforce the ideal suitability and differentiated impact of the virtual modality for treating behavioral conditions, further positioning our model as the behavioral care channel of choice.

Our Offerings

Through our platform, we provide psychotherapy and psychiatry services to individuals, employers and health plans through both B2C and B2B channels. In psychotherapy, or “talk therapy”, members work with a licensed therapist or counselor to treat specific mental health conditions like depression or anxiety, trauma and other human challenges, including by developing positive thinking and coping skills. In psychiatry, members receive personalized, expert care from a prescriber who specializes in mental healthcare and prescription management.

By seeking to eliminate barriers in accessing and utilizing mental healthcare and offering providers technology-enabled tools to provide high-quality clinical care with a data-driven approach to treatment, we offer our members a robust ecosystem for end-to-end behavioral healthcare.

Psychotherapy: We offer text, audio and video-based psychotherapy from licensed therapists directly to consumers in the B2C channel. Individual subscribers sign up for individual plans (i.e., Unlimited Messaging Therapy Plus, Unlimited Messaging Therapy Premium, Unlimited Messaging Therapy Ultimate, Talkspace Couples Therapy and Talkspace Teens Therapy) inclusive of text, video and audio messaging. In the B2B channel, psychotherapy services are offered through both employers and health plans.

Through Talkspace for Business, employees access our platform services on a benefit plan paid by the employer. Through Talkspace Employee Assistance Program (“EAP”) and Talkspace Behavioral Health plan

(“BH”), we contract with a number of U.S. health plans to provide online therapy to employees through EAP and behavioral health benefits. These programs provide support and resources to enhance employees’ well-being and productivity, such as mental health, financial planning and work/life balance. Talkspace is also an accepted provider of behavioral health services by several large healthcare payors, including Aetna, Cigna, Premera, Humana and Optum.

Psychiatry: Services are provided both to B2C consumers via the Talkspace platform, and through B2B health plans and employers. In both the B2C and B2B channels, typical packages include one initial video consultation, with follow-up video appointments as needed. Like the traditional face-to-face model, Talkspace providers can prescribe medication they deem necessary up and until the point, that in the providers discretion, the member requires a face-to-face provider for potential need of those prescriptions labeled a “controlled substance” under the federal Controlled Substances Act. Our psychiatry services are comprised of board-certified psychiatrists, as well as prescription-eligible nurse practitioners who may supplement the psychiatrist in follow-up visits and act in a medication management capacity.

Our Customers

In pursuit of our mission to expand access to all individuals in need of behavioral services, we strive to deliver effective care to a broad range of customers through both our B2C and B2B channels.

Within our B2C channel, we serve a diverse customer base, with our members coming from all socioeconomic backgrounds, ages, genders, ethnicities, geographies and income level. Further, with both psychotherapy and psychiatry professionals, along with a comprehensive suite of self-help tools, our platform is designed to address the needs of members across a broad range of acuities. Our provider base has a diverse range of clinical expertise, with over 21 specializations, and is able to provide high quality care to all behavioral conditions. As of February 28, 2021, we had approximately 32,000 B2C active members located across all 50 U.S. states and select international markets.

In our B2B channel, we serve our health plan clients and enterprise clients and their respective employees and members through multiple offerings.

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Health Plan Clients: Through our EAP offering, we contract with major payor clients who are contracted with employers to deliver care. Through this solution, we are able to provide therapy and psychiatry services for our clients’ employees, who then pay a flat rate per session or interaction, of which we receive a portion of the fee. Through our BH offering, our members receive care directly covered through their individual health plan where our providers are considered in-network. Our members pay a flat co-pay per session or interaction, of which we receive a portion of the fee. A representative sample of our health plan clients include Aetna, Cigna, Humana, Optum and Premera.

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Enterprise Clients: Through our direct-to-employer offering, we contract directly with employers to provide their employees unlimited asynchronous care on a per-member-per-month (“PMPM”) basis. A representative sample of our enterprise clients include Accenture, Blackstone, Expedia and Google.

In addition, we are increasingly chosen as a preferred vendor for higher education and government clients. Through our contracts with colleges, universities and Greek letter organizations, we provide mental health solutions to students and student athletes across the United States. We additionally hold a number of employer benefits and EAP relationships with municipalities and government agencies across the United States. As of February 28, 2021, we had over 40 million eligible lives within our B2B channel.

Value Proposition to Stakeholders

We believe that we are differentiated as a virtual behavioral healthcare provider in our ability to deliver value to all our stakeholders across members, providers, health plans and employers.

Members: We provide our members with convenient, on-demand, confidential and secure virtual behavioral healthcare at more attractive price points than traditional face-to-face therapy. Our platform aims to provide reliable, immediate access to high-quality providers optimally matched to the clinical needs and preferences of each member. These elements of our model, coupled with the ongoing relationship members have with their providers, we believe result in increased provider-member engagement and meaningful clinical outcomes from using our platform. In addition, we believe the option for an asynchronous mode of delivery of therapy with Talkspace holds significant advantages over face-to-face therapy, fostering higher engagement and utilization rates driven by members having the ability to reach out to providers at any point and receive a guaranteed, timely response.

Providers: We enable providers to have expanded access to continuous new members with reduced overhead or other administrative burdens associated with private practices, such as scheduling, invoicing, payment collection and taking notes. Additionally, we provide training and professional growth opportunities to support their career development and foster a sense of community among therapists. We have recently introduced a variable incentive bonus that is designed to financially reward the best performers and further increase retention. During the years ended December 31, 2020 and 2019, our monthly provider retention rate generally ranged from 97% to 98%, resulting in an annual provider retention rate of approximately 74% and 81% for the same periods, respectively. During the three months ended March 31, 2021 and 2020, our monthly provider retention rate generally ranged from 95% and 97%.

Health plans: We enable health plans to improve the experience of their members through convenient access, increased patient engagement and better care consistency. Our cost-effective, preventative care model is designed to deliver meaningful behavioral outcomes, which results in lowering overall healthcare costs. Additionally, we believe our brand awareness delivers significantly higher utilization rates compared to competitors, making our value proposition most appealing to payors.

Enterprise clients: Similar to health plans, we enable employers to improve the healthcare experience of their employees with enhanced access to care, potentially leading to reduced employee absenteeism and higher retention, and employees becoming more productive.

Technology Platform

We believe that virtual therapy offers an attractive opportunity to improve behavioral health through data science and machine learning. Through digital phenotyping and predictive modeling, the data imprint left by interactions on our platform opens a new, quantitative viewpoint into the behavioral condition of our members. By securely leveraging our unique dataset to identify patterns, which is augmented by advanced, data-driven tools to personalize care, we believe we are able to optimize clinical outcomes. We have designed our technology platform and information practices to achieve and maintain compliance with HIPAA and other legal requirements regarding the confidentiality of patient information. We maintain a written privacy and information security management program, led by designated subject matter experts, in order to (i) limit how we will use and disclose the protected health information of the members who utilize our technology platform or therapeutic services, (ii) implement reasonable administrative, physical, and technical safeguards to protect such information from misuse, and (ii) assist our customers with certain duties such as access to information under the privacy standards, among other program elements. We require our agents and subcontractors who have access to such information to enter into written agreements to meet the same standards for security and privacy. We obtain third-party examinations of our controls relating to security and data privacy. Certain examinations are conducted under Statement on Standards for Attestation Engagements, or SSAE, No. 16 (Reporting on Controls at a Service Organization). In particular, we regularly obtain a Type II Service Organization Control SOC 2 report (Reporting on Controls at a Service Organization relevant to security, availability and privacy), most recently in September 2020. We also retain outside consultants to assess our compliance with the HIPAA Security Rule, including performing assessments of our risks and vulnerabilities.

The following table depicts the technology-enabled process flow that supports our platform:

Matching algorithm: We utilize machine learning to predict a provider’s efficacy at onboarding. Our matching algorithm combines information from both structured and unstructured sources to predict which therapists have the greatest chance of success with each patient. Our matching model concurrently gathers client and therapist data and screens the therapists’ population to match the patient’s characteristics, clinical needs and preferences. Our machine learning technology also enables us to track the frequency and quality of clinical interactions, allowing us to provide a better therapist match should the patient request a new clinician.

Robust data ecosystem: We have a closed-loop data ecosystem providing a multi-dimensional view of the individuals who seek treatment on our platform. This data provides a holistic picture of each user – the problems they manifest, diagnoses, treatment plans, medical history, personal history, and clinical outcomes. Our data contain over 4 billion words sent by millions of users over 80 million anonymized messages. We have over 500,000 completed psychological assessments containing a total of over 3 million measurements. Our data contain information about members collected by therapists, including over 250,000 diagnoses and 200,000 progress and psychotherapy notes. Our data also contains information about therapists reported by members, including over 220,000 therapist ratings. We believe the size and depth of our clinical data is vast relative to the industry and is a differentiating element of our digitally-native modality.

Empowering providers to deliver enhanced care: Our providers are equipped with tools that allow them to optimize time utilization and improve clinical efficacy. One of the leading challenges in behavioral healthcare is a patient’s premature termination of engagement with the provider and, thus, a core focus of our machine learning strategy is to drive member engagement and increase care continuity, helping members to continue treatment long enough to reap its benefits. In order to extend the lifetime duration of our member base, we provide our providers insights on their patients’ needs and behaviors and offer techniques and suggestions that we believe are likely to maximize their patients’ satisfaction and engagement. These insights, delivered through our fully-integrated artificial intelligence platform, help providers to deliver effective treatments to their patients, and raise members’ awareness when tracking their own clinical progress.

Performance tracking and feedback: Our “Intro and Expectations” system detects whether providers have followed best practices in the crucial introductory phase of the therapy relationship and reminds them to do so if they have not. Our “Crisis Risk system” monitors all incoming members’ messages for linguistic features associated with potential danger or self-harm and draws providers’ attention to these cases. Our “Session Highlights system” provides a weekly digest of patient messages and helps therapists draft notes on clinical progress. Our “Patient Engagement Monitor system” processes each new message sent on the platform and updates the projected probability of patient engagement based on previous behavior and the content of each message.

Our Competitive Strengths

Talkspace is a leading consumer brand in behavioral healthcare: According to a July 2020 Qualtrics brand health survey, Talkspace brand awareness among adults is approximately 26%, the highest among our competitors—MD Live, Doctor on Demand, BetterHelp and Teladoc. We believe our brand awareness is a key factor in driving patient penetration and engagement, and delivers significantly higher utilization rates compared to competitors, making our value proposition most appealing to payors. We believe that our strong brand identity, which promotes therapy as a stigma-free lifestyle choice and not as a one-time event, will continue to drive further awareness and frequency of access. Our spokesperson engagements with mental health champions such as Demi Lovato and Michael Phelps seek to draw awareness and humanize the day-to-day battle with mental illness.

Scalable operating model through cross fertilization of our B2C and B2B offerings: We utilize our strong brand positioning created by our direct-to-consumer channel to drive penetration and utilization within our enterprise member base. Expansion into the B2B channel continues to be achieved at significantly lower incremental costs, generating high incremental variable margins.

Exclusive focus on mental health, addressing a wide spectrum of clinical needs: We believe one of our key differentiators is our exclusive focus on behavioral healthcare, offering a wide spectrum of care through virtual counseling, psychotherapy and psychiatry. With both psychotherapy and psychiatry professionals, along with a comprehensive suite of self-help tools, our platform is designed to address the needs of members across a wide range of behavioral acuities. With over 21 specializations, our provider base has a diverse range of clinical expertise and is able to provide high quality care across behavioral conditions. Specifically, through the expansion of our psychiatry offerings, our platform has evolved to treat a higher acuity patient demographic, including those who may have pharmacological needs. This expansion creates a holistic solution to a broader reach of patients, whose needs may evolve over time, and allows them the continuity of a single-source solution.

Ability to leverage our unique dataset: Our B2C and B2B successes continuously bolster our platform, and through increased scale, data and investment in capabilities, we strive to offer incrementally better service with every interaction. The outcomes of our B2C business create meaningful data analytics and aggregated insights that we use to optimize our platform and improve care outcomes. We believe this is translated into success for our health plan and enterprise clients, who can track immediate improvement in their members and employees’ well-being and satisfaction. This is evidenced by our Journal of Technology in Behavioral Science 2018 study that investigated the effectiveness of messaging therapy in improving employees’ depression and anxiety symptoms, as well as to assess changes in employee productivity post-treatment. In the study of 51 adults receiving treatment through text, audio and video messaging on Talkspace’s platform, members reported an approximately 36% increase in work productivity, an approximately 68% improvement in activities done outside of work and an approximately 50% reduction in hours of work missed, in each case based on the Workplace Outcome Suite, a validated measure of work-related behavior and outcomes.

Large network of credentialed providers meeting the highest standards of care quality and consistency: We designed our provider network to be scalable and to leverage a hybrid model of both employee providers and independently contracted providers to support multiple growth scenarios. While we currently contract with most of our providers on an independent contractor basis, we plan to increase the number of employee providers going forward. In each case, we maintain strict quality control metrics to ensure an optimal level of care for our members. We monitor our provider performance through average provider response times, customer service reviews and patient-reported scoring amongst other methods. This is further reinforced by our matching algorithm, which promotes providers with high quality and compliance scores to be paired with more members. We have an average provider acceptance rate of less than 10%, highlighting our care in selecting providers to collaborate with.

Digitally-native technology platform constantly enhancing patient experience: Our technology has been designed to maximize engagement and clinical outcomes in a virtual-only ecosystem, not as a supplement to in-person visits. By integrating hundreds of thousands of interactions, our platform allows us to better match members with the proper provider, create member-specific treatment plans, and provide analytics to augment, measure and predict treatment progress. This deep understanding of our member base allows us to better engage and increase treatment adherence, as evidenced by our member engagement. Assuming one-week on our platform is equivalent to one session per week in the traditional face-to-face model, approximately 80% of B2C members return for a second visit on our platform, whereas only 44% of patients return for second in-person visits according to a 2017 study.

Clear, transparent and meaningful clinical impact: Our ability to deliver high quality behavioral care is backed by clinically validated metrics, which is delivered real-time to providers and members alike. This allows for immediate feedback, promotes care adherence and allows for treatment plan flexibility where necessary. Our clinical impact is evidenced by the 53% and 48% improvement in depression and anxiety symptoms observed among members receiving treatment through text, audio and video messaging on Talkspace’s platform in a 2020 BMC Psychiatry study of 10,718 subjects based on PHQ-9 score reductions of 5 or more points and falling below the established threshold for probable depression and GAD-7 score decreases of 5 or more points and falling below the established threshold for probable anxiety, respectively, as compared to the 54% and 48% improvement in depression and anxiety observed in traditional face-to-face therapy, according to a 2017 and a 2018 study, respectively. Furthermore, our clinical impact is exemplified by our average member tenure, which exceeds five months, whereas face-to-face therapy tenure is under approximately two weeks. We believe tangible, statistically-significant results are rare across behavioral healthcare providers and believe this is a highly compelling element of our model.

Findings of peer-reviewed studies incorporated into patient care and experience: We have an extensive and growing library of clinically significant peer-reviewed studies that guide and support our clinical mission, as well as further validate the impact of our care model. We continuously perform and publish studies at both the enterprise level and the individual level, as we seek to be a leading educational resource to those seeking help. By establishing ourselves as thought leaders, we create immediate credibility with members, which benefits our enterprise and consumer marketing and branding efforts. We have over ten clinically significant peer-reviewed articles published to date, which we believe to be industry leading among our virtual therapy competitors.

Highly experienced management team: Our founder-led management team has extensive experience across the healthcare, technology, and behavioral care sectors, and brings a deep culture of innovation, which is crucial for our success. Our team is equipped with extensive clinical expertise, a robust understanding of technology development and a demonstrated track record of designing and scaling B2C and B2B virtual care channels. Most importantly, our leadership team is mission-driven and focused on bringing accessible, highly effective and affordable behavioral healthcare to as many lives as possible.

Our Growth Opportunities

Continue expanding B2C user base and increase engagement. Through our expanding network and successful customer adoption strategy, we will continue to focus on growing consumer member adoption. We expect this strategy to be further complemented by sustained investment in our platform capabilities, as well as through continuing to leverage our industry-leading brand awareness. We believe our growth opportunity in both psychotherapy and psychiatry to be substantial. In addition, as a result of the end-to-end nature of our platform, we believe we are well-positioned to transition a portion of our existing therapy-focused member base in need of psychiatry services to create care continuity for our members across a broader range of behavioral acuities. We plan to drive further engagement of our existing member base by expanding our offerings beyond episodic-based treatment to holistic programs in order to drive higher member lifetime engagement. With 36% of Americans open to seeing a therapist, according to a 2017 consumer study, and 80% of our members viewing our platform as more effective than traditional face-to-face therapy according to a 2017 study, we view our organic growth opportunity within the United States to be substantial. We use a strategic and disciplined approach to building our marketing budget, and are able to achieve efficient spend levels on a per-customer basis by leveraging our brand and strong relationships with outbound and inbound marketing channels. As of March 31, 2021, we had approximately 35,000 B2C active members, up from approximately 22,000 as of March 31, 2020. For the years ended December 31, 2019 and 2020, our average member acquisition cost was approximately $344 and $297 per member, respectively, and for the three months ended March 31, 2020 and 2021, our average member acquisition cost was approximately $423 and $449 per member, respectively.

Expand clients and B2B offering. We expect to meaningfully expand our B2B channel through both the addition of new employer and health plan clients, as well as a focus on driving deeper penetration rates within our existing clients. We have a demonstrated track record of executing our “land-and-expand” strategy with enterprise clients, significantly expanding our B2B eligible lives in-client within the first year of contract. We plan to add new B2B clients by contracting with additional regional and national health plans, accelerating our outbound marketing efforts, leveraging our broker and consultant relationships and continuing to penetrate the massively underserved college and university market. Additionally, we are focused on further developing our dedicated internal B2B sales team solely focused on expanding our B2B client base as well as driving penetration within existing contracts–an effort we expect to drive significant traction within the near-term. Within our existing enterprise base, we plan drive penetration and engagement with an invested focus on client success. Additionally, because of our embedded position serving the B2B customer base, we believe we are well-positioned to innovate and lay the groundwork for additional services that drive value for their members such as navigation across the ever-changing behavioral health landscape. We believe access to this service will continue to grow in importance as a larger patient population is unveiled through our increased access and focus on destigmatization of behavioral health treatment. Our B2B eligible lives was nearly 42 million as of March 31, 2021, up from approximately two million eligible lives in March 31, 2019.

International expansion. Our platform is built to be rapidly scaled and we believe it is highly exportable between geographies, and our services have the potential to address the mental health needs of patients worldwide, subject to applicable local regulations and laws governing therapy services and telehealth services. We believe our solutions will translate rapidly to other English speaking markets with little investment and infrastructure spend and we view international markets as a major opportunity. We have identified several international markets as highly attractive and in demand of our service. We have a near-term focus on English-speaking countries, and we have prioritized those markets where we have a clear perspective on regulatory and clinical requirements to enter. We are undertaking regulatory review of these targeted markets and are undergoing further privacy and security reviews by outside experts to meet any additional regulatory requirements. Within our near-term pipeline, we believe we have an estimated $23 billion addressable market and view the size of the total international addressable market in excess of $130 billion.

Platform adjacencies. We are well-positioned to further expand our solution set through opportunistic acquisitions or product development responsive to the evolving and expanding needs of our client base. Our technology platform is built to easily integrate with non-native technologies and to offer a single cohesive platform. We plan to use a disciplined approach to strategically acquire complementary capabilities and service lines. These may include, but are not limited to, wellness and coaching platforms, chronic managed care platforms, virtual therapy and psychiatry competitors and face-to-face therapy and psychiatry platforms.

Our Category-defining Brand and Marketing Approach

Instantly recognizable, highly influential spokespeople	Highest brand awareness[1] relative to competitors

(1)	July 2020 Qualtrics brand health survey; measure of aided brand awareness.

We believe we have a category-defining brand with broad appeal. We have spent years establishing our brand and building credibility and trust with our B2C consumers. We have been able to scale rapidly by leveraging our data-driven marketing and sales efforts. Our marketing is made more efficient by the significant word-of-mouth referrals from our B2C consumers, which has become one of our largest sales channels and has provided us entry points into the enterprise market with health plans. We have then leveraged the validation from health plans and the designation as a nation-wide network of providers under the Talkspace brand to expand our offering with employers. Employers appreciate that they are dealing with an entity that has created value for some of the nation’s largest health plans. We believe this virtuous cycle has been driven as part of the brand maturity.

Competition

We view as competitors those companies whose primary business is developing and marketing telehealth and virtual behavioral health platforms and services. Competition focuses on, among other factors, technology, breadth and depth of functionality, range of associated services, operational experience, customer support, extent of client and member bases, and reputation. Our key competitors in the telehealth and teletherapy markets are American Well Corporation, Teladoc, Doctor On Demand, MDLive, BetterHelp, Lyra Health and Ginger, among other small industry participants.

In addition, large, well-financed health systems and health plans have in some cases developed their own virtual behavioral health tools and may provide these solutions to their consumer at discounted prices. Competition may also increase from large technology companies, such as Apple, Amazon, Facebook, Verizon, or Microsoft, who may wish to develop their own virtual behavioral health solutions, as well as from large retailers like Amazon or Walmart. With the emergence of COVID-19, and in particular the relaxation of privacy and security requirements under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), we have also seen increased competition from consumer-grade video solutions, such as Zoom Video and Twilio. We believe that the breadth of our existing client and member bases, the depth of our technology platform, and our business-to-business focus on promoting existing healthcare brands and integrating freely with multiple platforms increases the likelihood that stakeholders seeking to develop virtual behavioral healthcare solutions will choose instead to collaborate with Talkspace.

Therapists, Physicians and Healthcare Professionals

We are in the process of changing our structure with respect to our relationships with healthcare providers, transitioning to a structure where we will enter into various agreements with a Texas professional association entity, TPN, which in turn will contract with our affiliated professional entities and physicians, therapists, and other licensed professionals for clinical and professional services provided to our members. We expect the transition will commence in the third quarter of 2021 and will take up to 12 months to fully implement. This transition is in response to our expansion of service offerings to include telepsychiatry services provided through licensed physicians. Our business initially began with arranging the delivery of virtual counseling and psychotherapy services, which are predominantly provided by non-physician professionals. All telepsychiatry services are being provided through independent contractor arrangements with our network licensed physicians who maintain exclusive control and responsibility over all medical aspects of the services provided to our members during the period prior to the completion of the transition. Although we believe we were operating in compliance with applicable regulatory laws, including laws that prohibit business entities, such as us, from providing professional services, employing certain healthcare professionals and exercising control over professional judgment (such activities generally referred to as the “corporate practice of medicine”), with the addition of telepsychiatry as a service offering, we decided to transition our provider network structure to a model that was well-understood and common in jurisdictions that prohibit the corporate practice of medicine. We believe the transition to a structure where we would enter into various management services agreements (“MSA”) with TPN, or an entity authorized by state law to contract with our affiliated professionals to delivery teletherapy services to our members, will better ensure we will be able to comply with additional regulatory requirements, including the corporate practice of medicine and fee-splitting laws, that are necessarily implicated by engaging in telehealth care that can only be delivered by physicians. Specifically, the model will allow us to provide or arrange for physician and non-physician professional services without infringing the respective practitioner’s professional or medical judgment. Furthermore, under the MSAs, we will perform billing, scheduling and other non-clinical services. As consideration, TPN or the otherwise authorized entity will pay us for management services out of the fees they collect from individuals and third-party payors. Notably, because certain activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in certain states, we have structured the MSA in each state so as to not violate any of these unique restrictions.

As discussed further below, the new model also contemplates that our financial statements will be consolidated with those of TPN and the authorized entities due to variable interest entity status. Specifically, because we will have the power to direct the activities of TPN and the other authorized entities in each state that will most significantly impact TPN’s and such other authorized entities’ economic performance as well as have the obligation to absorb significant losses and receive the benefits of TPN and the authorized entities. TPN is wholly owned by an independent Texas-licensed physician. Due to the prevalence of the corporate practice of medicine doctrine, including in the states where we predominantly conduct our business, we are finalizing certain agreements with TPN, including the MSA under which we will provide exclusive administrative, management and other business support services to TPN in exchange for a fee. The non-medical functions and services we will provide under the MSA include the maintenance of medical, billing and accounting records, legal, human resources and the administration of quality assurance, and administration of a risk management program. TPN reserves exclusive control and responsibility for all aspects of the practice of medicine and the delivery of medical services. TPN will also directly employ or contract other professional entities, physicians, therapists and other licensed professionals who will provide clinical and professional services to our members. These affiliated providers will also retain exclusive control and responsibility for all aspects of medical services provided to our members. Additionally, TPN is required to maintain medical malpractice insurance for covered providers as well as appropriate general liability, directors and officers, workers compensation and employment practices insurance. The MSA will have a long multi-year term unless earlier terminated upon mutual agreement of the parties or unilaterally by a party following a material default under the MSA by the non-terminating party.

We intend to sign MSAs with other TPN affiliated entities to provide similar administrative and management services for a management fee consistent with applicable corporate practice of medicine, fee-splitting and foreign entity requirements in each state.

We are also in the process of finalizing a stock transfer restriction agreement between TPN and its current owner, which outlines the conditions under which we can ensure a transfer of the ownership of TPN to a different licensed provider.

Once the transition with TPN is complete, TPN and its affiliated professional entities will collect revenue from (i) patients directly, (ii) patient’s health plans or (iii) enterprise clients for each consultation performed on telehealth and teletherapy platforms by its employed or contracted physicians, therapists and other licensed professionals. TPN in turn will pay the providers a per consult fee, or via an hourly or annual rate. Upon full implementation of the TPN transition, we will hold variable interests in TPN and its affiliated entities and consolidate all of the financial results, as all of these entities are variable interest entities (“VIEs”). These entities are considered VIEs since they do not have sufficient equity to finance their activities without additional financial support from us.

Although the contracting party under our current agreements with clients, members, providers and other business partners may change from Talkspace to TPN or an affiliated professional entity as a result of this transition, we do not anticipate that this transition will have a material financial impact on our operations. Through the mechanics set out in the MSAs and the management fee for administrative and management services set forth in our agreements with TPN, we do not expect there will be a material change in the overall economics of the business relationships we previously held with our clients, members, providers and other business partners. However, if there are regulatory challenges to our arrangements with TPN, we may have to restructure arrangements or enter into new agreements with other professional entities, which could result in changes to the economic relationships.

Employees and Human Capital Resources

As of March 31, 2021, we had approximately 279 employees. None of our employees are represented by a labor union or party to a collective bargaining agreement. We have never experienced any work stoppages or strikes as a result of labor disputes. We consider our relationship with our employees to be good. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and prospective employees. The principal purposes of our incentive plans are to attract, retain and motivate selected employees, executive officers and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Facilities

Since terminating our prior office lease in New York, New York in August 2020, we currently have no physical office space and our employees are working remotely. We may consider entering into a new office lease in the future although we have no current plans to do so. To the extent in the future we may need to add new facilities as we add employees, grow our infrastructure and evolve our business, we believe that suitable space will be available on commercially reasonable terms to meet our future needs.

U.S. Government Regulation

Our operations are subject to comprehensive United States federal, state and local and international regulation in the jurisdictions in which we do business. Our ability to operate profitably will depend in part upon our ability, and that of our affiliated providers, to maintain all necessary licenses and to operate in compliance with applicable laws and rules. Those laws and rules continue to evolve, and we therefore devote significant resources to monitoring developments in healthcare and medical practice regulation. As the applicable laws and rules change, we are likely to make conforming modifications in our business processes from time to time. In some jurisdictions where we operate, neither our current nor our anticipated business model has been the subject of formal judicial or administrative interpretation. We cannot be assured that a review of our business by courts or regulatory authorities will not result in determinations that could adversely affect our operations or that the healthcare regulatory environment will not change in a way that impacts our operations.

In response to the COVID-19 pandemic, state and federal regulatory authorities loosened or removed a number of regulatory requirements in order to increase the availability of telehealth and teletherapy services. For example, many state governors issued executive orders permitting physicians and other health care professionals to practice in their state without any additional licensure or by using a temporary, expedited or abbreviated licensure process so long as they hold a valid license in another state. In addition, changes were made to the Medicare and Medicaid programs (through waivers and other regulatory authority) to increase access to telehealth and teletherapy services by, among other things, increasing reimbursement, permitting the enrollment of out of state providers and eliminating prior authorization requirements. It is uncertain how long these COVID-19 related regulatory changes will remain in effect and whether they will continue beyond this public health emergency period.

We believe that a return to the status quo would not have a material negative impact on any commercial agreements we have entered into during 2020 and 2021. Each of these agreements has a defined term and generally do not allow for immediate termination for convenience by the client in question. For many healthcare companies engaging in telehealth and teletherapy, the most significant potential concern about returning to the status quo is the restrictions on the reimbursement of telehealth and teletherapy visits to federal or state healthcare program beneficiaries, such as when a patient presents to a medical professional from a rural area or at a clinical site.

Currently, TPN and our affiliated network providers does not perform these kinds of consultations. All patients who experienced a first-time visit with any network provider during the pandemic would be able to continue using the platform. In light of that, we do not believe that the visit volume on our platform or visit revenue will materially decrease based on a return to the status quo from a regulatory perspective. In fact, we believe that such a return would benefit the Company as the renewed enforcement of HIPAA regulations may force many marginal telehealth platforms out of the marketplace, thereby lessening our competition.

Telehealth and Teletherapy Provider Licensing, Medical Practice, Certification and Related Laws and Guidelines

The practice of medicine, including the provision of therapy services, is subject to various federal, state and local certification and licensing laws, regulations, approvals and standards, relating to, among other things, the adequacy of medical care, the practice of medicine (including the provision of remote care), equipment, personnel, operating policies and procedures and the prerequisites for the prescription of medication and ordering of tests. The application of some of these laws to telehealth and teletherapy is unclear and subject to differing interpretation.

Physicians, therapists and other licensed professionals who provide professional medical and therapy services to a patient via telehealth and teletherapy must, in most instances, hold a valid license to practice medicine or another licensed profession in the state in which the patient is located. We have established systems for ensuring that TPN and our affiliated professionals are appropriately licensed under applicable state law and that their provision of telehealth and teletherapy to our members occurs in each instance in compliance with applicable rules governing telehealth and teletherapy. Failure to comply with these laws and regulations could result in licensure actions against the professionals, our services being found to be non-reimbursable, or prior payments being subject to recoupments and can give rise to civil, criminal or administrative penalties.

Corporate Practice of Medicine Laws in the U.S.; Fee Splitting

We contract with physicians or physician owned professional associations and professional corporations and therapists to provide access to our platform to them and their patients. We are in the process of finalizing a management services contract with TPN and may enter into direct management services contracts with other TPN affiliated entities pursuant to which we provide them with billing, scheduling and a wide range of other administrative and management services, and they pay us for those services via management and other service fees. These contractual relationships are subject to various state laws, including those of New York, Texas and

California, that prohibit fee splitting or the corporate practice of medicine or professional services by lay entities or persons and that are intended to prevent unlicensed persons from interfering with or influencing a physician’s or another licensed professional’s clinical judgment. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in many states. Under the corporate practice of medicine and other licensed profession restrictions of certain states, decisions and activities such as contracting, setting rates and the hiring and management of personnel may implicate the restrictions on the corporate practice of medicine or a licensed profession.

State corporate practice of medicine or other licensed profession and fee splitting laws and rules vary from state to state and are not always consistent. In addition, these requirements are subject to broad interpretation and enforcement by state regulators. Some of these requirements may apply to us even if we do not have a physical presence in the state, based solely on our engagement of a provider licensed in the state or the provision of telehealth and teletherapy to a resident of the state. Thus, regulatory authorities or other parties, including our providers, may assert that, despite these arrangements, we are engaged in the corporate practice of medicine or a licensed profession or that our contractual arrangements with affiliated providers constitute unlawful fee splitting. In such event, failure to comply could lead to adverse judicial or administrative action against us and/or our affiliated providers, civil, criminal or administrative penalties, receipt of cease and desist orders from state regulators, loss of provider licenses, the need to make changes to the terms of engagement of our providers that interfere with our business, and other materially adverse consequences.

U.S. Federal and State Fraud and Abuse Laws

Although our services are not currently reimbursed by government healthcare programs such as Medicare or Medicaid, any future reimbursement from federal and/or state healthcare programs could expose our business to broadly applicable fraud and abuse laws and other healthcare laws and regulations that would regulate the business. Applicable and potentially applicable U.S. federal and state healthcare laws and regulations include, but are not limited, to the following.

Federal Stark Law

If in the future some of our revenues come from federal health care programs, we will be subject to the federal self-referral prohibitions, commonly known as the Stark Law. Where applicable, this law prohibits a physician from referring Medicare patients for “designated health services” such as laboratory and other diagnostic services and prescription drugs that are furnished at an entity if the physician or a member of such physician’s immediate family has a “financial relationship” with the entity, unless an exception applies. Sanctions for violating the Stark Law include denial of payment, civil monetary penalties of up to $25,820 per claim submitted and exclusion from the federal health care programs. Failure to refund amounts received as a result of a prohibited referral on a timely basis may constitute a false or fraudulent claim and may result in civil penalties and additional penalties under the federal False Claims Act (“FCA”). The statute also provides for a penalty of up to $172,137 for a circumvention scheme. The Stark Law is a strict liability statute, which means proof of specific intent to violate the law is not required. In addition, the government and some courts have taken the position that claims presented in violation of the various statutes, including the Stark Law, can be considered a violation of the FCA (described below) based on the contention that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement. A determination of liability under the Stark Law for TPN or our affiliated providers could have a material adverse effect on our business, financial condition and results of operations.

Federal Anti-Kickback Statute

We will also be subject to the federal Anti-Kickback Statute if any of our services become reimbursable by government healthcare programs. The Anti-Kickback Statute is broadly worded and prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (i) the referral of a person covered by Medicare, Medicaid or other governmental programs, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs or (iii) the purchasing, leasing or ordering or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other governmental programs. Certain federal courts have held that the Anti-Kickback Statute can be violated if “one purpose” of a payment is to induce referrals. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it to have committed a violation, making it easier for the government to prove that a defendant had the requisite state of mind or “scienter” required for a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA, as discussed below. Violations of the federal Anti-Kickback Statute may result in civil monetary penalties up to $104,330 for each violation, plus up to three times the remuneration involved. Civil penalties for such conduct can further be assessed under the FCA. Violations of the federal Anti-Kickback Statute can also result in criminal penalties, including criminal fines of more than $100,000 and imprisonment of up to 10 years. Similarly, violations can result in exclusion from participation in government healthcare programs, including Medicare and Medicaid. Imposition of any of these remedies could have a material adverse effect on our business, financial condition and results of operations, if in the future we provide services reimbursable by government healthcare programs. In addition to a few statutory exceptions, the Office of Inspector General (“OIG”) has published safe-harbor regulations that outline categories of activities that are deemed protected from prosecution under the Anti-Kickback Statute provided all applicable criteria are met. The failure of a financial relationship to meet all of the applicable safe harbor criteria does not necessarily mean that the particular arrangement violates the Anti-Kickback Statute. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG.

False Claims Act

Both federal and state government agencies have continued civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies and their executives and managers. Although there are a number of civil and criminal statutes that can be applied to healthcare providers, a significant number of these investigations involve the FCA. These investigations can be initiated not only by the government but also by a private party asserting direct knowledge of fraud. These “qui tam” whistleblower lawsuits may be initiated against any person or entity alleging such person or entity has knowingly or recklessly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or has made a false statement or used a false record to get a claim approved. In addition, the improper retention of an overpayment for 60 days or more is also a basis for an FCA action, even if the claim was originally submitted appropriately. Penalties for FCA violations include fines ranging from $11,665 to $23,331 for each false claim, plus up to three times the amount of damages sustained by the federal government. An FCA violation may provide the basis for exclusion from the federally funded healthcare programs.

State Fraud and Abuse Laws

Several states in which we operate have also adopted or may adopt similar self-referral, anti-kickback, fraud, whistleblower and false claims laws as described above. The scope of these laws and the interpretations of them vary by jurisdiction and are enforced by local courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by Medicaid programs and any third-party payer, including commercial insurers or to any payer, including to funds paid out of pocket by a patient. A determination of liability under such state fraud and abuse laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

Other Healthcare Laws

HIPAA established several separate criminal penalties for making false or fraudulent claims to insurance companies and other non-governmental payers of healthcare services. Under HIPAA, these two additional federal crimes are: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud

statute prohibits knowingly and recklessly executing a scheme or artifice to defraud any healthcare benefit program, including private payers. A violation of this statute is a felony and may result in fines, imprisonment, or exclusion from government sponsored programs. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing, or covering up a material fact by any trick, scheme or device or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items, or services. A violation of this statute is a felony and may result in fines or imprisonment. This statute could be used by the government to assert criminal liability if a healthcare provider knowingly fails to refund an overpayment. These provisions are intended to punish some of the same conduct in the submission of claims to private payers as the federal False Claims Act covers in connection with governmental health programs.

In addition, the Civil Monetary Penalties Law imposes civil administrative sanctions for, among other violations, inappropriate billing of services to federally funded healthcare programs and employing or contracting with individuals or entities who are excluded from participation in federally funded healthcare programs. Moreover, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration, including waivers of copayments and deductible amounts (or any part thereof), that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties of up to $10,000 for each wrongful act. Furthermore, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the Anti-Kickback Statute and civil False Claims Act, which can impose additional penalties associated with the wrongful act. One of the statutory exceptions to the prohibition is non-routine, unadvertised waivers of copayments or deductible amounts based on individualized determinations of financial need or exhaustion of reasonable collection efforts. The OIG emphasizes, however, that this exception should only be used occasionally to address special financial needs of a particular patient. Although this prohibition applies only to federal healthcare program beneficiaries, the routine waivers of copayments and deductibles offered to patients covered by commercial payers may implicate applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts, and statutory or common law fraud.

U.S. State and Federal Health Information Privacy and Security Laws

There are numerous U.S. federal and state laws and regulations related to the privacy and security of PII, including health information. In particular, HIPAA imposes a number of requirements on covered entities and their business associates relating to the use, disclosure and safeguarding of protected health information. These requirements include uniform standards of common electronic healthcare transactions; privacy and security regulations; and unique identifier rules for employers, health plans and providers. In addition, the Health Information Technology for Economic and Clinical Health Act, or HITECH, provisions of the American Recovery and Reinvestment Act of 2009 and corresponding implementing regulations have imposed additional requirements on the use and disclosure of protected health information such as additional breach notification and reporting requirements, contracting requirements for HIPAA business associate agreements, strengthened enforcement mechanisms and increased penalties for HIPAA violations. Federal consumer protection laws may also apply in some instances to privacy and security practices related to personally identifiable information.

Violations of HIPAA may result in civil and criminal penalties. The civil penalties include civil monetary penalties of up to $59,552 per violation, not to exceed approximately $1.8 million for violations of the same standard in a single calendar year (as of 2020, and subject to periodic adjustments for inflation), and in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. However, a single breach incident can result in violations of multiple standards. Our management responsibilities to TPN include assisting it with its obligations under HIPAA’s breach notification rule. Under the breach notification rule, covered entities must notify affected individuals without unreasonable delay in the case of a breach of unsecured protected health information (“PHI”), which may compromise the privacy, security or integrity of the PHI. In addition, notification must be provided to U.S. Department of Health and Human Services (“HHS”) and the local media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to HHS on an annual basis. HIPAA also requires a business associate to notify its covered entity clients of breaches by the business associate.

State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. In addition, HIPAA mandates that HHS conduct periodic compliance audits of HIPAA covered entities and their business associates for compliance. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the civil monetary penalty fine paid by the violator. In light of the HIPAA Omnibus Final Rule, recent enforcement activity, and statements from HHS, we expect increased federal and state HIPAA privacy and security enforcement efforts.

HIPAA also required HHS to adopt national standards for electronic transactions that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. On January 16, 2009, HHS released the final rule mandating that everyone covered by HIPAA must implement ICD 10 for medical coding on October 1, 2013, which was subsequently extended to October 1, 2015 and is now in effect.

Many states in which we operate and in which our patients reside also have laws that protect the privacy and security of sensitive and personal information, including health information. Moreover, state laws may be similar to or even more protective than HIPAA and other federal privacy laws. For example, the laws of the State of California, in which we operate, are more restrictive than HIPAA. Where state laws are more protective than HIPAA, we must comply with the state laws we are subject to, in addition to HIPAA. In certain cases, it may be necessary to modify our planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but, unlike HIPAA, some may afford private rights of action to individuals who believe their personal information has been misused. In addition, state laws are changing rapidly, and there is discussion of a new federal privacy law or federal breach notification law, to which we may be subject.

In addition to HIPAA and state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security acts or practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting. The FTC and states’ attorneys general have brought enforcement actions and prosecuted some data breach cases as unfair and/or deceptive acts or practices under the FTC Act and similar state laws. Further, the California Consumer Protection Act of 2018 (the “CCPA”), which took effect in 2020 and to which we are subject, imposes obligations and restrictions on businesses regarding their collection, use, and sharing of personal information and provides new and enhanced data privacy rights to California residents, such as affording them the right to access and delete their personal information and to opt out of certain sharing of personal information.

In recent years, there have been a number of well publicized data breaches involving the improper use and disclosure of PII and PHI. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials and provide credit monitoring services and/or other relevant services to impacted individuals. In addition, under HIPAA and pursuant to the related contracts that we enter into with our clients who are covered entities, we must report breaches of unsecured PHI to our clients following discovery of the breach. Notification must also be made in certain circumstances to affected individuals, federal authorities and others.

International Regulation

We expect over time to continue to expand our operations in foreign countries through both organic growth and acquisitions. In such a case, our international operations will be subject to different, and sometimes more stringent, legal and regulatory requirements, which vary widely by jurisdiction, including anti-corruption laws; economic sanctions laws; various data security insurance, tax, tariff and trade laws and regulations; corporate governance; various data security and data protection laws (including the EU’s General Data Protection Regulation and local implementing laws in the EEA and UK);labor and employment, intellectual property, consumer protection and investment laws and regulations; discriminatory licensing procedures; required localization of records and funds; and limitations on dividends and repatriation of capital. In addition, the expansion of our operations into foreign countries increases our exposure to the anti-bribery, anti-corruption and anti-money laundering provisions of U.S. law, including the FCPA, and corresponding foreign laws, including the UK Bribery Act.

The FCPA prohibits offering, promising or authorizing others to give anything of value to a foreign government official to obtain or retain business or otherwise secure a business advantage. We also are subject to applicable anti-corruption laws of the jurisdictions in which we operate. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties, and the SEC and the DOJ have increased their enforcement activities with respect to the FCPA. The UK Bribery Act is an anti-corruption law that is broader in scope than the FCPA and applies to all companies with a nexus to the United Kingdom. Disclosures of FCPA violations may be shared with the UK authorities, thus potentially exposing companies to liability and potential penalties in multiple jurisdictions. We have internal control policies and procedures and conduct training and compliance programs for our employees to deter prohibited practices. However, if our employees or agents fail to comply with applicable laws governing our international operations, we may face investigations, prosecutions and other legal proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions.

We also are subject to regulation by OFAC. OFAC administers and enforces economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign countries and regimes, terrorists, international narcotics traffickers, those engaged in activities related to the proliferation of weapons of mass destruction, and other threats to the national security, foreign policy or economy of the United States. In addition, we may be subject to similar regulations in the non-U.S. jurisdictions in which we operate.

Intellectual Property

We have applied for two patents, and intend to continue to apply for additional patents, relating to our software and technology.

We own and use trademarks and service marks on or in connection with our services, including both unregistered common law marks and issued trademark registrations in the United States. In addition, we rely on certain intellectual property rights that we license from third parties and other forms of intellectual property rights, including trade secrets, know-how and other unpatented proprietary processes, in each case in support of our business. We make efforts to maintain and protect our intellectual property and the proprietary aspects of our products and technologies, including through the use of nondisclosure agreements and the monitoring of our competitors. We require our employees, consultants and certain of our contractors to execute confidentiality agreements in connection with their employment or consulting relationships with us. We also require our employees and consultants to disclose and assign to us inventions conceived during the term of their employment or engagement while using our property or which relate to our business.

From time to time, we may become involved in legal proceedings relating to intellectual property arising in the ordinary course of our business, including oppositions to our applications for trademarks or patents, challenges to the validity of our intellectual property rights, and claims of intellectual property infringement. We are not presently a party to any such legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows.

Legal Proceedings

On February 10, 2021, two purported shareholders of HEC filed actions against HEC and the members of HEC’s board of directors relating to the Business Combination. In each case, the shareholders allege a variety of disclosure deficiencies in HEC’s proxy statement/prospectus and seek disclosures of additional information. The alleged omissions generally relate to (i) certain financial projections; (ii) certain valuation analyses performed by HEC; and (iii) alleged conflicts of interest. Plaintiffs sought to enjoin the shareholder vote on the Business Combination unless and until HEC disclosed the allegedly omitted material information summarized above. The plaintiffs also seek damages and attorneys’ fees. On June 29, 2021, one of the plaintiffs dismissed their complaint; the other remains pending.

We cannot predict the outcome of the lawsuits, nor can we predict the amount of time and expense that will be required to resolve the lawsuits and demand letter. We believe that the lawsuits and demand letter are without merit and intends to vigorously defend against them.

In addition to the foregoing, from time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that our management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion should be read together with our audited annual consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and the unaudited consolidated financial statements as of and for the three months ended March 31, 2020 and 2019, and the respective notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with our unaudited pro forma financial information as of and for the year ended December 31, 2020 and March 31, 2020 included elsewhere in this prospectus.

This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the section of this prospectus titled “Risk Factors”.

Overview

As a healthcare company enabled by a purpose-built technology platform, Talkspace offers convenient and affordable access to a fully-credentialed network of highly qualified providers. We are a leading virtual behavioral health company and, since Talkspace’s founding in 2012, we have connected millions of patients, who we refer to as our members, with licensed mental health providers across a wide and growing spectrum of care through virtual counseling, psychotherapy and psychiatry. We created a purpose-built platform to address the vast, unmet and growing demand for mental health services of our members, serving our B2C channel, comprised of individual consumers who subscribe directly to our platform, and our B2B channel, comprised of large enterprise clients such as Google and Expedia and large health plans and employee assistance programs (“health plan clients”) such as Aetna, Cigna, Premera, Humana and Optum (collectively, our “clients”), who offer their employees and insured members access to our platform for free or at in-network reimbursement rates, respectively.

For the year ended December 31, 2020, we provided therapy to approximately 200,000 members on our platform, as compared to approximately 92,000 members for the year ended December 31, 2019, and for the three months ended March 31, 2021, we provided therapy to approximately 65,000 members on our platform, as compared to approximately 39,000 members for the three months ended March 31, 2020. As of March 31, 2021, we had over 60,000 active members receiving care through our B2C and B2B channels, including approximately 35,000 B2C active members, and nearly 42 million B2B eligible lives. As of May 1, 2021, our B2B eligible lives grew to over 55 million. We consider members “active” (i) in the case of our B2C members, commencing on the date such member initiates contact with a provider on our platform until the term of their monthly, quarterly or bi-annual subscription plan expires, unless terminated early, and (ii) in the case of our B2B members, if such members have engaged on our platform during the preceding 25 days, such as sending a text, video or audio message to, or participating in a video call with, a provider, completing a satisfaction or progress report survey or signing up for our platform. We consider B2B lives “eligible” if such persons are eligible to receive treatment on the Talkspace platform, in the case of our enterprise clients, for free when their employer is under an active contract with Talkspace, or, in the case of health plan clients, at an agreed upon reimbursement rate through insurance under an employee assistance program or other network behavioral health paid benefit program. For the years ended December 31, 2019 and 2020, approximately 66% and 62% of our B2C members, respectively, and for the three months ended March 31, 2020 and 2021, approximately 60% and 58% of our B2C members, respectively, remained active on our platform beyond the initial term of their subscription.

The behavioral health market has traditionally been underserved for a number of reasons, including as a result of inadequate access, a limited universe of qualified providers, high cost and social stigma. We believe virtual is the ideal modality for mental health treatment because it removes or reduces these burdens associated with traditional face-to-face mental health services by improving convenience through 24/7 access to our platform, providing more accessible entry level price points, and reducing associated stigmas by promoting transparency, increasing ease of access and preserving privacy. Our platform connects consumers in need, including many of whom have never had an opportunity to benefit from high-quality behavioral healthcare, with experienced providers across all 50 U.S. states.

Through our psychotherapy offerings, our licensed therapists and counselors treat mental health conditions in over 21 specializations, such as depression, anxiety, trauma and other human challenges. Through our psychiatry offerings, our board-certified psychiatrists and prescription-eligible nurse practitioners treat a higher acuity patient demographic, including those who may have pharmacological needs. Like the traditional face-to-face models, Talkspace providers are able to treat a wide range of mental health conditions, such as schizophrenia-spectrum disorders, bipolar disorders and depression, including through prescription medication and management from psychiatrists, up and until the point that the provider, in their discretion, feels it prudent to refer the member to a face-to-face psychiatrist to address potential needs for “controlled substances” under the federal Controlled Substances Act, which generally prohibits the prescribing and dispensing of controlled substances via telehealth without performing an in-person examination.

While optimizing consumers’ access to care, we believe our platform also provides benefits to providers through expanded reach, steady access to member leads, reduced administrative burdens, more efficient time utilization and data-driven insights. These features, together with continuous training and professional growth opportunities we offer, empower providers to deliver what we believe will enable an enhanced care journey, higher member lifetime engagement, meaningful outcomes and greater margins when compared to face-to-face treatment.

Impact Of COVID-19

While the global crisis resulting from the spread of COVID-19 has not had a negative impact on our business and results of operations so far, the COVID-19 pandemic has caused general business disruption worldwide beginning in January 2020. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted, and we continue to closely monitor how the COVID-19 pandemic is impacting our business. Thus far, we believe that the COVID-19 pandemic has been a contributing factor to the acceleration of growth of our business. However, we cannot determine the extent to which our results of operations and overall financial performance have been affected by the COVID-19 pandemic. While our financial condition and results of operations were not negatively impacted by the COVID-19 pandemic, the impact of the pandemic on our future growth, results of operations, cash flow and financial condition is unknown, and we are unable to accurately predict such future impact. There can be no assurance that the circumstances that have accelerated the growth of our business stemming from the effects of the COVID-19 pandemic will continue over time whether during or after the COVID-19 pandemic.

See “Risk Factors” for further discussion of the impacts of the COVID-19 pandemic on our business.

Operating Segments

We operate our business in a single segment, which is how our chief operating decision maker (who is our chief executive officer) reviews financial performance and allocates resources.

Key Business Metrics

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. We believe the following metrics are useful in evaluating our business:

	Three months ended March 31,		Year ended December 31,
(in thousands except number of health plan and enterprise clients)	2021	2020	2020	2019
Number of B2C active members at period end	35.3	21.9	29.5	19.8
Number of B2B eligible lives at period end	41,820.7	9,569.0	39,444.4	7,607.1
Number of health plan clients at period end	10.0	9.0	10.0	9.0
Number of enterprise clients at period end	91.0	25.0	72.0	24.0
Total number of active members at period end	60.3	28.6	50.0	24.5
Total number of members treated on Talkspace platform during period	64.9	39.1	197.3	92.0

Active Members: We consider members “active” (i) in the case of our B2C members, commencing on the date such member initiates contact with a provider on our platform until the term of their monthly, quarterly or bi-annual subscription plan expires, unless terminated early, and (ii) in the case of our B2B members, if such members have engaged on our platform during the preceding 25 days, such as sending a text, video or audio message to, or participating in a video call with, a provider, completing a satisfaction or progress report survey or signing up for our platform.

B2B Eligible Lives: We consider B2B lives “eligible” if such persons are eligible to receive treatment on the Talkspace platform, in the case of our enterprise clients, for free when their employer is under an active contract with Talkspace, or, in the case of health plan clients, at an agreed upon reimbursement rate through insurance under an employee assistance program or other network behavioral health paid benefit program.

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with GAAP, we believe adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance. We use adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial measure, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations or outlook. We believe that the use of adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measure as a tool for comparison. A reconciliation is provided below for this non-GAAP financial measure to net loss, the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review our GAAP financial measure and the reconciliation of our non-GAAP financial measure to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes and in evaluating acquisition opportunities.

We calculate adjusted EBITDA as net loss adjusted to exclude (i) interest and other expenses (income), net, (ii) tax benefit and expense, (iii) depreciation and amortization (iv) stock-based compensation expense and (v) business combination and other financing expenses.

The following table presents a reconciliation of adjusted EBITDA from the most comparable GAAP measure, net loss, for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020 and 2019:

	Three months ended March 31,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019
Net loss	$(12,738)	$(7,900)	$(22,370)	$(29,086)

Add:
Depreciation and amortization	462	18	379	59
Financial expenses (income), net	173	(30)	364	(350)
Taxes on income	8	3	24	8
Legal expenses related to business combination	—	—	177	—
Stock-based compensation	1,513	401	2,977	3,404

Adjusted EBITDA	$(10,582)	$(7,508)	$(18,449)	$(25,965)

Some of the limitations of adjusted EBITDA include (i) adjusted EBITDA does not properly reflect capital commitments to be paid in the future and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and adjusted EBITDA does not reflect these capital expenditures. Our adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate adjusted EBITDA in the same manner as we calculate the measure, limiting its usefulness as a comparative measure. In evaluating adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments described herein. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. Adjusted EBITDA should not be considered as an alternative to loss before benefit from income taxes, net loss, earnings per share, or any other performance measures derived in accordance with U.S. GAAP. When evaluating our performance, you should consider adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results.

Components of Results of Operations

Revenues

We generate revenues from the sale of monthly, quarterly and bi-annual membership subscriptions to our therapy platform as well as supplementary a la carte offerings, payments from members and their respective insurance companies and annually contracted platform access fees paid to us by our enterprise clients for the delivery of therapy services to their members or employees. We recognize B2C member subscription revenues ratably over the subscription period, beginning when therapy services commence. B2C members may cancel at anytime and will receive a pro-rata refund for the subscription price.

We recognize contracted revenue from our enterprise clients from the commencement of their contracted term through the annual period based on a per-member-per month model. We recognize revenues from services provided to insured members at a point in time, as virtual therapy session is rendered. Revenue is recognized in an amount that reflects the consideration that is expected in exchange for the service. Our contracts with B2B clients generally provide for 90 days advance notice prior to termination.

Revenue growth is generated from increasing our membership subscriptions, contracting with enterprise clients and health plans.

We have demonstrated continued revenue growth during 2019 and 2020 as a direct result of the increased penetration of the direct-to-consumer market, and the Company’s 2018 entry into the commercial insurance and enterprise sales markets. The Company’s revenues grew 144.2% from $11.1 million for the three months ended March 31, 2020 to $27.2 million for the three months ended March 31, 2021, and 99.6% from $38.2 million for the year ended December 31, 2019 to $76.2 million for the year ended December 31, 2020.

Cost of Revenues

Cost of revenues is comprised of therapist payments and hosting costs. Cost of revenues is largely driven by the size of our provider network that is required to service the growth of our customer base, in addition to the growth of our health plan and enterprise clients.

We designed our business model and our provider network to be scalable and to leverage a hybrid model of both employee providers and independently contracted providers to support multiple growth scenarios. The compensation paid to our independently contracted providers is variable, and the amount paid to a provider is generally based on the amount of time committed by such provider to our members. In addition, our network supervisors have broad authority to approve the payment of incentive bonuses to providers with certain licenses during periods of higher demand for providers with such licenses. For our employee providers, they receive a fixed-salary without incentive bonuses.

While we expect increased investments to support accelerated growth and the required investment to scale our provider network, we also expect increased efficiencies and economies of scale. Our quarterly cost of revenues as a percentage of revenues is expected to fluctuate from period to period depending on the interplay of these aforementioned factors.

Operating Expenses

Operating expenses consist of research and development, clinical operations, sales and marketing, and general and administrative expenses.

Research and Development Expenses

Research and development expenses include personnel and related expenses for software development and engineering, information technology infrastructure, security and privacy compliance and product development (inclusive of stock-based compensation for our research and development employees), third-party services and contractors related to research and development, information technology and software-related costs.

We expect research and development expenses will increase on an absolute dollar basis as we continue to grow our platform and product offerings; however, the anticipated corresponding future revenue growth is expected to result in lower research and development expenses as a percentage of revenue.

Clinical Operations Expenses

Clinical operations expenses are associated with the management of our provider network of therapists. Such costs are comprised of costs related to recruiting, onboarding, credentialing, training and ongoing quality assurance activities (inclusive of stock-based compensation for our clinical operations employees), costs of third-party services and contractors related to recruiting and training and software-related costs.

We expect clinical operations expenses will increase on an absolute dollar basis as we continue to grow our provider network and product offerings.

Sales and Marketing Expenses

Sales expenses consist primarily of employee-related expenses, including salaries, benefits, commissions, travel and stock-based compensation costs for our employees engaged in sales and account management. We expect our sales expenses to increase as we continue to invest in the expansion of our health plan and enterprise business. We expect to hire additional sales personnel and related account management personnel to properly service our increasing client base, to develop additional growth opportunities within existing clients and to develop new market opportunities.

Marketing expenses consist primarily of advertising and marketing expenses for consumer acquisition and engagement, as well as personnel costs, including salaries, benefits, bonuses, stock-based compensation expense for marketing employees, third-party services and contractors. Marketing expenses also include third-party software subscription services, third-party independent research, participation in trade shows, brand messaging and costs of communications materials that are produced for our clients to generate greater awareness and utilization of our platform among our health plan and enterprise clients.

Consumer marketing expenses are primarily driven by investments to grow and retain our consumer base and may fluctuate as a percentage of our total revenue from period to period due to the timing and extent of our advertising and marketing expenses.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel costs, including salaries, benefits, bonuses and stock-based compensation expense for our executive, finance, accounting, legal and human resources functions, as well as professional fees, occupancy costs, and other general overhead costs. We expect to incur additional general and administrative expenses in compliance, legal, investor relations, director’s and officer’s insurance, and professional services following the completion of the business combination related to our compliance and reporting obligations as a public company. We also anticipate that as we continue to grow as a company our general and administrative expenses will increase on an absolute dollar basis. However, we expect our general and administrative expenses to decrease as a percentage of our total revenue over the next several years.

Financial expenses (income), net

Financial income, net includes interest earned on cash equivalents deposited in our bank accounts, other financial expenses in connection with bank charges and the impact from changes in the fair value of our liability classified warrants.

Taxes on income

Our taxes on income consists primarily of foreign income taxes related to income generated by our subsidiary organized under the laws of Israel. As we expand the scale of our international business activities, any changes in the U.S. and foreign taxation of such activities may increase our overall provision for income taxes in the future.

We have a full valuation allowance for our U.S. deferred tax assets, including federal and state NOLs. We expect to maintain this valuation allowance until it becomes more likely than not that the benefit of our federal and state deferred tax assets will be realized through expected future taxable income in the United States.

Results of Operations

Three months ended March 31, 2021 compared to three months ended March 31, 2020

The following table presents the results of operations for the three months ended March 31, 2021 and 2020:

	Year ended March 31,		Variance
	2021	2020	$	%
	($ in thousands)
Revenues	$27,157	$11,120	$16,037	144.2
Cost of revenues	9,814	5,410	4,404	81.4
Gross profit	17,343	5,710	11,633	203.7
Operating expenses:
Research and development	2,964	2,728	236	8.7
Clinical operations	2,077	877	1,200	136.8
Sales and marketing	22,251	8,918	13,333	149.5
General and administrative	2,608	1,114	1,494	134.1
Total operating expenses	29,900	13,637	16,263	119.3
Operating loss	12,557	7,927	4,630	58.4
Financial expenses (income), net	173	(30)	203	676.7
Loss before taxes on income	12,730	7,897	4,833	61.2
Taxes on income	8	3	5	166.7
Net loss	$12,738	$7,900	$4,838	61.2

Revenues. Revenues increased by $16.0 million, or 144.2%, to $27.2 million for the three months ended March 31, 2021 from $11.1 million for the three months ended March 31, 2020. The increase was principally driven by increased B2C member subscriptions, the addition of a new health plan client and new enterprise clients and an increase in year-over-year revenue from existing health plan clients. B2C member subscriptions revenue increased by $8.8 million, or 90.2%, from $9.8 million for the three months ended March 31, 2020 to $18.6 million for the three months ended March 31, 2021. Revenue from our health plan clients increased by $4.8 million, or 897.4%, to $5.3 million for the three months ended March 31, 2021 from $0.5 million for the three months ended March 31, 2020. Enterprise client contracts increased by 66 clients, or 264.0%, from 25 clients as of March 31, 2020 to 91 clients as of March 31, 2021. This increase in the number of enterprise clients increased revenue by $2.4 million, or 297.5%, from $0.8 million for the three months ended March 31, 2020 to $3.2 million for the three months ended March 31, 2021. We believe that the appeal of our technology platform, the quality of our providers and the cost of our services will continue to represent the primary drivers of revenue growth from B2C members and B2B clients.

Costs of revenues. Cost of revenues increased by $4.4 million, or 81.4%, to $9.8 million for the three months ended March 31, 2021 from $5.4 million for the three months ended March 31, 2020. This is primarily due to costs associated with an increase of providers on our platform. This increase of providers was required to service the increased demand for our therapy services in both our B2C and B2B businesses.

Total employee provider headcount was 102 as of March 31, 2021.

Gross profit. Gross profit increased by $11.6 million, or 203.7%, to $17.3 million for the three months ended March 31, 2021 from $5.7 million for the three months ended March 31, 2020. This increase was primarily due to the 144.2% increase in revenues.

Research and development expenses. Research and development expenses increased by $0.2 million, or 8.7%, to $3.0 million for the three months ended March 31, 2021 from $2.7 million for the three months ended March 31, 2020. This was primarily due to an increase of $0.8 million in employee-related costs (inclusive of stock compensation expense), partially offset by a decrease of $0.3 million in contractor related costs and $0.2 million in cost savings related to the application of research grant proceeds.

Clinical operations expenses. Clinical operations expenses increased by $1.2 million, or 136.8%, to $2.1 million for the three months ended March 31, 2021 from $0.9 million for the three months ended March 31, 2020. This was primarily due to an increase of $0.6 million in provider recruiting costs and $0.6 million in employee-related costs (inclusive of stock compensation expense).

Total clinical operation employee headcount increased to 22 employees as of March 31, 2021, as compared to 17 employees as of March 31, 2020.

Sales and marketing expenses. Sales and marketing expenses increased by $13.3 million, or 149.5%, to $22.3 million for the three months ended March 31, 2021 from $8.9 million for the three months ended March 31, 2020. This increase in sales and marketing expenses primarily consisted of a $10.5 million increase in direct marketing and promotional costs, a $2.1 million increase in employee-related costs including commissions (inclusive of stock compensation expense), a $0.5 million increase in credit card processing fees and a $0.3 million increase in amortization expense related to intangibles acquired in connection with the Company’s November 2020 acquisition of Lasting.

Total sales and marketing employee headcount increased to 78 employees as of March 31, 2021, as compared to 35 employees as of March 31, 2020.

General and administrative expenses. General and administrative expenses increased by $1.5 million, or 134.1%, to $2.6 million for the three months ended March 31, 2021 from $1.1 million for the three months ended March 31, 2020. This increase was primarily due to employee-related costs (including stock compensation expense) and consulting and professional services. We expect to incur additional general and administrative costs in compliance, legal, investor relations, insurance, and professional services following the completion of the business combination related to our compliance and reporting obligations as a public company. We also anticipate that as we continue to grow as a company our general and administrative costs will increase on an absolute dollar basis. However, we expect our general and administrative expenses to decrease as a percentage of our total revenue over the next several years.

Total general and administrative employee headcount increased to 26 employees as of March 31, 2021, as compared to 11 employees as of March 31, 2020.

Financial expenses (income), net. Financial expenses , net increased by $0.2 million, or 676.7%, to $0.2 million for the three months ended March 31, 2021 compared to minimal financial income, net for the three months ended March 31, 2020. The increase in financial expenses was primarily due to change in the fair value of liability classified warrants.

Year ended December 31, 2020 compared to the year ended December 31, 2019

The following table presents the results of operations for the year ended December 31, 2020 and 2019:

	Year ended December 31,		Variance
	2020	2019	$	%
	($ in thousands)
Revenues	$76,190	$38,178	$38,012	99.6
Cost of revenues	26,353	18,042	8,311	46.1

Gross profit	49,837	20,136	29,701	147.5

Operating expenses:
Research and development	9,583	11,997	(2,414)	20.1
Clinical operations	4,332	4,672	(340)	7.3
Sales and marketing	47,705	27,536	20,169	73.2

	Year ended December 31,		Variance
	2020	2019	$	%
	($ in thousands)
General and administrative	10,199	5,359	4,840	90.3

Total operating expenses	71,819	49,564	22,255	44.9
Operating loss	21,982	29,428	(7,446)	25.3
Financial expenses (income), net	364	(350)	714	204.0

Loss before taxes on income	22,346	29,078	(6,732)	23.2
Taxes on income	24	8	16	200

Net loss	$22,370	$29,086	$(6,716)	23.1

Revenues. Revenues increased by $38.0 million, or 99.6%, to $76.2 million for the year ended December 31, 2020 from $38.2 million for the year ended December 31, 2019. The increase was principally driven by increased B2C member subscriptions in addition to a new health plan client, increase in year-over-year revenue from existing health plan clients and the addition of new enterprise clients. B2C member subscriptions revenue increased by $26.1 million, or 35.6%, from $35.4 million for the year ended December 31, 2019 to $61.6 million for the year ended December 31, 2020. Revenue from our health plan clients increased by $7.9 million, or 691%, to $9.1 million for the year ended December 31, 2020 from $1.1 million for the year ended December 31, 2019. Enterprise client contracts increased by 49 clients, or 223%, from 22 clients as of December 31, 2019 to 71 clients as of December 31, 2020. This increase in the number of enterprise clients increased revenue by $3.9 million, or 247%, from $1.6 million for the year ended December 31, 2019 to $5.5 million for the year ended December 31, 2020. We believe that the appeal of our technology platform, the quality of our providers and the cost of our services will continue to represent the primary drivers of revenue growth from B2C members and B2B clients.

Costs of revenues. Cost of revenues increased by $8.3 million, or 46.1%, to $26.4 million for the year ended December 31, 2020 from $18.0 million for the year ended December 31, 2019. This is primarily due to costs associated with an increase of providers on our platform. This increase of providers was required to service the increased demand for our therapy services in both our B2C and B2B businesses.

Gross profit. Gross profit increased by $29.7 million, or 147.5%, to $49.8 million for the year ended December 31, 2020 from $20.1 million for the year ended December 31, 2019. This increase was primarily due to the 99.6% increase in revenues.

Research and development expenses. Research and development expenses decreased by $2.4 million, or 20.1%, to $9.6 million for the year ended December 31, 2020 from $12.0 million for the year ended December 31, 2019. This was primarily due to a decrease of $1.4 million in contractor related costs and $0.6 million in software related costs.

Clinical operations expenses. Clinical operations expenses decreased by $0.3 million, or 7.3%, to $4.3 million for the year ended December 31, 2020 from $4.7 million for the year ended December 31, 2019. This was primarily due to the impact of automation tools and platform enhancements that led to a reduction in staff related costs. The costs associated with clinical operations are expected to grow at a faster rate and in greater absolute dollars in future periods. However, the anticipated corresponding growth in revenue is expected to result in a lower expense as a percentage of revenue.

Sales and marketing expenses. Sales and marketing expenses increased by $20.2 million, or 73.2%, to $47.7 million for the year ended December 31, 2020 from $27.5 million for the year ended December 31, 2019. This increase in sales and marketing expenses primarily consisted of a $13.1 million increase in direct marketing and promotional costs, a $3.3 million increase in employee-related costs including commissions (inclusive of stock compensation expense), an increase in contractor costs of $1.0 million and a $0.7 million increase in credit card processing fees.

Total sales and marketing employee headcount increased to 61 employees as of December 31, 2020, as compared to 40 employees as of December 31, 2019.

General and administrative expenses. General and administrative expenses increased by $4.8 million, or 90.3%, to $10.2 million for the year ended December 31, 2020 from $5.4 million for the year ended December 31, 2019. This increase was primarily due to employee-related costs (including bonuses and stock compensation expense) and consulting and professional services. We expect to incur additional general and administrative costs in compliance, legal, investor relations, insurance, and professional services following the completion of the business combination related to our compliance and reporting obligations as a public company. We also anticipate that as we continue to grow as a company our general and administrative costs will increase on an absolute dollar basis. However, we expect our general and administrative expenses to decrease as a percentage of our total revenue over the next several years.

Total general and administrative employee headcount increased to 18 employees as of December 31, 2020, as compared to 11 employees as of December 31, 2019.

Financial expenses (income), net. Financial expenses (income), net increased by $0.7 million, or 204.0%, to $0.4 million for the year ended December 31, 2020 compared to financial income, net of $0.4 million for the year ended December 31, 2019. The increase in financial expenses was primarily due to change in the fair value of liability classified warrants.

Liquidity and Capital Resources

We have historically financed our operations and working capital through periodic issuances of convertible preferred stock. As of March 31, 2021, we had $9.8 million of cash and cash equivalents, which were held for a variety of growth initiatives and investments as well as working capital purposes. Our primary cash needs are to fund working capital requirements and invest in technology development.

In May 2019, we sold an aggregate of 18,655,974 shares of Series D preferred stock at a purchase price of approximately $2.75 per share for aggregate gross proceeds of approximately $51.2 million (after issuance costs of $0.1 million).

We incurred a loss from operations of $12.6 million and a net loss of $12.7 million for the three months ended March 31, 2021 and had an accumulated deficit of $121.5 million as of March 31, 2021, and incurred a loss from operations of $22.0 million and a net loss of $22.4 million for the year ended December 31, 2020 and had an accumulated deficit of $108.8 million as of December 31, 2020. To date, we have funded our operations primarily through private placements of our convertible preferred stock as well as through subscription and platform access sales.

We had no debt as of March 31, 2021 or December 31, 2020 and expect to generate operating losses in future years. On May 7, 2021, the Company borrowed $6.0 million under the Credit Agreement (as defined below) to provide for additional liquidity. Following the May 7, 2021 borrowing, the Company had a remaining borrowing capacity of $14.0 million under the Credit Agreement.

Our future capital requirements will depend on many factors including our growth rate, contract renewal activity, the timing and extent of investments to support product development efforts, our expansion of sales and marketing activities, the introduction of new and enhanced service offerings, and the continuing market acceptance of virtual behavioral services.

We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be adversely affected.

Indebtedness & Lines of Credit

On April 4, 2019, we entered into a credit line agreement with TriplePoint Venture Growth BDC Corp. for a credit facility in an aggregate principal amount of up to $7.0 million. We did not utilize the credit facility and it is no longer available.

On March 15, 2021, we entered into a credit and security agreement (the “Credit Agreement) by and among, the Company and Talkspace Network LLC, as borrowers (each and collectively, jointly and severally, “Borrower”) and JPMorgan Chase Bank, N.A. and the other loan parties party thereto to provide Borrower with a term loan of up to $15.0 million, which was available to be drawn in a period of twelve months. The term loan was required to be repaid within thirty-six months, beginning twelve months from the effective date of the Credit Agreement. In addition, under the Credit Agreement Borrower was provided with a credit line of up to $5.0 million, available for a period of two years from the effective date of the Credit Agreement.

Under the Credit Agreement, Borrower was required to maintain a minimum 85% of the net revenue disclosed in the annual projections. The loans bore interest at a per annum rate equal to (x) in respect of each term loan, the greater of (i) the prime rate plus the Applicable Margin or (ii) 4.75%, and (y) in respect of each revolving loan, the greater of (i) the prime rate plus the Applicable Margin or (ii) 3.75%. “Applicable Margin” is (x) in respect of each term loan, 1.50% per annum and (y) in respect of each revolving loan, 0.50% per annum.

As of March 31, 2021, we did not have any outstanding borrowings under the Credit Agreement. On May 7, 2021we borrowed $6.0 million under the Credit Agreement to provide for additional liquidity. Following the May 7, 2021 borrowing, we had a remaining borrowing capacity of $14.0 million under the Credit Agreement. On June 29, 2021, we terminated the Credit Agreement and repaid all outstanding principal and interest thereunder in full.

In accordance with the Credit Agreement entered into on March 15, 2021, the Company issued a warrant (the “Warrant”) to JPMorgan Chase Bank, N.A. to purchase 114,454 shares at an exercise price of $0.01 per share in the case that, prior to June 30, 2021, the Company has neither (i) closed the Transactions nor (ii) received net proceeds of at least twenty million dollars ($20,000,000) in connection with the issuance of additional equity interests. If the Company either closes the Transactions or receives such net proceeds from an equity issuance prior to June 30, 2021, the Warrant will be exercisable for zero shares and will automatically terminate. Otherwise, the Warrant will be exercisable until March 15, 2031 unless earlier terminated by the lender. In connection with the closing of the Transactions on June 22, 2021, the Warrant automatically terminated pursuant its terms.

Cash Flows from Operating, Investing and Financing Activities

The following table presents the summary consolidated cash flow information for the periods presented:

Cash Flows

	Three months ended March 31,		Year ended December 31,
	2021	2020	2020	2019
	($ in thousands)		($ in thousands)
Net cash used in operating activities	$(3,879)	$(7,797)	$(15,175)	$(21,192)
Net cash used in investing activities	(319)	(4)	(11,303)	(138)
Net cash provided by financing activities	$722	$54	$94	$51,501

Operating Activities

Net cash used in operating activities was $3.9 million and $7.8 million for the three months ended March 31, 2021 and 2020, respectively. The improvement in net cash used in operating activities was driven primarily by favorable timing of payments on our accounts payable balances, partially offset by the negative impact from a higher net loss during the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The higher net loss for the three months ended March 31, 2021 was driven by higher investments in direct marketing and promotional costs to support future growth, partially offset by the additional gross margin generated from increased revenue.

Net cash used in operating activities was $15.1 million and $21.2 million for the years ended December 31, 2020 and 2019, respectively. The change for the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily driven by our net loss of $22.4 million. The net loss for the year ended December 31, 2020 was driven by the increase in personnel and platform costs to support the 99.6% increase in revenues and continued investments in software engineering partially offset by the additional gross margin generated from the revenue growth discussed above.

Investing Activities

Net cash used in investing activities was $0.3 million for the three months ended March 31, 2021, compared to minimal net cash used in investing activities for the three months ended March 31, 2020. The change was driven primarily by increased purchases of computer equipment to support increased headcount during the three months ended March 31, 2021 compared to the three months ended March 31, 2020.

Net cash used in investing activities was $11.3 million and $0.1 million for the years ended December 31, 2020 and 2019, respectively. The change for the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily driven by cash paid in connection with the Company’s November 2020 acquisition of Lasting.

Financing Activities

Net cash provided by financing activities was $0.7 million and $0.1 million for the three months ended March 31, 2021 and 2020, respectively. The change was driven primarily by higher proceeds from the exercise of stock options during the three months ended March 31, 2021 compared to the three months ended March 31, 2020.

Net cash provided by financing activities was $0.1 million and $51.5 million for the years ended December 31, 2020 and 2019, respectively. Cash provided by financing activities for the year ended December 31, 2020 consisted of proceeds from the exercise of stock options. Cash provided by financing activities for the year ended December 31, 2019 consisted of $51.2 million of cash proceeds from our issuance of Series D preferred stock, net of issuance costs, and $0.3 million proceeds received from the exercise of stock options.

Contractual Obligations, Commitments and Contingencies

As of March 31, 2021, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. On May 7, 2021, the Company borrowed $6.0 million under the Credit Agreement to provide for additional liquidity. Following the May 7, 2021 borrowing the Company had a remaining borrowing capacity of $14.0 million under the Credit Agreement. On June 29, 2021, we terminated the Credit Agreement and repaid all outstanding principal and interest thereunder in full. Our commercial contract arrangements generally include certain provisions for indemnifying clients against liabilities if there is a breach of a client’s data or if our service infringes a third party’s intellectual property rights. To date, we have not incurred any material costs as a result of such indemnifications.

We have also agreed to indemnify our officers and directors for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by us, arising out of that person’s services as our director or officer or that person’s services provided to any other company or enterprise at our request. We maintain director and officer liability insurance coverage that would generally enable us to recover a portion of any future amounts paid. We may also be subject to indemnification obligations by law with respect to the actions of our employees under certain circumstances and in certain jurisdictions.

Off-Balance Sheet Arrangements

We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any activities that expose us to any liability that is not reflected in our consolidated financial statements.

Qualitative and Quantitative Disclosures about Market Risk

Interest Rate Risk

We had cash and cash equivalents totaling $9.8 million, $13.2 million and $39.6 million as of March 31, 2021, December 31, 2020 and December 31, 2019, respectively. Cash and cash equivalents are held for a variety of growth and investments as well as working capital purposes.

We do not believe that an increase or decrease of 100 basis points in interest rates would have a material effect on our business, financial condition or results of operations. However, our cash equivalents are subject to market risk due to changes in interest rates.

Foreign Currency Exchange Risk

To date, a substantial majority of our revenue from customer arrangements has been denominated in U.S. dollars. We have limited operations outside the United States. As of March 31, 2021, we had one foreign subsidiary with a functional currency of the New Israeli Shekel. However, activity in the New Israeli Shekel is not considered significant. Accordingly, we believe we do not have a material exposure to foreign currency risk. In the future, we may choose to focus on international expansion, which may increase our exposure to foreign currency exchange risk.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition or results of operations.

There has been no material change in our market risk exposures since March 31, 2021.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to consider to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and the disclosure of contingent assets and liabilities. We are subject to uncertainties such as the impact of future events, economic and political factors, and changes in our business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of our consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as our operating environment evolves.

Changes in estimates are made when circumstances warrant. Such changes in estimates are reflected in the reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, revenue recognition, business combinations, goodwill and intangible assets and stock-based compensation.

We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. See Note 2, “Summary of Significant Accounting Policies” in the notes to the consolidated financial statements included in this proxy statement/prospectus for a description of our other significant accounting policies.

Revenue recognition

We were an early adopter of the requirements of the new revenue recognition standard, known as ASC 606, effective January 1, 2018, which utilizes the modified retrospective method of transition. Revenue is recognized upon satisfaction of our performance obligation to provide virtual behavioral healthcare services, which occur over time, when our customers have access to our platform and services. Revenue is recognized in an amount that reflects the consideration that we expect to receive in exchange for the services we provide.

The deferred revenue balance consists of payments received from customers for which revenues have not yet been earned and recognized according to the criteria described above.

Share-based compensation

We account for stock-based compensation in accordance with ASC No. 718, “Compensation—Stock Compensation.” ASC No. 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. We recognize compensation expenses for the value of its awards granted based on the straight line method over the requisite service period of each of the awards. We recognize forfeitures of awards as they occur.

We have selected the Black-Scholes-Merton option pricing model as the most appropriate fair value method for its stock-options awards. The option-pricing model requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term. Expected volatility was calculated based upon similar traded companies’ historical share price movements. Expected term is calculated based on the simplified method as adequate historical experience is not available to provide a reasonable estimate. The simplified method will continue to apply until enough historical experience is available to provide a reasonable estimate of the expected term. The risk-free interest rate is calculated based on the yield from U.S. Treasury zero-coupon bonds with an equivalent term. We have historically not paid dividends and have no foreseeable plans to pay dividends.

Determination of Fair Value of our Common Stock

Due to the absence of an active market for our shares of common stock prior to the Business Combination, the fair value of our shares of common stock for purposes of determining the exercise price for award grants was determined in good faith by our management and approved by our board of directors. In connection with preparing our financial statements, our management considered the fair value of our shares of common stock based on a number of objective and subjective factors consistent with the methodologies outlined in the

American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, referred to as the AICPA Practice Aid, including:

•	the likelihood of achieving a liquidity event, such as an initial public offering, given prevailing market conditions and the potential effect of such event on our stock price

•	third-party valuations of our shares of common stock;

•	the prices, rights, preferences and privileges of our preferred shares relative to our shares of common stock;

•	the prices of our preferred shares sold to outside investors in arms-length transactions;

•	the shares of common stock; underlying the award involved illiquid securities in a private company;

•	our results of operations and financial position;

•	the material risks related to our business;

•	our business strategy;

•	the market performance of publicly traded companies in the web services space; and

•	external market conditions affecting the web services space.

For the purpose of the valuation referred to above, we used the discounted cash flow method to determine our enterprise value. Using this method, our projected after-tax cash flows available to return to holders of invested capital are discounted back to present value, using the discount rate. The discount rate, known as the weighted cost of capital, accounts for the time value of money and the appropriate degree of risks inherent in the business.

We determined our enterprise value, and allocated that enterprise value to each element of our capital structure (preferred shares, shares of common stock and options), using two methodologies:

First, we determined our enterprise value based on a fully diluted scenario where all preferred shares convert into shares of common stock in an exit scenario due to a liquidity event, such as an initial public offering, or IPO. In this scenario, we based our enterprise value based on our preliminary discussions with J.P. Morgan’s M&A Advisory group, J.P. Morgan’s Equity Capital Markets group, Citigroup and potential PIPE Investors. The enterprise value was then divided by the resulting number of shares to determine a per share value.

Second, we determined our enterprise value based an assumed liquidity scenario in which the preferred stock benefitted from its liquidation preference, such as a sale, merger or liquidation. We used the discounted cash flow, or DCF, method to determine our enterprise value, and the option pricing methodology, or OPM to allocate it to each element of our capital structure.

Under the DCF, our projected after-tax cash flows available to return to holders of invested capital were discounted back to present value, using the discount rate. The discount rate, known as the weighted cost of capital, accounts for the time value of money and the appropriate degree of risk inherent in a business.

Under the OPM, ordinary and preferred shares are treated as call options, with the preferred shares having an exercise price based on the liquidation preference of the preferred shares. Shares of common stock will only have value if funds available for distribution to the shareholders exceed the value of the liquidation preference at the time of a liquidity event such as a merger, sale or initial public offering, assuming the enterprise has funds available to make a liquidation preference meaningful and collectible to the shareholders. The shares of common stock are modeled as call options with a meaningful enterprise at an exercise price equal to the remaining value immediately after the convertible preferred shares are liquidated. The value of the call options is determined using the Black Scholes option-pricing model.

Each valuation scenario under the full dilution scenario and liquidity event scenario was then assigned a probability weighting based on management’s discussions with our board of directors and our assessment of market conditions under the Probability Weighed Expected Return Method (PWERM). The valuation is then discounted due to factors such as marketability and restrictions on shares.

Following the Business Combination, the fair value of our common stock will be based on the closing price of our common stock on the relevant determination date, as reported on Nasdaq.

Recent Accounting Pronouncements

Information regarding recent accounting developments and their impact on our results can be found in Note 2, “Summary of Significant Accounting Policies” in the notes to the consolidated financial statements included in this prospectus.

JOBS Act Transition Period

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an emerging growth company, we may rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an emerging growth company until the earlier to occur of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenues of at least $1.07 billion or (c) in which we are deemed to be a “large accelerated filer” under the rules of the U.S. Securities and Exchange Commission, which means the market value of our shares of common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

MANAGEMENT

The following sets forth certain information, as of July 2, 2021, concerning the persons who serve as our directors and executive officers.

Name	Age	Position
Oren Frank	56	Chief Executive Officer, Co-Founder and Director
Mark Hirschhorn	56	President, Chief Financial Officer and Chief Operating Officer
Roni Frank	46	Co-founder, Head of Clinical Services, and Director
Samara H. Braunstein	51	Chief Marketing Officer
Gil Margolin	44	Chief Technology Officer
John C. Reilly	55	General Counsel
Douglas L. Braunstein	60	Chairman and Director
Jeffrey M. Crowe	64	Director
Erez Shachar	57	Director
Curtis Warfield	53	Director
Jacqueline Yeaney	53	Director
Charles Berg	63	Director
Madhu Pawar	41	Director

Executive Officers

Oren Frank. Mr. Frank co-founded Talkspace and has served as Talkspace’s Chief Executive Officer and as a member of Talkspace’s board of directors since April 2012. Prior to Talkspace, Mr. Frank held several roles at McCann Worldgroup (formerly McCann Erickson), a global marketing services company, including serving as Global Chief Creative Officer of MRM Worldwide from January 2008 to April 2011, Chief Executive Officer of Worldgroup Israel from March 2003 to November 2007, Chairman of McCann Digital from January 2005 to November 2007, and Chief Creative Officer, McCann Erickson EMEA from 2001 to March 2003. We believe that Mr. Frank is qualified to serve as a member of our board of directors due to the perspective and experience he brings as our Chief Executive Officer and as a co-founder of Talkspace and his industry knowledge and experience.

Mark Hirschhorn. Mr. Hirschhorn has served as President, Chief Financial Officer and Chief Operating Officer of Talkspace since February 2020. Prior to Talkspace, Mr. Hirschhorn served as Chief Financial Officer of ArisGlobal, a life sciences cloud platform company, from February 2019 to January 2020. Prior to ArisGlobal, Mr. Hirschhorn served as Executive Vice President and Chief Financial Officer of Teladoc, Inc., a telemedicine and virtual healthcare company, from October 2012 to January 2019, and as Teladoc’s Chief Operating Officer from September 2016 to January 2019. From April 2004 to October 2012, Mr. Hirschhorn served as Executive Vice President and Chief Financial Officer of RCS/Media Monitors, an international software technology company that serves the media and entertainment markets. From 2000 to 2003, Mr. Hirschhorn served as the Chief Financial Officer for several technology companies, including BT Radianz. Mr. Hirschhorn began his professional career at Deloitte. Mr. Hirschhorn holds a B.A. from Rutgers University and an M.B.A. from Rutgers Business School. Mr. Hirschhorn is a CPA and a member of the American Institute of Certified Public Accountants.

Roni Frank. Ms. Frank co-founded Talkspace and has served as Head of Clinical Services and as a member of Talkspace’s board of directors since April 2012. Prior to Talkspace, Ms. Frank was a software developer in Research & Development at Amdocs Limited, a software and services provider to communications and media companies, from 2001 to 2007. Ms. Frank holds a B.S. in Computer Science from IDC Herzliya. We believe that Ms. Frank is qualified to serve as a member of our board of directors due to the perspective and experience she brings as Head of Clinical Services and as a co-founder of Talkspace and her industry knowledge and experience.

Samara Braunstein. Ms. Braunstein has served as Talkspace’s Chief Marketing Officer since December 2020. Prior to Talkspace, Ms. Braunstein served as Chief Revenue Officer for Concertiv, a decision-support platform that provides data analytics, group purchasing, and managed services to professional services firms and their key suppliers, from 2019 to 2020. Ms. Braunstein was the CEO and Founder of Wellgate Products, LLC, an orthopedic device company which grew to become one of the largest brands in its category before its sale to a strategic buyer, from 2004 to 2008. She has served in marketing and leadership roles at HigherOne Holdings, Inc, AOL TimeWarner, Warner Lambert, Revlon and HudsonView Group Associates LLC, and in Finance roles at predecessor companies to GTCR, LLC and Credit Suisse Group AG. Ms. Braunstein currently serves on the Board of Directors for Candesant Biomedical. Ms. Braunstein holds a B.A. from University of Michigan.

Gil Margolin. Mr. Margolin has served as Talkspace’s Chief Technology Officer since April 2014. Prior to Talkspace, Mr. Margolin served as the Director of Product Management at Deutsche Telekom AG, a telecommunications company, from October 2012 to April 2014. Prior to that, Mr. Margolin served as Director of Product Management at SupportSpace, a cloud-based remote services company, from October 2011 to November 2012. Mr. Margolin previously held several roles at Amdocs, a software and services provider to communications and media companies, including as Director of Product Management from October 2009 to November 2011, Architecture Manager from 2007 to 2009, and Engineering Manager from 2004 to 2007. Mr. Margolin holds a B.S. in Computer Science from the University of Tel Aviv.

John Reilly. Mr. Reilly has served as Talkspace’s Corporate and then General Counsel since March 2011. Prior to Talkspace, Mr. Reilly was a partner of Hilltop Holdings from 2004-2011, where he managed hospitality and real estate investments for private portfolio investors and acted as a fractional general counsel to several start-up companies. Mr. Reilly previously served as President of Highland Development Corporation, a real estate development company, from 1999 to 2003 where he partnered to build and operate congregate care campuses. Mr. Reilly also previously held several roles at Kapson Senior Quarters Corp., a publicly traded assisted living company, including as Senior Vice President of Acquisitions and Development from 1998 to 1999, Vice President of Development from 1997 to 1998 and Corporate Counsel from 1996 to 1997. Mr. Reilly started his career as a legal associate at Squire, Sanders & Dempsey in Washington DC. Mr. Reilly holds a J.D. from Boston College Law School and a B.A. from the University of Virginia.

Non-Employee Directors

Douglas L. Braunstein. Mr. Braunstein has served as Chairman of the Talkspace, Inc. board of directors since the consummation of the Business Combination. Mr. Braunstein is the Founder and a Managing Partner of Hudson Executive Capital. Prior to founding Hudson Executive Capital, Douglas L. Braunstein was the Chief Financial Officer of JPMorgan Chase & Co., or JPMorgan Chase, from 2010 to 2012 and its Vice Chairman from 2013 to 2015. In the role of Chief Financial Officer, Mr. Braunstein led the firm’s global financial operations and navigated the evolving legislative and regulatory landscape in the immediate post-financial crisis environment and served on the firm’s Operating Committee. Prior to his role as Chief Financial Officer of JP Morgan Chase, Mr. Braunstein served in several other leadership roles during his approximately twenty-year career at JPMorgan Chase, including Head of Investment Banking in the Americas, responsible for investment banking and corporate finance in the U.S., Canada and Latin America, Head of Global M&A and Global Industry Coverage and Head of Healthcare Investment Banking, as well as serving on the Investment Bank Management Committee for over ten years. We believe that Mr. Braunstein is qualified to serve as a member of our board of directors due to his extensive financial background, including service as chief financial officer, experience as a director and knowledge of the industry.

Jeffrey Crowe. Mr. Crowe has served as a member of Talkspace’s board of directors since May 2016. Mr. Crowe was CEO-in-residence with Norwest Venture Partners from January 2002 to December 2003, joined the firm as a Venture Partner in January 2004, became a General Partner in January 2005 and has served as Managing Partner of the firm since January 2013. From December 1999 to April 2001, Mr. Crowe served as President, Chief Operating Officer and Director of DoveBid, a privately held business auction firm. From May 1990 to November 1999, Mr. Crowe served as Chief Executive Officer of Edify Corporation (EDFY), a publicly traded enterprise software company. Mr. Crowe currently serves on the boards of several private companies. Mr. Crowe holds an M.B.A. from the Stanford Graduate School of Business and a B.A. in history from Dartmouth College. We believe that Mr. Crowe is qualified to serve as a member of our board of directors due to his extensive experience as an investor, director and officer of a number of technology companies.

Erez Shachar. Mr. Shachar has served as a member of Talkspace’s board of directors since August 2017. Mr. Shachar is the co-founder and managing partner of Qumra Capital Management Ltd., a venture capital firm founded in 2014. Since 2004, Mr. Shachar has also served as managing partner of Evergreen Venture Partners Ltd., a venture capital firm, focusing on investment opportunities in technology companies. Mr. Shachar currently serves as a member of the board of directors of several private companies. Mr. Shachar holds a B.Sc from Tel Aviv University in Israel and M.B.A. from the INSEAD Business School. We believe that Mr. Shachar is qualified to serve as a member of our board of directors due to his extensive experience as an investor in many technology, high-growth, companies and his service as a director of several public and private companies.

Curtis Warfield. Mr. Warfield has served as a member of Talkspace, Inc.’s board of directors since the consummation of the Business Combination. Since August 2016, Mr. Warfield has served as founder, President and Chief Executive Officer of Windham Advisors LLC, a management and strategic advisory firm that offers innovative business solutions for companies in the healthcare, BPO (Business Process Outsourcing) and other industries. Mr. Warfield previously served as part of the senior leadership team of Anthem, Inc., one of the nation’s largest health insurers from August 2017 to November 2019. From 2007 until 2015, Mr. Warfield served as CEO of NPAS, a healthcare services company. Since August 2018, Mr. Warfield has served on the board of directors of Texas Roadhouse, Inc., a restaurant company. Mr. Warfield holds a B.S. from the University of Louisville, Kentucky and is a Certified Public Accountant. We believe that Mr. Warfield is qualified to serve as a member of our board of directors due to his extensive experience as an executive of healthcare companies and his service as a director of a public company.

Jacqueline Yeaney. Yeaney has served as a member of Talkspace, Inc.’s board of directors since the consummation of the Business Combination. Since August 2019, Ms. Yeaney has served as the Executive Vice President of Marketing at Tableau Software, LLC, a self-service analytics platform owned by Salesforce.com, Inc. From January 2017 until April 2019, Ms. Yeaney was the Chief Marketing Officer of Ellucian Inc., a provider of software and services for higher education management, and from May 2011 until December 2016, was the Executive Vice President of Strategy and Marketing of Red Hat, Inc, a provider of open source software solutions now owned by IBM. Ms. Yeaney started her career as an officer in the U.S. Air Force, and then spent several years as a management consultant at the Boston Consulting Group. Ms. Yeaney has served as a board member of Avaya Holdings Corp., a provider of digital communications products, solutions and services, since March 2019. Ms. Yeaney holds a B.S. in electrical engineering from Rensselaer Polytechnic Institute and an M.B.A. from the Massachusetts Institute of Technology. We believe that Ms. Yeaney is qualified to serve as a member of our board of directors due to her extensive experience as an executive of high-growth technology companies, her extensive experience as a management consultant and her experience as a board member of a public company.

Charles Berg. Mr. Berg has served as a member of Talkspace, Inc.’s board of directors since the consummation of the Business Combination. Since March 2007, Mr. Berg has been a director of DaVita Inc., a publicly listed international dialysis provider, and between 2016 and 2017 he served as the Executive Chair of DaVita Medical Group. Mr. Berg currently sits on the board of directors of CareCentrix, Inc., a care management provider to health plan members who require post-acute or home care services. Mr. Berg currently serves as a member of the Operating Council & Senior Advisory Board of Consonance Capital Partners, a private equity firm, and as a director of Justworks, Inc., a private human resources and payment company. From 2008 to 2013, Mr. Berg served as Executive Chairman of WellCare Health Plans, Inc., a provider of managed care services for government-sponsored healthcare programs. Prior to his role at WellCare Health Plans, Inc., Mr. Berg held various executive positions with Oxford Health Plans, Inc., a health benefit plan provider. He was executive vice president, medical delivery, and subsequently president and CEO when the plan was acquired by UnitedHealth Group. Mr. Berg then became an executive of UnitedHealth Group and was primarily responsible for integrating the Oxford business. Mr. Berg holds a J.D. from Georgetown University Law Center and a B.A. in political science from Macalester College. We believe that Mr. Berg is qualified to serve as a member of our board of directors due to his leadership experience throughout the healthcare industry, and will contribute senior-level experience in building and scaling payer and provider-centric businesses across the country.

Madhu Pawar. Madhu Pawar has served as a member of Talkspace, Inc.’s board of directors since the consummation of the Business Combination. Ms. Pawar is a Managing Director at Google, where she has served since 2018, and is the Adjunct Professor of Analytics in Healthcare at Carnegie Mellon University, where she has served since 2020. At Google, Ms. Pawar manages the sales analytics and solutions organizations that drive the small and medium business (SMB) Adwords business, with a focus on machine learning and user experience. Prior to joining Google, Ms. Pawar worked at McKinsey & Company for 12 years where she was a Partner in the healthcare systems and services practice. She began her career in software development as part of the Mobile Technologies division of Hewlett Packard’s Research & Development Labs in Singapore. Ms. Pawar has previously served on the board of directors of Mensa Singapore and GirlVentures, a not-for-profit organization. Ms. Pawar holds a Master’s degree in Information Systems Management from Carnegie Mellon University and a Bachelor’s degree in Computer Science from Nanyang Technological University, Singapore.

Family Relationships

Except for Oren Frank and Roni Frank who are married to one another, and Douglas Braunstein and Samara Braunstein, who are married to one another, there are no family relationships among our directors and executive officers.

Corporate Governance

Composition of the Board of Directors

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Director Independence

As a result of our common stock being listed on Nasdaq, we are required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of Jeffrey Crowe, Madhu Pawar, Erez Shachar, Curtis Warfield, Charles Berg and Jacqueline Yeaney qualifies as “independent” as defined under the applicable Nasdaq rules.

Committees of the Board of Directors

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Current copies of our committee charters are posted on our website, www.talkspace.com, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.

Audit Committee

Our audit committee consists of Jeffrey Crowe, Madhu Pawar, Curtis Warfield, and Jacqueline Yeaney, with Curtis Warfield serving as the chair of the committee. Our board of directors has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of our audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Our board of directors has determined that Curtis Warfield qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq rules. In making this determination, our board of directors considered Curtis Warfield’s formal education and previous and current experience in financial and accounting roles. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

The audit committee’s responsibilities include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Our compensation committee consists of Charles Berg, Jeffrey Crowe, Erez Shachar and Curtis Warfield, with Erez Shachar serving as the chair of the committee. Charles Berg, Jeffrey Crowe, Erez Shachar and Curtis Warfield are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. Our board of directors has determined that each of these individuals are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:

•	reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•	making recommendations to our board of directors regarding the compensation of our directors;

•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.

We believe that the composition and functioning of our compensation committee meets the requirements for independence under the current Nasdaq listing standards.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Charles Berg, Erez Shachar and Jacqueline Yeaney, with Jacqueline Yeaney serving as the chair of the committee. Our board of directors has determined that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities include, among other things:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	recommending to our board of directors the nominees for election to our board of directors at annual meetings of our stockholders;

•	overseeing an evaluation of our board of directors and its committees; and

•	developing and recommending to our board of directors a set of corporate governance guidelines.

We believe that the composition and functioning of our nominating and corporate governance committee meets the requirements for independence under the current Nasdaq listing standards.

Our board of directors may from time to time establish other committees.

Code of Ethics

We have a code of ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics are available on our website, www.talkspace.com. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity, other than us, that has one or more executive officers serving as a member of our board of directors.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, the “named executive officers” and their positions with us were as follows:

•	Oren Frank, Chief Executive Officer;

•	Mark Hirschhorn, President, Chief Financial Officer and Chief Operating Officer; and

•	Roni Frank, Head of Clinical Services.

Following the Closing, Mr. Frank continues to serve as our Chief Executive Officer, Mr. Hirschhorn continues to serve as our President, Chief Financial Officer and Chief Operating Officer and Ms. Frank continues to serve as our Head of Clinical Services.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the business combination may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020:

Name and Principal Position	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Oren Frank	250,000	575,000	1,178,586	11,400	(3)	2,014,986
Chief Executive Officer
Mark Hirschhorn	262,500	700,000	2,036,544	2,310	(4)	3,001,354
President, CFO & COO
Roni Frank	250,000	325,000	1,178,586	11,425	(5)	1,765,011
Head of Clinical Services

(1)

Amounts reflect (i) $75,000 and $500,000 discretionary bonuses awarded to Mr. Frank, (ii) $200,000 and $500,000 discretionary bonuses awarded to Mr. Hirschhorn, and (iii) $75,000 and $250,000 discretionary bonuses awarded to Ms. Frank, in each case by our board of directors in recognition of 2020 performance and paid in cash in 2020 or 2021 as further described below in “ —2020 Bonuses.”

(2)

Amount reflects the aggregate grant date fair market value of stock options granted to each named executive officer during the year ended December 31, 2020 computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. See Note 2 of the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the relevant assumptions used in calculating this amount.

(3)	This amount represents $11,400 in 401(k) matching contributions.
(4)	This amount represents (a) $1,500 in 401(k) matching contributions and (b) $810 for reimbursement of cell phone expenses from February through July of 2020.
(5)	This amount represents (a) $11,400 in 401(k) matching contributions and (b) $25 for life/AD&D insurance premiums.

Narrative to Summary Compensation Table

2020 Salaries

In 2020, the named executive officers received an annual base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The annual base salaries for Mr. Frank, Mr. Hirschhorn, and Ms. Frank for 2020 were $250,000, $300,000 and $250,000, respectively, and the actual base salaries earned by our named executive officers for 2020 are set forth above in the Summary Compensation Table.

2020 Bonuses

The named executive officers were each awarded two discretionary bonuses by our board of directors in recognition of individual and Company performance in 2020, which bonuses were paid to the named executive officers in 2020 and 2021. The actual discretionary cash bonuses awarded to each named executive officer for 2020 performance are set forth above in the Summary Compensation Table in the column entitled “Bonuses.”

Equity Compensation

In connection with the business combination, our board of directors adopted, and our stockholders approved:

•

The 2021 Incentive Award Plan, referred to below as the 2021 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of our affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. In connection with the effectiveness of the 2021 Plan, no further awards will be granted under the 2014 Stock Incentive Plan, or the 2014 Plan.

•

The 2021 Employee Stock Purchase Plan, referred to below as the ESPP, in order to provide our employees with the opportunity to purchase our common stock at a discount through accumulated payroll deductions during successive offering periods.

In addition, we expect to grant certain of our employees, including our named executive officers, equity awards in connection with the business combination.

2020 Equity Grants

In 2020, we awarded stock options to each of our named executive officers under the 2014 Plan. The stock options awarded to Mr. Frank and Ms. Frank were granted on August 18, 2020 and vest in 48 equal monthly installments from the vesting commencement date. Mr. Hirschhorn’s stock options were awarded in two separate grants both granted on February 11, 2020. The first grant, or the First Hirschhorn Option, covers 2,281,210 shares, and vests 25% on February 10, 2021, and in 36 equal monthly installments thereafter. The second grant, or the Second Hirschhorn Option, covers 570,300 shares and vests only upon the occurrence of a deemed liquidation event (as defined in the Certificate of Incorporation) or an initial public offering in either case resulting in a valuation of the Company exceeding certain thresholds. All options granted to our named executive officers require continued service through the applicable vesting date to vest.

All of the stock options held by Mr. Frank and Ms. Frank, which are further described below in “—Outstanding Equity Awards at Fiscal Year-End,” and the First Hirschhorn Option provide for accelerated vesting for 25% of the shares underlying the applicable stock option upon the occurrence of a deemed liquidation event (as defined in the Certificate of Incorporation), among other things. The business combination was expected to constitute a deemed liquidation event for such purposes; however, in connection with the business combination, each of the named executive officers has entered into a waiver agreement pursuant to which each named executive officer has waived this acceleration of vesting pursuant to these options. Additionally, in connection with the business combination, Mr. Hirschhorn’s waiver agreement also provides that the Second Hirschhorn Option vested in full immediately prior to Closing (subject to his continued employment through such date).

The following table sets forth the stock options granted to our named executive officers in the 2020 fiscal year.

Named Executive Officer	2020 Options Granted
Oren Frank	200,000
Mark Hirschhorn	2,851,510
Roni Frank	200,000

Other Elements of Compensation

Retirement Plans

In 2020, the named executive officers participated in our 401(k) retirement savings plan. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2020, contributions made by participants in the 401(k) plan were matched up to a specified percentage of the employee contributions on behalf of the named executive officers. These matching contributions are fully vested as of the date on which the contribution is made. We anticipate that, following the Closing, our named executive officers will continue to participate in this 401(k) plan on the same terms as other full-time employees.

Employee Benefits and Perquisites

Health/Welfare Plans. In 2020, the named executive officers participated in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance and accidental death and dismemberment insurance;

•	life insurance; and

•	vacation and paid holidays.

No Tax Gross-Ups

In 2020, we did not make gross-up payments to cover the named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity incentive plan awards for each named executive officer as of December 31, 2020. Each equity award listed in the following table was granted under the 2014 Plan.

Name	Grant Date	Option Awards
		Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Oren Frank	January 15, 2016	May 1, 2015(1)	1,081,524	0	$0.23	January 15, 2026
	September 1, 2016	May 31, 2016(1)	571,810	0	$0.39	September 1, 2026
	October 17, 2017	August 31, 2017(2)	695,120	139,024	$0.51	October 17, 2027
	August 5, 2019	September 1, 2019(2)	202,125	444,678	$1.21	August 5, 2029
	August 18, 2020	August 18, 2020(2)	18,901	207,926	$1.22	August 18, 2030
MarkHirschhorn	February 11, 2020	February 10, 2020(3)	0	2,587,212	$1.21	February 11, 2030
	February 11, 2020	June 19, 2020(4)	0	646,800	$1.21	February 11, 2030
Roni Frank	January 15, 2016	May 1, 2015(1)	1,081,524	0	$0.23	January 15, 2026
	September 1, 2016	May 31, 2016(1)	571,810	0	$0.39	September 1, 2026
	October 17, 2017	August 31, 2017(2)	695,120	139,024	$0.51	October 17, 2027
	August 5, 2019	September 1, 2019(2)	202,125	444,678	$1.21	August 5, 2029
	August 18, 2020	August 18, 2020(2)	18,901	207,926	$1.22	August 18, 2030

(1)	This option was fully vested as of December 31, 2020.
(2)

This option vests and becomes exercisable over a four-year period with respect to 1/48th of the shares underlying the option on each monthly anniversary of the vesting commencement date, subject to the executive’s continued service. In addition, 25% of the option will vest and become exercisable upon the executive’s termination without cause, or if the Company completes a deemed liquidation event or an initial public offering of its common stock. The option will also vest and become exercisable in full upon the executive’s termination without cause within 12 months following (i) a deemed liquidation event or (ii) an initial public offering of the Company’s common stock. In connection with the business combination, the Company has entered into a waiver agreement with each of the named executive officers under which each named executive officer waives his or her right to the 25% accelerated vesting upon a deemed liquidation event.

(3)

This option, the First Hirschhorn Option, vests and becomes exercisable over a four-year period with respect to 25% of the shares underlying the option on the first anniversary of the vesting commencement date, and as to 1/36th of the shares underlying the option on each monthly anniversary over the three-year period thereafter, subject to the executive’s continued service. In addition, 25% of the option will vest and become exercisable upon the executive’s termination without cause or if the Company completes a deemed liquidation event or an initial public offering of its common stock. The option will also vest and become exercisable in full upon the executive’s termination without cause within 12 months following (i) a deemed liquidation event or (ii) an initial public offering of the Company’s common stock. In connection with the business combination, the Company has entered into a waiver agreement with Mr. Hirschhorn under which Mr. Hirschhorn waived his right to the 25% accelerated vesting upon a deemed liquidation event.

(4)

This option, the Second Hirschhorn Option, vests and becomes exercisable only upon (1) a deemed liquidation event at a valuation exceeding a certain value threshold prior to a certain date or (2) an initial public offering of the Company’s common stock at a pre-IPO valuation exceeding a certain valuation threshold prior to a certain date, subject to Mr. Hirschhorn’s continued service through the applicable date. In connection with the business combination, the Company has entered into a waiver agreement with Mr. Hirschhorn under which the Second Hirschhorn Option vested in full immediately prior to Closing.

Oren Frank Employment Letter Agreement

On May 27, 2015, we entered into an employment letter agreement with Mr. Frank to serve as Chief Executive Officer, which employment letter agreement governed Mr. Frank’s employment as of December 31, 2020. Mr. Frank’s employment pursuant to the letter agreement is “at-will” and is terminable by either party for any reason with 30 days’ written notice.

Pursuant to his letter agreement, Mr. Frank’s initial base salary was $150,000 per year and he was eligible to receive an annual bonus to be paid based on the achievement of company and individual performance goals with a target amount of $25,000. In 2020, his base salary was $250,000 and his target annual bonus was $50,000. The letter agreement also provides that Mr. Frank is eligible to participate in the employee benefit plans and programs maintained for the benefit of our regular, full-time salaried employees, including health and dental insurance and a 401(k) plan.

Mr. Frank’s letter agreement does not provide for any severance payments upon his termination of employment (other than the 30 day notice period referenced above).

Mr. Frank’s letter agreement contains an Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement with customary intellectual property assignment provisions, a perpetual confidentiality obligation and 12-month post-employment non-competition and non-solicitation covenants.

Mark Hirschhorn Employment Letter Agreement

On January 18, 2020, we entered into an employment letter agreement with Mr. Hirschhorn to serve as President, Chief Financial Officer, and Chief Operating Officer, which employment letter agreement governed Mr. Hirschhorn’s employment as of December 31, 2020. Mr. Hirschhorn’s employment pursuant to the letter agreement is “at-will” and is terminable by either party for any reason and with or without notice.

Pursuant to his letter agreement, Mr. Hirschhorn is entitled to receive a base salary of $300,000 per year and is eligible to receive an annual bonus to be paid based on the achievement of company and individual performance goals with a target amount of $100,000. The letter agreement also provides that Mr. Hirschhorn is eligible to participate in the employee benefit plans and programs maintained for the benefit of our regular, full-time salaried employees.

Under his letter agreement, if Mr. Hirschhorn’s employment is terminated by us without “cause” or if he resigns with “good reason”, then Mr. Hirschhorn will be eligible to receive continued payment of his base salary and benefits (not including the continued vesting of any stock options held by Mr. Hirschhorn) for a period of six (6) months from the date of termination.

Mr. Hirschhorn’s letter agreement contains an Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement with customary intellectual property assignment provisions, a perpetual confidentiality obligation and 12-month post-employment non-competition and non-solicitation covenants.

Roni Frank Employment Letter Agreement

On May 27, 2015, we entered into an employment letter agreement with Ms. Frank to serve as Head of Clinical Services, which employment letter agreement governed Ms. Frank’s employment as of December 31, 2021. Ms. Frank’s employment pursuant to the letter agreement is “at-will” and is terminable by either party for any reason with 30 days’ written notice.

Pursuant to her letter agreement, Ms. Frank’s initial base salary was $150,000 per year and she was eligible to receive an annual bonus to be paid based on the achievement of company and individual performance goals with a target amount of $25,000. In 2020, her base salary was $250,000 and her target annual bonus was $50,000. The letter agreement also provides that Ms. Frank is eligible to participate in the employee benefit plans and programs maintained for the benefit of our regular, full-time salaried employees, including health and dental insurance and a 401(k) plan.

Ms. Frank’s letter agreement does not provide for any severance payments upon her termination of employment (other than the 30 day notice period referenced above).

Ms. Frank’s letter agreement contains an Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement with customary intellectual property assignment provisions, a perpetual confidentiality obligation and 12-month post-employment non-competition and non-solicitation covenants.

Cash Incentive Plan

We currently maintain a bonus program in which each of the named executive officers participates. The named executive officers are eligible to receive bonuses under the bonus program upon our achievement of specified performance objectives and the named executive officer achieving individual goals. Payment of bonuses pursuant to the bonus program, if any, is contingent upon the applicable named executive officer’s continued employment through the applicable payment date.

Executive Compensation Arrangements—New Arrangements

Employment Letters

In connection with Closing, on June 22, 2021, we entered into new employment offer letters with each of our named executive officers, to be effective as of July 1, 2021. The material terms of the agreements for Messrs. Frank, Hirschhorn, Margolin, and Reilly and Ms. Frank are as follows:

Oren Frank

Pursuant to his offer letter, Mr. Frank will serve as our Chief Executive Officer and will report directly to our board of directors. Mr. Frank’s offer letter has no set term. Under his offer letter, Mr. Frank is entitled to an annual base salary of $350,000, subject to adjustment from time to time in our discretion, and is eligible to receive an annual performance bonus targeted at 100% of his then-current annual base salary and based on the achievement of individual and corporate objectives determined by us on an annual basis. Mr. Frank is also eligible to participate in our standard employee benefit programs.

Pursuant to his offer letter, Mr. Frank will, subject to the approval of our board of directors, receive a restricted stock unit (RSU) award covering 433,125 shares of our common stock and stock options to purchase 1,732,500 shares of our common stock. The RSU award and stock option shall each vest in 16 substantially equal installments on the first 16 quarterly anniversaries of the vesting commencement date, subject to Mr. Frank’s continued service with us through each such vesting date.

Mr. Frank’s offer letter contains customary invention assignment and confidentiality provisions, as well as a 12 month post-employment non-compete and non-solicit obligation.

Mark Hirschhorn, Roni Frank

The offer letters for Mr. Hirschhorn and Ms. Frank contain the same terms and conditions as Mr. Frank’s offer letter, except:

•	Positions. Mr. Hirschhorn and Ms. Frank will serve as our President & Chief Operating Officer and Head of Clinical Services, respectively. Each will report to our Chief Executive Officer.

•	Salary. Mr. Hirschhorn and Ms. Frank will have annual base salaries of $340,000 and $275,000, respectively.

•	Annual Bonus. Mr. Hirschhorn and Ms. Frank will have annual target bonuses equal to 100% and 50% of each of their annual base salaries, respectively.

•

Equity Awards. The following table shows the number of shares of our common stock subject to the equity awards that are expected to be granted to each executive pursuant to his or her offer letter, subject to approval by our board of directors:

Executive	Stock Options (#)	Restricted Stock Units (#)
Mark Hirschhorn	990,000	247,500
Roni Frank	495,000	123,750

Executive Severance Plan

In connection with the Closing of the Business Combination, our board of directors adopted the Executive Severance Plan (the “Severance Plan”) under which certain of our executives are eligible to receive certain severance payments and benefits upon a qualifying termination or a CIC termination, each as described below.

The Severance Plan is administered by the compensation committee of our board of directors (the “Committee”) and the Committee has the authority to take all actions and make all determinations under the Severance Plan, to interpret the Severance Plan and to adopt, amend and repeal rules for the administration of the Severance Plan as it deems advisable. The Committee also has the authority to determine which our employees will participate and under which tier of the Severance Plan (Tier 1 or Tier 2, as further described below) each participant will receive benefits, subject to the conditions and limitations of the Severance Plan.

In the event the employment of a participant in the Severance Plan is terminated without cause (as defined in the Severance Plan), he or she will receive the following severance payments and benefits:

•

If designated a Tier 1 participant: (i) 1.0 times the participant’s annual base salary in effect immediately prior to the qualifying termination, paid in installments over the 12 month period following the termination, and (ii) if the participant properly elects COBRA healthcare continuation coverage under our group health plans, direct payment or reimbursement of the participant’s (and the participant’s covered dependents’) COBRA premiums for 12 months.

•

If designated a Tier 2 participant: (i) 0.50 times the participant’s annual base salary in effect immediately prior to the qualifying termination, paid in installments over the six month period following the qualifying termination, and (ii) if the participant properly elects COBRA healthcare continuation coverage under our group health plans, direct payment or reimbursement of the participant’s (and the participant’s covered dependents’) COBRA premiums for six months.

However, in the event the employment of a participant in the Severance Plan is terminated (i) by us without cause during the period beginning three months prior to a change in control (as defined in the Severance Plan) and ending on the one year anniversary of a change in control, or (ii) by the participant with good reason (as defined in the Severance Plan) during the period beginning on the date of a change in control and ending on the one year anniversary of the change in control, he or she will receive the following severance payments and benefits:

•

If designated a Tier 1 participant: (i) 2.0 times the sum of the participant’s annual base salary and target cash performance bonus, in each case, in effect immediately prior to the termination, paid in installments over the 24 month period following the termination, (ii) the participant’s target cash performance bonus, if any, for the year in which the termination occurs, pro-rated based on the date of the termination and paid in a single lump sum within 60 days, (iii) full acceleration of the participant’s equity-based awards that vest solely based on the passage of time, and (iv) if the participant properly elects COBRA healthcare continuation coverage under our group health plans, direct payment or reimbursement of the participant’s (and the participant’s covered dependents’) COBRA premiums for 18 months.

•

If designated a Tier 2 participant: (i) 1.0 times the sum of the participant’s annual base salary and target cash performance bonus, in each case, in effect immediately prior to the termination, paid in installments over the 12 month period following the termination, (ii) the participant’s target cash performance bonus, if any, for the year in which the termination occurs, pro-rated based on the date of the termination and paid in a single lump sum within 60 days, (iii) full acceleration of the participant’s equity-based awards that vest solely based on the passage of time, and (iv) if the participant properly elects COBRA healthcare continuation coverage under our group health plans, direct payment or reimbursement of the participant’s (and the participant’s covered dependents’) COBRA premiums for 12 months.

All benefits under the Severance Plan are subject to the participant’s execution and, to the extent applicable, non-revocation of a release of claims in favor of us at the time of the participant’s termination of employment.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to each of our directors during the year ended December 31, 2020. Each equity award listed in the following table was granted under the 2014 Plan.

Name	Option Awards ($)(1)		Total ($)
Seth Feuerstein	$589,293	(2)	$589,293
Alex Finkelstein	—		—
Jeffrey Crowe	—		—
Erez Shachar	—		—
Patrick Conroy	—		—

(1)

Amount reflects the aggregate grant date fair market value of stock options granted to each director during the year ended December 31, 2020 computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. See Note 2 of the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the relevant assumptions used in calculating this amount.

(2)	Mr. Feuerstein held outstanding stock options to purchase 898,140 shares as of December 31, 2020.

In connection with the business combination, Mr. Feuerstein entered into a waiver agreement pursuant to which Mr. Feuerstein agreed that the business combination would not constitute a deemed liquidation event for the purpose of accelerating the vesting of 25% of his stock options and further pursuant to which Mr. Feuerstein’s stock options were amended to provide for accelerated vesting of 50% of his then-unvested stock options as of immediately prior to any termination of Mr. Feuerstein’s position on the Talkspace board of directors.

Post-Closing Director Compensation Program

In connection with the business combination, our board of directors adopted a non-employee director compensation program (the “Director Compensation Program”), which became effective in connection with the completion of the business combination. The Director Compensation Program provides for annual retainer fees and long-term equity awards for certain of our non-employee directors, who currently include Douglas L. Braunstein, Curtis Warfield, Jacqueline Yeaney, Charles Berg and Madhu Pawar (each, an “Eligible Director”). Jeffrey Crowe and Erez Shachar will each be eligible to receive only cash compensation under the Director Compensation Program. The material terms of the Director Compensation Program are summarized below.

The Director Compensation Program consists of the following components:

Cash Compensation

•	Annual Retainer: $40,000

•	Annual Committee Chair Retainer:

•	Audit: $20,000

•	Compensation: $10,000

Annual cash retainers will be paid in quarterly installments in arrears and will be pro-rated for any partial calendar quarter of service.

Equity Compensation

•

Existing Director Grant: Each Eligible Director who is serving on the board of directors as of the closing of the business combination will automatically be granted (i) on the closing date of the business combination, a stock option award with a value of approximately $320,000 and (ii) upon the effectiveness of the Form S-8 with respect to the Company’s common stock issuable under the 2021 Plan, a RSU award with a value of approximately $80,000, in each case subject to the Eligible Director’s continued service through the applicable grant date (each, an “Existing Director Grant”). Each Existing Director Grant will vest as to 25% of the shares subject to the applicable award on each of the first four anniversaries of the grant date of the applicable award, subject to the Eligible Director’s continued service through the applicable vesting date.

•

Annual Grant: An Eligible Director who is serving on the board of directors as of the date of the annual meeting of the Company’s stockholders each calendar year beginning with calendar year 2022 will be granted, on such annual meeting date, a RSU award with a value of approximately $160,000 (each, an “Annual Grant”). Each Annual Grant will vest in full on the earlier to occur of (A) the first anniversary of the applicable grant date and (B) the date of the next annual meeting following the grant date, subject to such Eligible Director’s continued service through the applicable vesting date.

•

Initial Grant: Each Eligible Director who is initially elected or appointed to serve on our board of directors at any time after the closing of the business combination will automatically be granted on such election or appointment date (i) a stock option award with a value of approximately $320,000 and (ii) a RSU award with a value of approximately $80,000 (each, an “Initial Grant”). Each Initial Grant will vest as to 25% of the shares subject to the applicable award on each of the first four anniversaries of the grant date of the applicable award, subject to the Eligible Director’s continued service through the applicable vesting date.

In addition, each Existing Director Grant, Annual Grant and Initial Grant will vest in full upon a change in control of our company (as defined in the 2021 Plan) if the Eligible Director will not become, as of immediately following the change in control, a member of the board of the surviving entity or the ultimate parent of the surviving entity.

Compensation under our Director Compensation Program will be subject to the annual limits on non-employee director compensation set forth in the 2021 Plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our voting shares by:

•	each person who is known to be the beneficial owner of more than 5% of our voting shares;

•	each of our executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of June 22, 2021.

Percentage ownership of our voting securities is based on 152,255,736 shares of our common stock issued and outstanding as of June 22, 2021.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares	% of Ownership
5% Holders
HEC Master Fund LP(2)	17,790,000	11.1%
Norwest Venture Partners XIII, LP(3)	14,702,972	9.7%
Entities affiliated with Spark Capital(4)	12,473,437	8.2%
Qumra Capital II, L.P.(5)	8,573,437	5.6%
Revolution Growth III, LP(6)	8,691,082	5.7%
Entities affiliated with Firstime Ventures(7)	8,075,498	5.3%
Directors and Executive Officers
Oren Frank (8)	4,126,052	2.7%
Mark Hirschhorn (9)	1,301,667	*
Roni Frank(10)	4,126,052	2.7%
Samara H. Braunstein(11)	4,620,742	3.0%
Gil Margolin(12)	1,606,261	1.0%
John C. Reilly(13)	302,846	*
Douglas L. Braunstein(14)	22,397,848	14.5%
Jeffrey M. Crowe(2)	14,702,972	9.7%
Erez Shachar(5)	8,573,437	5.6%
Curtis Warfield	—	—
Jacqueline Yeaney	—	—
Charles Berg	—	—
Madhu Pawar	—	—
All directors and executive officers as a group (13 individuals)	57,150,029	33.7%

*	Less than one percent

(1)	Unless otherwise noted, the business address of each of those listed in the table above is 2578 Broadway #607, New York, NY 10025.
(2)

Douglas Braunstein is the Managing Member of HEC Management GP LLC (MGT GP). MGT GP is the Managing Member of HEC Performance GP LLC and the Managing Partner of Hudson Executive Capital LP, which is the Investment Manager of the HEC Master Fund LP. Mr. Braunstein disclaims beneficial ownership of the securities owned by HEC Master Fund LP except to the extent of his pecuniary interest therein. The address of HEC Master Fund LP is c/o Walkers Corporate Limited, 190 Elgin Avenue George Town, Grand Cayman KY1-9001.

(3)

Consists of shares of common stock held by Norwest Venture Partners XIII, LP (“NVP XIII”). Genesis VC Partners XIII, LLC is the general partner of NVP XIII and may be deemed to have sole voting and dispositive power over the shares held by NVP XIII. NVP Associates, LLC, the managing member of Genesis VC Partners XIII, LLC and each of Promod Haque, Jeffrey Crowe and Jon Kossow, as Co-Chief Executive Officers of NVP Associates, LLC and members of the general partner, may be deemed to share voting and dispositive power over the shares held by NVP XIII. Such persons and entities disclaim beneficial ownership of the shares held by NVP XIII, except to the extent of any proportionate pecuniary interest therein. Mr. Crowe serves as a member of our board of directors. The address for these entities is 525 University Avenue, #800, Palo Alto, CA 94301.

(4)

Consists of (i) 122,238 shares of common stock held by Spark Capital Founders’ Fund IV, L.P. and (ii) 12,351,199 shares of common stock held by Spark Capital IV, L.P. (collectively, the “Spark Entities”). Each of Santo Politi, Bijan Sabet, Paul Conway and Alex Finkelstein is a managing member of the general partner of these funds, which makes all voting and investment decisions for these funds through the vote of such managing members. The address of these entities is 137 Newbury St., 8th Floor, Boston, Massachusetts 02116.

(5)

Consists of shares of common stock that held by Qumra Capital II, L.P (“Qumra II”). Qumra Capital GP II, L.P. (“Qumra GP II”) is the general partner of Qumra II and Qumra Capital Israel I Ltd. (“Qumra Capital Ltd.”) is the general partner of Qumra GP II. Boaz Dinte and Erez Shachar serve as the managing partners of Qumra Capital Ltd. and share voting and dispositive power with respect to the shares held by Qumra II. Mr. Shachar serves as a member of our board of directors. The address for these entities are c/o Qumra Capital, HaNevi’im St 4, Tel Aviv-Yafo, Israel.

(6)

Consists of shares of common stock that held by Revolution Growth III, LP (“Revolution Growth III”). Steven J. Murray is the operating manager of Revolution Growth UGP III, LLC (“Revolution Growth UGP III”), the general partner of Revolution Growth GP III, LP (“Revolution Growth GP III”), which is the general partner of Revolution Growth III. Revolution Growth UGP III, Revolution Growth GP III and Mr. Murray may be deemed to have voting power with respect to the shares held by Revolution Growth III. Revolution Growth UGP III, Revolution Growth GP III, Revolution Growth III, and Mr. Murray, Theodore J. Leonsis and Stephen M. Case, as members of Revolution Growth UGP III’s investment committee, may be deemed to share dispositive power over such shares. The address of these entities is 1717 Rhode Island Avenue, NW, 10th Floor, Washington, D.C. 20036.

(7)

Consists of the following shares of common stock: (i) 800,838 shares held by Firstime Ventures L.P., (ii) 1,798,294 shares held by Firstime Investors A LP, (iii) 5,131,302 shares held by Firstime Ventures (A) L.P. (collectively, the “Firstime Entities”) and (iv) 345,064 shares held by Nextime Ventures I L.P. (“Nextime”). Firstime Ventures G.P Ltd. (“GPGP”), which is the managing member of the Firstime Entities, is also the general partner of Firstime Ventures General Partner L.P., which in turn is the general partner of the Firstime Entities and may be deemed to have sole voting and dispositive power over the shares held by the Firstime Entities. Ilan Shiloah, Nir Tarlovsky and Jonathan Benartzi serve as Managing Partners of GPGP and may be deemed to share voting and dispositive power with respect to the shares held by the Firstime Entities. Firstime Ventures 2 G.P Ltd. (“GPGP 2”) is the general partner of Nextime Ventures General Partner L.P., which in turn is the general partner of Nextime. Ilan Shiloah, Nir Tarlovsky and Jonathan Benartzi serve as Managing Partners of GPGP 2 and may be deemed to share voting and dispositive power with respect to the shares held by Nextime. These individuals disclaim beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for these entities is 6 Hanehoshet Street, Tel-Aviv, Israel 6971070.

(8)

Consists of (i) 1,267,726 shares of common stock held directly by Oren Frank, (ii) 474,719 shares of common stock held by the Oren Frank 2018 Trust and (iii) 2,383,607 shares of common stock issuable upon the exercise of options, exercisable as of or within 60 days of June 22, 2021.

(9)	Consists of (i) 541,467 shares of common stock and (ii) 760,200 shares of common stock issuable upon the exercise of options, exercisable as of or within 60 days of June 22, 2021.
(10)

Consists of (i) 1,267,726 shares of common stock held directly by Roni Frank, (ii) 474,719 shares of common stock held by the Roni Frank 2018 Trust and (iii) 2,383,607 shares of common stock issuable upon the exercise of options, exercisable as of or within 60 days of June 22, 2021.

(11)

Consists of (i) 1,273,690 shares of common stock and 1,271,200 warrants held by Samara Braunstein and Douglas Braunstein, as joint tenants with right of survivorship, (ii) 1,000,756 shares of common stock and 998,800 warrants held by the Braunstein 2015 Trust and (iii) 76,296 shares of common stock issuable upon the exercise of options, exercisable as of or within 60 days of June 22, 2021. Samara Braunstein is the trustee of Braunstein 2015 Trust and therefore may be deemed to beneficially own the securities held by the Braunstein 2015 Trust.

(12)	Consists of 1,606,261 shares issuable upon the exercise of options, exercisable as of or within 60 days of June 22, 2021.
(13)	Consists of (i) 189,887 shares of common stock and (ii) 112,959 shares of common stock issuable upon the exercise of options, exercisable as of or within 60 days of June 22, 2021.
(14)

Consists of (i) 10,150,000 shares of common stock and 7,640,000 warrants held by HEC Master Fund LP, (ii) 1,273,690 shares of common stock and 1,271,200 warrants held by Samara Braunstein and Douglas Braunstein, as joint tenants with right of survivorship and (iii) 1,000,756 shares of common stock and 998,800 warrants held by the Braunstein 2015 Trust. Douglas Braunstein is the Managing Member of HEC Management GP LLC (MGT GP). MGT GP is the Managing Member of HEC Performance GP LLC and the Managing Partner of Hudson Executive Capital LP, which is the Investment Manager of the HEC Master Fund LP. Mr. Braunstein disclaims beneficial ownership of the securities owned by HEC Master Fund LP except to the extent of his pecuniary interest therein.

SELLING SECURITYHOLDERS

This prospectus relates to:

•	the resale of 67,082,670 shares of common stock issued in connection with the Business Combination by certain of the Selling Securityholders;

•	the resale of 28,700,000 shares of common stock issued in the PIPE Investment by certain of the Selling Securityholders;

•	the resale of 5,000,000 shares of common stock originally sold as part of the units in the HEC Forward Purchase;

•	the issuance by us and resale of 17,987,755 shares of common stock reserved for issuance upon the exercise of options to purchase common stock.

•	the issuance by us and resale of up to 33,480,000 shares of common stock upon the exercise of outstanding warrants; and

•

the resale of 12,780,000 outstanding warrants by certain of the Selling Securityholders, consisting of 10,280,000 warrants originally issued in a private placement concurrent with the initial public offering of HEC and 2,500,000 warrants originally sold as part of the units in the HEC Forward Purchase.

The Selling Securityholders may from time to time offer and sell any or all of the shares of common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, the holders of shares of common stock reserved for issuance upon the exercise of options to purchase common stock and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the common stock or warrants other than through a public sale.

The following table is prepared based on information provided to us by the Selling Securityholders. The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus. The table does not include (i) the issuance by us and resale of 7,872,983 shares of common stock reserved for issuance upon the exercise of options to purchase common stock and (ii) the issuance by us of up to 20,700,000 shares of common stock upon the exercise of outstanding public warrants, each of which is also covered by this prospectus.

	Before the Offering				After the Offering
Name of Selling Security holders	Number of Shares of CommonStock	Number of Warrants	Number of Shares of Common Stock Being Offered (1)	Number of Warrants Being Offered (2)	Number of Shares of CommonStock	Percentage of Outstanding Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants
Alyeska Master Fund, L.P.(3)	1,600,000	100,863	1,500,000	—	100,000	*	100,863	*
BLACKSTONE AQUA MASTER SUB-FUND, A SUB-FUND OF BLACKSTONE GLOBAL MASTER FUND ICAV(4)	500,000	—	500,000	—	—	—	—	—
Bloom Tree Fund LP(5)	50,102	—	50,102	—	—	—	—	—

	Before the Offering				After the Offering
Name of Selling Security holders	Number of Shares of CommonStock	Number of Warrants	Number of Shares of Common Stock Being Offered (1)	Number of Warrants Being Offered (2)	Number of Shares of CommonStock	Percentage of Outstanding Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants
Bloom Tree Master Fund Ltd.(5)	221,964	—	221,964	—	—	—	—	—
Blackwell Partners LLC(5)	77,934	—	77,934	—	—	—	—	—
SMALLCAP World Fund, Inc.(6)	4,000,000	—	4,000,000	—	—	—	—	—
Castle Hook Master Fund Ltd.(7)	800,000	—	800,000	—	—	—	—	—
Citadel Multi-Strategy Equities Master Fund Ltd.(8)	1,200,000	50,000	1,200,000	—	1,029,374	*	50,000	—
M.H. Davidson & Co.(9)	14,750	—	14,750	—	—	—	—	—
Davidson Kempner International, Ltd.(9)	219,500	267,416	219,500	—	—	—	267,416	*
Davidson Kempner Institutional Partners, L.P.(9)	178,700	239,121	178,700	—	—	—	239,121	*
Davidson Kempner Partners(9)	87,050	109,913	87,050	—	—	—	109,913	*
Deerfield Partners, L.P.(10)	750,000	—	750,000	—	—	—	—	—
Ghisallo Master Fund LP(11)	750,000	—	750,000	—	—	—	—	—
Glazer Capital, LLC(12)	200,000	192,108	200,000	—	—	—	192,108	*
CVI Investments, Inc.(13)	1,709,290	600,000	900,000	—	809,290	*	600,000	*
Tech Opportunities LLC(14)	800,000	89,045	800,000	—	410,600	*	89,045	1.8%
Jennison Global Healthcare Master Fund, Ltd.(15)	88,851	—	88,851	—	—	—	—	—
Jenop Global Healthcare Fund Limited(15)	50,379	—	50,379	—	—	—	—	—
PGIM Jennison Health Sciences Fund(15)	1,115,678	—	1,115,678	—	—	—	—	—
PGIM Jennison Small Company Fund(15)	945,092	—	945,092	—	—	—	—	—
Federated Hermes Kaufmann Fund(16)	1,972,500	—	1,972,500	—	—	—	—	—

	Before the Offering				After the Offering
Name of Selling Security holders	Number of Shares of CommonStock	Number of Warrants	Number of Shares of Common Stock Being Offered (1)	Number of Warrants Being Offered (2)	Number of Shares of CommonStock	Percentage of Outstanding Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants
Federated Hermes Kaufmann Small Cap Fund(16)	1,972,500	—	1,972,500	—	—	—	—	—
Federated Hermes Kaufmann Fund II(16)	55,000	—	55,000	—	—	—	—	—
Migdal Sal - Domestic Equities(17)	2,000,000	—	2,000,000	—	—	—	—	—
Integrated Core Strategies (US) LLC(18)	2,142,270	1,465,448	1,400,000	—	742,270	*	1,465,448	4.4%
MMF LT, LLC(19)	500,000	200,000	500,000	—	—	—	—	—
Morgan Stanley Institutional Fund Inc - Counterpoint Global Portfolio(20)	1,323	—	1,323	—	—	—	—	—
Morgan Stanley Investment Funds - Counterpoint Global Fund(20)	531	—	531	—	—	—	—	—
EQ Advisors Trust - EQ/Morgan Stanley Small Cap Growth Portfolio(20)	192,245	—	192,245	—	—	—	—	—
Inception Trust(20)	336,672	—	336,672	—	—	—	—	—
Morgan Stanley Institutional Fund, Inc. Inception Portfolio(20)	469,229	—	469,229	—	—	—	—	—
Polar Long/Short Master Fund(21)	260,656	—	260,656	—	—	—	—	—
Polar Multi-Strategy Master Fund(21)	189,344	—	189,344	—	—	—	—	—
Schonfeld Strategic 460 Fund LLC(22)	1,000,000	—	1,000,000	—	—	—	—	—
Sculptor Special Funding, LP(23)	400,000	—	400,000	—	—	—	—	—
Soroban Opportunities Master Fund LP(24)	800,000	—	800,000	—	—	—	—	—
ECMC Group, Inc.(25)	300,000	—	300,000	—	—	—	—	—
Acadia Woods Partners LLC(26)	160,000	—	160,000	—	—	—	—	—

	Before the Offering				After the Offering
Name of Selling Security holders	Number of Shares of CommonStock	Number of Warrants	Number of Shares of Common Stock Being Offered (1)	Number of Warrants Being Offered (2)	Number of Shares of CommonStock	Percentage of Outstanding Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants
Joseph D Samberg Revocable Trust(27)	160,000	—	160,000	—	—	—	—	—
Jeffrey S. Samberg Amended and Restated Revocable Trust(28)	80,000	—	80,000	—	—	—	—	—
Woodline Master Fund LP(29)	2,000,000	—	2,000,000	—	—	—	—	—
Firstime Investors A LP(30)	1,798,294	—	1,798,294	—	—	—	—	—
Firstime Ventures (A) L.P.(30)	5,131,302	—	5,131,302	—	—	—	—	—
Firstime Ventures L.P.(30)	800,838	—	800,838	—	—	—	—	—
Nextime Ventures I L.P.(30)	345,064	—	345,064	—	—	—	—	—
Qumra Capital II, L.P.(31)	8,573,437	—	8,573,437	—	—	—	—	—
Spark Capital Founders’ Fund IV, L.P.(32)	122,238	—	122,238	—	—	—	—	—
Spark Capital IV, L.P.(32)	12,351,199	—	12,351,199	—	—	—	—	—
Norwest Venture Partners XIII, LP(33)	14,702,972	—	14,702,972	—	—	—	—	—
Revolution Growth III, LP(34)	8,691,082	—	8,691,082	—	—	—	—	—
Oren Frank 2018 Trust(35)	474,719	—	474,719	—	—	—	—	—
Roni Frank 2018 Trust(36)	474,719	—	474,719	—	—	—	—	—
HEC Master Fund LP(37)	10,150,000	7,640,000	10,150,000	7,640,000	—	—	—	—
Douglas L. Braunstein and Sam Braunstein JTWROS(38)	1,273,690	1,271,200	1,273,690	1,271,200	—	—	—	—
Braunstein 2015 Trust(39)	1,000,756	998,800	1,000,756	998,800	—	—	—	—
DGB Investment, Inc.(40)	2,274,446	2,270,000	2,274,446	2,270,000	—	—	—	—
West Meadow Group, LLC(41)	400,773	400,000	400,773	400,000	—	—	—	—
Thelma Duggin(42)	75,058	50,000	75,058	50,000	—	—	—	—
Amy Schulman(43)	75,058	50,000	75,058	50,000	—	—	—	—

	Before the Offering				After the Offering
Name of Selling Security holders	Number of Shares of CommonStock	Number of Warrants	Number of Shares of Common Stock Being Offered (1)	Number of Warrants Being Offered (2)	Number of Shares of CommonStock	Percentage of Outstanding Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants
Michael Pinnisi(44)	22,557	22,500	22,557	22,500	—	—	—	—
Jonathan Dobres(45)	22,557	22,500	22,557	22,500	—	—	—	—
Sai Nanduri(46)	22,557	22,500	22,557	22,500	—	—	—	—
Ian Harris(47)	22,557	22,500	22,557	22,500	—	—	—	—
Jeremey Nierman(48)	9,991	10,000	9,991	10,000	—	—	—	—
Oren Frank(49)	4,175,708	—	4,175,708	—	—	—	—	—
Mark Hirschhorn(50)	2,271,875	—	2,271,875	—	—	—	—	—
Roni Frank(51)	4,175,708	—	4,175,708	—	—	—	—	—
Samara H. Braunstein(52)	508,551	—	508,551	—	—	—	—	—
Gil Margolin(53)	1,870,672	—	1,870,672	—	—	—	—	—
John C. Reilly(54)	379,064	—	379,064	—	—	—	—	—
Total	112,549,002	—	110,897,442	12,780,000	3,091,534	—	3,113,914	9.3%

*	Less than 1%.
(1)

The amounts set forth in this column are the number of shares of common stock that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other shares of our common stock that the Selling Securityholder may own beneficially or otherwise.

(2)

The amounts set forth in this column are the number of warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other warrants that the Selling Securityholder may own beneficially or otherwise.

(3)

Alyeska Investment Group, L.P., the investment manager of the Alyeska Master Fund, L.P. (“Alyeska Master Fund””), has voting and investment control of the securities held by the Alyeska Master Fund. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such securities. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Alyeska Master Fund. The address of the Alyeska Master Fund, L.P. is c/o Maples Corporate Services Limited P.O. Box 309, Ugland House South Church Street, George Town, Grand Cayman, KY1-1104 Cayman Islands, BWI.

(4)

Reflects securities held directly by Blackstone Aqua Master Sub-Fund, a sub-fund of Blackstone Global Master Fund ICAV (the “Aqua Fund”). Blackstone Alternative Solutions L.L.C. is the investment manager of the Aqua Fund. Blackstone Holdings I L.P. is the sole member of Blackstone Alternative Solutions L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings I L.P. The Blackstone Group Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II preferred stock of The Blackstone Group Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the Aqua Fund directly or indirectly controlled by it or him, but each (other than the Aqua Fund to the extent of its direct holdings) disclaims beneficial ownership of such securities. The address of the above entities is c/o The Blackstone Group Inc., 345 Park Avenue, New York, NY 10154.

(5)

Consists of (i) 50,102 shares of common stock held by Bloom Tree Fund, LP, (ii) 221,964 shares of common stock held by Bloom Tree Master Fund, Ltd. and (iii) 77,934 shares of common stock held by Blackwell Partners LLC. Bloom Tree Partners, LLC, serves as the investment adviser and has sole voting and dispositive power over the shares held of record by Bloom Tree Fund, LP, Bloom Tree Master Fund,

Ltd. and Blackwell Partners LLC. Alok Agrawal may be considered a control person of Bloom Tree Partners, LLC. The business address of Blackwell Partners LLC, Bloom Tree Partners, LLC, Bloom Tree Master Fund, Ltd. and Mr. Agrawal is c/o Bloom Tree Partners, LLC, 101 Park Avenue, 48th Floor, New York, New York 10178. The business address of Blackwell Partners LLC is c/o DUMAC Inc., 280 S. Mangum Street, Suite 210, Durham, NC 27701.
(6)

Capital Research and Management Company (“CRMC”) is the investment adviser for SMALLCAP World Fund, Inc. For purposes of the reporting requirements of the Exchange Act, CRMC, Capital International Investors, Capital Research Global Investors or Capital World Investors may be deemed to be the beneficial owner of all of the securities held by SMALLCAP World Fund, Inc., however, all expressly disclaim that each is the beneficial owner of such securities. Julian N. Abdey, Michael Beckwith, Peter Eliot, Brady L. Enright, Bradford F. Freer, Leo Hee, Roz Hongsaranagon, Jonathan Knowles, Harold H. La, Dimitrije M. Mitrinovic, Aidan O’Connell, Samir Parekh, Andraz Razen, Renaud H. Samyn, Arun Swaminathan and Gregory W. Wendt, as portfolio managers, have voting and investment power over the securities held by SMALLCAP World Fund, Inc. The address of SMALLCAP World Fund, Inc is 333 S. Hope Street, 55th Floor, Los Angeles, CA 90071.

(7)

Castle Hook Partners LP, the investment manager of Castle Hook Master Fund Ltd., has voting and investment power over the securities held by Castle Hook Master Fund Ltd. David Rogers is the Chief Investment Officer, Founding Partner and Managing Member of Castle Hook Partners LP. Castle Hook Master Fund Ltd. and David Rogers each disclaims any beneficial ownership of these securities. The address of Castle Hook Partners LP is 250 West 55th Street, 32nd Floor New York, NY 10019.

(8)

Pursuant to a portfolio management agreement, Citadel Advisors LLC, an investment advisor registered under the U.S. Investment Advisers Act of 1940 (“CAL”), holds the voting and dispositive power with respect to the shares held by Citadel Multi-Strategy Equities Master Fund Ltd. Citadel Advisors Holdings LP (“CAH”) is the sole member of CAL. Citadel GP LLC is the general partner of CAH. Kenneth Griffin (“Griffin”) is the President and Chief Executive Officer of and sole member of Citadel GP LLC. Citadel GP LLC and Mr. Griffin may be deemed to be the beneficial owners of the securities through their control of CAL and/or certain other affiliated entities. The address of Citadel Multi-Strategy Equities Master Fund Ltd. is 131 S. Dearborn Street, Chicago, IL 60603.

(9)

Consists of (i) 14,750 shares of common stock held by M.H. Davidson & Co., (ii) 219,500 shares of common stock and 267,516 warrants held by Davidson Kempner International, Ltd., (ii) 178,700 shares of common stock and 239,121 warrants held by Davidson Kempner Institutional Partners, L.P. and (iv) 87,050 shares of common stock and 109,913 warrants held by Davidson Kempner Partners. Voting and dispositive authority over the shares is held by Davidson Kempner Capital Management LP (“DKCM”). Anthony A. Yoseloff, Eric P. Epstein, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons, through DKCM, are responsible for the voting and investment decisions relating to the shares. Each of the aforementioned entities and individuals disclaims beneficial ownership of the shares held by any other entity or individual named in this footnote except to the extent of such entity or individual’s pecuniary interest therein, if any. The address of each of the entities and individuals in this footnote is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, NY 10022.”

(10)

Deerfield Mgmt, L.P. is the general partner of Deerfield Partners, L.P. Deerfield Management Company, L.P. is the investment manager of Deerfield Partners, L.P. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P. Each of Deerfield Mgmt, L.P., Deerfield Management Company, L.P. and Mr. Flynn may be deemed to beneficially own the shares of common stock beneficially owned by Deerfield Partners, L.P. The address of Deerfield Partners, L.P. is 345 Park Avenue South, 12th Floor, New York, NY 10010.

(11)	Ghisallo Capital Management LLC is the investment manager of Ghisallo Master Fund LP. The address of Ghisallo Master Fund LP is 27 Hospital Road, Georgetown, Grand Cayman, CI KY1-9008.
(12)

Includes securities beneficially owned by (i) Glazer Enhanced Fund, L.P., (ii) Glazer Enhanced Offshore Fund, Ltd. and (iii) Separately Managed Account Established FBO Glazer Capital Client (collectively, the “Glazer Funds”). Voting and investment power over the shares held by such entities resides with their investment manager, Glazer Capital, LLC (“Glazer Capital”). Mr. Paul J. Glazer (“Mr. Glazer”), serves as the Managing Member of Glazer Capital and may be deemed to be the beneficial owner of the shares held by such entities. Mr. Glazer, however, disclaims any beneficial ownership of the shares held by such entities. The address of the foregoing individuals and entities is c/o Glazer Capital, LLC, 250 West 55th Street, Suite 30A, New York, NY 10019.
(13)

Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the securities held by CVI and may be deemed to be the beneficial owner of these securities. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the securities held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the securities. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111

(14)

Consists of (i) 800,000 shares of common stock held by Tech Opportunities LLC and (ii) 89,045 warrants held by Hudson Bay Master Fund Ltd. Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC and Hudson Bay Master Fund Ltd. (collectively, the “Funds”), has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of the Funds and Sander Gerber disclaims beneficial ownership over these securities. The address of the Funds is c/o Hudson Bay Capital Management LP 777 Third Avenue, 30th Floor, New York, NY 10017.

(15)

Consists of (i) 1,115,678 shares of common stock held by PGIM Jennison Health Sciences Fund, (ii) 88,851 shares of common stock held by Jennison Global Healthcare Master Fund, Ltd., (iii) 50,379 shares of common stock held by Jenop Global Healthcare Fund Limited, and (iv) 945,092 shares of common stock held by PGIM Jennison Small Company Fund (collectively, the “Jennison Funds”). Jennison Associates LLC (“Jennison”), the Jennison Funds’ investment manager, has voting and investment control over the securities held by the Jennison Funds and as such, may be deemed to beneficially own the securities. Jennison is an indirect wholly owned subsidiary of Prudential Financial Inc. (“PFI”), and Jennison, PFI and the portfolio managers of the Jennison Funds expressly disclaim any beneficial interest of such shares. The business address of the Jennison Funds is 466 Lexington Ave New York, NY 10017.

(16)

Beneficial ownership consists of (i) 1,972,500 shares of common stock held by Federated Hermes Kaufmann Fund, a portfolio of Federated Hermes Equity Funds, (ii) 1,972,500 shares of common stock held by Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds and (iii) 55,000 shares of common stock held by Federated Hermes Kaufmann Fund II, a Federated Hermes Insurance Series (collectively, the “Federated Funds”). The address of the Federated Funds is 4000 Ericsson Drive, Warrendale, Pennsylvania 15086-7561. The Federated Funds are managed by Federated Equity Management Company of Pennsylvania and subadvised by Federated Global Investment Management Corp., which are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Hermes, Inc. (the “Federated Parent”). All of the Federated Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Federated Trust”) for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue, who are collectively referred to as Federated Trustees, act as trustees. The Federated Parent’s subsidiaries have the power to direct the vote and disposition of the securities held by the Federated Funds. Each of the Federated Parent, its subsidiaries, the Federated Trust, and each of the Federated Trustees expressly disclaim beneficial ownership of such securities.

(17)

The common stock reported in this registration statement as beneficially owned by Migdal Sal - Domestic Equities are held for members of the public through, among others, provident funds, mutual funds, pension funds and insurance policies which are managed by its partners. Consequently, this statement shall not be construed as an admission by Migdal Sal - Domestic Equities that it is the beneficial owner in such common stock. The address of Migdal Sal - Domestic Equities is 4 Efal Street, Petach Tikva, Israel.

(18)

Consists of (i) 1,978,329 shares of common stock and 304,233 warrants beneficially owned by Integrated Core Strategies (US) LLC (“Integrated Core Strategies”), (ii) 1,500,000 shares of common stock and 1,041,215 warrants beneficially owned by Riverview Group LLC (“Riverview Group”), (iii) 7 shares of common stock and 120,000 warrants beneficially owned by ICS Opportunities, Ltd. (“ICS Opportunities”) and (iv) 63,934 shares of common stock beneficially owned by ICS Opportunities II LLC (“ICS Opportunities III”). Millennium International Management LP (“Millennium International Management”) is the investment manager to ICS Opportunities and ICS Opportunities II and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Management LLC (“Millennium Management”) is the general partner of the managing member of Integrated Core Strategies and Riverview Group and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and ICS Opportunities II and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Group Management LLC (“Millennium Group Management”) is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. The managing member of Millennium Group Management is a trust of which Israel A. Englander currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview Group, ICS Opportunities and ICS Opportunities II. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, Riverview Group, ICS Opportunities or ICS Opportunities II, as the case may be. The address of Integrated Core Strategies (US) LLC is c/o Millennium Management LLC, 399 Park Avenue, New York, NY 10022.
(19)

Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, NY 10036.

(20)

Morgan Stanley Investment Management Inc. is the adviser of each of Morgan Stanley Institutional Fund Inc - Counterpoint Global Portfolio, Morgan Stanley Investment Funds - Counterpoint Global Fund, EQ Advisors Trust – EQ/Morgan Stanley Small Cap Growth Portfolio, Inception Trust and Morgan Stanley Institutional Fund, Inc. – Inception Portfolio (collectively, the “MS Funds”) and holds voting and dispositive power with respect to shares of record held by each of the MS Funds. The address of each of the MS Funds is 522 Fifth Avenue, New York, NY 10036.

(21)

Consists of (i) 189,344 shares of common stock held by Polar Multi-Strategy Master Fund and (ii) 260,656 shares of common stock held by Polar Long/Short Master Fund (collectively, the “Polar Funds”). The Polar Funds are under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as investment advisor of the Polar Funds and has control and discretion over the shares held by the Polar Funds. As such, PAMPI may be deemed the beneficial owner of the shares held by the Polar Funds. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of the Funds is c/o Polar Asset Management Partners Inc., 401 Bay Street, Suite 1900, Toronto, Ontario M5H 2Y4.

(22)	The address of Schonfeld Strategic 460 Fund LLC is 460 Park Ave, 19th Fl, New York, NY 10022.
(23)

Sculptor Special Funding, LP is wholly owned by Sculptor Master Fund, Ltd. Sculptor Capital LP is the investment manager of both Sculptor Special Funding LP and Sculptor Master Fund, Ltd., which is controlled by its general partner Sculptor Capital Holding Corporation, a wholly owned subsidiary of Sculptor Capital Management, Inc., a publicly traded company. The business address of Sculptor Capital Management, Inc. is 9 West 57th Street, 39th Floor, New York, NY 10019.

(24)	The business address of Soroban Opportunities Master Fund LP is c/o Soroban Capital Partners LP, 55 West 46th Street, 32nd Floor, New York, NY 10036.
(25)

Greg Van Guilder, the Chief Investment Officer of ECMC Group, Inc. and James V. McKeon, Julia Gouw, Derek Langhauser, James Runcie, K. Paul Singh, Jennifer Anderson, Diana Ingram, Jack O’Connell, Maurice M. Salter and Jeremy Wheaton, members of the board of directors of ECMC Group, Inc., may be deemed to beneficially own the shares of common stock held by ECMC Group, Inc. Each of these individuals disclaims beneficial ownership of such shares. The address of ECMC Group, Inc. is 111 Washington Avenue South, Suite 1400 Minneapolis, MN 55401.
(26)

Jeffrey Samberg, the Managing Member of Acadia Woods Partners LLC, may be deemed to beneficially own the shares of common stock held by Acadia Woods Partners LLC. Mr. Samberg disclaims beneficial ownership except to the extent of his pecuniary interest therein, and the inclusion of these securities in this filing shall not be deemed an admission of beneficial ownership for any purpose. The address of Acadia Woods Partners LLC is 77 Bedford Rd., Katonah, NY 10536.

(27)

Joseph Samberg, the trustee of Joseph D Samberg Revocable Trust, may be deemed to beneficially own the shares of common stock held by Joseph D Samberg Revocable Trust. Mr. Samberg disclaims beneficial ownership except to the extent of his pecuniary interest therein, and the inclusion of these securities in this filing shall not be deemed an admission of beneficial ownership for any purpose. The address of Joseph D Samberg Revocable Trust is 77 Bedford Rd., Katonah, NY 10536.

(28)

Jeffrey Samberg, the trustee of Jeffrey S. Samberg Amended and Restated Revocable Trust, may be deemed to beneficially own the shares of common stock held by Jeffrey S. Samberg Amended and Restated Revocable Trust. Mr. Samberg disclaims beneficial ownership except to the extent of his pecuniary interest therein, and the inclusion of these securities in this filing shall not be deemed an admission of beneficial ownership for any purpose. The address of Jeffrey S. Samberg Amended and Restated Revocable Trust is 77 Bedford Rd., Katonah, NY 10536.

(29)

Woodline Partners LP serves as the investment manager of Woodline Master Fund LP and may be deemed to be the beneficial owner of the shares of common stock. Woodline Master Fund LP disclaims any beneficial ownership of these shares. The address of Woodline Master Fund LP is 4 Embarcadero Center, Suite 3450, San Francisco, CA 94111.

(30)

Consists of the following shares of common stock: (i) 800,838 shares held by Firstime Ventures L.P., (ii) 1,798,293 shares held by Firstime Investors A LP, (iii) 5,131,302 shares held by Firstime Ventures (A) L.P. (collectively, the “Firstime Entities”) and (iv) 345,064 shares held by Nextime Ventures I L.P. (“Nextime”). Firstime Ventures G.P Ltd. (“GPGP”), which is the managing member of the Firstime Entities, is also the general partner of Firstime Ventures General Partner L.P., which in turn is the general partner of the Firstime Entities and may be deemed to have sole voting and dispositive power over the shares held by the Firstime Entities. Ilan Shiloah, Nir Tarlovsky and Jonathan Benartzi serve as Managing Partners of GPGP and may be deemed to share voting and dispositive power with respect to the shares held by the Firstime Entities. Firstime Ventures 2 G.P Ltd. (“GPGP 2”) is the general partner of Nextime Ventures General Partner L.P., which in turn is the general partner of Nextime. Ilan Shiloah, Nir Tarlovsky and Jonathan Benartzi serve as Managing Partners of GPGP 2 and may be deemed to share voting and dispositive power with respect to the shares held by Nextime. These individuals disclaim beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for these entities is 6 Hanehoshet Street, Tel-Aviv, Israel 6971070.

(31)

Consists of shares of common stock that held by Qumra Capital II, L.P (“Qumra II”). Qumra Capital GP II, L.P. (“Qumra GP II”) is the general partner of Qumra II and Qumra Capital Israel I Ltd. (“Qumra Capital Israel I”) is the general partner of Qumra GP II. Boaz Dinte and Erez Shachar serve as the managing partners of Qumra Capital Israel I and share voting and dispositive power with respect to the shares held by Qumra II. Mr. Shachar serves as a member of our board of directors. The address for these entities are c/o Qumra Capital, HaNevi’im St 4, Tel Aviv-Yafo, Israel.

(32)

Consists of (i) 122,238 shares of common stock held by Spark Capital Founders’ Fund IV, L.P. (“SCFF IV”); and (ii) 12,351,199 shares of common stock held by Spark Capital IV, L.P. (“SC IV” and together with SCFF IV, the “Spark IV Funds”). Spark Management Partners IV, LLC (“Spark IV GP”) is the sole general partner of each of the Spark IV Funds, may be deemed to have sole voting and dispositive power over the shares held by each of the Spark IV Funds and disclaims beneficial ownership over such securities except to the extent of its pecuniary interest therein.    Alex Finkelstein is a managing member of Spark IV GP, may be deemed to have shared voting and dispositive power with respect to the shares held by each of the Spark IV Funds and disclaims beneficial ownership over such securities except to the extent of his pecuniary interest therein. The address for each of the Spark IV Funds and Spark IV GP is c/o Spark Capital, 137 Newbury St., 8th Floor, Boston, Massachusetts 02116.

(33)

Consists of shares of common stock held by Norwest Venture Partners XIII, LP (“NVP XIII”). Genesis VC Partners XIII, LLC is the general partner of NVP XIII and may be deemed to have sole voting and dispositive power over the shares held by NVP XIII. NVP Associates, LLC, the managing member of Genesis VC Partners XIII, LLC and each of Promod Haque, Jeffrey Crowe and Jon Kossow, as Co-Chief Executive Officers of NVP Associates, LLC and members of the general partner, may be deemed to share voting and dispositive power over the shares held by NVP XIII. Such persons and entities disclaim beneficial ownership of the shares held by NVP XIII, except to the extent of any proportionate pecuniary interest therein. Mr. Crowe serves as a member of our board of directors. The address for these entities is 525 University Avenue, #800, Palo Alto, CA 94301.

(34)

Consists of shares of common stock that held by Revolution Growth III, LP (“Revolution Growth III”). Steven J. Murray is the operating manager of Revolution Growth UGP III, LLC (“Revolution Growth UGP III”), the general partner of Revolution Growth GP III, LP (“Revolution Growth GP III”), which is the general partner of Revolution Growth III. Revolution Growth UGP III, Revolution Growth GP III and Mr. Murray may be deemed to have voting power with respect to the shares held by Revolution Growth III. Revolution Growth UGP III, Revolution Growth GP III, Revolution Growth III, and Mr. Murray, Theodore J. Leonsis and Stephen M. Case, as members of Revolution Growth UGP III’s investment committee, may be deemed to share dispositive power over such shares. The address of these entities is 1717 Rhode Island Avenue, NW, 10th Floor, Washington, D.C. 20036.

(35)	Roni Frank, the trustee of Oren Frank 2018 Trust, may be deemed to have voting and dispositive power over the securities held by the Oren Frank 2018 Trust.
(36)	Oren Frank, the trustee of Roni Frank 2018 Trust, may be deemed to have voting and dispositive power over the securities held by the Roni Frank 2018 Trust.
(37)

Douglas Braunstein is the Managing Member of HEC Management GP LLC (MGT GP). MGT GP is the Managing Member of HEC Performance GP LLC and the Managing Partner of Hudson Executive Capital LP, which is the Investment Manager of the HEC Master Fund LP. Mr. Braunstein disclaims beneficial ownership of the securities owned by HEC Master Fund LP except to the extent of his pecuniary interest therein. The address of HEC Master Fund LP is c/o Walkers Corporate Limited, 190 Elgin Avenue George Town, Grand Cayman KY1-9001.

(38)	Consists of securities held by Samara Braunstein and Douglas Braunstein, as joint tenants with right of survivorship.
(39)	Samara Braunstein, the trustee of Braunstein 2015 Trust, may be deemed to beneficially own the securities held by the Braunstein 2015 Trust.
(40)

Douglas Bergeron, the President of DGB Investment, Inc., may be deemed to beneficially own the securities of the Company held by DGB Investment, Inc. The address of DGB Investment, Inc. is 2223 S Highland Drive E6 121, Salt Lake City, UT 84106, US.

(41)

Julia Greifeld, the managing member of West Meadow Group, LLC, may be deemed to beneficially own the securities of the Company beneficially owned by West Meadow Group, LLC. The address of West Meadow Group, LLC is 410 South Beach Rd., Hobe Sound, FL 33455

(42)

Thelma Duggin is a member of the Sponsor. The Sponsor distributed the founder shares and private placement warrants to its members at Closing. Ms. Duggin is a former director of HEC. The address of Ms. Duggin is c/o Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, NY 10281.

(43)

Amy Schulman is a member of the Sponsor. The Sponsor distributed the founder shares and private placement warrants to its members at Closing. Ms. Schulman is a former director of HEC. The address of Ms. Schulman is c/o Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, NY 10281.

(44)

Michael Pinnisi is a member of the Sponsor. The Sponsor distributed the founder shares and private placement warrants to its members at Closing. The address of Mr. Pinnisi is c/o Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, NY 10281.

(45)

Jonathan Dobres is a member of the Sponsor. The Sponsor distributed the founder shares and private placement warrants to its members at Closing. Mr. Dobres is the former Chief Financial Officer of HEC. The address of Mr. Dobres is c/o Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, NY 10281.

(46)

Sai Nanduri is a member of the Sponsor. The Sponsor distributed the founder shares and private placement warrants to its members at Closing. The address of Mr. Nanduri is c/o Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, NY 10281.

(47)

Ian Harris is a member of the Sponsor. The Sponsor distributed the founder shares and private placement warrants to its members at Closing. The address of Mr. Harris is c/o Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, NY 10281.

(48)

Jeremy Nierman is a member of the Sponsor. The Sponsor distributed the founder shares and private placement warrants to its members at Closing. The address of Mr. Nierman is c/o Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, NY 10281.

(49)	Consists (i) 1,267,726 shares of common stock and (iii) 2,907,982 shares of common stock issuable upon the exercise of options.
(50)	Consists (i) 541,467 shares of common stock and (iii) 1,730,408 shares of common stock issuable upon the exercise of options.
(51)	Consists (i) 1,267,726 shares of common stock and (iii) 2,907,982 shares of common stock issuable upon the exercise of options.
(52)	Consists of 508,551 shares of common stock issuable upon the exercise of options.
(53)	Consists of 1,870,672 shares of common stock issuable upon the exercise of options.
(54)	Consists of (i) 189,887 shares of common stock and (iii) 189,177 shares of common stock issuable upon the exercise of options.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of common stock or warrants registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares of common stock or warrants in this offering. See “Plan of Distribution.”

For information regarding transactions between us and the Selling Securityholders, see the section entitled “Certain Relationships and Related Person Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation” and “Management” and the registration rights described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

HEC Related Party Transactions

In February 2020, the Sponsor purchased an aggregate of 8,625,000 shares of HEC’s Class B common stock for an aggregate purchase price of $25,000, or approximately $0.0029 per share. On June 8, 2020, HEC effected a 1:1.2 stock split of its Class B common stock, resulting in an aggregate of 10,350,000 founder shares issued and outstanding, of which 10,300,000 founder shares are held by the Sponsor and 50,000 founder shares are held by certain former directors of HEC. The founder shares included an aggregate of up to 1,350,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of founder shares would collectively represent approximately 20% of HEC’s issued and outstanding shares after the HEC IPO (assuming the Sponsor did not purchase any public shares in the HEC IPO). As a result of the underwriters’ election to fully exercise their over-allotment option, 1,350,000 founder shares are no longer subject to forfeiture. In connection with the Business Combination, each of the 10,350,000 founder shares converted on a one-for-one basis into one share of Talkspace common stock.

The Sponsor also purchased an aggregate of 10,280,000 private placement warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of HEC IPO. As such, the Sponsor’s interest in the HEC IPO was valued at $10,280,000, based on the number of private placement warrants purchased. Each private placement warrant entitles the holder thereof to purchase one share of Talkspace, Inc.’s common stock at a price of $11.50 per share, subject to adjustment. In connection with the Business Combination, each of the 10,280,000 private placement warrants converted automatically into one warrant to purchase one share of Talkspace common stock pursuant to the Warrant Agreement.

HEC entered into a forward purchase agreement with HEC Fund pursuant to which HEC Fund has committed to purchase from HEC up to 5,000,000 Forward Purchase Units, consisting of one share of Talkspace common stock and one-half of one warrant to purchase one share of Talkspace common stock for $10.00 per unit, or an aggregate amount of up to $50,000,000, in a private placement that will close concurrently with the closing of a business combination. In connection with the execution of the Merger Agreement, HEC entered into an amendment to the HEC Forward Purchase Agreement between HEC and HEC Fund. Pursuant to the HEC Forward Purchase Agreement, as amended, HEC Fund agreed to purchase 2,500,000 Forward Purchase Units, for $10.00 per unit, or in exchange for an aggregate purchase price of $25,000,000, in a private placement that will close concurrently with the Closing. HEC Fund also agreed to backstop up to $25,000,000 of redemptions by stockholders of HEC. At Closing, pursuant to the HEC Forward Purchase Agreement, HEC Fund purchased 5,000,000 forward purchase units, consisting of one share of HEC’s Class A common stock and one-half of one warrant to purchase one share of HEC’s Class A common stock, for $10.00 per unit, or an aggregate amount of $50,000,000.

Each of the HEC Insiders has an indirect economic interest in the founder shares and private placement warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor. In addition, Douglas Braunstein and Douglas Bergeron may be deemed to have an indirect economic interest in the founder shares and private placement warrants purchased by the Sponsor as a result of HEC Fund, having membership interests in the Sponsor, and their respective affiliation with such entities.

HEC entered into an Administrative Services Agreement pursuant to which it pays an affiliate of its Sponsor a total of $10,000 per month for office space, administrative and support services. Upon Closing, HEC ceased paying these monthly fees.

The Sponsor, officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on its behalf such as paying for office space, secretarial and administrative services, identifying potential target businesses and performing due diligence on suitable business combinations. HEC’s audit committee reviews on a quarterly basis all payments that were made by HEC to its Sponsor, officers, directors or its or any of their respective affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on HEC’s behalf.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, HEC, the HEC Insiders and Talkspace entered into the Sponsor Support Agreement pursuant to which the HEC Insiders agreed to, among other things, vote to adopt and approve the Merger Agreement and the Transactions, in each case, subject to the terms and conditions of the Sponsor Support Agreement.

Registration Rights Agreement

At the Closing, HEC, the Sponsor, Talkspace’s independent directors, certain former stockholders of Talkspace and certain other parties thereto entered into an Amended and Restated Registration Rights Agreement, pursuant to which pursuant to which Talkspace, Inc. agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Talkspace common stock and other equity securities of Talkspace that are held by the parties thereto from time to time.

Talkspace’s Related Party Transactions

Samara Braunstein Employment Letter Agreement

On December 31, 2020, Talkspace entered into an employment letter agreement with Samara Braunstein to serve as its Chief Marketing Officer. Ms. Braunstein is married to Doug Braunstein who was the President and Chairman of HEC and currently serves as the Chairman of the Talkspace, Inc. board of directors following the Closing.

Ms. Braunstein’s employment pursuant to the letter agreement is “at-will” and is terminable by either party for any reason at any time. Pursuant to the letter agreement, Ms. Braunstein’s initial base salary is $300,000 per year and she is eligible to receive an annual bonus to be paid based on the achievement of company and individual performance goals with a target amount of $100,000. The letter agreement also provides that Ms. Braunstein is entitled to the benefits generally made available to Talkspace’s similarly situated regular, full-time salaried executive-level employees. Under the letter agreement, if Ms. Braunstein’s employment is terminated by Talkspace without “cause” or if she resigns with “good reason”, then Ms. Braunstein will be eligible to receive an amount equal to six (6) months’ of her base salary, continued payment of her health, dental and vision coverage benefits for a period of six (6) months from the date of termination, a prorated bonus for the year of termination and accelerated vesting of any unvested options or other equity granted to Ms. Braunstein by Talkspace which would have vested in the six (6) month period following the date of termination.

Pursuant to the letter agreement, upon the approval by Talkspace’s board of directors on January 14, 2021, Ms. Braunstein was granted an option to purchase 457,356 shares of Talkspace, with an exercise price of $8.21 per share. The option vests over a period of four years from Ms. Braunstein’s start date, with the initial 1/48 of the option vesting on the date of grant, and an additional 1/48 of the option vesting each month thereafter, subject to Ms. Braunstein’s continuing eligibility pursuant to the letter agreement and related option agreement.

Series D Preferred Stock Financing

In May 2019, Talkspace issued and sold an aggregate of 18,655,974 shares of its Series D preferred stock to investors that included certain related persons at a purchase price of approximately $2.75 per share for aggregate gross proceeds of approximately $51.3 million. The following table summarizes purchases of Series D preferred stock from Talkspace by such related persons. Talkspace’s Series D preferred stock converted into shares of Talkspace, Inc.’s common stock in connection with the Closing.

Name	Shares of Series D Preferred Stock	TotalPurchase Price
Revolution Growth III, LP (1)	9,086,000	$25,000,129
Norwest Venture Partners XIII, LP (2)	2,725,800	$7,500,039
Qumra Capital II, L.P. (3)	1,453,760	$4,000,021
Entities affiliated with Compound VC	363,440	$1,000,005
Softbank Capital Fund ’10 L.P.	363,440	$1,000,005
Entities affiliated with Spark Capital	181,720	$500,003
Total	14,174,160	$39,000,202

(1)

Patrick Conroy was a member of Talkspace’s board of directors prior to Closing and an affiliate of Revolution Growth III, LP. Revolution Growth III, LP held more than 5% of Old Talkspace’s capital stock prior to Closing.

(2)

Jeffrey Crowe is a member of Talkspace, Inc.’s board of directors and an affiliate of Norwest Venture Partners XIII, LP. Norwest Venture Partners XIII, LP currently holds more than 5% of Talkspace, Inc.’s capital stock.

(3)	Erez Shachar is a member of Talkspace, Inc.’s board of directors and an affiliate of Qumra Capital II, L.P. Qumra Capital II, L.P. currently holds more than 5% of Talkspace, Inc.’s capital stock.

Investors’ Rights Agreement

Talkspace was party to the Sixth Amended and Restated Investors’ Rights Agreement, dated as of May 15, 2019, which grants registration rights and information rights, among other things, to certain holders of its capital stock, including Oren Frank and Roni Frank, each executive officers of Talkspace, and entities affiliated with Revolution Growth III, LP, Norwest Venture Partners XIII, LP, Qumra Capital II, L.P., Compound VC, Softbank, Spark Capital and Firstime Capital Ventures, each of held more than 5% of Old Talkspace’s capital stock. Patrick Conroy, Jeffrey Crowe and Erez Shachar, each of whom are directors of Talkspace, are affiliated with Revolution Growth III, LP, Norwest Venture Partners XIII, LP and Qumra Capital II, L.P., respectively. This agreement terminated upon the Closing.

Right of First Refusal

Talkspace was a party to the Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of May 15, 2019 (the “ROFR Agreement”), which grants Talkspace or its assignees the right to purchase shares of Talkspace’s capital stock which certain stockholders propose to sell to other parties. Certain holders of Talkspace’s capital stock, including Oren Frank, Roni Frank and John Reilly, each executive officers of Talkspace, and entities affiliated with Revolution Growth III, LP, Norwest Venture Partners XIII, LP, Qumra Capital II, L.P., Compound VC, Softbank, Spark Capital and Firstime Capital Ventures, each of which currently hold more than 5% of Talkspace’s capital stock, have rights of first refusal and co-sale under the ROFR Agreement. Patrick Conroy, Jeffrey Crowe and Erez Shachar, each of whom are directors of Talkspace, are affiliated with Revolution Growth III, LP, Norwest Venture Partners XIII, LP and Qumra Capital II, L.P., respectively. This agreement terminated upon the Closing.

Voting Agreement

Talkspace was a party to the Sixth Amended and Restated Voting Agreement, dated as of May 15, 2019, pursuant to which certain holders of its capital stock, including Oren Frank, Roni Frank and John Reilly, each executive officers of Talkspace, and entities affiliated with Revolution Growth III, LP, Norwest Venture Partners XIII, LP, Qumra Capital II, L.P., Compound VC, Softbank, Spark Capital and Firstime Capital Ventures, each of which currently hold more than 5% of Talkspace’s capital stock, have rights of first refusal and co-sale under the ROFR Agreement. Patrick Conroy, Jeffrey Crowe and Erez Shachar, each of whom are directors of Talkspace, are affiliated with Revolution Growth III, LP, Norwest Venture Partners XIII, LP and Qumra Capital II, L.P., respectively. This agreement terminated upon the Closing.

Management Rights Agreement with Revolution Growth III, LP

Talkspace is a party to a Management Rights Agreement, dated as of May 15, 2019, pursuant to which Revolution Growth III, LP is granted certain inspection, consultation and information rights. This agreement terminated upon the Closing.

Director and Officer Indemnification

Our Certificate of Incorporation provides for indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. In connection with the Closing, Talkspace we entered into indemnification agreements with each director and executive officer of Talkspace, Inc.

PIPE Investment

Talkspace PIPE Investors entered into subscription agreements with HEC, pursuant to which the Talkspace PIPE Investors subscribed for shares of Talkspace, Inc.’s common stock in connection with the PIPE Investment.

Policies and Procedures for Related Persons Transactions

Our board of directors has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or directors;

•	any person who is known by the post-combination company to be the beneficial owner of more than 5% of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee has the responsibility to review related party transactions.

DESCRIPTION OF OUR SECURITIES

The following summary of certain provisions of our securities does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws, the Warrant Agreement and the provisions of applicable law. Copies of the Certificate of Incorporation, the Bylaws and the Warrant Agreement are attached as exhibits to the registration statement of which this prospectus is a part.

Capital Stock

Authorized Capitalization

General

Our Certificate of Incorporation authorizes the issuance of shares of our capital stock, each with a par value of $0.0001, consisting of (a) 1,000,000,000 shares of common stock and (b) 100,000,000 shares of preferred stock. As of June 22, 2021, 152,255,736 shares of our common stock and no shares of preferred stock were issued and outstanding.

Common stock

The holders of our common stock do not have preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to our common stock.

Preferred Stock

Our Certificate of Incorporation authorizes 1,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of our company.

Voting Rights

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Certificate of Incorporation, the holders of our common stock possess all voting power for the election of directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders. The Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Bylaws or the Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

Each holder of shares of our capital stock is entitled to the payment of dividends and other distributions as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends.

Liquidation Rights

If we are involved in voluntary or involuntary liquidation, dissolution or winding up of our affairs, or a similar event, each holder of our common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding.

Other Rights

The rights of each holder of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.

Anti-takeover Effects of the Certificate of Incorporation and the Bylaws

The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of our company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our company to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor.

Special Meetings of Stockholders

The Certificate of Incorporation provides that a special meeting of stockholders may be called by (a) the chairperson of the board of directors, (b) the majority of the board of directors, (c) our Chief Executive Officer or (d) our President, provided that such special meeting may be postponed, rescheduled or cancelled by the Board or other person calling the special meeting.

Action by Written Consent

The Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.

Classified Board of Directors

Our Certificate of Incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our Certificate of Incorporation and Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors.

Removal of Directors

The Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of our voting stock entitled to vote at an election of directors.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (a) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (b) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (c) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Certificate of Incorporation, we have opted out of Section 203 of the DGCL, but the Certificate of Incorporation provides other similar restrictions regarding takeovers by interested stockholders.

Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation provides that we are to indemnify our directors to the fullest extent authorized or permitted by applicable law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board. Under the Bylaws, we are required to indemnify each of our directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request as a director, officer, employee or agent for another entity. We must indemnify our officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Bylaws also require us to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

Our Certificate of Incorporation provides that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on our behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or the Certificate of Incorporation (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the exclusive jurisdiction provisions of the Certificate of Incorporation and (b) service of process on such stockholder’s counsel.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Certificate of Incorporation provides that the exclusive forum provision will not apply to suits brought to enforce any cause of action arising by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe these provisions would benefit us by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, these provisions may have the effect of discouraging lawsuits against our directors and officers.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the HEC IPO and thirty (30) days after the completion of the Business Combination. Pursuant to the terms of the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of our common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of our common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of our common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis (unless permitted by us in certain circumstances specified in the Warrant Agreement), and we are not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of our common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of our initial business combination, we will use our reasonable efforts to file with the SEC a registration statement relating to, and thereafter will use our best efforts to cause the same to become effective and to maintain a current prospectus relating to, the common stock issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if we are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require public stockholders who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our reasonable efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash. Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of thirty (30) days’ prior written notice of redemption, or the thirty (30)-day redemption period, to each warrant holder; and

•

if, and only if, the closing price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third business day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise. If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of our common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of our common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price per share of the warrants by (y) the fair market value. The “fair market value” shall mean the average closing price per share of our common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of our common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of our common stock is increased by a stock dividend payable in shares of our common stock, or by a split-up of shares of our common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of our common stock. A rights offering to holders of our common stock entitling holders to purchase shares of our common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our common stock equal to the product of (1) the number of shares of our common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our common stock) multiplied by (2) the quotient of (x) the price per share of our common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for our common stock, in determining the price payable for our common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price per share of our common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our common stock on account of such shares of our common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of our common stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of our common stock.

Whenever the number of shares of our common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of our common stock (other than those described above or that solely affects the par value of such shares of our common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of our common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. Additionally, if less than 70% of the consideration receivable by the holders of our common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under the Warrant Agreement. If you hold warrants, you should review a copy of the Warrant Agreement, which was filed as an exhibit to the registration statement of which this prospectus is a part, for a description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The private placement warrants (including our common stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until 180 days after the Closing (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and are entitled to certain registration rights. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price per share of the warrants by (y) the fair market value. The “fair market value” shall mean the average closing price per share of common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Warrant Agent

The warrant agent for our warrants is Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Talkspace, Inc. was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; or

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result of the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Lock-up Restrictions

Pursuant to the Sponsor Support Agreement and the Bylaws, subject to certain exceptions, the Sponsor and the Talkspace Holders are contractually restricted from selling or transferring any of its shares of common stock (not including the shares of common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements or the shares of common stock or warrants issued pursuant to the terms of the HEC Forward Purchase Agreement). Such restrictions began upon the Closing and end on the date that is 180 days after the Closing.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•

block trades in which the broker-dealer will attempt to sell the shares of common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions or transfers to their members, partners or shareholders;

•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans

•	directly to one or more purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	through agents;

•	through broker-dealers who may agree with the Selling Securityholders to sell a specified number of such shares of common stock or warrants at a stipulated price per share or warrant;

•

by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our shares of common stock; and

•	a combination of any such methods of sale or any other method permitted pursuant to applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our common stock or warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock or warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our common stock or warrants offered by them will be the purchase price of such shares of our common stock or warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

There can be no assurance that the Selling Securityholders will sell all or any of the shares of our common stock or warrants offered by this prospectus. The Selling Securityholders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our common stock and warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock or warrants by bidding for or purchasing shares of common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The Selling Securityholders may solicit offers to purchase shares of our common stock or warrants directly from, and they may sell such shares of our common stock or warrants directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement to the extent required.

It is possible that one or more underwriters may make a market in our shares of our common stock or warrants, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our shares of our common stock or warrants.

Our common stock and warrants are listed on Nasdaq under the symbols “TALK” and “TALKW”, respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase shares of our common stock or warrants at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts. The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses. The Selling Securityholders will pay any underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses relating to the offering.

Selling Securityholders may use this prospectus in connection with resales of shares of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our common stock or warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our common stock or warrants.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock or warrants pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of shares of our common stock and warrants to be offered and sold pursuant to this prospectus.

LEGAL MATTERS

Latham & Watkins LLP, New York, New York has passed upon the validity of the securities of Talkspace, Inc. offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements for HEC as of December 31, 2020, and for the period from February 6, 2020 (inception) through December 31, 2020, included in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Old Talkspace and subsidiaries as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this prospectus, which is referred to and made a part of this registration statement, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.talkspace.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

HUDSON EXECUTIVE INVESTMENT CORP.

AUDITED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Hudson Executive Investment Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Hudson Executive Investment Corp. (the “Company”) as of December 31, 2020, related statements of operations, changes in stockholders’ equity and cash flows for the period from February 6, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from February 6, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement and determined that the warrants and warrant-related instruments should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants and warrant-related instruments.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs then the Company will cease all operations except for the purpose of liquidating. The liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 4, 2021

HUDSON EXECUTIVE INVESTMENT CORP.

BALANCE SHEET

DECEMBER 31, 2020 (As Restated)

ASSETS
Current assets
Cash	$1,178,377
Prepaid expenses	118,525

Total Current Assets	1,296,902
Marketable securities held in trust account	414,228,281

Total Assets	$415,525,183

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$1,631,390
Income taxes payable	10,070

Total Current Liabilities	1,641,460

FPA liability	4,225,000
Warrant liability	53,594,000
Deferred underwriting fee payable	14,490,000

Total Liabilities	73,950,460

Commitments and contingencies
Class A common stock subject to possible redemption, 33,657,472 shares at $10.00 per share redemption value	336,574,720
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 7,742,528 shares issued and outstanding (excluding 33,657,472 shares subject to possible redemption)	774
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,350,000 shares issued and outstanding	1,035
Additional paid-in capital	32,234,102
Accumulated deficit	(27,235,908)

Total Stockholders’ Equity	5,000,003

Total Liabilities and Stockholders’ Equity	$415,525,183

The accompanying notes are an integral part of these financial statements.

HUDSON EXECUTIVE INVESTMENT CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FEBRUARY 6, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)

General and administrative expenses	$1,776,306

Loss from operations	(1,776,306)
Other income (expense):
Change in fair value of Warrants	(18,896,400)
Change in fair value of FPA	(3,875,000)
Compensation expense in connection with issuance of Private Placement Warrants	(1,233,600)
Initial classification of FPA	(350,000)
Transaction costs attributable to Warrants	(1,322,813)
Interest earned on marketable securities held in Trust Account	228,281

Other expense, net	(25,449,532)

Loss before provision for income taxes	(27,225,838)
Provision for income taxes	(10,070)

Net loss	$(27,235,908)

Weighted average shares outstanding of Class A redeemable common stock	41,400,000

Basic and diluted income per share, Class A redeemable common stock	$—

Weighted average shares outstanding of Class B non-redeemable common stock	10,350,000

Basic and diluted net loss per share, Class B non-redeemable common stock	$(2.64)

The accompanying notes are an integral part of these financial statements.

HUDSON EXECUTIVE INVESTMENT CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FEBRUARY 6, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (AS RESTATED)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – February 6, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to initial stockholders	—	—	10,350,000	1,035	23,965	—	25,000
Sale of 41,400,000 Units, net of underwriting discounts, warrant liabilities and other offering costs	41,400,000	4,140	—	—	368,781,491	—	368,785,631
Class A Common stock subject to possible redemption	(33,657,472)	(3,366)	—	—	(336,571,354)	—	(336,574,720)
Net loss	—	—	—	—	—	(27,235,908)	(27,235,908)

Balance – December 31, 2020	7,742,528	$774	10,350,000	$1,035	$32,234,102	$(27,235,908)	$5,000,003

The accompanying notes are an integral part of these financial statements.

HUDSON EXECUTIVE INVESTMENT CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FEBRUARY 6, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)

Cash Flows from Operating Activities:
Net loss	$(27,235,908)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of Warrants	18,896,400
Change in fair value of FPA	3,875,000
Compensation expense in connection with issuance of Private Placement Warrants	1,233,600
Initial classification of FPA	350,000
Transaction costs attributable to Warrants	1,322,813
Interest earned on marketable securities held in Trust Account	(228,281)
Formation costs paid by Sponsor	2,125
Changes in operating assets and liabilities:
Prepaid expenses	(118,525)
Accrued expenses	1,631,390
Income taxes payable	10,070

Net cash used in operating activities	(261,316)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(414,000,000)

Net cash used in investing activities	(414,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	405,720,000
Proceeds from sale of Private Placement Units	10,280,000
Proceeds from promissory note – related party	100
Repayment of promissory note – related party	(129,706)
Payment of offering costs	(430,701)

Net cash provided by financing activities	415,439,693

Net Change in Cash	1,178,377
Cash – Beginning of period	—

Cash – End of period	$1,178,377

Non-Cash financing activities:
Initial classification of common stock subject to possible redemption	$360,899,230

Change in value of common stock subject to possible redemption	$(24,324,510)

Deferred offering costs paid directly by Sponsor in consideration for the issuance of Class B common stock	$25,000

Payment of offering costs through promissory note — related party	$127,481

Deferred underwriting commissions	$14,490,000

Initial fair value of warrant liability	$34,697,600

The accompanying notes are an integral part of these financial statements.

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Hudson Executive Investment Corp. (the “Company”) was incorporated in Delaware on February 6, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity for the period from February 6, 2020 (inception) through December 31, 2020 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of GROOP Internet Platform, Inc., a Delaware corporation (“Talkspace”) (see Note 6). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company has two subsidiaries, Tailwind Merger Sub I, Inc., a wholly-owned subsidiary of the Company incorporated in Delaware on January 18, 2021 (“Merger Sub 1”) and Tailwind Merger Sub II, LLC, a wholly -owned subsidiary of the Company also incorporated in Delaware on January 18, 2021 (“Merger Sub 2”).

The registration statement for the Company’s Initial Public Offering was declared effective on June 8, 2020. On June 11, 2020, the Company consummated the Initial Public Offering of 41,400,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of the over-allotment option to purchase an additional 5,400,000 Units, at $10.00 per Unit, generating gross proceeds of $414,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 10,280,000 warrants (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, in a private placement to HEC Sponsor LLC (the “Sponsor”), generating gross proceeds of $10,280,000, which is described in Note 4.

Transaction costs amounted to $23,353,182, consisting of $8,280,000 of underwriting fees, $14,490,000 of deferred underwriting fees and $583,182 of other offering costs. At December 31, 2020, cash of $1,178,377 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on June 11, 2020, an amount of $414,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) which was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The initial stockholders have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Business Combination within 24 months from the closing of the Initial Public Offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until June 11, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Going Concern

As of December 31, 2020, the Company had $1,178,377 in its operating bank accounts, $414,228,281 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $344,558.

The Company intends to complete a Business Combination as further discussed in Note 6. However, in the absence of a completed Business Combination, the Company may require additional capital. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has determined that the liquidity condition of the Company raise substantial doubt about the Company’s ability to continue as a going concern through one year from the issuance date of the financial statements. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be unable to continue as a going concern.

NOTE 2—RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants (collectively, with the Public Warrants, the “Warrants”) issued in connection with its Initial Public Offering and its FPA (as defined in Note 6) as components of equity instead of as liabilities.

Upon review of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (SPACs)” promulgated by the SEC on April 12, 2021, the Company’s management further evaluated the Warrants and FPA under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity and concluded that they do not meet the criteria to be classified in stockholders’ equity.

As a result, the Company should have classified the Warrants and FPA as liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the Warrants and FPA at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company’s accounting for the Warrants and FPA as components of equity instead of as liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash.

The following table reflects HEC’s balance sheet and cash flow statement as of the dates and for the periods indicated below:

	As Previously Reported	Adjustments	As Restated
Balance sheet as of June 11, 2020 (audited)
Warrant Liability	$—	$34,697,600	$34,697,600
FPA Liability	—	350,000	350,000
Common Stock Subject to Possible Redemption	395,946,830	(35,047,600)	360,899,230
Class A Common Stock	181	350	531
Additional Paid-in Capital	5,003,772	2,906,063	7,909,835
Accumulated Deficit	(4,984)	(2,906,413)	(2,911,397)

Balance sheet as of June 30, 2020 (unaudited)
Warrant Liability	$—	$36,039,600	$36,039,600
FPA Liability	—	675,000	675,000
Common Stock Subject to Possible Redemption	395,915,430	(36,714,600)	359,200,830
Class A Common Stock	181	367	548
Additional Paid-in Capital	5,035,172	4,573,046	9,608,218
Accumulated Deficit	(36,385)	(4,573,413)	(4,609,798)

Three Months Ended June 30, 2020 (unaudited)
Change in fair value of warrant liability	$—	$(1,342,000)	$(1,342,000)
Change in fair value of FPA	—	(325,000)	(325,000)
Compensation expense in connection with issuance of Private Placement Warrants	—	(1,233,600)	(1,233,600)
Initial classification of FPA	—	(350,000)	(350,000)
Transaction costs attributable to Warrants	—	(1,322,813)	(1,322,813)
Net loss	(35,385)	(4,573,413)	(4,608,798)
Weighted average shares outstanding of Class B non-redeemable common stock	10,350,000		10,350,000
Basic and diluted net loss per share, Class B non-redeemable common stock	(0.00)	(0.45)	(0.45)

Period from February 6, 2020 (inception) to June 30, 2020 (unaudited)
Change in fair value of warrant liability	$—	$(1,342,000)	$(1,342,000)
Change in fair value of FPA	—	(325,000)	(325,000)
Compensation expense in connection with issuance of Private Placement Warrants	—	(1,233,600)	(1,233,600)
Initial classification of FPA	—	(350,000)	(350,000)
Transaction costs attributable to Warrants	—	(1,322,813)	(1,322,813)
Net loss	(36,385)	(4,573,413)	(4,609,798)
Weighted average shares outstanding of Class B non-redeemable common stock	10,350,000		10,350,000
Basic and diluted net loss per share, Class B non-redeemable common stock	(0.00)	(0.45)	(0.45)

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

	As Previously Reported		Adjustments	As Restated

Cash Flow Statement for the Period from February 6, 2020 (inception) to June 30, 2020 (unaudited)
Net Loss		$(36,385)	$(4,573,413)	$(4,609,798)
Change in fair value of warrant liability	$		$1,342,000	$1,342,000
Initial classification of warrant liability	$		$34,697,600	$34,697,600
Change in fair value of FPA Liability	$		$325,000	$325,000
Initial classification of FPA liability	$		$350,000	$350,000
Transaction Costs	$		$1,322,813	$1,322,813
Initial classification of common stock subject to redemption		$395,946,830	$(35,047,600)	$360,899,230
Change in value of common stock subject to possible redemption		$(31,400)	$(1,667,000)	$(1,698,400)

Balance sheet as of September 30, 2020 (unaudited)
Warrant Liability		$—	$36,659,200	$36,659,200
FPA Liability		—	1,100,000	1,100,000
Common Stock Subject to Possible Redemption		395,905,310	(37,759,200)	358,146,110
Class A Common Stock		181	378	11
Additional Paid-in Capital		5,045,292	5,617,635	10,662,927
Accumulated Deficit		(46,499)	(5,618,013)	(5,664,512)

Three Months Ended September 30, 2020 (unaudited)
Change in fair value of warrant liability		$—	$(619,600)	$(619,600)
Change in fair value of FPA		—	(425,000)	(425,000)
Net loss		(10,114)	(1,044,600)	(1,054,714)
Weighted average shares outstanding of Class B non-redeemable common stock		10,350,000		10,350,000
Basic and diluted net loss per share, Class B non-redeemable common stock		(0.01)	(0.10)	(0.11)

Period from February 6, 2020 (inception) to September 30, 2020 (unaudited)
Change in fair value of warrant liability		$—	$(1,961,600)	$(1,961,600
Change in fair value of FPA		—	(750,000)	(750,000)
Compensation expense in connection with issuance of Private Placement Warrants		—	(1,233,600)	(1,233,600)
Initial classification of FPA		—	(350,000)	(350,000)
Transaction costs attributable to Warrants		—	(1,322,813)	(1,322,813)
Net loss		(46,499)	(5,618,013)	(5,664,512)
Weighted average shares outstanding of Class B non-redeemable common stock		10,350,000		10,350,000
Basic and diluted net loss per share, Class B non-redeemable common stock		(0.01)	(0.54)	(0.55)

Cash Flow Statement for the Period from February 6, 2020 (inception) to September 30, 2020 (unaudited)
Net Loss		$(46,499)	$(5,618,013)	$(5,664,512)
Change in fair value of warrant liability	$		$1,961,600	$1,961,600
Initial classification of warrant liability	$		$34,697,600	$34,697,600
Change in fair value of FPA Liability	$		$750,000	$750,000
Initial classification of FPA liability	$		$350,000	$350,000
Transaction Costs	$		$1,322,813	$1,322,813
Initial classification of common stock subject to redemption		$395,946,830	$(35,047,600)	$360,899,230
Change in value of common stock subject to possible redemption		$(41,520)	$(2,711,600)	$(2,753,120)

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

	As Previously Reported		Adjustments	As Restated

Balance sheet as of December 31, 2020 (audited)
Warrant Liability		$—	$53,594,000	$53,594,000
FPA Liability		—	4,225,000	4,225,000
Common Stock Subject to Possible Redemption		394,393,720	(57,819,000)	336,574,720
Class A Common Stock		196	578	774
Additional Paid-in Capital		6,556,867	25,677235	32,234,102
Accumulated Deficit		(1,558,095)	(25,677,813)	(27,235,908)

Period from February 6, 2020 (inception) to December 31, 2020 (audited)
Change in fair value of warrant liability		$—	$(18,896,400)	$(18,896,400)
Change in fair value of FPA		—	(3,875,000)	(3,875,000)
Compensation expense in connection with issuance of Private Placement Warrants		—	(1,233,600)	(1,233,600)
Initial classification of FPA		—	(350,000)	(350,000)
Transaction costs attributable to Warrants		—	(1,322,813)	(1,322,813)
Net loss		(1,558,095)	(25,677,813)	(27,235,908)
Weighted average shares outstanding of Class B non-redeemable common stock		10,350,000		10,350,000
Basic and diluted net loss per share, Class B non-redeemable common stock		(0.15)	(2.49)	(2.64)

Cash Flow Statement for the Period from February 6, 2020 (inception) to December 31, 2020 (audited)
Net Loss		$(1,558,095)	$(25,677,813)	$(27,235,908)
Change in fair value of warrant liability	$		$18,896,400	$18,896,400
Initial classification of warrant liability	$		$34,697,600	$34,697,600
Change in fair value of FPA Liability	$		$3,875,000	$3,875,000
Initial classification of FPA liability	$		$350,000	$350,000
Transaction Costs	$		$1,322,813	$1,322,813
Initial classification of common stock subject to redemption		$395,946,830	$(35,047,600)	$360,899,230
Change in value of common stock subject to possible redemption		$(1,553,110)	$(22,771,400)	$(24,324,510)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Warrant and FPA Liabilities

The Company accounts for the Warrants and FPA in accordance with the guidance contained in ASC 815-40, under which the Warrants and FPA do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants and FPA as liabilities at their fair value and adjust the Warrants and FPA to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations. The fair value of the Public Warrants has been estimated using the Public Warrants’ quoted market price. The Private Placement Warrants and FPA are valued using a Modified Black Scholes Option Pricing Model.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, there are 33,657,472 shares of Class A common stock subject to possible redemption presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Offering Costs

Offering costs consist of legal, accounting and other costs incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $23,353,182 were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 30,980,000 shares of Class A common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statements of operations includes a presentation of loss per share for common shares subject to possible redemption in a manner similar to the two-class method of loss per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account less franchise and income taxes, by the weighted average number of Class A redeemable common stock outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable common stock, net of applicable franchise and income taxes, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

For the Period From February 6, 2020 (inception) Through December 31, 2020 (As Restated)
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest Income	$228,281
Income and Franchise Tax	(190,398)

Net Earnings	$37,883
Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	41,400,000
Basic and diluted net income per share, Class A	$—

Non-Redeemable Class B Common Stock
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(27,235,908)
Lees: Redeemable Net Earnings	(37,883)

Non-Redeemable Net Loss	$(27,273,791)
Denominator: Weighted Average Non-Redeemable Class A and B Common Stock
Non-Redeemable Class B Common Stock, Basic and Diluted	10,350,000
Basic and diluted net loss per share, Class B	$(2.64)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 41,400,000 Units, which includes the full exercise by the underwriters of their option to purchase an additional 5,400,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 10,280,000 Private Placement Warrants for an aggregate purchase price of $10,280,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In February 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 8,625,000 shares of the Company’s Class B common stock (the “Founder Shares”) for an aggregate price of $25,000. On May 20, 2020, the Sponsor transferred 25,000 Founder Shares to Amy Schulman, a director, and on June 3, 2020 the Sponsor transferred 25,000 shares to Thelma Duggin, a director, resulting in the Sponsor holding an aggregate of 8,575,000 Founder Shares. On June 8, 2020, the Company effected a 1:1.2 stock split of its Class B common stock, resulting an aggregate of 10,350,000 Founder Shares issued and outstanding, of which 10,300,000 Founder Shares are held by the Sponsor and 50,000 Founder Shares are held by the directors. All share and per-share amounts have been retroactively restated to reflect the stock split.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Promissory Note – Related Party

On February 6, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2020 or the consummation of the Initial Public Offering. The outstanding balance of $129,706 under the Promissory Note was repaid on June 12, 2020.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, no Working Capital Loans were outstanding.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on June 8, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. For the period from February 6, 2020 (inception) through December 31, 2020, the Company incurred $70,000 in fees for these services. As of December 31, 2020, $70,000 is included in accrued expenses in the accompanying balance sheet.

Forward Purchase Agreement

The Company entered into a forward purchase agreement (the “FPA”) with HEC Master Fund LP (“HEC Master”) pursuant to which HEC Master has committed to purchase from the Company up to 5,000,000 forward purchase units (the “Forward Purchase Units”), consisting of one share of Class A common stock (the “Forward Purchase Shares”) and one-half of one warrant to purchase one share of Class A common stock (the “Forward Purchase Warrants” and together with the Forward Purchase Units and the Forward Purchase Shares, the “Forward Purchase Securities”), for $10.00 per unit, or an aggregate amount of up to $50,000,000, in a private placement that will close concurrently with the closing of a Business Combination. The proceeds from the sale of these Forward Purchase Units, together with the amounts available to the Company from the Trust Account (after giving effect to any redemptions of Public Shares) and any other equity or debt financing obtained by the Company in connection with the Business Combination, will be used to satisfy the cash requirements of the Business Combination, including funding the purchase price and paying expenses and retaining specified amounts to be used by the post-Business Combination company for working capital or other purposes. To the extent that the amounts available from the Trust Account and other financing are sufficient for such cash requirements, HEC Master may purchase less than 5,000,000 Forward Purchase Units. In addition, HEC Master’s commitment under the FPA will be subject to approval, prior to the Company entering into a definitive agreement for the initial Business Combination, of its investment committee. Pursuant to the terms of the FPA, HEC Master will have the option to assign its commitment to one of its affiliates and up to $2,500,000 to members of the Company’s management team. The Forward Purchase Shares will be identical to the shares of Class A common stock included in the units sold in the Initial Public Offering, except that they will be subject to transfer restrictions and registration rights. The Forward Purchase Warrants will have the same terms as the Private Placement Warrants so long as they are held by HEC Master or its permitted assignees and transferees.

In connection with the signing of the Merger Agreement, the Company and HEC Master amended the FPA. Pursuant to the First Amendment to the Forward Purchase Agreement, dated January 12, 2021, HEC Master’s purchase obligations were amended such that HEC Master is obligated to purchase 2,500,000 Forward Purchase Units and backstop up to $25,000,000 of redemptions by HEC stockholders through the purchase of additional Forward Purchase Units, in each case valued at $10.00 per Forward Purchase Unit, in a private placement that will close concurrently with the closing of the Business Combination.

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 7. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on June 8, 2020, the holders of the Founder Shares, Private Placement Warrants, Forward Purchase Securities and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants, Forward Purchase Warrants and warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $8,280,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $14,490,000 in the aggregate. The deferred fee will be forfeited by the underwriters in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Merger Agreement

On January 12, 2021, Hudson Executive Investment Corp. (“HEC”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among HEC, Tailwind Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of HEC (“First Merger Sub”), Tailwind Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of HEC (“Second Merger Sub”) and GROOP Internet Platform, Inc., a Delaware corporation (“Talkspace”).

Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination”) by which, (i) First Merger Sub will merge with and into the Company with the Company being the surviving corporation in the merger (the “First Merger”) and (ii) Second Merger Sub will merge with and into the surviving corporation with Second Merger Sub being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing of the Transactions, the “Closing”).

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger:

(a)

All shares of common stock and preferred stock of the Company and all vested options exercisable for common stock of the Company, in each case, outstanding immediately prior to the effective time of the First Merger, will be cancelled in exchange for the right to receive, at the election of the holders thereof, a number of shares of common stock, par value $0.0001 per share, of HEC (“HEC Common Stock”) or a combination of shares of HEC Common Stock and cash, in each case, as adjusted pursuant to the Merger Agreement, which in the aggregate with the options to acquire common stock of the Company to be assumed by HEC in exchange for options to acquire HEC Common Stock, will equal to the Merger Consideration;

(b)

The maximum amount of cash (the “Closing Cash Consideration”) that may be paid to pre-closing holders of the Company’s stock and vested options pursuant to the foregoing is equal to (i) the amount of cash held by HEC in its trust account (after reduction for the aggregate amount of cash payable in respect of any HEC stockholder redemptions), plus (ii) the amounts received by HEC upon consummation of the PIPE Investment and the transactions contemplated under the HEC Forward Purchase Agreement (each as defined below), minus (iii) $250,000,000, minus (iv) the transaction expenses of the parties to the Merger Agreement; and

(c)

The maximum number of shares of HEC Common Stock that may be issued to pre-closing holders of the Company’s stock and options, including HEC Common Shares underlying any assumed options, pursuant to the foregoing is equal to a number determined dividing (a) (i) the Merger Consideration minus (ii) the Closing Cash Consideration, minus (iii) the Sponsor Share Amount, minus (iv) the transaction expenses of the parties to the Merger Agreement, by (b) $10.00.

Additionally, on January 12, 2021, concurrently with the execution of the Merger Agreement, HEC entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 30,000,000 shares of HEC Common Stock for an aggregate purchase price equal to $300 million (the “PIPE Investment”). The PIPE Investment will be consummated substantially concurrently with the Closing. The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (i) the termination of the Merger Agreement in accordance with its terms, (ii) the mutual written agreement of the parties to such Subscription Agreement, (iii) the failure to satisfy any of the closing conditions set forth in such Subscription Agreements by the closing date, or (iv) the failure to close within seven months from the date of signing.

The parties to the Merger Agreement have made customary representations, warranties and covenants, including, among others, with respect to the conduct of the businesses of Talkspace and HEC during the period between execution of the Business Combination Agreement and the consummation of the Business Combination.

Legal Proceedings

On February 10, 2021, two purported shareholders of the Company filed actions against the Company and the members of the Company’s board relating to the Mergers. On March 10, 2021, the Company’s board received a shareholder demand letter against the Company and members of the Company’s board. In each case, the shareholders allege a variety of disclosure deficiencies in its proxy statement/prospectus and seek disclosures of additional information. The alleged omissions generally relate to (i) certain financial projections; (ii) certain valuation analyses performed by the Company and (iii) alleged conflicts of interest. Plaintiffs seek to enjoin the forthcoming shareholder vote on the Mergers unless and until the Company discloses the allegedly omitted material information summarized above. The plaintiffs also seek damages and attorneys’ fees.

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company cannot predict the outcome of the lawsuits or demand letter or any others that might be filed subsequent to the date of the filing of its proxy statement/prospectus, nor can the Company predict the amount of time and expense that will be required to resolve the lawsuits and demand letter. The Company believes that the lawsuits and demand letter are without merit and intends to vigorously defend against them.

NOTE 8. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were 7,742,528 shares of Class A common stock issued or outstanding, excluding 33,657,472 shares of Class A common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. At December 31, 2020, there were 10,350,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination (including the Forward Purchase Shares but not the Forward Purchase Warrants), excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the Proposed Public Offering and (b) 30 days after the completion of a Business Combination.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of an initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemptions of warrants when the price of Class A common stock equals or exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination (excluding any issuance of Forward Purchase Securities) at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. INCOME TAX

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax asset
Organizational costs/Startup expenses	$335,155

Total deferred tax asset	335,155
Valuation allowance	(335,155)

Deferred tax asset, net of allowance	$—

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The income tax provision consists of the following:

December 31, 2020
Federal
Current	$10,070
Deferred	(335,155)
State
Current	$—
Deferred	—
Change in valuation allowance	335,155

Income tax provision	$10,070

As of December 31, 2020, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from February 6, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $335,155.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2020 is as follows:

December 31, 2020
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in fair value of Warrants	(14.6)%
Change in fair value of FPA	(3.0)%
Initial classification of FPA	(0.3)%
Compensation expense	(1.0)%
Transaction costs	(1.0)%
Change in valuation allowance	(1.2)%

Income tax provision	(0.1)%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 10. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments – Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $575 in cash and $414,232,051 in U.S. Treasury securities. During the year ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$414,228,281

Liabilities:
Warrant Liability – Public Warrants	1	$35,604,000
Warrant Liability – Private Placement Warrants	3	$17,990,000
FPA Liability	3	$4,225,000

The Warrants and FPA were accounted for as liabilities in accordance with ASC 815-40. The warrant liabilities and FPA are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the statement of operations.

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Initial Measurement

The Private Placement Warrants were valued using a Modified Black Scholes Model, which is considered to be a Level 3 fair value measurement. The primary unobservable inputs utilized in determining the fair value of the Private Placement Warrants are the expected volatility of our common stock and our stock price. The expected volatility of our common stock was determined based on implied volatilities of public warrants issued by selected guideline companies and was estimated to be 10% before the expected business combination and 20% after the expected business combination. Our stock price was determined based on an iterative procedure that matched the estimated value of the common stock and fractional warrant price to equate to the observed price of our outstanding units.

The Public Warrants were valued using a Monte Carlo simulation implementing the Black Scholes Option Pricing Model that is modified to capture the redemption features of the Public Warrants. The primary unobservable inputs utilized in determining the fair value of the Public Warrants are the expected volatility of our common stock and our stock price. The expected volatility of our common stock was determined based on implied volatilities of public warrants issued by selected guideline companies and was estimated to be 10% before the expected business combination and 20% after the expected business combination. Our stock price was determined based on an iterative procedure that matched the estimated value of the common stock and fractional warrant price to equate to the observed price of our outstanding units.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The Public Warrants were valued using the instrument’s publicly listed trading price as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.

The Private Placement Warrants were valued using a Modified Black Scholes Model, which is considered to be a Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of our common stock. The expected volatility of the Company’s common stock was determined based on the implied volatility of the Public Warrants and was estimated to be 10% before the expected business combination and 20% after the expected business combination.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of February 6, 2020 (inception)	$—	$—	$—
Initial measurement on June 11, 2020	10,280,000	20,700,000	34,697,600
Change in fair value	6,476,400	12,420,000	18,896,400

Fair value as of December 31, 2020	$17,990,000	$35,604,000	$53,594,000

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the period from June 11, 2020 through December 31, 2020 was $34,697,600, when the Public Warrants were separately listed and traded.

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table presents the changes in the fair value of FPA liability:

Private Placement
Fair value as of February 6, 2020 (inception)	$—
Initial measurement on June 11, 2020	350,000
Change in fair value	3,875,000

Fair value as of December 31, 2020	$4,225,000

The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 are as follows:

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2020	U.S. Treasury Securities (Mature on 1/28/2021)	1	$414,228,281	$4,345	$414,232,626

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 18, 2021, the Company established two subsidiaries, Tailwind Merger Sub I, Inc., a wholly-owned subsidiary of the Company incorporated in Delaware (“Merger Sub 1”) and Tailwind Merger Sub II, LLC, a wholly -owned subsidiary of the Company also incorporated in Delaware (“Merger Sub 2”).

As described in Note 6, the Company entered into an Agreement and Plan of Merger on January 12, 2021 with Talkspace.

HUDSON EXECUTIVE INVESTMENT CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$377,294	$1,178,377
Prepaid expenses	151,334	118,525

Total Current Assets	528,628	1,296,902
Marketable securities held in trust account	414,275,432	414,228,281

TOTAL ASSETS	$414,804,060	$415,525,183

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$1,588,952	$1,631,390
Income taxes payable	10,070	10,070
Promissory note – related party	2,586

Total Current Liabilities	1,601,608	1,641,460
FPA liability	1,650,000	4,225,000
Warrant liability	45,126,600	53,594,000
Deferred underwriting fee payable	14,490,000	14,490,000

Total Liabilities	62,868,208	73,950,460

Commitments and Contingencies
Class A common stock subject to possible redemption, 34,693,585 and 33,657,472 shares at $10.00 per share as of March 31, 2021 and December 31, 2020, respectively	346,935,850	336,574,720
Stockholders’ Equity
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 6,706,415 and 7,742,528 shares issued and outstanding (excluding 34,693,585 and 33,657,472 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020, respectively	671	774
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,350,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020	1,035	1,035
Additional paid-in capital	21,873,075	32,234,102
Accumulated deficit	(16,874,779)	(27,235,908)

Total Stockholders’ Equity	5,000,002	5,000,003

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$414,804,060	$415,525,183

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

HUDSON EXECUTIVE INVESTMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31, 2021	For the Period from February 6, 2020 (Inception) Through March 31, 2020
General and administrative expenses	$728,422	$1,000

Loss from operations	(728,422)	(1,000)
Other income (expense):
Change in fair value of Warrants	8,467,400
Change in fair value of FPA	2,575,000
Interest earned on marketable securities held in Trust Account	47,151	—

Other income, net	11,089,551	—

Income (loss) before provision for income taxes	10,361,129	(1,000)
Provision for income taxes	—	—

Net income (loss)	$10,361,129	$(1,000)

Weighted average shares outstanding of Class A redeemable common stock	41,400,000	—

Basic and diluted income per share, Class A redeemable common stock	$0.00	$—

Weighted average shares outstanding of Class B non-redeemable common stock	10,350,000	7,500,000

Basic and diluted net loss per share, Class B non-redeemable common stock	$1.00	$—

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

HUDSON EXECUTIVE INVESTMENT CORP.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

THREE MONTHS ENDED MARCH 31, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	7,742,528	$774	10,350,000	$1,035	$32,234,102	$(27,235,908)	$5,000,003
Change in value of common stock subject to possible redemption	(1,036,113)	(103)	—	—	(10,361,027)	—	(10,361,130)
Net Income (Loss)	—	—	—	—	—	10,361,129	10,361,129

Balance – March 31, 2021	6,706,415	$671	10,350,000	$1,035	$21,873,075	$(16,874,779)	$5,000,002

FOR THE PERIOD FEBRUARY 6, 2020 (INCEPTION) THROUGH MARCH 31, 2020

	Class A Common Stock		Class B Common Stock			Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares		Amount
Balance – February 6, 2020 (inception)	—	$—	—		$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	10,350,000	(1)	1,035	23,965	—	25,000
Net Loss	—	—	—		—	—	(1,000)	(1,000)

Balance – March 31, 2020	—	$—	10,350,000		$1,035	$23,965	$(1,000)	$(24,000)

(1)

On February 6, 2020, the Sponsor purchased an aggregate of 8,625,000 shares of Class B common stock of the Company. On June 8, 2020, the Company effected a 1.2:1 stock split of the Class B common stock, resulting in an aggregate of 10,350,000 shares of Class B common stock outstanding. All share and per-share amounts have been retroactively restated to reflect the stock split.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

HUDSON EXECUTIVE INVESTMENT CORP.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,	For the Period from February 6, 2020 (Inception) Through March 31,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$10,361,129	$(1,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of Warrants	(8,467,400)	—
Change in fair value of FPA	(2,575,000)
Interest earned on marketable securities held in Trust Account	(47,151)	—
Operating costs paid through promissory note	2,586
Formation cost paid by Sponsor	—	728
Changes in operating assets and liabilities:
Prepaid expenses	(32,809)	—
Accrued expenses	(42,438)	272

Net used in operating activities	(801,083)	—

Net Change in Cash	(801,083)	—
Cash – Beginning	1,178,377	—

Cash – Ending	$377,294	$—

Non-Cash Financing Activities:

Change in value of common stock subject to possible redemption	$10,361,130	$—

Offering costs included in accrued offering costs	$—	$5,000

Deferred offering costs paid directly by Sponsor in consideration for the issuance of Class B common stock	$—	$25,000

Payment of offering costs through promissory note — related party	$—	$72,700

Deferred underwriting commissions

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Hudson Executive Investment Corp. (the “Company”) was incorporated in Delaware on February 6, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity for the period from February 6, 2020 (inception) through March 31, 2021 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of GROOP Internet Platform, Inc., a Delaware corporation (“Talkspace”) (see Note 6). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company has two subsidiaries, Tailwind Merger Sub I, Inc., a wholly-owned subsidiary of the Company incorporated in Delaware on January 18, 2021 (“Merger Sub 1”) and Tailwind Merger Sub II, LLC, a wholly -owned subsidiary of the Company also incorporated in Delaware on January 18, 2021 (“Merger Sub 2”).

The registration statement for the Company’s Initial Public Offering was declared effective on June 8, 2020. On June 11, 2020, the Company consummated the Initial Public Offering of 41,400,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of the over-allotment option to purchase an additional 5,400,000 Units, at $10.00 per Unit, generating gross proceeds of $414,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 10,280,000 warrants (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, in a private placement to HEC Sponsor LLC (the “Sponsor”), generating gross proceeds of $10,280,000, which is described in Note 4.

Transaction costs amounted to $23,353,182, consisting of $8,280,000 of underwriting fees, $14,490,000 of deferred underwriting fees and $583,182 of other offering costs. At March 31, 2021 and December 31, 2020, cash of $377,294 and $1,178,377, respectively, was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on June 11, 2020, an amount of $414,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) which will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or less until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The initial stockholders have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until June 11, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all

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vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

As of March 31, 2021, the Company had $377,294 in its operating bank accounts, $414,275,432 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $1,072,980.

The Company intends to complete a Business Combination as further discussed in Note 6. However, in the absence of a completed Business Combination, the Company may require additional capital. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has determined that the liquidity condition of the Company raise substantial doubt about the Company’s ability to continue as a going concern through one year from the issuance date of the financial statements. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Amended and Restated Annual Report on Form 10-K for the period ended December 31, 2020 filed with the SEC on May 4, 2021. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the period ending December 31, 2020 or for any future periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

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Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.

Warrant and FPA Liabilities

The Company accounts for the Warrants and FPA (as defined below) in accordance with the guidance contained in ASC 815-40, under which the Warrants and FPA do not meet the criteria for equity treatment and

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must be recorded as liabilities. Accordingly, the Company classifies the Warrants and FPA as liabilities at their fair value and adjust the Warrants and FPA to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations. The fair value of the Public Warrants has been estimated using the Public Warrants’ quoted market price. The Private Placement Warrants and FPA are valued using a Modified Black Scholes Option Pricing Model.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, there are 34,693,585 and 33,657,472 shares of Class A common stock subject to possible redemption presented as temporary equity, outside of the stockholders’ equity section of the Company’s unaudited condensed consolidated balance sheets, respectively.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of March 31, 2021, the Company had a deferred tax asset of approximately $143,000, which had a full valuation allowance.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 30,980,000 shares of Class A common stock in the

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

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calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statements of operations includes a presentation of loss per share for common shares subject to possible redemption in a manner similar to the two-class method of loss per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account less franchise and income taxes, by the weighted average number of Class A redeemable common stock outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable common stock, net of applicable franchise and income taxes, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Three Months Ended March 31,	For the Period from February 6, 2020 (Inception) Through March 31,
	2021	2020
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest Income	$47,151	$—
Income and Franchise Tax	(47,151)	—

Net Earnings	$—	$—
Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	41,400,000	—
Basic and diluted net income per share, Class A	$—	$—
Non-Redeemable Class B Common Stock
Numerator: Net Income (Loss) minus Redeemable Net Earnings
Net Income (Loss)	10,361,129	(1,000)
Lees: Redeemable Net Earnings	$—	$—

Non-Redeemable Net Loss	10,361,129	$(1,000)
Denominator: Weighted Average Non-Redeemable Class A and B Common Stock
Non-Redeemable Class B Common Stock, Basic and Diluted	10,350,000	7,500,000
Basic and diluted net loss per share, Class B	$1.00	$0.00

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

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Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 41,400,000 Units, which includes the full exercise by the underwriters of their option to purchase an additional 5,400,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 10,280,000 Private Placement Warrants for an aggregate purchase price of $10,280,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In February 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 8,625,000 shares of the Company’s Class B common stock (the “Founder Shares”) for an aggregate price of $25,000. On May 20, 2020, the Sponsor transferred 25,000 Founder Shares to Amy Schulman, a director, and on June 3, 2020 the Sponsor transferred 25,000 shares to Thelma Duggin, a director, resulting in the Sponsor holding an aggregate of 8,575,000 Founder Shares. On June 8, 2020, the Company effected a 1:1.2 stock split of its Class B common stock, resulting an aggregate of 10,350,000 Founder Shares issued and outstanding, of which 10,300,000 Founder Shares are held by the Sponsor and 50,000 Founder Shares are held by the directors. All share and per-share amounts have been retroactively restated to reflect the stock split.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business

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Combination, or (y) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Promissory Note – Related Party

On February 6, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2020 or the consummation of the Initial Public Offering. The outstanding balance of $129,706 under the Promissory Note was repaid on June 12, 2020.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity. The warrants would be identical to the Private Placement Warrants. As of March 31, 2021, $2,586 was outstanding.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on June 8, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. For the three months ended March 31, 2021, the Company incurred $30,000. As of March 31, 2021 and December 31, 2020, $100,000 and $70,000, respectively, is included in accrued expenses in the accompanying condensed consolidated balance sheets.

Forward Purchase Agreement

The Company entered into a forward purchase agreement (the “FPA”) with HEC Master Fund LP (“HEC Master”) pursuant to which HEC Master has committed to purchase from the Company up to 5,000,000 forward purchase units (the “Forward Purchase Units”), consisting of one share of Class A common stock (the “Forward Purchase Shares”) and one-half of one warrant to purchase one share of Class A common stock (the “Forward Purchase Warrants” and together with the Forward Purchase Units and the Forward Purchase Shares, the “Forward Purchase Securities”), for $10.00 per unit, or an aggregate amount of up to $50,000,000, in a private placement that will close concurrently with the closing of a Business Combination. The proceeds from the sale of these Forward Purchase Units, together with the amounts available to the Company from the Trust Account (after giving effect to any redemptions of Public Shares) and any other equity or debt financing obtained by the

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MARCH 31, 2021

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Company in connection with the Business Combination, will be used to satisfy the cash requirements of the Business Combination, including funding the purchase price and paying expenses and retaining specified amounts to be used by the post-Business Combination company for working capital or other purposes. To the extent that the amounts available from the Trust Account and other financing are sufficient for such cash requirements, HEC Master may purchase less than 5,000,000 Forward Purchase Units. In addition, HEC Master’s commitment under the forward purchase agreement will be subject to approval, prior to the Company entering into a definitive agreement for the initial Business Combination, of its investment committee. Pursuant to the terms of the Forward Purchase Agreement, HEC Master will have the option to assign its commitment to one of its affiliates and up to $2,500,000 to members of the Company’s management team. The Forward Purchase Shares will be identical to the shares of Class A common stock included in the units sold in the Initial Public Offering, except that they will be subject to transfer restrictions and registration rights. The Forward Purchase Warrants will have the same terms as the Private Placement Warrants so long as they are held by HEC Master or its permitted assignees and transferees.

In connection with the signing of the Merger Agreement, the Company and HEC Master amended the Forward Purchase Agreement. Pursuant to the First Amendment to the Forward Purchase Agreement, dated January 12, 2021, HEC Master’s purchase obligations were amended such that HEC Master is obligated to purchase 2,500,000 Forward Purchase Units and backstop up to $25,000,000 of redemptions by HEC stockholders through the purchase of additional Forward Purchase Units, in each case valued at $10.00 per Forward Purchase Unit, in a private placement that will close concurrently with the closing of the Business Combination.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on June 8, 2020, the holders of the Founder Shares, Private Placement Warrants, Forward Purchase Securities and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants, Forward Purchase Warrants and warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

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Underwriting Agreement

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $8,280,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $14,490,000 in the aggregate. The deferred fee will be forfeited by the underwriters in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Merger Agreement

On January 12, 2021, Hudson Executive Investment Corp. (“HEC”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among HEC, Tailwind Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of HEC (“First Merger Sub”), Tailwind Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of HEC (“Second Merger Sub”) and GROOP Internet Platform, Inc., a Delaware corporation (“Talkspace”).

Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination”) by which, (i) First Merger Sub will merge with and into the Company with the Company being the surviving corporation in the merger (the “First Merger”) and (ii) Second Merger Sub will merge with and into the surviving corporation with Second Merger Sub being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing of the Transactions, the “Closing”).

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger:

(a)

All shares of common stock and preferred stock of the Company and all vested options exercisable for common stock of the Company, in each case, outstanding immediately prior to the effective time of the First Merger, will be cancelled in exchange for the right to receive, at the election of the holders thereof, a number of shares of common stock, par value $0.0001 per share, of HEC (“HEC Common Stock”) or a combination of shares of HEC Common Stock and cash, in each case, as adjusted pursuant to the Merger Agreement, which in the aggregate with the options to acquire common stock of the Company to be assumed by HEC in exchange for options to acquire HEC Common Stock, will equal to the Merger Consideration;

(b)

The maximum amount of cash (the “Closing Cash Consideration”) that may be paid to pre-closing holders of the Company’s stock and vested options pursuant to the foregoing is equal to (i) the amount of cash held by HEC in its trust account (after reduction for the aggregate amount of cash payable in respect of any HEC stockholder redemptions), plus (ii) the amounts received by HEC upon consummation of the PIPE Investment and the transactions contemplated under the HEC Forward Purchase Agreement (each as defined below), minus (iii) $250,000,000, minus (iv) the transaction expenses of the parties to the Merger Agreement;

(c)

The maximum number of shares of HEC Common Stock that may be issued to pre-closing holders of the Company’s stock and options, including HEC Common Shares underlying any assumed options, pursuant to the foregoing is equal to a number determined dividing (a) (i) the Merger Consideration minus (ii) the Closing Cash Consideration, minus (iii) the Sponsor Share Amount, minus (iv) the transaction expenses of the parties to the Merger Agreement, by (b) $10.00

Additionally, on January 12, 2021, concurrently with the execution of the Merger Agreement, HEC entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE

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MARCH 31, 2021

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Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 30,000,000 shares of HEC Common Stock for an aggregate purchase price equal to $300 million (the “PIPE Investment”). The PIPE Investment will be consummated substantially concurrently with the Closing. The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (i) the termination of the Merger Agreement in accordance with its terms, (ii) the mutual written agreement of the parties to such Subscription Agreement, (iii) the failure to satisfy any of the closing conditions set forth in such Subscription Agreements by the closing date, or (iv) the failure to close within seven months from the date of signing.

The parties to the Merger Agreement have made customary representations, warranties and covenants, including, among others, with respect to the conduct of the businesses of Talkspace and HEC during the period between execution of the Business Combination Agreement and the consummation of the Business Combination.

Legal Proceedings

On February 10, 2021, two purported shareholders of the Company filed actions against the Company and the members of the Company’s board relating to the Mergers. On March 10, 2021, the Company’s board received a stockholders demand letter against the Company and members of the Company’s board. In each case, the stockholders allege a variety of disclosure deficiencies in its proxy statement/prospectus and seek disclosures of additional information. The alleged omissions generally relate to (i) certain financial projections; (ii) certain valuation analyses performed by the Company and (iii) alleged conflicts of interest. Plaintiffs seek to enjoin the forthcoming shareholder vote on the Mergers unless and until the Company discloses the allegedly omitted material information summarized above. The plaintiffs also seek damages and attorneys’ fees.

The Company cannot predict the outcome of the lawsuits or demand letter or any others that might be filed subsequent to the date of the filing of its proxy statement/prospectus, nor can the Company predict the amount of time and expense that will be required to resolve the lawsuits and demand letter. The Company believes that the lawsuits and demand letter are without merit and intends to vigorously defend against them.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 6,706,415 and 7,742,528 shares of Class A common stock issued or outstanding, excluding 34,693,585 and 33,657,472 shares of Class A common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. At March 31, 2021 and December 31, 2020, there were 10,350,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination (including the Forward Purchase Shares but not the Forward Purchase Warrants), excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the Initial Public Offering and (b) 30 days after the completion of a Business Combination.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of an initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Redemptions of warrants when the price of Class A common stock equals or exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination (excluding any issuance of Forward Purchase Securities) at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At March 31, 2021, assets held in the Trust Account were comprised of $414,275,432 in money market funds, which are invested in U.S. Treasury Securities. At December 31, 2020, assets held in the trust account were comprised of $575 in money market funds and $414,232,051 in U.S. Treasury Bills. During the three months ended March 31, 2021 and the year ended December 31, 2020, the Company did not withdraw any interest income from the trust account.

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at March 31, 2021 and December 31, 2020 are as follows:

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
March 31, 2021	Money market funds	1	N/A	N/A	$414,275,432
December 31, 2020	U.S. Treasury Securities (Mature on 1/28/2021)	1	$414,228,281	$4,345	$414,232,626

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Level	March 31, 2021	December 31, 2020
Liabilities:
Warrant Liability – Public Warrants	1	$17,990,000	$35,604,000
Warrant Liability – Private Placement Warrants	3	$15,111,600	$17,990,000
FPA Liability	3	$1,650,000	$4,225,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the change in fair value of warrant liabilities in the statement of operations.

The Warrants are measured at fair value on a recurring basis. The Public Warrants were valued using the instrument’s publicly listed trading price as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.

The Private Placement Warrants were valued using a Modified Black Scholes Model, which is considered to be a Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of our common stock. The expected volatility of the Company’s common stock was determined based on the implied volatility of the Public Warrants and was estimated to be 10% before the expected business combination and 20% after the expected business combination.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Total Warrant Liabilities
Fair value as of January 1, 2021	$17,990,000	$35,604,000	$53,594,000
Change in fair value	(2,878,400)	(5,589,000)	(8,467,400)

Fair value as of March 31, 2021	$15,111,600	$30,015,000	$45,126,600

HUDSON EXECUTIVE INVESTMENT CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the period from June 11, 2020 through December 31, 2020 was $34,697,600, when the Public Warrants were separately listed and traded. There were no transfers between levels for the three months ended March 31, 2021.

The following table presents the changes in the fair value of FPA liability:

Private Placement
Fair value as of January 1, 2021	$4,225,000
Change in fair value	(2,575,000)

Fair value as of March 31, 2021	$1,650,000

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Groop Internet Platform Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Groop Internet Platform Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of comprehensive loss, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis of opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Kost Forer Gabbay & Kasierer

A Member of EY Global

We have served as the Company’s auditor since 2014.

Tel-Aviv, Israel

March 18, 2021

GROOP INTERNET PLATFORM INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,248	$39,632
Accounts receivable	5,914	897
Other current assets	1,515	820

Total current assets	20,677	41,349

Property and equipment, net	175	133
Restricted long-term bank deposit	—	447
Deferred issuance cost	692	—
Intangible assets, net	5,195	—
Goodwill	6,134	—
Total assets	$32,873	$41,929

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$7,901	$5,340
Deferred revenues	5,172	3,144
Accrued expenses and other current liabilities	7,416	1,762

Total current liabilities	20,489	10,246

CONVERTIBLE PREFERRED STOCK:
Convertible preferred stock (Series Seed, Seed-1, Seed-2, A, B, C and D) of 0.001 par value — Authorized: 84,389,164 shares at December 31, 2020 and 2019; Issued and outstanding: 83,395,815 shares at December 31, 2020 and 2019	111,282	111,282

STOCKHOLDERS’ DEFICIT:
Common stock of 0.001 par value — Authorized: 114,092,838 shares at December 31, 2020 and 2019, respectively; Issued and outstanding: 11,826,960 and 11,659,645 shares at December 31, 2020 and 2019, respectively	11	11
Additional paid-in capital	9,879	6,808
Accumulated deficit	(108,788)	(86,418)

Total stockholders’ deficit	(98,898)	(79,599)

Total liabilities, convertible preferred shares and stockholders’ deficit	$32,873	$41,929

The accompanying notes are an integral part of the consolidated financial statements.

GROOP INTERNET PLATFORM INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except share and per share data)

	Year ended December 31,
	2020	2019
Revenues	$76,190	$38,178
Cost of Revenues	26,353	18,042

Gross profit	49,837	20,136

Operating expenses:
Research and development	9,583	11,997
Clinical operations	4,332	4,672
Sales and marketing	47,705	27,536
General and administrative	10,199	5,359

Total operating expenses	71,819	49,564

Operating loss	21,982	29,428
Financial expenses (income), net	364	(350)

Loss before taxes on income	22,346	29,078
Taxes on income	24	8

Net loss	22,370	29,086

Other comprehensive income (loss)	—	—

Comprehensive loss	22,370	29,086

Net loss per share:
Basic and diluted net loss per share	$1.9	$2.59

Weighted average number of common shares used in computing basic and diluted net loss per share	11,779,604	11,219,242

The accompanying notes are an integral part of the consolidated financial statements.

GROOP INTERNET PLATFORM INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

U.S. dollars in thousands (except share and per share data)

	Convertible Preferred Stock		Common Stock
	Number of Shares Outstanding	Amount	Number of Shares Outstanding	Amount		Additional paid-in capital	Accumulated deficit	Total
Balance as of January 1, 2019	64,739,841	60,078	10,328,080	10		3,108	(57,332)	(54,214)
Issuance of series D convertible preferred stock, net of issuance costs	18,655,963	51,204	—	—		—	—	—
Exercise of stock options	—	—	1,331,565	1		296	—	297
Stock-based compensation	—	—	—	—		3,404	—	3,404
Net loss	—	—	—	—		—	(29,086)	(29,086)

Balance as of December 31, 2019	83,395,815	111,282	11,659,645	11		6,808	(86,418)	(79,599)
Exercise of stock options	—	—	167,315	*	)	94	—	94
Stock-based compensation	—	—	—	—		2,977	—	2,977
Net loss	—	—	—	—		—	(22,370)	(22,370)

Balance as of December 31, 2020	83,395,815	$111,282	11,826,960	$11		$9,879	$(108,788)	(98,898)

*)	Represents an amount lower than $1

The accompanying notes are an integral part of the consolidated financial statements.

GROOP INTERNET PLATFORM INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(22,370)	$(29,086)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	379	59
Stock-based compensation	2,977	3,404
Increase in accounts receivable	(5,017)	(840)
Increase in other current assets	(695)	(216)
Increase in accounts payable	2,561	3,277
Increase in deferred revenues	2,028	1,193
Increase in accrued expenses and other current liabilities	4,962	1,017

Net cash used in operating activities	(15,175)	(21,192)

Cash flows from investing activities:
Purchase of property and equipment	(126)	(138)
Cash paid in connection with acquisition	(10,685)	—
Purchase of an intangible asset	(939)	—
Proceeds from restricted long-term bank deposit	447	—

Net cash used in investing activities	(11,303)	(138)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock, net	—	51,204
Proceeds from exercise of stock options	94	297

Net cash provided by financing activities	94	51,501

Increase in cash and cash equivalents	(26,384)	30,171
Cash and cash equivalents at the beginning of the year	39,632	9,461

Cash and cash equivalents at the end of the year	$13,248	$39,632

Non-cash financing activity
Deferred issuance cost on credit	692	—

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1:	GENERAL

a.

Groop Internet Platform Inc. was incorporated in 2011 and its wholly owned subsidiaries Groop Internet Platform Ltd and Talkspace LLC (Groop Internet Platform Inc together with its subsidiaries, (the “Company”) is engaged in the operation of a virtual behavioral healthcare business that provides individuals and licensed therapists, psychologists and psychiatrists (“therapists”) with an online platform for one-on-one therapy delivered via messaging, audio and video using the brand name Talkspace.

b.

Over the past several years, the Company has devoted substantially most of its effort to research and development, product development and increasing revenues through additional investments in sales and marketing. The Company generated a loss of $22,370 and negative cash flow of $15,175 from operating activities in the twelve-month period ended December 31, 2020 and has an accumulated deficit of $108,788 as of December 31, 2020. The Company is planning to finance its operations from its existing and future working capital resources and to continue to evaluate additional sources of capital and financing. However, there is no assurance that additional capital and/or financing will be available to the Company, and even if available, whether it will be on terms acceptable to the Company or in amounts required. Accordingly, the Company’s Board approved a contingency plan, to be effected if needed, in whole or in part, at management’s sole discretion, to allow the Company to continue its operations and meet its cash obligations. The contingency plan consists of cost reduction, which include mainly the following steps: reduction in marketing expenses, headcount, compensation paid to key management personnel and capital expenditures. The Company and the Board believe that its existing capital resources will be adequate to satisfy its expected liquidity requirements for at least twelve months from the filing date. Subsequent to December 31, 2020, the Company entered into a credit and security line agreement to provide it additional liquidity options. Refer to Note 12b.

c.	The Company operates in one operating segment and substantially all of its revenues derive from customers located in the United States.

d.

The global pandemic associated with COVID-19 has caused major disruption to all aspects of the global economy and daily life in recent months, particularly as quarantine and stay-at-home orders have been imposed by all levels of government. The Company has followed guidance by the United States, Israeli and other applicable foreign and local governments to protect its employees and operations during the pandemic and has implemented a remote environment for its business. The Company cannot predict the potential impacts of the COVID-19 pandemic on its business or operations, but continuously monitors performance and other industry reports to assess the risk of future negative impacts as the disruptions of the COVID-19 pandemic continue to evolve.

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”).

a.	Use of estimates:

The preparation of consolidated financial statements, in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company evaluates its assumptions on an ongoing basis. The Company’s management believes that the estimates, judgment, and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

b.	Financial statements in U.S. dollars:

Most of the Company’s revenues and costs are denominated in United States dollar (“dollar”). The Company’s management believes that the dollar is the primary currency of the economic environment in which the Company and each of its subsidiaries operate. Thus, the dollar is the Company’s functional and reporting currency.

Accordingly, non-dollar denominated transactions and balances have been re-measured into the functional currency in accordance with Accounting Standard Codification (“ASC”) 830, “Foreign Currency Matters”. All transaction gains and losses from the re-measured monetary balance sheet items are reflected in the statements of comprehensive loss as financial income or expenses, as appropriate.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of Groop Internet Platform Inc. and its subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

d.	Cash and cash equivalents:

Cash equivalents are short-term unrestricted highly liquid investments that are readily convertible to cash and with original maturities of three months or less at acquisition.

e.	Restricted long-term bank deposit:

Restricted long-term bank deposit with maturities of more than one year represents a deposit for an office lease. Such deposit is stated at cost which approximates fair value.

f.	Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%
Computers	33
Electronic equipment	15

g.	Business combination:

The Company accounts for business combinations in accordance with ASC No. 805, “Business Combinations” (“ASC No. 805”). ASC No. 805 requires recognition of assets acquired, liabilities assumed, and any non-controlling interest at the acquisition date, measured at their fair values as of that date. The excess of the fair value of the purchase price over the fair values of the identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Acquisition related costs are expensed to the statement of operations in the period incurred.

h.	Goodwill and other intangible assets:

Goodwill reflects the excess of the consideration transferred, including the fair value of any contingent consideration and any non-controlling interest in the acquiree, over the assigned fair values of the identifiable net assets acquired. Goodwill is not amortized and tested for impairment at least on an annual basis, in the fourth quarter of the fiscal year.

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The goodwill impairment test is performed according to the following principles:

1.	An initial qualitative assessment may be performed to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount.

2.

If the Company concludes it is more likely than not that the fair value of the reporting unit is less than its carrying mount, a quantitative fair value test is performed. An impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value is recognized.

The Company has not recorded any impairment charges of goodwill during the year ended December 31, 2020.

Acquired identifiable finite-lived intangible assets are amortized on a straight-line basis or accelerated method over the estimated useful lives of the assets. The basis of amortization approximates the pattern in which the assets are utilized, over their estimated useful lives. The Company routinely reviews the remaining estimated useful lives of finite-lived intangible assets. In case the Company reduces the estimated useful life for any asset, the remaining unamortized balance is amortized or depreciated over the revised estimated useful life (see Note 4).

i.	Impairment of long-lived assets and intangible assets subject to amortization::

Property and equipment and intangible assets subject to amortization are reviewed for impairment in accordance with ASC No. 360, “Accounting for the Impairment or Disposal of Long-Lived Assets,” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. During the years ended December 31, 2020 and 2019, no impairment losses were recorded.

j.	Revenue recognition:

The Company recognizes revenues in accordance with ASC 606, “Revenue from Contracts with Customers”. As such, the Company identifies a contract with a customer, identifies the performance obligations in the contract, determines the transaction price, allocates the transaction price to each performance obligation in the contract and recognizes revenues when (or as) the Company satisfies a performance obligation.

A contract with a customer exists only when the parties to the contract have approved it and are committed to perform their respective obligations, the Company can identify each party’s rights regarding the distinct services to be transferred (“performance obligations”), the Company can determine the transaction price for the services to be transferred, the contract has commercial substance and it is probable that the Company will collect the consideration to which it will be entitled in exchange for the services that will be transferred to the customer.

The Company is operating a virtual behavioral healthcare business that connects individuals and licensed therapists, psychologists and psychiatrists (“therapists”) with an online platform for one-on-one therapy delivered via messaging, audio and video. Individuals access the Company’s services through the Company’s website or mobile app.

Revenues are recognized when the Company satisfies its performance obligation to perform its defined contractual obligations to provide virtual behavioral healthcare services. Revenue is recognized in an amount that reflects the consideration that is expected in exchange for the service rendered.

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Company provides its services directly to individuals, enterprises and health insurance organizations. Subscription fees that derived from individuals are prepaid and recognized as services over the subscription period.

The Company contracts with enterprises to provide access to its therapist platform for their employees, based on a per-member-per-month access fee model. Revenues from access fees are recognized ratably over the contractual term period.

The Company also contracts with health insurance organizations to provide its therapy services to their eligible insured members. Revenue is recognized at a point in time, as virtual therapy session is rendered.

The Company elected to use the practical expedient and recognize the incremental costs of obtaining contracts as an expense since the amortization period of the assets that the Company otherwise would have recognized is one year or less. Similarly, the Company does not disclose the value of unsatisfied performance obligations since the original expected duration of the contracts is one year or less.

The Company records contract liabilities as deferred revenues, when it receives payments from customers before performance obligations have been performed and satisfied. The Company recognizes deferred revenues as revenues in the comprehensive loss statement once performance obligations have been performed and satisfied. The balance of deferred revenues approximates the aggregate amount of the transaction price allocated to the unsatisfied performance obligations at the end of reporting period. The Company anticipates that it will satisfy all of its performance obligation associated with the deferred revenue within the prospective fiscal year.

The following table presents the Company’s revenues disaggregated by revenue source:

	Year ended December 31,
	2020	2019
Revenues from sales to unaffiliated customers:
Consumers	$61,586	$35,438
Commercial	14,604	2,740

Total	$76,190	$38,178

k.	Cost of revenues:

Cost of revenues consists of therapist payments and costs for cloud-based hosting and managing.

l.	Research and development expenses:

Research and development expenses are primarily the costs of the Company’s research and development personnel and other platform development related expenses. Research and development expenses are charged to expenses as incurred.

Software development expenses also include costs to develop software to be used solely to meet internal needs and applications used to deliver our services. These software development costs meet the criteria for capitalization once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended.

Development costs that meet the criteria for capitalization were not material to date.

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

m.	Clinical operations expenses:

Clinical operations expenses are associated with the Company’s network of therapists, such costs consist of recruiting, credentialing, onboarding, training, and performing ongoing quality assurance activities on the platform.

n.	Concentrations of credit risks:

Financial instruments that potentially subject the Company and its subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

The majority of the Company’s cash and cash equivalents are maintained in U.S. dollar. Generally, these cash and cash equivalents and deposits may be redeemed upon demand. Although the Company deposits its cash with multiple financial institutions in U.S. its deposits, at times, may exceed federally insured limits. Management believes that the financial institutions that hold the Company’s and its subsidiaries’ cash and cash equivalents are institutions with high credit standing, and accordingly, minimal credit risk exists with respect to these assets.

The Company’s accounts receivable are derived from sales to customers in the United States. Concentration of credit risk with respect to accounts receivable is limited by credit limits, ongoing credit evaluation and account monitoring procedures.

Accounts receivable are recorded at the invoiced amount and amounts for which revenue has been recognized but not invoiced, net of allowance for credit loss. The allowance for credit loss is based on the Company’s assessment of historical collection experience, customer creditworthiness, current and future economic condition and market condition. The Company regularly reviews the adequacy of the allowance for credit loss based on a combination of factors, including an assessment of the current customer’s aging balance, the nature and size of the customer, the financial condition of the customer, and the amount of any receivables in dispute. Accounts receivable deemed uncollectable are charged against the allowance for credit loss when identified. The allowance of credit loss was not material for the periods presented.

No single customer represented 10% or more of total revenue during the years ended December 31, 2020 and 2019. As of December 31, 2020, one customer represents 26.56% of the accounts receivable balance, as of December 31, 2020. As of December 31, 2019, three customers represent 25.7%, 12.57% and 10.82% of the accounts receivable balance, as of December 31, 2019.

o.	Accounting for stock-based compensation:

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation-Stock Compensation”. ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model.

The Company recognizes compensation expenses for the value of its awards granted based on the straight-line method over the requisite service period of each of the awards. The Company recognizes forfeitures of awards as they occur.

The Company selected the Black-Scholes-Merton option pricing model as the most appropriate model for determining the fair value for its stock options awards. The option-pricing model requires a number of assumptions, the most significant of which are the value of the Company’s common shares, the expected stock price volatility and the expected option term. Expected volatility was calculated based upon historical stock price movements of

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

similar publicly traded peer companies over the most recent periods ending on the grant date, equal to the expected term of the options. The expected term of options granted is calculated using the simplified method for “plain vanilla” stock options awards. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term to the expected term of the options. The Company has historically not paid dividends and has no plans to pay dividends in the foreseeable future.

The grant-date fair market value of the common shares underlying stock options has historically been determined by management with the assistance of third-party valuation specialists and approved by the Company’s board of directors. Because there has been no public market for the Company’s common shares, the Board of Directors exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair market value, which include important developments in the Company’s operations, the prices at which the Company sold shares of its convertible preferred shares, the rights, preferences and privileges of the Company’s convertible preferred shares relative to those of the Company’s common shares, actual operating results, financial performance and the lack of marketability of the Company’s common shares.

The fair value for options granted in 2020 and 2019 is estimated at the date of grant using a Black-Scholes-Merton options pricing model with the following weighted average assumptions:

	2020	2019
Dividend yield	0%	0%
Expected volatility	53.96%-66.55%	59.81%-64.61%
Risk-free interest rate	0.25%-1.45%	1.59%-2.41%
Expected term (years)	5.27-6.08	6.02-6.08

p.	Fair value of financial instruments:

The Company applies ASC 820, “Fair Value Measurements and Disclosures”. Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The hierarchy is broken down into three levels based on the inputs as follows:

Level 1:

Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2:	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3:	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

q.	Income taxes:

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined for temporary differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to amounts more likely than not to be realized. The Company accrues interest related to unrecognized tax benefits on its taxes on income.

ASC 740 contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative basis) likely to be realized upon ultimate settlement. The Company classifies interest related to unrecognized tax benefits in taxes on income.

As of December 31, 2020 and 2019, the Company did not record any provision for uncertain tax positions.

r.	Basic and diluted loss per share:

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between shares of common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its convertible preferred shares to be participating securities as the holders of the convertible preferred shares would be entitled to dividends that would be distributed to the holders of shares of common stock, on a pro-rata basis assuming conversion of all convertible preferred shares into shares of common stock. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of shares of shares of common stock outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of shares of common stock are anti-dilutive.

s.	Advertising expenses:

Advertising costs are expensed when incurred and are included in selling and marketing expenses in the accompanying consolidated statements of comprehensive loss. Advertising expenses include all campaigns to the Company’s platform and amounted to $31,534 and $18,915 for the years ended December 31, 2020 and 2019, respectively.

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

t.	Impact of recently adopted accounting standards:

As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflects this election.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires entities to estimate an expected lifetime credit loss on financial assets ranging from short-term trade accounts receivable to long-term financings and report credit losses using an expected losses model rather than the incurred losses model that was previously used, and establishes additional disclosures related to credit risks. The Company adopted the standard beginning January 1, 2020. The adoption of the standard did not have an impact on the Company’s consolidated financial statements and related disclosures. The Consolidated Financial Statements for the year ended December 31, 2020 are presented under the new standard, while comparative periods presented are not adjusted and continue to be reported in accordance with the Company’s historical accounting policy.

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amended guidance simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the amended guidance, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying value, and an impairment charge is recognized for the amount by which the carrying value exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to that reporting unit. Additionally, the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets should be disclosed.

The Company adopted this standard prospectively effective January 1, 2020. The adoption of this standard did not have an impact on the Company’s consolidated financial statements.

u.	Recently issued accounting pronouncements not yet adopted:

In February 2016, the FASB issued ASU 2016-02, Topic 842 “Leases”. This ASU clarifies the definition of a lease and requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. In November 2019, the FASB issued ASU 2019-10 which extends the effective date of ASU 2016-02 for non-public business entities, including smaller reporting companies, to fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Company is currently assessing the impact of the adoption of this standard on its consolidated financial statements.

NOTE 3:	ACQUISITION

On November 1, 2020, the Company completed an acquisition of the operation of Lasting, an app-based subscription for relationship and couple counseling for a total cash consideration of $10,685. In addition, the Company entered into a non-competition agreement for a total consideration of $939, which was recorded as an intangible asset and amortized over a period of 3.17 years (refer to Note 4).

NOTE 3:	ACQUISITION (Cont.)

In addition, the Company incurred acquisition-related costs in a total amount of $177. Acquisition-related costs include legal, accounting, consulting fees and other external costs directly related to the acquisition.

Purchase price allocation:

Under business combination accounting principles, the total purchase price was allocated to Lasting’s intangible assets based on their estimated fair values as set forth below. The excess of the purchase price over the identifiable intangible assets was recorded as goodwill.

The purchase price allocation for the acquisition has been determined at the follows:

	Fair value	Amortization period (years)
Intangible assets:
Technology	$3,201	7.17
Customer relationship	1,350	1.33
Goodwill	6,134	infinite

Total purchase price	$10,685

In performing the purchase price allocation, the Company considered, among other factors, analysis of historical financial performance, the best use of the acquired assets and estimates of future performance of Lasting’s operations. In its allocation, applying the income approach, the Company determined the fair values of the Lasting technology and the non-competition agreement. The acquired customer relationship was determined based on the cost approach.

Pro forma results of operations related to this acquisition have not been prepared because they are not material to the Company’s consolidated statements of operations.

NOTE 4:	INTANGIBLE ASSETS, NET

a.	Intangible assets are comprised of the following:

	Year ended December 31,
	2020	2019
Intangible assets with finite lives:
Acquired technology	$3,201	$—
Customer relationship	1,350	—
Non-Competition agreement	939	—

	5,490	$—

Accumulated amortization:
Acquired technology	75	—
Customer relationship	170	—
Non-Competition agreement	50	—

	295	—

Intangible assets, net	$5,195	$—

NOTE 4:	INTANGIBLE ASSETS, NET (Cont.)

Amortization expenses for the year ended December 31, 2020 was $295.

b.	Future amortization expenses for the years ending:

December 31,
2021	$1,759
2022	907
2023	743
2024	446
2025 and thereafter	1,340

$5,195

NOTE 5:	FAIR VALUE MEASUREMENT

The Company measures its warrants liability at fair value on a recurring basis and classifies such as Level 3. The inputs related to the Company’s share prices were determined based on management’s assumptions and based on the Option Pricing Model (“OPM”). The fair value of the underlying preferred share price was determined by the board of directors, considering among others, a third-party valuation. The warrant liability fair value measurement as of December 31, 2020 and 2019 was $444 and $98, respectively. Revaluation of the fair value of warrants amounted to $346 in the year ended December 31, 2020.

NOTE 6:	COMMITMENTS AND CONTINGENT LIABILITIES

a.	Lease commitments:

The Company’s Israeli subsidiary leases its operating facilities under a non-cancelable operating lease agreement, which expires on July 31, 2021. Future minimum commitments under this lease as of December 31, 2020, is $16.

Rent expenses under the operating leases for the years ended December 31, 2020 and 2019 were $494 and $591, respectively.

b.	Litigation:

From time to time, the Company is party to various legal proceedings, claims and litigation that arise in the normal course of business. It is the opinion of management the ultimate outcome of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

c.	Warranties and Indemnification

The Company’s arrangements generally include certain provisions for indemnifying Clients against liabilities if there is a breach of a Client’s data or if the Company’s service infringes a third party’s intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications.

The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by the Company, arising out of that person’s services as a director or officer or that person’s services provided to any other company or enterprise at the Company’s request. The Company maintains director and officer liability insurance coverage that would generally

NOTE 6:	COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

enable it to recover a portion of any future amounts paid. The Company may also be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.

NOTE 7:	CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Convertible preferred stock

Convertible preferred stock consists of the following:

	December 31, 2020 and 2019
	Issue Price	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
Seed	$0.3275	3,435,000	3,434,999	$1,112	$1,125
Seed-1	0.3036	7,812,250	7,812,248	2,340	2,372
Seed-2	0.3624	3,311,260	3,311,260	1,150	1,200
Series A	0.5842	16,014,920	16,014,920	9,316	9,356
Series B	1.0413	14,741,184	14,405,065	14,934	15,000
Series C	1.5839	19,761,349	19,761,349	31,226	31,300
Series D	2.7515	19,313,201	18,655,974	51,204	51,332

Total		84,389,164	83,395,815	$111,282	$111,685

On May 15, 2019 the Company entered into a series D convertible preferred stock purchase agreement, with certain existing and new investors. Pursuant to which the Company issued a total amount of 18,655,974 series D preferred Shares of $0.001 par value each, at a total consideration of $51,204 (net of issuance expenses of $128).

During 2019, certain common stockholders (including employees or former employees) sold the Company’s common stock in secondary market transactions to new and existing investors of the Company. 4,600,863 common stock were sold for an aggregate consideration of $11,394 at a price of $2.48 per share. The incremental value between the sale price and the fair value of the common stock at each date of sale resulted in stock-based compensation expense recorded under operating expenses in the amount of $2,621 for the year ended December 31, 2019.

The holders of convertible preferred stock have various rights and preferences, including the following:

Liquidation Rights

In the event of any liquidation event, either voluntary or involuntary, or Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation), the holders of Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock (together, the “Senior Preferred Stock”) shall be entitled to receive, out of the assets of the Company, the applicable liquidation preference specified for each share of preferred stock then held by them before any payment shall be made or any assets distributed to the holders of Series Seed Preferred Stock or Common Stock (the “Senior Preferred Preference”). Following the payment of the Senior Preferred Preference, the holders of Series Seed Preferred Stock shall be entitled to receive, out of the assets of the Company, the applicable liquidation preference specified for each share of Series Seed Preferred Stock then held by them before any payment shall be made or any assets distributed to the holders of Common Stock (the “Series Seed Preference”). The liquidation preference is $0.3275 per share for Series Seed Preferred

NOTE 7:	CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (Cont.)

Stock, $0.3036 per share for Series Seed-1 Preferred Stock, $0.3624 per share of Series Seed-2 Preferred Stock, $0.5842 per share of Series A Preferred Stock, $1.0413 per share of Series B Preferred Stock, $1.5839 per share of Series C Preferred Stock, and $2.7515 per share of Series D Preferred Stock, each adjusted for any stock splits, combinations, and reorganizations, plus all declared and unpaid dividends on each such share.

If upon the liquidation event (or Deemed Liquidation Event), the assets to be distributed among the holders of the Senior Preferred Stock are insufficient to permit the payment to such holders of the full Senior Preferred Preference for their shares, then the holders of shares of Senior Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts, which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid the full preferential amount. If upon the liquidation event (or Deemed Liquidation Event), the assets to be distributed among the holders of the Series Seed Preferred Stock are insufficient to permit the payment to such holders of the full Series Seed Preference for their shares, then the holders of shares of Series Seed Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts, which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid the full preferential amount.

After the payment to the holders of preferred stock of the full preferential amounts specified above, any remaining assets of the Company shall be distributed pro rata among the holders of Common Stock.

Optional Conversion Rights

Shares of any series of preferred stock shall be convertible, at the option of the holder thereof and without payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the original issue price for such series divided by the conversion price for such series, as adjusted for any stock splits, combinations, reorganizations and applicable dilutive issuances, in effect on the date of the conversion. In addition, the conversion price for each series of preferred stock will be reduced upon certain issuances by the Company of Common Stock for consideration per share that is less than the conversion price applicable to such series.

Automatic Conversion

Each share of preferred stock shall automatically be converted into shares of Common Stock at the then effective conversion price for such share immediately upon either (i) the closing of the sale of shares of Common Stock to the public at a price of at least $4.8151 per share (before deduction of the underwriting discount and commissions and subject to appropriate adjustments), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000 of proceeds, before deduction of the underwriting discount and commissions, to the Company, (ii) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, that is approved by the holders of at least a majority of the then outstanding shares of Senior Preferred Stock, which shall include the holders of 55% of the outstanding shares of Series D Preferred Stock, or (iii) the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Senior Preferred Stock, voting together as a single class and on an as-converted basis, which (A) shall include the holders of a majority of the outstanding shares of each of the Series C Preferred

NOTE 7:	CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (Cont.)

Stock and Series D Preferred Stock, if such conversion is not made in connection with a Deemed Liquidation Event, and (B) shall include the holders of at least 70% of the outstanding shares of Series C Preferred Stock and the holders of 55% of the outstanding shares of Series D Preferred Stock, if such conversion is made in connection with a Deemed Liquidation Event.

Dividend Rights

Holders of any series of Senior Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, noncumulative dividends at the rate per annum of 6% of the applicable original issue price per share from and after the applicable date of issuance of such shares, for such shares of such series of Senior Preferred Stock, on a pari passu basis with each holder of Senior Preferred Stock and in preference to any dividend on Series Seed Preferred Stock and Common Stock. Following satisfaction of the foregoing preference in respect of Senior Preferred Stock, holders of Series Seed Preferred Stock shall be entitled to receive, when, as and if declared by the Board, noncumulative dividends at the rate per annum of 6% of the original issue price per share of Series Seed Preferred Stock from and after August 8, 2013, for such shares of Series Seed Preferred Stock. After satisfaction of the foregoing dividend preferences, any remaining dividends shall be distributed to all holders of Common Stock on a pro-rata basis (treating the preferred stock on as as-if converted basis).

Voting Rights

Each holder of preferred stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of preferred stock held by such holder could then be converted as of the record date for determining stockholders entitled to vote on such matter.

The holders of record the shares of Series A Preferred Stock, exclusively and as a single class, shall be entitled to elect one director of the Company. The holders of record the shares of Series B Preferred Stock, exclusively and as a single class, shall be entitled to elect one director of the Company. The holders of record the shares of Series C Preferred Stock, exclusively and as a single class, shall be entitled to elect one director of the Company. The holders of record the shares of Series D Preferred Stock, exclusively and as a single class, shall be entitled to elect one director of the Company. The holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Company. The holders of record of the shares of Common Stock and Preferred Stock, exclusively and voting as a single class, shall be entitled to elect any remaining directors of the Company.

Redemption Rights

The preferred stock is not redeemable at the option of the Company or any holder or holders thereof. The preferred stock is contingently redeemable if the Company does not effect a dissolution of the Company after the occurrence of certain events constituting a Deemed Liquidation Event.

Common stock

Common stock-holders have equal rights including voting rights and rights to dividends. The shares confer upon their holders the right to receive, upon the winding up of the Company, a sum equal to their nominal value, and certain other rights, all as are specified in the Company’s Amended and Restated Certificate of Incorporation.

NOTE 8:	EQUITY INCENTIVE PLAN

The Company adopted the Groop Internet Platform Inc. 2014 Global Share Incentive Plan (the “Option Plan”) pursuant to which incentive and nonqualified stock options and stock purchase rights

NOTE 8:	EQUITY INCENTIVE PLAN (Cont.)

to purchase the Company’s common stock may be granted to officers, employees, directors, consultants and service providers. As of December 31, 2020, 889,046 common shares are reserved for issuance under the Option Plan, as amended. The Option Plan is administered by the Company’s board of directors (the “Plan Administrator”). The Plan Administrator determines the exercise price and vesting schedules for stock options granted under the Option Plan on the date of grant. Stock option grants generally vest over a four-year period and generally have contractual terms of ten years.

A summary of the Company’s stock option activity to employees, directors and service providers and related information is as follows:

	Year ended December 31, 2020
	Number of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at beginning of year	13,841,065	0.61	7.37	10,655
Granted	5,152,687	1.37
Exercised	(167,315)	0.56
Forfeited	(728,622)	1.22

Outstanding at end of year	18,097,815	0.80	6.76	134,094

Exercisable at end of year	11,161,876	0.52	5.51	85,856

The weighted-average grant-date fair value of stock options granted to employees during the years ended December 31, 2020 and 2019, was $1.92 and $0.78 per share, respectively.

The following table sets forth the total stock-based compensation expense included in the respective components of operating expenses in the consolidated statements of comprehensive loss:

	Year ended December 31,
	2020	2019
Research and development	$229	$768
Clinical Operations	102	401
Sales and Marketing	1,568	182
General and administrative	1,078	2,053

Total stock-based compensation expense	$2,977	$3,404

As of December 31, 2020, there was $9,337 of total unrecognized compensation cost related to non-vested options that are expected to be recognized over a period of up to 4 years.

Warrants to financial institutions

As of December 31, 2020, there were 60,000 outstanding warrants to purchase the Company’s common stock for a price of $0.44 per share. These warrants were issued in 2017 and will expire in 2027.

As of December 31, 2020, there were 50,881 outstanding warrants to purchase the Company’s preferred D stock for a price of $2.75 per share. These warrants were issued in 2019 and will expire in 2029. The Company accounted for the warrants as a liability at fair value. The fair value of the warrants as of December 31, 2020 amounted to $444.

NOTE 9:	NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders for the periods presented:

	Year ended December 31,
	2020	2019
Numerator:
Net loss	$22,370	$29,086

Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	11,779,604	11,219,242

Net loss per share attributable to common stockholders, basic and diluted	$1.9	$2.59

The following were excluded from the calculation of diluted loss per share since it would have an anti-dilutive effect: 83,395,815 shares of convertible preferred stock, 18,097,815 stock options, 60,000 warrants to the Company’s common stock and 50,881 warrants to the Company’s series D convertible preferred stock.

NOTE 10:	TAXES ON INCOME

a.	Domestic:

Groop Internet Platform Inc., together with its U.S. subsidiary, is taxed under the tax laws of the United States and the statutory enacted corporate income tax rate for the years ended December 31, 2020 and 2019 is approximately 21%.

As of December 31, 2020, the Company has U.S. federal and state tax loss carry-forward of approximately $97,000 and $105,000, respectively, which if unused will begin to expire 2032.

Utilization of U.S. net operating losses may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

b.	Israeli taxation:

Taxable income is subject to a 23% Israeli corporate tax rate in 2020 and 2019.

NOTE 10:	TAXES ON INCOME (Cont.)

c.	Deferred taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets consist of operating loss carryforwards and other temporary differences. The components of the net deferred tax assets are as follows:

	Year ended December 31,
	2020	2019
Net operating loss carryforwards	$25,778	$22,679
Other temporary differences	1,297	6

Total gross deferred tax assets	27,075	22,685
Valuation allowance	(27,075)	(22,685)

Total deferred tax assets	$—	$—

d.	Loss (income) before taxes is comprised as follows:

	Year ended December 31,
	2020	2019
Domestic	$22,415	$29,127
Foreign	(69)	(49)

	$22,346	$29,078

e.	A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year ended December 31,
	2020	2019
Loss before income taxes	$22,346	$29,078
Statutory tax rate	21%	21%
Theoretical tax benefit	4,692	6,106
Increase (decrease) in effective tax rate due to:
State taxes, net of federal benefit	1,106	1,508
Permanent differences	(586)	(591)
Valuation allowance	(4,390)	(7,015)
Other	(95)	—

Actual income taxes	$—	$8

f.	Tax assessments:

The US entity has not received final tax assessments since its incorporation.

The Israeli subsidiary tax assessments filed by the Company through the 2014 are considered final.

NOTE 11:	EMPLOYEE BENEFIT PLAN

The Company has established a 401(k) plan that qualifies as a deferred compensation arrangement under Section 401 of the Internal Revenue Code. All U.S. employees over the age of 21 are eligible

NOTE 11:	EMPLOYEE BENEFIT PLAN (Cont.)

to participate in the plan. The Company contributes 100% of eligible employee’s elective deferral up to 4% of eligible earnings. The Company made matching contributions to participants’ accounts totaling $319 and $264 during the years ended December 31, 2020 and 2019, respectively.

NOTE 12:	SUBSEQUENT EVENTS

a.

On January 12, 2021, the Company, Hudson Executive Investment Corp. (“HEIC”), a special purpose acquisition company sponsored by Hudson Executive Capital LP, Tailwind Merger Sub I, Inc. (“First Merger Sub”), a direct, wholly owned subsidiary of HEIC, and Tailwind Merger Sub II, LLC (“Second Merger Sub”), a direct, wholly owned subsidiary of HEIC, entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which (1) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger, and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of HEIC. Upon closing of the Mergers, HEIC will change its name to Talkspace, Inc. Talkspace, Inc.’s common stock and warrants are expected to be listed on the Nasdaq under the symbols “TALK” and “TALKW,” respectively. The transaction values the Company at an initial enterprise value of $1,400,000 and will provide Talkspace, Inc. with $250,000 of cash, to be used as growth capital.

The Mergers will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, HEIC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Mergers will be treated as the equivalent of the Company issuing stock for the net assets of HEIC, accompanied by a recapitalization. The net assets of HEIC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Mergers will be those of the Company.

The closing of the Mergers is subject to the satisfaction or waiver of certain closing conditions contained in the Merger Agreement.

b.

On March 15, 2021, the Company entered into a credit and security agreement (the “Credit Agreement) by and among, the Company and Talkspace Network LLC, as borrowers (each and collectively, jointly and severally, “Borrower”) and JPMorgan Chase Bank, N.A. and the other loan parties party thereto to provide Borrower with a term loan of up to $15,000, which is available to be drawn in a period of twelve months. The term loan will be required to be repaid within thirty-six months, beginning twelve months from the effective date of the Credit Agreement. In addition, under the Credit Agreement Borrower was provided with a credit line of up to $5,000, available for a period of two years from the effective date of the Credit Agreement.

Under the Credit Agreement, Borrower is required to maintain a minimum 85% of the net revenue disclosed in the annual projections. The loans bear interest at a per annum rate equal to (x) in respect of each term loan, the greater of (i) the prime rate plus the Applicable Margin or (ii) 4.75%, and (y) in respect of each revolving loan, the greater of (i) the prime rate plus the Applicable Margin or (ii) 3.75%. “Applicable Margin” is (x) in respect of each term loan, 1.50% per annum and (y) in respect of each revolving loan, 0.50% per annum.

In accordance with the Credit Agreement entered into on March 15, 2021, the Company issued a warrant (the “Warrant”) to JPMorgan Chase Bank, N.A. to purchase 114,454 shares at an exercise price of $0.01 per share in the case that, prior to June 30, 2021, the Company has neither (i) closed the Mergers nor (ii) received net proceeds of at least twenty million dollars

NOTE 12:	SUBSEQUENT EVENTS (Cont.)

($20,000) in connection with the issuance of additional equity interests. If the Company either closes the Mergers or receives such net proceeds from an equity issuance prior to June 30, 2021, the Warrant will be exercisable for zero shares and will automatically terminate. Otherwise, the Warrant will be exercisable until March 15, 2031 unless earlier terminated by the lender.

GROOP INTERNET PLATFORM INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

U.S. dollars in thousands (except share and per share data)

	March 31, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,772	$13,248
Accounts receivable	7,580	5,914
Other current assets	2,766	1,515

Total current assets	20,118	20,677

Property and equipment, net	472	175
Deferred issuance costs	3,440	692
Intangible assets, net	4,755	5,195
Goodwill	6,134	6,134

Total assets	$34,919	$32,873

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$16,830	$7,901
Deferred revenues	8,050	5,172
Accrued expenses and other current liabilities	7,958	7,416

Total current liabilities	32,838	20,489

CONVERTIBLE PREFERRED STOCK:
Convertible preferred stock (Series Seed, Seed-1, Seed-2, A, B, C and D) of 0.001 par value — Authorized: 84,389,164 shares at March 31, 2021 and December 31, 2020; Issued and outstanding: 83,395,815 shares at March 31, 2021 and December 31, 2020	111,282	111,282

STOCKHOLDERS’ DEFICIT:
Common stock of 0.001 par value — Authorized: 114,092,838 shares at March 31, 2021 and December 31, 2020; Issued and outstanding: 12,430,874 and 11,826,960 shares at March 31, 2021 and December 31, 2020, respectively	12	11
Additional paid-in capital	12,313	9,879
Accumulated deficit	(121,526)	(108,788)

Total stockholders’ deficit	(109,201)	(98,898)

Total liabilities, convertible preferred stock and stockholders’ deficit	$34,919	$32,873

The accompanying notes are an integral part of the consolidated financial statements.

GROOP INTERNET PLATFORM INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)

U.S. dollars in thousands (except share and per share data)

	Three months ended March 31,
	2021	2020
Revenues	$27,157	$11,120
Cost of Revenues	9,814	5,410

Gross profit	17,343	5,710

Operating expenses:
Research and development	2,964	2,728
Clinical operations	2,077	877
Sales and marketing	22,251	8,918
General and administrative	2,608	1,114

Total operating expenses	29,900	13,637

Operating loss	12,557	7,927
Financial expenses (income), net	173	(30)

Loss before taxes on income	12,730	7,897
Taxes on income	8	3

Net loss	12,738	7,900

Other comprehensive income (loss)	—	—

Comprehensive loss	12,738	7,900

Net loss per share:
Basic and diluted net loss per share	$1.05	$0.67

Weighted average number of common shares used in computing basic and diluted net loss per share	12,134,482	11,728,768

The accompanying notes are an integral part of the consolidated financial statements.

GROOP INTERNET PLATFORM INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT (Unaudited)

U.S. dollars in thousands (except share and per share data)

Three months ended March 31, 2020:

	Convertible Preferred Stock		Common Stock			Additional paid-in capital	Accumulated deficit	Total
	Number of Shares Outstanding	Amount	Number of Shares Outstanding	Amount
Balance as of December 31, 2019	83,395,815	$111,282	11,659,645	11		6,808	(86,418)	(79,599)
Exercise of stock options	—	—	107,574	*	)	54	—	54
Stock-based compensation	—	—	—	—		401	—	401
Net loss	—	—	—	—		—	(7,900)	(7,900)

Balance as of March 31, 2020	83,395,815	$111,282	11,767,219	$11		7,263	(94,318)	(87,044)

Three months ended March 31, 2021:

	Convertible Preferred Stock		Common Stock		Additional paid-in capital	Accumulated deficit	Total
	Number of Shares Outstanding	Amount	Number of Shares Outstanding	Amount
Balance as of December 31, 2020	83,395,815	$111,282	11,826,960	$11	$9,879	$(108,788)	(98,898)
Exercise of stock options	—	—	603,914	1	796	—	797
Stock-based compensation	—	—	—	—	1,513	—	1,513
Issuance of warrants	—	—	—	—	125	—	125
Net loss	—	—	—	—	—	(12,738)	(12,738)

Balance as of March 31, 2021	83,395,815	$111,282	12,430,874	$12	$12,313	$(121,526)	(109,201)

*)	Represents an amount lower than $1

The accompanying notes are an integral part of the consolidated financial statements.

GROOP INTERNET PLATFORM INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

U.S. dollars in thousands

	Three months ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(12,738)	$(7,900)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	462	18
Stock-based compensation	1,513	401
Increase in accounts receivable	(1,666)	(599)
Increase in other current assets	(1,076)	(297)
Increase in accounts payable	7,030	190
Increase in deferred revenues	2,878	642
Decrease in accrued expenses and other current liabilities	(282)	(252)

Net cash used in operating activities	(3,879)	(7,797)

Cash flows from investing activities:
Purchase of property and equipment	(319)	(4)

Net cash used in investing activities	(319)	(4)

Cash flows from financing activities:
Payment of deferred issuance costs	(75)	—
Proceeds from exercise of stock options	797	54

Net cash provided by financing activities	722	54

Decrease in cash and cash equivalents	(3,476)	(7,747)
Cash and cash equivalents at the beginning of the period	13,248	39,632

Cash and cash equivalents at the end of the period	$9,772	$31,885

Non-cash financing activity:
Deferred issuance costs	2,673	—
Issuance of warrant and other costs related to the Credit Agreement	175	—

The accompanying notes are an integral part of the consolidated financial statements.

GROOP INTERNET PLATFORM INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

U.S. dollars in thousands (except share and per share data)

NOTE 1:-	GENERAL

a.

Groop Internet Platform Inc. was incorporated in 2011 and its wholly owned subsidiaries Groop Internet Platform Ltd and Talkspace LLC (Groop Internet Platform Inc together with its subsidiaries, (the “Company”)) is engaged in the operation of a virtual behavioral healthcare business that provides individuals and licensed therapists, psychologists and psychiatrists (“therapists”) with an online platform for one-on-one therapy delivered via messaging, audio and video using the brand name Talkspace.

b.

Over the past several years, the Company has devoted substantially most of its effort to research and development, product development and increasing revenues through additional investments in sales and marketing. The Company generated a loss of $12,738 and negative cash flow of $3,879 from operating activities in the three-month period ended March 31, 2021 and has an accumulated deficit of $121,526 as of March 31, 2021. The Company is planning to finance its operations from its existing and future working capital resources and to continue to evaluate additional sources of capital and financing. However, there is no assurance that additional capital and/or financing will be available to the Company, and even if available, whether it will be on terms acceptable to the Company or in amounts required. Accordingly, the Company’s Board approved a contingency plan, to be effected if needed, in whole or in part, at its discretion, to allow the Company to continue its operations and meet its cash obligations. The contingency plan consists of cost reduction, which include mainly the following steps: reduction in marketing expenses, headcount, compensation paid to key management personnel and capital expenditures. The Company and the Board believe that its existing capital resources will be adequate to satisfy its expected liquidity requirements for at least twelve months from the filing date.

c.	The Company operates in one operating segment and substantially all of its revenues derive from customers located in the United States.

d.

The global pandemic associated with COVID-19 has caused major disruption to all aspects of the global economy and daily life in recent months, particularly as quarantine and stay-at-home orders have been imposed by all levels of government. The Company has followed guidance by the United States, Israeli and other applicable foreign and local governments to protect its employees and operations during the pandemic and has implemented a remote environment for its business. The Company cannot predict the potential impacts of the COVID-19 pandemic on its business or operations, but continuously monitors performance and other industry reports to assess the risk of future negative impacts as the disruptions of the COVID-19 pandemic continue to evolve.

e.

On November 1, 2020, the Company completed an acquisition of the operation of Lasting, an app-based subscription for relationship and couple counseling for a total cash consideration of $10,685. In addition, the Company entered into a non-competition agreement for a total consideration of $939, which was recorded as an intangible asset.

f.

On January 12, 2021, the Company, Hudson Executive Investment Corp. (“HEIC”), a special purpose acquisition company sponsored by Hudson Executive Capital LP, Tailwind Merger Sub I, Inc. (“First Merger Sub”), a direct, wholly owned subsidiary of HEIC, and Tailwind Merger Sub II, LLC (“Second Merger Sub”), a direct, wholly owned subsidiary of HEIC, entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which (1) First Merger Sub will merge with and into the Company (the “First Merger”), with the

NOTE 1:-	GENERAL (Cont.)

Company surviving the First Merger, and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of HEIC.

The Mergers will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, HEIC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Mergers will be treated as the equivalent of the Company issuing stock for the net assets of HEIC, accompanied by a recapitalization. The net assets of HEIC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Mergers will be those of the Company.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”).

a.	Basis of presentation:

The unaudited consolidated financial statements and accompanying notes have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In management’s opinion, the unaudited consolidated financial statements reflect all adjustments of a normal recurring nature that are necessary for a fair presentation of the results for the interim periods presented. The Company’s interim period results do not necessarily indicate the results that may be expected for any other interim period or for the full fiscal year.

The significant accounting policies applied in the annual consolidated financial statements of the Company as of December 31, 2020, have been applied consistently in these unaudited consolidated financial statements, unless otherwise stated.

b.	Use of estimates:

The preparation of consolidated financial statements, in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company evaluates its assumptions on an ongoing basis. The Company’s management believes that the estimates, judgment, and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

c.	Impact of recently issued accounting standards:

As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflects this election.

In February 2016, the FASB issued ASU 2016-02, Topic 842 “Leases”. This ASU clarifies the definition of a lease and requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. In November 2019, the FASB issued ASU

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2020-05 which extends the effective date of ASU 2016-02 for non-public business entities, including smaller reporting companies, to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted.

The Company adopted ASC 842 on January 1, 2021 and did not restate comparative periods. In addition, the Company elected the available practical expedients on adoption.

The Company determines if an arrangement is a lease at inception. Lease classification is governed by five criteria in ASC 842-10-25-2. If any of these five criteria is met, the Company classifies the lease as a finance lease. Otherwise, the Company classifies the lease as an operating lease. As of March 31, 2021, all arrangements were classified as operating leases.

Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities in the consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at the commencement date to determine the present value of the lease payments. Operating lease expenses are recognized on a straight-line basis over the lease term.

The new standard also provides practical expedients for an entity’s ongoing accounting. The Company elected the short-term lease recognition exemption for all leases with a term shorter than 12 months. This means that for those leases, the Company does not recognize ROU assets or lease liabilities, including not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition, but recognizes lease expenses over the lease term on a straight-line basis. The Company also elected the practical expedient to not separate lease and non-lease components for all of the Company’s leases.

The Company does not currently have any leases with terms in excess of 12 months. The Company adopted this ASU with no impact on its financial statements or related footnotes.

d.	Revenue recognition:

The Company is operating a virtual behavioral healthcare business that connects individuals and licensed therapists, psychologists and psychiatrists (“therapists”) with an online platform for one-on-one therapy delivered via messaging, audio and video. Individuals access the company’s services through the Company’s website or mobile app.

The Company provides these services directly to individuals through a subscription plan. The Company also contracts with health plans and other enterprises to provide its services to individuals who are qualified to receive access to the Company’s services through the Company’s commercial arrangements.

The following table presents the Company’s revenues disaggregated by revenue source:

	Three months ended March 31,
	2021	2020
Revenues from sales to unaffiliated customers:
Consumers	$18,564	$9,759
Commercial	8,593	1,361

Total	$27,157	$11,120

NOTE 3:-	FAIR VALUE MEASUREMENT

The Company measures its warrants liability at fair value on a recurring basis and classifies such as Level 3. The inputs related to the Company’s share prices were determined based on management’s assumptions and based on the Option Pricing Model (“OPM”). The fair value of the underlying preferred share price was determined by the board of directors, considering among others, a third-party valuation. The warrant liability fair value measurement as of March 31, 2021 and December 31, 2020 was $609 and $444, respectively.

NOTE 4:-	BORROWING ARRANGEMENTS

On March 15, 2021, the Company entered into a credit and security agreement (the “Credit Agreement”) by and among, the Company and Talkspace Network LLC, as borrowers (each and collectively, jointly and severally, “Borrower”) and JPMorgan Chase Bank, N.A. and the other loan parties party thereto to provide Borrower with a term loan of up to $15,000, which is available to be drawn in a period of twelve months. The term loan will be required to be repaid within thirty-six months, beginning twelve months from the effective date of the Credit Agreement. In addition, under the Credit Agreement Borrower was provided with a credit line of up to $5,000, available for a period of two years from the effective date of the Credit Agreement.

Under the Credit Agreement, Borrower is required to maintain a minimum 85% of the net revenue disclosed in the annual projections. The loans bear interest at a per annum rate equal to (x) in respect of each term loan, the greater of (i) the prime rate plus the Applicable Margin or (ii) 4.75%, and (y) in respect of each revolving loan, the greater of (i) the prime rate plus the Applicable Margin or (ii) 3.75%. “Applicable Margin” is (x) in respect of each term loan, 1.50% per annum and (y) in respect of each revolving loan, 0.50% per annum.

As of March 31, 2021, the Company did not have any outstanding borrowings under the Credit Agreement. On May 7, 2021, the Company borrowed $6,000 under the Credit Agreement to provide for additional liquidity. Following the May 7, 2021 borrowing, the Company had a remaining borrowing capacity of $14,000 under the Credit Agreement.

In accordance with the Credit Agreement entered into on March 15, 2021, the Company issued a warrant (the “Warrant”) to JPMorgan Chase Bank, N.A. to purchase 114,454 shares at an exercise price of $0.01 per share in the case that, prior to June 30, 2021, the Company has neither (i) closed the Mergers nor (ii) received net proceeds of at least twenty million dollars ($20,000) in connection with the issuance of additional equity interests. If the Company either closes the Mergers or receives such net proceeds from an equity issuance prior to June 30, 2021, the Warrant will be exercisable for zero shares and will automatically terminate. Otherwise, the Warrant will be exercisable until March 15, 2031 unless earlier terminated by the lender. During the three months ended March 31, 2021, the Company recorded $125 in additional paid-in capital related to the estimated value of the issued warrant.

During the three months ended March 31, 2021, the Company recorded debt issuance costs of $175 which comprised of $50 in upfront fees and $125 for the issued warrant. These costs will be amortized over the term of the Credit Agreement. The upfront fees were included in accrued expenses as of March 31, 2021.

NOTE 5:-	COMMITMENTS AND CONTINGENT LIABILITIES

a.	Litigation:

From time to time, the Company is party to various legal proceedings, claims and litigation that arise in the normal course of business. It is the opinion of management the ultimate outcome of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

NOTE 5:-	COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

b.	Warranties and Indemnification

The Company’s arrangements generally include certain provisions for indemnifying Clients against liabilities if there is a breach of a Client’s data or if the Company’s service infringes a third party’s intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications.

The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by the Company, arising out of that person’s services as a director or officer or that person’s services provided to any other company or enterprise at the Company’s request. The Company maintains director and officer liability insurance coverage that would generally enable it to recover a portion of any future amounts paid. The Company may also be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.

NOTE 6:-	CONVERTIBLE PREFERRED STOCK

Convertible preferred stock

Convertible preferred stock consists of the following:

	March 31, 2021 and December 31, 2020
	Issue Price	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
Seed	$0.3275	3,435,000	3,434,999	$1,112	$1,125
Seed-1	0.3036	7,812,250	7,812,248	2,340	2,372
Seed-2	0.3624	3,311,260	3,311,260	1,150	1,200
Series A	0.5842	16,014,920	16,014,920	9,316	9,356
Series B	1.0413	14,741,184	14,405,065	14,934	15,000
Series C	1.5839	19,761,349	19,761,349	31,226	31,300
Series D	2.7515	19,313,201	18,655,974	51,204	51,332

Total		84,389,164	83,395,815	$111,282	$111,685

NOTE 7:-	EQUITY INCENTIVE PLAN

The Company adopted the Groop Internet Platform Inc. 2014 Global Share Incentive Plan (the “Option Plan”) pursuant to which incentive and nonqualified stock options and stock purchase rights to purchase the Company’s common stock may be granted to officers, employees, directors, consultants and service providers. As of March 31, 2021, 201,427 common shares are reserved for issuance under the Option Plan, as amended. The Option Plan is administered by the Company’s board of directors (the “Plan Administrator”). The Plan Administrator determines the exercise price and vesting schedules for stock options granted under the Option Plan on the date of grant. Stock option grants generally vest over a four-year period and generally have contractual terms of ten years.

NOTE 7:-	EQUITY INCENTIVE PLAN (Cont.)

A summary of the Company’s stock option activity to employees, directors and service providers and related information is as follows:

	Three months ended March 31, 2021
	Number of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at the beginning of the period	18,097,815	0.80	6.76	134,094
Granted	743,156	8.21
Exercised	(603,914)	1.32
Forfeited	(45,537)	1.33

Outstanding at the end of the period	18,191,520	1.08	6.57	178,736

Exercisable at the end of the period	11,847,077	0.56	5.40	122,569

The weighted average grant date fair value of stock options granted to employees during the periods ended March 31, 2021 and 2020 was $7 and $0.73 per share, respectively.

The following table sets forth the total stock-based compensation expense included in the respective components of operating expenses in the consolidated statements of comprehensive loss:

	Three months ended March 31,
	2021	2020
Research and development	$172	$29
Clinical Operations	71	4
Sales and Marketing	877	165
General and administrative	393	203

Total stock-based compensation expense	$1,513	$401

As of March 31, 2021, there was $12,545 of total unrecognized compensation cost related to non-vested options that are expected to be recognized over a period of up to 4 years.

Warrants to financial institutions

As of March 31, 2021, there were 60,000 outstanding warrants to purchase the Company’s common stock for a price of $0.44 per share. These warrants were issued in 2017 and will expire in 2027.

As of March 31, 2021, there were 50,881 outstanding warrants to purchase the Company’s preferred D stock for a price of $2.75 per share. These warrants were issued in 2019 and will expire in 2029. The Company accounted for these warrants as a liability at fair value. The fair value of the warrants as of March 31, 2021 amounted to $609.

For warrant issued in respect of the Credit Agreement, refer to Note 4.

NOTE 8:-	NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders for the periods presented:

	Three months ended March 31,
	2021	2020
Numerator:
Net loss	$12,738	$7,900

Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	12,134,482	11,728,768

Net loss per share attributable to common stockholders, basic and diluted	$1.05	$0.67

The following were excluded from the calculation of diluted loss per share since it would have an anti-dilutive effect: 83,395,815 shares of convertible preferred stock, 18,191,520 stock options, 60,000 warrants to the Company’s common stock and 50,881 warrants to the Company’s series D convertible preferred stock.

NOTE 9:-	TAXES ON INCOME

As a result of the Company’s history of net operating losses (“NOL”), the Company has provided for a full valuation allowance against its deferred tax assets for assets that are not more-likely-than-not to be realized.

The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the recognition of valuation allowance in respect of deferred taxes relating to accumulated net operating losses carried forward due to the uncertainty of the realization of such deferred taxes.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock and warrants being registered hereby.

Securities and Exchange Commission registration fee	$151,366.41
Accounting fees and expenses	*
Legal fees and expenses	*
Financial printing and miscellaneous expenses	*
Total	*

* These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all direct and indirect costs, fees and expenses of any type or nature whatsoever, including all other disbursements, obligations or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be witness in, settlement or appeal of, or otherwise participating in any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding. The indemnification agreements also require us to advance, to the extent not prohibited by law, all direct and indirect costs, fees and expenses that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2018, we have made sales of the following unregistered securities:

•

On February 14, 2020, the Sponsor purchased an aggregate of 8,625,000 of Class B common stock, in exchange for a capital contribution of $25,000 at an average purchase price of approximately $0.003 per share.

•

On June 8, 2020, HEC effected a 1:1.2 stock split of its Class B common stock, resulting in an aggregate of 10,350,000 founder shares issued and outstanding, of which 10,300,000 founder shares are held by the Sponsor and 50,000 founder shares are held by certain former directors of HEC.

•	On June 11, 2020, we issued 10,280,000 warrants, at a price of $1.00 per warrant, to the Sponsor concurrently with the closing of our IPO;

•

On June 22, 2021, we issued 30,000,000 shares of common stock to certain qualified institutional buyers and accredited investors that agreed to purchase such shares in connection with the Business Combination for aggregate consideration of $300,000,000; and

•

On June 22, 2021, pursuant to the HEC Forward Purchase Agreement, we issued to HEC Fund 5,000,000 forward purchase units, consisting of one share of HEC’s Class A common stock and one-half of one warrant to purchase one share of HEC’s Class A common stock, for $10.00 per unit, or an aggregate amount of $50,000,000.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 16. Exhibits and Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Exhibit No.	Description

2.1†	Agreement and Plan of Merger, dated as of January 12, 2021, by and among Hudson Executive Investment Corp., Tailwind Merger Sub I, Inc., Tailwind Merger Sub II, LLC, and Groop Internet Platform, Inc. (d/b/a Talkspace) (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 (File No. 333-252638) filed on February 2, 2021).

3.1	Second Amended and Restated Certificate of Incorporation of Talkspace, Inc. (incorporated by reference to Exhibit 3.1) to the Current Report on Form 8-K filed on June 22, 2021).

3.2	By-Laws of Talkspace, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on June 22, 2021).

4.1	Warrant Agreement, dated as of June 8, 2020, by and between Continental Stock Transfer & Trust Company and Hudson Executive Investment Corp. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on June 11, 2020).

4.2	Specimen Warrant Certificate of the Registrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-238583) filed on June 5, 2020).

4.3	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-4 (File No. 333-252638) filed on May 20, 2021).

5.1	Opinion of Latham & Watkins LLP.

10.1+	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on June 22, 2021).

10.2	Amended and Restated Registration Rights Agreement, by and among Talkspace, Inc. and the holders party thereto (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on June 22, 2021).

10.3+	Non-Employee Director Compensation Program (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on June 22, 2021).

10.4+	Employment Offer Letter, dated as of June 22, 2021, by and between Talkspace, Inc. and Oren Frank (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on June 22, 2021).

10.5+	Employment Offer Letter, dated as of June 22, 2021, by and between Talkspace, Inc. and Mark Hirschhorn (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on June 22, 2021).

10.6+	Employment Offer Letter, dated as of June 22, 2021, by and between Talkspace, Inc. and Roni Frank (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on June 22, 2021).

10.7+	2021 Incentive Award Plan (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on June 22, 2021).

10.7(a)+	Form of Stock Option Agreement under the Talkspace, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.7(a) to the Current Report on Form 8-K filed on June 22, 2021).

10.7(b)+	Form of Restricted Stock Unit Agreement under the Talkspace, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.7(b) to the Current Report on Form 8-K filed on June 22, 2021).

10.8+	2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed on June 22, 2021)

10.9+	Executive Severance Plan (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed on June 22, 2021)

10.10+	2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed on June 22, 2021)

16.1	Letter from WithumSmith+Brown, PC. to the Securities and Exchange Commission (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed on June 22, 2021).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K filed on June 22, 2021).

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23.2	Consent of WithumSmith+Brown, PC.

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

†

The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

+	Indicates a management contract or compensatory plan.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York City, New York, on July 2, 2021.

TALKSPACE, INC.

By:	/s/ Oren Frank
	Name:	Oren Frank
	Title:	Chief Executive Officer

Each person whose signature appears below constitutes and appoints each of Oren Frank and Mark Hirschhorn, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in- fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on July 2, 2021.

Signature	Title

/s/ Oren Frank Oren Frank	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Mark Hirschhorn Roni Frank	President, Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Douglas L. Braunstein Douglas L. Braunstein	Chairman and Director

/s/ Jeffrey M. Crowe Jeffrey M. Crowe	Director

/s/ Roni Frank Roni Frank	Director

/s/ Erez Shachar Erez Shachar	Director

/s/ Curtis Warfield Curtis Warfield	Director

Signature	Title

/s/ Jacqueline Yeaney Jacqueline Yeaney	Director

/s/ Charles Berg Charles Berg	Director

/s/ Madhu Pawar Madhu Pawar	Director